As filed with the Securities and Exchange Commission on April 2, 2013

Registration No. 333-184691

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

Amendment No. 2 to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KABUSHIKI KAISHA UBIC
(Exact name of registrant as specified in its charter)

UBIC, INC.
(Translation of registrant's name into English)

Japan (State or other jurisdiction of Incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	Not Applicable (IRS Employer Identification Number)

Meisan Takahama Building
2-12-23, Kounan
Minato-ku, Tokyo 108-0075
Japan
+81 (0) 3-5463-6344
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Naritomo Ikeue, President
UBIC North America, Inc.
3 Lagoon Drive, Suite 180
Redwood City, CA 94065
(650) 654-7664
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael S. Turner, Esq. DLA Piper LLP (US) 33 Arch Street, 26th Floor Boston, MA 02110 Tel: (617) 406-6014 Fax: (617) 406-6114	Jack I. Kantrowitz, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 335-4845 Fax: (212) 884-8645	Yvan-Claude J. Pierre, Esq. William N. Haddad, Esq. Reed Smith LLP 599 Lexington Avenue New York, NY 10022 Tel: (212) 521-5400 Fax: (212) 521-5450

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement has been declared effective.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee

Common stock(4)	$44,156,928	$6,023(5)

Underwriters' warrants to purchase common stock, represented by American depositary shares(6)	—	—

Common stock, represented by American depositary shares, underlying underwriters' warrants (7)(8)	$1,843,072	$252

Total	$46,000,000	$6,275

(1)
Estimated solely for the purpose of computing the amount of registration fee in accordance with Rule 457(o) under the Securities Act.

(2)
Includes common stock initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the common stock are first bona fide offered to the public.

(3)
Includes shares subject to the underwriters' option to purchase additional shares.

(4)
Includes shares subject to the underwriters' option to purchase additional shares. American depositary shares evidenced by American depositary receipts issuable upon deposit of shares of common stock registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-187520). Each American depositary share represents                        of one share of common stock.

(5)
Previously paid.

(6)
No registration fee is required pursuant to Rule 457(g) under the Securities Act.

(7)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(8)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 120% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriters' warrants is $1,843,072, which is equal to 120% of $1,535,893 (4% of $38,397,329).

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated April 2, 2013

PROSPECTUS

UBIC, Inc.

                            American Depositary Shares
Representing                            Shares of Common Stock

        This is the initial public offering of American Depositary Shares, or ADSs, representing our common stock. Each ADS represents                        of one share of our common stock, deposited with The Bank of New York Mellon, as depositary. The ADSs may be evidenced by American Depositary Receipts, or ADRs.

        Prior to this offering, there has been no public market for the ADSs. We expect that the initial public offering price of the ADSs will be between $                        and $                         per ADS. We have applied for the listing of the ADSs on the Nasdaq Global Market under the symbol "UBIC."

        Our common stock currently is listed on the Mothers Marketplace of the Tokyo Stock Exchange under stock code number 2158. On                                    , 2013, the last reported sale price of our common stock on the Tokyo Stock Exchange was ¥                per share.

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for future filings.

        Investing in the ADSs involves risks. See the section entitled "Risk Factors" beginning on page 12 for a description of various risks you should consider in evaluating an investment in the ADSs.

	Per ADS	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
The underwriters will receive compensation in addition to the underwriting discount. See "Underwriting" on page 123 of this prospectus for a description of the compensation payable to the underwriters.

        We have granted the underwriters an option to purchase up to an additional            ADSs at the initial public offering price, less the underwriting discount, within 45 days from the date of this prospectus to cover overallotments, if any.

        We have also agreed to issue to the underwriters warrants to purchase up to an aggregate of 4% of the ADSs sold in this offering. The warrants will have an exercise price equal to 120% of the public offering price of the ADSs sold in this offering.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the ADSs to purchasers on or about                                    , 2013.

Maxim Group LLC	The Benchmark Company

The date of this prospectus is                        , 2013

        You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus. We and the underwriters are offering to sell ADSs and seeking offers to buy ADSs only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of ADSs.

i

PROSPECTUS SUMMARY

        The following summary highlights information contained in this prospectus and should be read in conjunction with the more detailed information contained in this prospectus and the consolidated financial statements and related notes appearing elsewhere in this prospectus. Before you decide to invest in the ADSs, you should read the entire prospectus carefully, including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Position and Results of Operations" and our audited and unaudited financial statements and the related notes included elsewhere in this prospectus.

        For convenience, certain amounts in Japanese yen have been converted to United States dollars at the daily exchange rate announced by the Federal Reserve Bank of New York on December 31, 2012, which was $1.00 = ¥86.64. For other information, see "Conventions Applicable to This Prospectus."

        Unless the context requires otherwise or we specifically indicate otherwise, the information in this prospectus assumes that the underwriters do not exercise their over-allotment option. Unless otherwise indicated, all share and per share numbers in the prospectus have been retroactively adjusted to reflect a two-for-one stock split of our common stock effected on October 1, 2011 and a two-for-one stock split effected on April 1, 2012, as if both such stock splits had occurred on April 1, 2009.

Company Overview

        We are a leading provider of Asian-language eDiscovery solutions and services. We have extensive eDiscovery and forensic experience and expertise with information documented in Japanese, Korean, Chinese as well as English, and we apply this expertise in connection with litigations, administrative proceedings and investigations. Our clients include leading law firms, corporate legal departments and government agencies. We serve these clients from our offices in Japan, the United States, South Korea, Taiwan and Hong Kong.

        We assist clients involved in cross-border litigation, administrative proceedings and internal investigations, including those related to antitrust investigations, intellectual property (IP) litigation, the Foreign Corrupt Practices Act (FCPA) and product liability (PL) investigations. The particular matters in which we are engaged by clients typically involve Asian language information. A particular challenge of eDiscovery involving Asian-language information is the accurate electronic recognition of Japanese, Korean and Chinese characters and the organization of the collected information in a format that can be effectively and efficiently reviewed and identified as relevant to the particular investigation. For example, when most conventional eDiscovery technologies are applied to Asian language content, the result is garbled text or otherwise inaccurate outputs. However, we believe our proprietary Lit i View™ eDiscovery solution accurately handles Asian-language characters, encoding schemes and native file systems. Lit i View also streamlines and consolidates our and our clients' workflows. Our recently launched Legal Cloud™ hosting solution complements and integrates with Lit i View and helps to address the substantial complexity and cost associated with these international investigations and litigations. Because of the flexible, comprehensive and integrated nature of our solutions, we can address the entire electronic discovery reference model (EDRM) life-cycle in connection with these matters, which we believe enables us to optimize outcomes and provide significant cost savings to our clients.

        We have assisted clients in more than 250 administrative and legal proceedings in the United States, including Department of Justice (DOJ), International Trade Commission (ITC) and Securities and Exchange Commission (SEC) investigations, and more than 500 corporate investigations in Japan, South Korea, China and Singapore.

        We achieved strong and significantly improved financial results in the three years ended March 31, 2012, with total revenue increasing to ¥5,136.2 million (or $59.3 million) in the year ended March 31,

2012, compared with ¥2,686.1 million (or $31.0 million) in the year ended March 31, 2011, and ¥1,098.2 million (or $12.7 million) in the year ended March 31, 2010. Over the same period, we also achieved increased profitability, with net income increasing to ¥1,370.6 million (or $15.8 million) in the year ended March 31, 2012, compared with ¥787.8 million (or $9.1 million) in the year ended March 31, 2011, and a loss of ¥418.3 million (or $4.8 million) in the year ended March 31, 2010.

        However, in the nine months ended December 31, 2012, our total revenue, operating income and net income declined significantly compared to the nine months ended December 31, 2011. In the nine months ended December 31, 2012, our total revenue was ¥3,542.3 million ($40.9 million) compared with ¥3,784.0 million in the nine months ended December 31, 2011, our operating income was ¥851.5 million ($9.8 million) compared with ¥1,894.5 million in the same period in the previous year and our net income was ¥536.0 million ($6.2 million) compared with ¥1,054.7 million in the same period in the previous year. Our revenue decline was due essentially to a decrease in revenue from the manual review services of our core eDiscovery business, partly offset by an increase in other services of our eDiscovery business, including data collection, process/analysis, production, data hosting, and forensic services. Revenue from the non-manual review services of our core eDiscovery business increased ¥887.4 million ($10.2 million), or 51.7%, to ¥2,604.1 million ($30.1 million) in the nine months ended December 31, 2012 from ¥1,716.7 million in the comparable period in the previous year, while revenue from our manual review services revenue declined by ¥1,190.8, or 62.7%, to ¥707.0 million ($8.2 million) in the nine months ended December 31, 2012 from ¥1,897.8 million in the same period in the previous year. We believe that the cause of this decrease in revenue from manual review services was the determination by certain of our Asian law firm clients to perform manual review (and to bring related revenue) "in-house," while continuing to utilize our other eDiscovery services. Our operating income decreased by 55.1% to ¥851.5 million ($9.8 million) in the nine months ended December 31, 2012 from ¥1,894.5 million in the nine months ended December 31, 2011, due mainly to this decrease in our total revenue, combined with a significant increase in depreciation and amortization expenses due to an increase in our capitalized technology investment and in selling, general and administrative expenses, as we aggressively invested to build our core infrastructure and manpower to support future growth. This increase in selling, general and administrative expenses is part of our efforts to expand our capabilities and infrastructure to match the rapid growth of our business, especially over the last three years. Our investment focused on advancing our technology, global operating capability and capacity, and overall infrastructure to be ready for further expansion of our business in each market we serve.

Industry Overview

        eDiscovery solutions enable organizations to identify, preserve, collect, process, review, analyze and produce data in order to meet compliance, records management and/or legal discovery requirements. Data is collected from numerous sources that include email, text-based files, images, databases, audio files, web sites, computer applications and other corporate repositories, as well as smartphones, tablets, thumb storage drives and personal computers. The growth of data among businesses has continued to rise at an extraordinary rate. According to an IDC Digital Universe Survey in 2011, the amount of digital information created, captured or replicated worldwide every year will grow from 1.8 trillion gigabytes in 2011 to 7.9 trillion gigabytes in 2015, a compound annual growth rate (CAGR) of 45%. While email remains the primary application driving eDiscovery growth, we believe there is also dramatic growth being driven by content from Microsoft SharePoint, social media services, instant messaging (IM) and SMS text messaging.

        eDiscovery is fundamentally different from paper-based evidence discovery primarily because of the much higher volume of electronic information produced and maintained by businesses and other organizations. For example, enterprise information stored in one personal computer is equivalent to an estimated four to six thousand boxes of printed material. Because of the sheer volume of information that must be analyzed in investigations or other legal matters, it is extremely challenging to investigate archives of electronic information manually. Accordingly, in order to achieve success in a lawsuit and avoid sanctions, we believe that attorneys must employ an automated process to analyze this trove of information, identifying and producing only information relevant to the matter. Providing only relevant documents is a very important consideration for organizations, which generally prefer to keep confidential those documents and other materials they are not legally required to produce.

        We believe, based upon research analysts' reports, that total eDiscovery revenue relating to U.S. lawsuits was $3.3 billion in 2009, and will grow to an estimated $5.7 billion in 2013, or a CAGR of approximately 14.6%. The Gartner, Inc. 2012 Magic Quadrant for E-Discovery Software report estimates that the world's enterprise eDiscovery software market (excluding value added services) was $1.0 billion in 2010, and will grow at a CAGR of approximately 16% through 2015. In addition to these software revenues, Gartner also estimates that by 2013, value added services represented by software-as-a-service (SaaS) and business process utilities will account for 75% of the total eDiscovery revenue derived from the processing, review, analysis and production of electronically stored information (ESI).

UBIC's Competitive Advantages

        We have designed our products and services to provide comprehensive solutions to meet the challenges of managing eDiscovery and electronic data forensic investigations. The principal ways in which our solutions address these challenges include:

  •
  Accurate Processing of Asian-language Characters. Our proprietary text mining technology allows us to accurately handle Asian-language (as well as English) characters, encoding schemes and native file systems. Our solutions and services allow us to accurately assess and convert different Asian-language character sets into the traditional Unicode Transformation Format (UTF), and also convert, as necessary, into several other complex encoding schemes which are frequently utilized by Asian companies, thus maintaining the fidelity of the search methodology and preserving the integrity and nuance of the underlying information. Many competitive solutions first translate Asian-language information to English and ASCII format which can result in garbled text and/or lack of accuracy. Processing and analysis is then conducted on this translated information, which, in our experience, often is inaccurate and obscures or eliminates subtleties and nuances that are often critical to the legal assessment and applicability of the information.

  •
  Speed, Efficiency and Cost Effectiveness. Our solutions and services enable a process that permits the automated identification of relevant text and documents in Asian languages, including Japanese, Chinese and Korean, thus reducing the number of steps in the review process and thereby providing significant savings in time and cost of document review; because our solutions more accurately identify Asian characters and documents responsive to the search, we reduce the number of documents that need to be manually handled and reviewed by persons, and we are less likely to fail to identify an important document. These benefits are further amplified by the comprehensive and integrated nature of our solutions.

  •
  Technology Assisted Review. Technology assisted review (TAR) is the use of software tools, increasingly comprised of artificial intelligence-based predictive coding, to perform mechanical document review. TAR reduces the amount of manual review of data produced in the collection process, which is traditionally the most expensive phase of the eDiscovery process. We believe that our TAR is very effective in Asian-language document review and our product development efforts incorporate all of our experience and know-how with TAR into our main platform, Lit i View. Our TAR applies our proprietary algorithms that progressively predict and refine the automated work flow involved in TAR by accurately increasing the review weight of relevant documents. These proprietary algorithms are designed to bring our "recall rate" (the accuracy rate of identifying information relevant to a particular TAR) to 90% or better, which results in noticeable improvements in the efficiency of our review work as a whole, and significant savings in time and expense for our clients.

  •
  Seamless Interaction with Numerous Software Applications. Since our inception in 2003, our solutions and services have been continuously expanded, tested, improved and refined as a result of our extensive experience and technical knowledge and skills accumulated in analyzing electronic data of Asian companies. The design of our solutions enables us to work seamlessly with more than 20 software applications, including Microsoft Outlook and several unique email applications to produce documents without garbled text and also capture responsive documents that could be missed by many of our competitors. This is particularly important to existing and prospective Asian clients given the larger range of email and office software programs and protocols in general use in Asia than in the United States.

  •
  Multiple Convenient Data Processing Sites. We believe we are the only eDiscovery provider with a data processing center in each of Japan, South Korea and Taiwan. Thus, we can conduct the entire process of eDiscovery in Asia and avoid sending non-responsive electronic data to law firms or other parties in the United States, thereby potentially making such confidential and proprietary data subject to the jurisdiction of U.S. courts. Additionally, we believe the proximity of our data processing sites to many of our clients enables us to secure and process information more quickly than our competitors.

  •
  Flexible and Scalable Cloud Hosting Service. While we have been able to host data in a traditional Cloud environment, we have recently introduced our Legal Cloud solution that features a flexible and scalable Cloud data hosting capability, and employs a secure, Internet-enabled storage solution that enables authorized users across the globe to access data and collaborate in connection with an investigation or litigation. Our Cloud hosting technology helps to address the problem of rising complexity and cost from the growth and dispersion of electronic data volumes and the extended duration of many investigations and litigations. Our Cloud hosting service coupled with our experience in handling large volumes of data enables us to deliver our eDiscovery solutions in a flexible and cost-efficient manner.

  •
  Expanded Electronic Data Forensic Investigations. We have adapted the technology that we developed in the area of electronic data forensic investigations, including the provision of solutions and services to government, police and military agencies, to create powerful eDiscovery solutions and services; in turn, the expertise we have developed in our eDiscovery business, such as how to construct electronic searches that yield the most accurate and complete results, have enabled us to further develop our consulting and audit services and to improve our electronic data forensic investigations, tools and training.

Our Growth Strategy

        Our objective is to enhance our position as a leading provider of eDiscovery and electronic data forensics solutions and services in Asia, as well as significantly increase our provision of these solutions and services in the United States, which we believe is the world's largest and most advanced market for these services. Key elements of our strategy include:

  Expand our presence and direct sales in the United States

        Our most important corporate priority is to continue to expand our business in the United States. We plan to continue to increase our sales, marketing and business development efforts in the United States in order to enhance awareness of our litigation and eDiscovery solutions, not only for our current target market of Asian companies operating in the United States, but also for U.S. companies with Asian subsidiaries and operations. To the extent these sales and marketing efforts are successful, we believe they may have a positive impact on our manual review-related revenues.

        In 2007, we opened our first office in the United States in Silicon Valley. In 2011 and 2012, respectively, we opened offices in Reston, Virginia to serve the Washington DC area, and New York City, which we view as two of the most important legal markets in the United States. From our United States offices, our most senior executives and sales personnel, including our Executive Vice-President, Chief Operating Officer and Director, Naritomo Ikeue, are executing on this important corporate priority of expanding our United States business.

  Broaden and develop strategic relationships

        We plan to continue to expand our existing relationships and develop new relationships with United States and international law firms, litigation consultants and other providers of eDiscovery and electronic data forensics solutions and services that would benefit from our leading technology solutions for Asian-language eDiscovery. We believe that these types of strategic relationships will allow us to expand our reach with global enterprises, especially those based in the United States, and improve our insight into emerging industry trends. We plan to materially increase our marketing efforts with and to these prospective strategic partners.

  Extend our technology leadership and solution management services

        While we believe that Lit i View is the leading solution for Asian-language eDiscovery, we plan to continue to enhance our solution. Traditionally, eDiscovery has been problematic and expensive because labor-intensive manual review of the large volume of materials gathered by electronic means has proven to be costly. Nevertheless, providers of eDiscovery solutions, including ourselves, had to rely on human labor, as there was no alternative. Our TAR technology combines the concepts and techniques of predictive coding with unique algorithms to provide an eDiscovery solution that significantly reduces review-cycle time and cost without sacrificing accurate results. With our TAR technology, we believe we are in a leading position regarding the use of technology in providing the right solutions for the eDiscovery market's needs. We plan to enhance our existing solutions and introduce and improve our solutions and services to address emerging trends and regulatory requirements, and target new market opportunities. We have made and will continue to make investments in technology to introduce new versions of our solutions that incorporate innovative features, improved functionality and address unique business requirements. We also plan to continue to create, refine and deliver innovative service offerings that provide faster deployment of our solutions and services, and more accurate and complete results, and thus add more value to our clients. We believe our Lit i View and Legal Cloud solutions are examples of our technology innovation.

  Expand to new geographies

        Given the success of our expansion beyond Japan to the United States, Hong Kong, South Korea and Taiwan, we plan to expand our sales and marketing efforts to other geographies, including the European Union and China. Global business expansion has increased the incidence of investigations and lawsuits related to such matters as antitrust, intellectual property infringement and other data intensive matters. We believe that, while most countries do not have the same eDiscovery mandates as the United States, enterprises in the European Union, China and other geographies operate in a way that can expose them to the reach of United States' lawsuits and the scrutiny of antitrust authorities of the United States and the European Union. In particular, the competition and antitrust departments of the European Union have become increasingly active and are demanding access to a broader range of documents as part of their investigations.

  Pursue strategic acquisitions

        We may pursue acquisitions that we believe will provide solutions and/or technologies that are complementary to our current offerings or accelerate our international expansion. We continually seek to enhance and expand the functionality of our solutions and in the future we may pursue acquisitions that will enable us to offer more comprehensive functionality to clients. We currently have no plans, proposals or arrangements with respect to any acquisition.

Corporate History and Structure

        We were formed in 2003 and initially focused on importing and selling computer forensics tools within Japan, including to domestic clients such as the National Police Agency and Japan's Ministry of Defense. We entered the eDiscovery and electronic data forensic investigations markets in 2005 by leveraging the skills we had developed and refined through the application of our computer forensic tools. In 2007, we listed shares of UBIC, Inc. on the Mothers Marketplace of the Tokyo Stock Exchange (TSE), which is the primary market for high-growth and emerging technology companies on the TSE. In that year, we established UBIC North America, Inc. with offices in Silicon Valley. In 2009, we opened our office in Seoul, South Korea and opened an office in Hong Kong. In 2010, we established Payment Card Forensics, Inc., as our subsidiary in Japan, in which we have a 60% ownership interest. In 2011, we established UBIC Risk Consulting, Inc., as our subsidiary in Japan, in which we have an 80% ownership interest. In 2011, we opened our office in Reston, Virginia, and also established UBIC Korea, Inc. and UBIC Taiwan, Inc. with offices in Seoul, South Korea and Taipei City, Taiwan, respectively. In 2012, we established UBIC Patent Partners, Inc., as our subsidiary in Japan, in which we have a 100% ownership interest. In 2012, we opened our newest office in New York City.

        The following chart shows our current corporate structure:

Corporate Information

        Our executive offices are located at Meisan Takahama Building, 2-12-23, Kounan, Minato-ku, Tokyo, Japan and our telephone number is: +81 (0) 3-5463-6344. Our corporate website is www.ubic.co.jp. Information contained on or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus. Investor inquiries shall be directed to us at the address and telephone number of our principal office set forth above.

THE OFFERING

ADSs we are offering	ADSs
ADSs outstanding immediately after this offering	ADSs (or if the over-allotment is exercised in full)
Shares of common stock outstanding immediately after this offering	shares
The ADSs

Each ADS represents                    of one share of our common stock. The ADSs may be evidenced by ADRs. The depositary will be the registered holder of the common stock underlying your ADSs. You will have the rights as provided in the deposit agreement. In the event that we declare dividends on our shares, the depositary will pay you the cash dividends and other distributions it receives on the deposited common stock, after converting the amounts it receives in yen into U.S. dollars and deducting its fees and expenses. We or the depositary may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $                    , based on an assumed offering price of $                    per ADS, the mid-point of the expected range and after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to apply a significant portion of these net proceeds to us to various technology-related activities, including for continued development of our predictive coding-based tools for TAR. In addition, we intend to use a portion of the net proceeds to pay down outstanding long-term borrowings. The remaining net proceeds will be used for general corporate purposes. See "Use of Proceeds" on page 28.

Proposed Nasdaq Global Market symbol	We have applied to list the ADSs on the Nasdaq Global Market under the symbol "UBIC."
Lock-up

We and our executive officers, directors and statutory auditors have agreed with the underwriters not to dispose of or hedge any ADSs or shares of our capital stock or securities convertible into or exchangeable for ADSs or shares of our capital stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, in each case, except with the prior written consent of Maxim Group LLC and The Benchmark Company, LLC or in other limited circumstances. See "Underwriting" on page 123.

Depositary	The Bank of New York Mellon

Custodian	The Bank of Tokyo-Mitsubishi
Option to purchase additional ADSs	We have granted to the underwriters an option, which is exercisable within 45 days from the date of this prospectus, to purchase up to an additional ADSs to cover over-allotments.
Timing and settlement for ADSs

The ADSs are expected to be delivered against payment on                    , 2013. The ADRs evidencing the ADSs may be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust company, or DTC, in New York, New York. In such case, DTC, and its direct and indirect participants, will maintain records that will show the beneficial interests in the ADSs and facilitate any transfer of the beneficial interests.

Risk factors

Investing in the ADSs involves a high degree of risk. Please see the section entitled "Risk Factors" starting on page 12 of this prospectus to read about risks that you should consider carefully before buying shares of the ADSs.

        Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 3,193,136 shares outstanding as of December 31, 2012 and excludes:

  •
  116,000 shares issuable upon exercise of granted options with a weighted-average exercise price of ¥2,703.1 per share. Options to purchase 20,000 shares are exercisable beginning June 18, 2013, options to purchase 80,000 shares are exercisable beginning April 29, 2014, options to purchase 14,100 shares are exercisable beginning June 22, 2015, and options to purchase 1,900 shares are exercisable upon the termination date of the advisory agreement; and

  •
  ADSs (including the underlying shares of our common stock) issuable upon exercise of warrants granted to the underwriters upon completion of this offering.

        Unless otherwise indicated, the share information and other financial data in this prospectus is as of December 31, 2012 and reflects or assumes:

  •
  our two-for-one stock split that we effected on October 1, 2011;

  •
  a second two-for-one stock split that we effected on April 1, 2012; and

  •
  that the underwriters do not exercise their over-allotment option to purchase up to an additional                     ADSs from us.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following tables present our summary consolidated financial information for the periods indicated and should be read in conjunction with the information contained in "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited financial statements and related notes appearing elsewhere in this prospectus. Historical operating information may not be indicative of our future performance. The consolidated financial statements are reported in Japanese yen and have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The consolidated financial statements as of and for the years ended March 31, 2010, 2011, and 2012 have been audited by Ernst & Young ShinNihon LLC, an independent registered public accounting firm.

	For the year ended March 31,						For the nine months ended December 31, (unaudited)
	2010	2011	2012		2012		2011	2012		2012
	(thousands of yen except per share data)				(thousands of dollars except per share data)		(thousands of yen except per share data)			(thousands of dollars except per share data)
Revenue	¥1,013,490	¥2,635,430		¥5,095,939		$58,817	¥3,754,013		¥3,516,633		$40,589
Revenue from a related party	80,072	40,764		27,862		322	22,002		14,783		171
Operating revenue from reimbursed direct costs	4,605	9,899		12,427		143	7,943		10,921		126

Total revenue	1,098,167	2,686,093		5,136,228		59,282	3,783,958		3,542,337		40,886

Cost of revenue	703,010	966,352		1,600,425		18,472	1,205,360		1,314,078		15,167
Reimbursed direct costs	4,605	9,899		12,427		143	7,943		10,921		126
Selling, general and administrative expenses	574,001	669,742		1,153,438		13,313	676,192		1,365,845		15,765

Total operating expense	1,281,616	1,645,993		2,766,290		31,928	1,889,495		2,690,844		31,058

Operating income (loss)	(183,449)	1,040,100		2,369,938		27,354	1,894,463		851,493		9,828
Interest income	3,441	3,410		2,052		24	1,638		990		11
Interest expense	(13,247)	(14,262)		(13,360)		(154)	(8,264)		(14,421)		(166)
Foreign currency exchange gains (losses)	(14,384)	(39,942)		10,294		119	(35,590)		78,971		911
Impairment loss on security	(108,540)	—		—		—	—		—		—
Dividend income	—	—		4,500		52	—		4,500		52
Other—net	94	1,296		655		8	5,211		(2,027)		(23)

Income (loss) before income taxes	(316,085)	990,602		2,374,079		27,403	1,857,458		919,506		10,613
Income taxes	102,213	202,827		1,003,441		11,582	800,115		378,929		4,374

Net income (loss)	(418,298)	787,775		1,370,638		15,821	1,057,343		540,577		6,239
Less: Net income (loss) attributable to noncontrolling interests	—	(933)		2,951		34	2,613		4,578		53

Net income (loss) attributable to UBIC, Inc. shareholders	¥(418,298)	¥788,708		¥1,367,687		$15,787	¥1,054,730		¥535,999		$6,186

Net income (loss) attributable to UBIC, Inc. shareholders per share(1)
Basic	¥(182)	¥334		¥515		$5.94	¥401		¥170		$1.97
Diluted	¥(182)	¥249		¥422		$4.87	¥327		¥165		$1.90
Pro forma(2)
Basic			¥		$			¥		$
Diluted			¥		$			¥		$

(1)
Share and per share data give effect to a 2-for-1 share split effected on October 1, 2011 and the 2-for-1 share split effected on April 1, 2012, as if such share splits had occurred on April 1, 2009.

(2)
Pro forma earnings per share is presented giving effect to the number of shares expected to be issued in the offering whose proceeds will be used to repay outstanding long-term debt and the related reduction in interest expense, as if our sale of ADSs had occurred as of the beginning of the periods presented. For the year ended March 31, 2012 and the nine-months ended December 31, 2012, interest expense, net of tax, has been reduced by ¥3,863 thousands ($44.6 thousands) and ¥4,677 thousands ($54.0 thousands), respectively. The weighted average number of shares outstanding has been increased by                and                 ADSs for the year ended March 31, 2012 and the nine months ended December 31, 2012, respectively.

Other operating metrics:

	As of March 31,				As of December 31,
	2010	2011	2012	2012	2011	2012	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash dividends declared per common share	¥—	¥—	¥7.5	$0.09	¥7.5	¥50.0	$0.58

	As of March 31,				As of December 31,
	2010	2011	2012	2012	2012	2012
	(thousands of yen)			(thousands of dollars)	(thousands of yen)	(thousands of dollars)
					(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	¥345,150	¥675,212	¥2,410,304	$27,820	¥1,301,486	$15,022
Total current assets	510,013	1,675,941	3,643,020	42,049	2,696,317	31,122
Total noncurrent assets	339,243	697,655	1,336,656	15,426	2,058,418	23,759
Total assets	849,256	2,373,596	4,979,676	57,475	4,754,735	54,881
Total current liabilities	315,856	821,757	1,763,575	20,356	805,557	9,297
Working capital	194,157	854,184	1,879,445	21,693	1,890,760	21,825
Long-term debt	255,011	323,040	400,020	4,617	481,352	5,556
Total noncurrent liabilities	283,747	349,595	476,547	5,500	636,743	7,350
Total liabilities	599,603	1,171,352	2,240,122	25,856	1,442,300	16,647
Total shareholders' equity	249,653	1,195,177	2,727,536	31,480	3,295,839	38,042
Total net assets	249,653	1,202,244	2,739,554	31,619	3,312,435	38,234

(1)
Reflects the results of the sale by us of                    ADSs in this offering at an assumed public offering price of $                    per ADS, the midpoint of the estimated initial public offering price range shown on the front cover of the prospectus, and our receipt of $                    in estimated net proceeds of the offering, after deducting underwriting discounts and estimated offering expenses payable by us.

RISK FACTORS

        An investment in the ADSs involves a high degree of risk. You should consider carefully the specific risk factors described below in addition to the other information contained in this prospectus, including our consolidated financial statements and related notes included elsewhere in the prospectus, before making a decision to invest in the ADSs. If any of these risks actually occurs, our business, financial condition, results of operations or prospects could be materially and adversely affected. This could cause the trading price of the ADSs to decline and a loss of all or part of your investment.

Risks Related to Our Business

We may not be able to achieve our expected revenues, operating income or net income in the future due to several factors involving our business operations, including a continuing decrease in our revenue from our eDiscovery business.

        Our expected levels of revenue, operating income or net income may not be achieved due to several other factors, including, but not limited to:

  •
  a continuing decrease in our revenues from our core eDiscovery business if more law firms that use our services perform their own manual review of documents we have identified in the eDiscovery process;

  •
  a decrease in revenue if we fail to successfully differentiate our technical skills from those of our competitors, if the average revenue per project decreases, if there is cancellation or scale-down of large accounts or if the prices we charge for our services fall dramatically;

  •
  failure to control personnel and outsourcing costs, or if we fail to manage personnel elsewhere; or

  •
  an increase in selling, general and administrative costs above expected levels, such as personnel expenses, advertising expenses and office rent-related expenses, in conjunction with our planned business expansion.

Our business may be adversely affected if our forensics or eDiscovery systems suffer interruptions, errors or delays.

        Interruptions, errors or delays with respect to our forensics or eDiscovery systems may be caused by human errors or natural factors, many of which are beyond our control, including, but not limited to, damage from fire, earthquakes or other natural disasters, power loss, sabotage, computer hackers, human error, computer viruses and other similar events. Much of our computer and networking equipment is concentrated in a few locations that are in earthquake-prone areas. Any disruption, outages, or delays or other difficulties experienced by any of our technological and information systems and networks could result in a decrease in new or existing accounts, loss or exposure of confidential information, reduction in revenues and profits, costly repairs or upgrades, reputational damage and decreased consumer and corporate customer confidence in our business, any or all of which could have a material adverse effect on our business, financial condition and results of operations.

We may not achieve our financial targets or maintain our current level of total revenue, operating income or net income if the economy in Japan or other Asian countries deteriorates or does not improve.

        Our business is principally conducted in Japan, other Asian countries and the United States and most of our revenues are from clients operating in Asia. If Asian economies deteriorate or do not improve, it may become difficult to maintain our current level of revenue and margins or achieve our expected revenues, operating income or net income.

        The powerfully destructive earthquake and tsunami that struck northeastern Japan on March 11, 2011, did not have a material adverse effect on our revenues or income for the fiscal years ended March 31, 2010, 2011 or 2012, or the nine months ended December 31, 2012. However, if a similar environmental catastrophe were to occur or should regions in which our data centers are located experience the disruption of social infrastructure or power shortages and other impacts due to similar causes, our backbone network and service facilities could fail and as a result, we may suffer direct and indirect damages, which may adversely affect our financial condition and results of operations.

If we fail to keep and manage our confidential customer information, or if our technical systems suffer interruption or damage, we could be subject to lawsuits, incur expenses associated with our security systems or suffer damage to our reputation.

        We keep and manage confidential information and/or privileged data obtained from our clients. We exercise care in protecting the confidentiality and integrity of such information and take steps to ensure its security. However, we can give no assurance that the steps taken by us in this regard will be adequate to protect our customer' confidential information or privileged data. A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, network failure, hardware failure, software failure, power loss, telecommunication failures, computer viruses, denial of service attacks, penetration of our network by unauthorized computer users and "hackers" and other similar events, and other unanticipated problems. In addition, despite internal controls, misconduct by an employee could result in the improper use or disclosure of confidential information.

        Any of the disruptions or events listed above could cause material interruptions or delays in our business, resulting in the loss of data or rendering us unable to provide services to our consumers. In addition, if anyone can circumvent our security measures, he or she could destroy or misappropriate valuable information or disrupt our operations. Although we have taken measures that we consider to be prudent and adequate to protect against these events, we may not have developed or implemented adequate protections or safeguards to overcome the damage they may cause. We also may not have anticipated or addressed many of the potential events that could threaten or undermine our data systems. If any material leak of customer information were to occur, we could be subject to lawsuits for damages from our clients, incur expenses associated with repairing or upgrading our security systems and suffer damages to our reputation that could result in a material decline in new clients as well as an increase in service cancellations. The realization of these or similar risks may have a material adverse effect on our business, financial condition and result of operations.

If we fail to effectively manage our growth, our business, financial condition, results of operations and business prospects may be materially adversely affected.

        We have limited operational, administrative and financial resources, which may be inadequate to sustain our rapid growth and planned expansion. If our customer base continues to expand, we will need to increase our investments in our technology platform, facilities and other areas of operations, including customer service and sales and marketing. Our future success will depend on, among other things, our ability to effectively maintain our relationships with our key clients, to continue training, motivating and retaining our key employees and attract and integrate new employees, and to maintain adequate controls and procedures to ensure that our periodic public disclosure under applicable laws, including U.S. and Japanese securities laws, is complete and accurate.

        We have experienced a period of rapid growth and expansion that has placed, and continues to place, significant strain on our management personnel, systems and resources. To accommodate our current and planned growth we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems, all of which require substantial commitment of financial and management resources. We also will need to continue to expand, train, manage and motivate our workforce, and manage our relationships with clients. These efforts require substantial management efforts and skills and may incur additional expenditures.

If we fail to keep up with the rapid technological changes in our industry, our services may become obsolete and we may lose clients.

        Our markets are characterized by:

  •
  frequent new product and service introductions;

  •
  continually changing customer requirements; and

  •
  evolving industry standards.

Although we believe that the most recent version of Lit i View (version 6, released in January 2013), which features improvements in predictive coding and, therefore, the speed and accuracy of our primary eDiscovery software, is a significant stride forward, not only compared to the previous version of Lit i View but also compared with Asian language products of our competitors, if we fail to obtain access to new or important technologies or to develop and introduce new services and enhancements that are compatible with changing industry technologies and standards and customer requirements, we may lose clients.

        Our pursuit of necessary technological advances will require consistent commitment, substantial time and expense. Some of our competitors have greater financial and other resources than we do and, therefore, may be better able to meet the time and expense demands of achieving technological advances. This may allow our competitors to respond more quickly to new and emerging technologies and standards or invest more heavily in upgrading or replacing equipment to take advantage of new technologies and standards.

We face significant competition and may be unable to compete successfully against our competitors, which would have a material adverse effect on our business and results of operations.

        Our primary competitors are companies with long established eDiscovery operations, which have significant, and often multi-faceted, operations with law firms and companies operating internationally. Many of these competitors have significantly greater financial resources, longer operating histories and more experience in attracting and retaining clients and managing relationships with the law firms and companies that constitute our target clients than we do. They may compete with us for clients in a variety of ways, including, without limitation, with respect to price and their more extensive eDiscovery experience. If any of our competitors provide or develop comparable or superior computer forensic or eDiscovery services, the results would have a material adverse effect on our results of operations.

We depend on our key personnel for the success of our business, and losing their services would severely disrupt our business.

        Our future success is heavily dependent upon the continued service of our key executives, including Masahiro Morimoto, our founder, Chairman and Chief Executive Officer, and Naritomo Ikeue, our Executive Vice-President and Chief Operating Officer, among others. If we lose the services of senior members of our management or other key employees, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new personnel, which could severely disrupt our business and growth. In addition, if any of these key executives or employees joins a competitor or forms a competing company, we could lose clients and incur additional expenses to recruit and train personnel. Each of our executive officers has entered into an employment agreement with us. We do not maintain key-man life insurance for any of our key executives. Competition for qualified individuals could cause us to offer higher compensation and other benefits to attract and retain them, which could materially and adversely affect our financial condition and results of operations. We previously awarded share-based compensation in the form of options to certain members of our senior management and key employees, all of which either have been exercised or are not yet exercisable. Such retention awards may cease to be effective to retain our current employees.

We will require additional human resources and will incur increased costs and administrative workload as a result of being a U.S. public company.

        After the completion of this offering, as a public company in the United States we will be subject to a number of regulatory requirements, including the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the regulations promulgated thereunder, and the listing standards of the Nasdaq. We are first required to comply with Section 404 when filing our annual report on Form 20-F for the fiscal year ending March 31, 2014, although, as an emerging growth company, as defined in Section 2(a) of the Securities Act, we may decide to take advantage of the exemption provided by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, which, assuming we continue to be an emerging growth company, would allow us to delay complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until we are required to file our annual report on Form 20-F for the fiscal year following the fifth anniversary of our public offering. Even though, as a foreign private issuer, some of these requirements may be more relaxed than they would be if we were a U.S. corporation, we will incur significant legal, accounting and other expenses that we did not incur prior to becoming a public company in the United States. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make certain corporate activities more time-consuming and costly.

        The Exchange Act requires, among other things, that we file or furnish annual and current reports with respect to our business and financial condition and we will need to continue to produce financial statements on a consolidated basis in U.S. GAAP, in addition to our Japanese GAAP statutory financial statements, on a timely basis. Prior to this offering, we have not been required to comply with these regulatory obligations and we have not put in place accounting and disclosure staffing and systems that are designed to meet our obligations under the regulatory framework for U.S. reporting companies listed on the Nasdaq. Because we do not have sufficient U.S. GAAP expertise at the Company, we have employed external consultants on a temporary basis to assist us to prepare the consolidated U.S. GAAP financial statements included elsewhere in this prospectus.

        Once we are a public company listed on Nasdaq, we will need to acquire the internal resources or continue to utilize these outside consulting resources in order to meet both of these financial reporting requirements going forward, either of which would require significant expenditures. If we cannot employ sufficient personnel to ensure compliance with these rules and regulations, we may need to rely more on outside legal, accounting and financial experts, which may be costly. In addition, we will incur additional costs associated with our public company reporting requirements. We cannot predict or estimate additional costs that we may incur or the timing of such costs. If we fail to comply with these rules and requirements, or are perceived to have weaknesses with respect to our compliance, we could become the subject of a governmental enforcement action and investor confidence could be negatively impacted.

If we fail to maintain an effective system of disclosure controls and procedures and internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

        Ensuring that we have adequate disclosure controls and procedures, including internal controls over financial reporting, in place so that we can produce accurate financial statements on a timely basis is costly, time-consuming and needs to be re-evaluated frequently. We are in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in anticipation of being a public company and eventually being subject to the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal controls over financial reporting and, when we cease to be an emerging growth company under the JOBS Act, a report by our independent auditors addressing these assessments. We will be required to comply with the internal controls evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act. Our management may conclude that our internal controls over financial reporting are not effective due to our failure to cure any identified material weakness or otherwise. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may not conclude that our internal controls over financial reporting are effective, it may not be satisfied with our internal controls over financial reporting or the level at which our controls are documented, designed, operated or reviewed, or it may interpret the relevant requirements differently from us. As a result, such firm may decline to attest to the effectiveness of our internal controls over financial reporting or may issue a qualified report. In addition, during the course of the evaluation, documentation and testing of our internal controls over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the SEC for compliance with the requirements of Section 404. If we fail to achieve and maintain the adequacy of our internal controls over financial reporting, as these standards are modified, supplemented or amended from time to time, we may be unable to report our financial information on a timely basis, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act and we may suffer adverse regulatory consequences or violations of Nasdaq listing standards. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us a reliability of our financial statements.

In connection with the preparation of our U.S. GAAP financial statements, if we are unable to remediate a material weakness in our internal control over financial reporting identified by our management, we may be unable to comply with Nasdaq listing requirements.

        During the preparation of our U.S. GAAP financial statements in connection with filing the registration statement of which this prospectus forms a part, our management considered our internal controls and determined that our accounting and disclosure staffing and system for preparing financial statements under U.S. GAAP were deficient in the design and operating effectiveness of our internal controls. Our management has also observed that our practice of relying on external resources for preparing U.S. GAAP financial statements has left us with deficient internal policies and procedures upon which to rely in our preparation of such U.S. GAAP financial statements.

        Our management has been and will continue to be required to devote a substantial amount of time to review and implement remediation of this material weakness. Under auditing standards established by the U.S. Public Company Accounting Oversight Board, a material weakness is a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

        Since reaching that conclusion, we have taken a number of actions to remediate the material weakness and strengthen the capability of our finance organization, such as the hiring of additional employees for our internal management and accounting staff who possess U.S. GAAP accounting experience, including a new chief financial officer, a corporate financial planning and analysis executive, a sales division controller and a UBIC Korea financial controller. Two of these individuals have earned certified public accountant certification in the United States. In addition, we have assessed and implemented various measures to improve our financial policies and internal controls. During the course of each closing of the three quarters for which we have prepared U.S. GAAP financial statements, we reviewed our closing process, accounting practices, related internal controls and other issues to enhance each area. We also instituted internal training for our financial staff provided by an instructor who has over 30 years of public accounting experience for multinational companies and university-level teaching experience.

        Based upon the current remediation plan and the steps that we have taken to address the material weakness, in addition to the basic internal control structure and capability that we had as a Japanese public company since June 2007, our management believes that sufficient enhancements to our internal controls will be in place to remediate the material weakness as of our fiscal year end of March 31,

2013. We cannot provide any assurance that the steps we have taken have materially remediated the material weakness identified by our management or there will not be other material weaknesses that we identify in the future. If we identify such issues or if we are unable to prepare accurate and timely U.S. GAAP financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with listing requirements of Nasdaq.

Undetected programming errors could harm our reputation or decrease market acceptance of our computer forensics and eDiscovery services, which would materially and adversely affect our results of operations.

        Our software solutions are complex and may contain defects, errors or bugs when first introduced to the market or to a particular client, or as new versions are released. Because we cannot test for all possible scenarios, our solutions may contain errors which are not discovered until after they have been installed, and we may not be able to timely correct these problems. These defects, errors or bugs could interrupt or delay completion of projects or sales to our clients. In addition, our reputation may be damaged and we may fail to acquire new projects from existing clients or new clients. We generally have been able to resolve such flaws and errors. However, we cannot assure you that we will be able to detect and resolve all these programming flaws and errors in a timely manner. Undetected programming errors, defects and resulting unsatisfactory customer service to clients can disrupt our operations, adversely affect the client experience, harm our reputation, or cause our clients to reduce their use of our services, any of which could materially and adversely affect our results of operations.

Our failure to protect our intellectual property rights may undermine our competitive position, and subject us to costly litigation to protect our intellectual property rights.

        We regard a substantial portion of our software solutions and systems as proprietary and rely on statutory copyright, trademark, patent, trade secret laws, client license agreements, employee and third-party non-disclosure agreements and other methods to protect our proprietary rights. Nevertheless, these resources afford only limited protection and the actions we take to protect our intellectual property rights may not be adequate. We cannot assure you that we have secured, or will be able to secure, appropriate protections for all of our proprietary rights. In particular, third parties may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could have a material adverse effect on our business, financial condition and results of operations. In addition, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. The outcome of any such litigation may not be in our favor. Furthermore, any such litigation may be costly and may divert management attention as well as our other resources away from our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We may be subject to infringement, misappropriation and indemnity claims in the future, which may cause us to incur significant expenses, pay substantial damages and be prevented from providing our services or technologies.

        Our success depends, in part, on our ability to carry out our business without infringing the intellectual property rights of third parties. Patent and copyright law covering software-related technologies is evolving rapidly and is subject to a great deal of uncertainty. Some third party intellectual property rights may be extremely broad and it may not be possible for us to conduct our operations in such a way so as to avoid infringement of those intellectual property rights. Our proprietary or licensed technologies, processes or methods may be covered by third-party patents or copyrights, either now existing or to be issued in the future. Third parties may raise claims against us alleging infringement or violation of their intellectual property and any such litigation may cause us to incur significant expenses. Third-party claims, if successfully asserted against us may cause us to pay substantial damages, seek licenses from third parties, pay ongoing royalties, redesign our services or technologies, or prevent us from providing services or technologies subject to these claims. Even if we were to prevail, any litigation would likely be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

If we are not able to successfully market our services to new and existing clients and to build our brand and achieve market acceptance for our solutions and services, we may not be able to maintain and expand our operations and our results may be adversely affected.

        For the year ended March 31, 2011, revenue from Panasonic Corporation, Aisin Seiki, Yazaki Corporation, and TMI Associates represented approximately 22.1 percent, 14.1 percent, 13.9 percent, and 11.6 percent, respectively, of our total revenue. For the year ended March 31, 2012, revenue from Yazaki Corporation, Panasonic Corporation, two clients represented by Quinn Emanuel Urquhart & Sullivan, LLP, and Sanyo Electric Co., Ltd. represented approximately 18.5 percent, 12.2 percent, 11.8 percent, and 11.6 percent, respectively, of our total revenue. While we derive a significant portion of our revenue from a small number of substantial clients, the specific clients change from year to year, and we expect this trend to continue. The vast majority of our revenue is derived from limited scope engagements that do not include long-term commitments.

        Our clients and potential clients use eDiscovery and forensic services, for the most part, on an "as needed basis," when a specific legal or administrative proceeding, investigation or other legal challenge requires them to rapidly analyze and produce large amounts of digital information. In the absence of such a demand, a company's demand for our services and solutions tends to be much less extensive. This means that contracts for our services tend to be time and subject specific. The fact that we have sold our solutions to a client in one fiscal year or quarter does not ensure on-going use by that client in any subsequent period, unless a new need for our services arises.

        In light of this situation, in order to expand our business, it is imperative for us to continuously market our services and solutions to existing and potential clients and to build market recognition of our capabilities and our brand so that, when companies have a need for eDiscovery and forensic services, we and our solutions are perceived as an attractive alternative. If our marketing and brand building efforts are not successful and we are not able to secure new mandates when existing contracts reach their conclusion, we may have difficulty maintaining and increasing the use of our services and our quarterly and annual results of operations could be materially adversely affected.

Our solutions incorporate and work in conjunction with third-party hardware and software products. If this hardware or software were not available to us at reasonable cost or at all, our results of operations could be adversely impacted.

        Although our solutions primarily rely on our own core technologies, some of our solutions incorporate third-party hardware and software products. In addition, our solutions are designed to work in conjunction with the third-party hardware and software in our clients' existing systems. If any third party were to discontinue making their products available to us or our clients on a timely basis, or were to increase materially the cost of their products, or if our solutions failed to properly function or interoperate with replacement hardware or software products, we may need to incur costs in finding replacement products and, if necessary, redesigning our solutions to function with or on replacement third-party products. Replacement products may not be available on terms acceptable to us or at all, and we may be unable to develop alternative solutions or redesign our solutions on a timely basis or at a reasonable cost. If any of these were to occur, our results of operations could be adversely impacted.

Future government legislation or changes in court rules could adversely affect our ability to sell our eDiscovery systems.

        The delivery of our eDiscovery services is not directly regulated by the U.S. or Japanese governments. Our eDiscovery solutions and the clients we serve are, however, directly or indirectly affected by federal and state laws and regulations and court rules. For example, any amendments to the Federal Rules of Civil Procedure regarding discovery of "electronically stored information" could affect our clients, and indirectly, our ability to productively market and sell our eDiscovery solutions. Future federal or state legislation or court rules, or court interpretations of those laws and rules, could have an adverse impact on our revenues and results of operations.

Our ability to expand our operations and maintain or increase our revenue is dependent on the quality of our offerings of solutions and services, and our failure to perform at a high level and provide high quality service could have a material adverse effect on our results of operations.

        Our clients depend upon our customer service and support staff to meet their eDiscovery and forensic analysis needs. High-quality support services are critical for the successful and sale of our services and solutions. If we fail to provide high-quality support on an ongoing basis, our clients may react negatively and our reputation in the marketplace could be materially and adversely affected, which would negatively impact our ability to secure contracts from existing and potential clients. Our failure to maintain high-quality support services could have a material and adverse effect on our business, results of operations and financial condition.

Our principal shareholders, directors and executive officers own a large percentage of our shares and will, following the completion of this offering, have approximately 50% of our aggregate voting power, allowing them to exercise substantial influence over matters subject to shareholder approval.

        Following the completion of this offering, assuming no exercise of the underwriters' over-allotment option, our executive officers, directors and principal shareholders holding 5% or more of our outstanding shares and their respective affiliates will beneficially own 50% of our issued and outstanding voting shares. Accordingly, these executive officers, directors and principal shareholders will have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transaction, and their interests may not align with the interests of our other shareholders. These shareholders may also delay or prevent a change of control or otherwise discourage a potential acquirer from attempting to obtain control of us, even if such a change of control would benefit our other shareholders. This significant concentration of share ownership may adversely affect the trading price of the ADSs due to investors' perception that conflicts of interest may exist or arise.

If securities or industry analysts publish negative reports or cease to publish reports about our business, the price and trading volume of our securities could decline.

        The trading market for the ADSs will depend in part on the research and reports that industry or financial analysts publish about us or our business. If one or more of the analysts covering us downgrade their estimates or evaluation of our common stock, the price of the ADSs could decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the market for the ADSs, which in turn could cause the price of the ADSs or trading volume to decline or adversely affect the liquidity of the market for the ADSs.

Certain judgments obtained against us by holders of the ADSs may not be enforceable.

        We are a company incorporated under the laws of Japan and our principal offices and assets are located in Tokyo. We conduct only a minority of our business in the United States and most of our assets are located in jurisdictions, including Japan, South Korea and Taiwan, outside the United States. In addition, with one exception, all of our directors and executive officers, and most of the experts named in this prospectus, reside in jurisdictions outside of the United States and substantially all of the assets of these persons are located in those non-U.S. jurisdictions. As a result, it may not be possible to effect service of process within the United States or elsewhere upon these directors, executive officers and experts, including with respect to matters arising under the U.S. federal securities laws or applicable state securities laws. For example, Japan does not have treaties with the United States and many other countries providing for the reciprocal recognition and enforcement of judgments of courts. As a result, it may be difficult or impossible for you to bring an original action against us or against these individuals in a Japanese court in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise.

        There is no statutory recognition in Japan of judgments obtained in the United States, although the courts of Japan will in certain circumstances recognize and enforce a civil, final judgment of a foreign court of competent jurisdiction without retrial on the merits. While there is no binding authority on this point, it may be difficult to enforce a civil judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws.

Significant movements in foreign currency exchange rates or change in monetary policy may materially harm our financial results.

        Our reporting currency is the Japanese yen and our operations in other countries, including the United States, Korea, and Taiwan, use the applicable local currency. We are subject to the effects of exchange rate fluctuations with respect to any of these currencies which, among other factors, may be influenced by government policies and domestic and international economic and political developments.

        Any significant change in the value of the currencies of the countries in which we do business against the Japanese yen could have a material adverse effect on our financial condition and results of operations, expressed in Japanese yen.

        We recognize foreign currency transaction gains and losses arising from our operations in the period incurred. As a result, currency fluctuations between the Japanese yen and the other currencies in which we do business have caused and will continue to cause foreign currency transaction and translation gains and losses, which historically have sometimes been material and could be material in future periods. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. We do not take actions to manage our foreign currency exposure, such as entering into hedging transactions.

Risks Associated with this Offering and the ADSs

There is no existing market for the ADSs and an active trading market for the ADSs that would provide you with adequate liquidity may not develop.

        Prior to this offering, there was no public market for the ADSs. There can be no guarantee that an active and liquid public market for the ADSs will develop or be sustained after this offering. In addition, although a public market on the TSE for our shares exists in Japan and all of the shares of our common stock outstanding on the date of this prospectus are freely tradable in that market after the completion of this offering, we cannot assure you that any of those shares will be deposited with the depositary in exchange for ADSs that would be freely tradable on Nasdaq. Therefore, the relatively small number of ADSs being sold in this offering may effectively limit their liquidity. If you purchase the ADSs in this offering, you will purchase them at a price that, although reflecting, in part, the price of our common stock on the TSE, was not established in a competitive market. Rather, the ADSs sold in this offering will be sold at a price that we negotiated with the representative of the underwriters and such price may not be indicative of the price at which the ADSs will trade in the market following this offering.

        For these reasons, the market price of the ADSs may be volatile and subject to wide fluctuations, and you may not be able to resell at or above the initial public offering price. The market price of the ADSs could be lower than the price you pay in response to a variety of factors, some of which are beyond our control and may not be related to our operating performance. The price of the ADSs may fluctuate as a result of:

  •
  introduction of new products, services or technologies offered by us or our competitors;

  •
  any failure to meet or exceed revenue and financial projections we provide to the public;

  •
  actual or anticipated variations in our quarterly operating results or those of other companies in our industry;

  •
  our failure to meet or exceed the estimates and projections of the investment community;

  •
  general market conditions and overall fluctuations in United States or Japanese equity markets;

  •
  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

  •
  disputes or other developments relating to proprietary rights, including patents and our ability to obtain protection for our intellectual property;

  •
  additions or departures of our key management personnel;

  •
  issuances by us of debt or equity securities;

  •
  Litigation involving our company, including: shareholder litigation; investigations or audits by regulators into the operations of our company; or proceedings initiated by our competitors or clients;

  •
  changes in the market valuations of similar companies;

  •
  significant sales of the ADSs or common stock by our shareholders in the future; and

  •
  the trading volume of the ADS.

        In addition, the securities market has experienced significant price and volume fluctuations not related to the operating performance of particular companies. These market fluctuations may also materially adversely affect the market price of the ADSs. In the past, following periods of volatility in the market price of a company's securities, shareholders have often instituted securities class action litigation against that company. Any such class action suit or other securities litigation would divert the attention of our senior management, require us to incur significant expense and, whether or not adversely determined, could materially adversely affect our business, financial condition, results of operations and prospects.

The value of the ADSs may not perfectly track the price of our common stock.

        Our common stock currently trades on the TSE under stock code number 2158. Active trading volume and efficient pricing for our common stock on the TSE will usually, but not necessarily, indicate similar characteristics in respect of the ADSs. In addition, the terms and conditions of our agreement with our depositary may result in less liquidity or lower market value of the ADS than for our common stock. Since the holders of the ADSs may surrender the ADSs to take delivery of and trade our common stock (a characteristic that allows investors in ADSs to take advantage of price differentials between different markets), an illiquid market for our common stock may result in an illiquid market for the ADSs. Therefore, the trading price of our common stock may not be correlated with the price of the ADSs.

Since the initial public offering price is substantially higher than our net tangible book value per share, you will incur immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by certain of our existing shareholders for their shares of our common stock on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately $                        per ADS (assuming no exercise of outstanding options to acquire shares of our common stock), representing the difference between our pro forma net tangible book value per ADS as of December 31, 2012, after giving effect to this offering and the assumed initial public offering price of $                        per ADS, the midpoint of the estimated initial public offering price range shown on the front cover of this prospectus. In addition, you will experience further dilution to the extent that additional shares of our common stock are issued upon the exercise of outstanding options. All of the common stock issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the initial public offering price per ADS in this offering, and the conversion price of our convertible bonds, on a per ADS basis, is also less than the initial public offering price of the ADSs. See "Dilution" for a more complete description of how the value of your investment in the ADSs will be diluted upon the completion of this offering.

Your right as a holder of ADSs to participate in any future rights offerings may be limited, which may cause dilution to your holdings and you may not receive cash dividends if it is impractical to make them available to you.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make any such rights available to the ADS holders in the United States unless we register such rights and the securities to which such rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the deposit agreement provides that the depositary bank will not make rights available to you unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

        The depositary has agreed to pay you the cash dividends or other distributions it or the custodian receives on our common stock or other deposited securities after deducting its fees and expenses. However, because of these deductions, you may receive less, on a per share basis with respect to your ADSs than you would if you owned the number of shares or other deposited securities directly. You will receive these distributions in proportion to the number of common stock your ADSs represent. In addition, the depositary may, at its discretion, decide that it is not lawful or practical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

Sales of a substantial number of shares of our common stock or ADSs in the public markets by our existing shareholders could cause the price of the ADSs to fall.

        Sales of a substantial number of shares of our common stock or ADSs in the public market or the perception that these sales might occur, could depress the market price of the ADSs and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that any such sales may have on the prevailing market price of the ADSs.

        All of our executive officers, directors and statutory auditors prior to this offering are subject to lock-up agreements with the underwriters of this offering that restrict their ability to transfer shares of our common stock or ADSs for at least 180 days from the date of this prospectus. However, all of our other existing shareholders and holders of securities convertible into, or exercisable for, our common stock will be free to sell their shares, and shares receivable upon such exercise or conversion, on the TSE. Subject to certain limitations, a total of approximately 1,939,582 of our shares will be eligible for sale immediately and 972,440 additional shares will be eligible upon expiration of the lock-up period. Such sales of common stock could have a material adverse effect on the trading price of the ADSs.

Our management will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

        We have not allocated a significant portion of the net proceeds to be received by us from this offering to any particular purpose. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled "Use of Proceeds," and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. You will not be able to direct how we apply these net proceeds and must rely on our management's judgment regarding the application of those net proceeds. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain or increase profitability or increase our share price. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our shareholders and/or may lose value. Furthermore, the price of the ADSs could decline if the market does not view our use of the net proceeds from this offering favorably.

Rights of shareholders under Japanese law may be different from those under the laws of the United States.

        Our articles of incorporation, the regulations of our Board of Directors and the Companies Act of Japan, or the Companies Act, govern our corporate affairs. Legal principles relating to such matters as the validity of corporate procedures, directors' and officers' fiduciary duties and shareholders rights are different from those that would apply if we were a company incorporated in the United States. Shareholders' rights under Japanese law are different in some significant respects from shareholders' rights under the laws of the United States. These differences include, but are not limited to, limitations on voting shares that comprise less than one full unit of our shares, the right to participate in a demand for the convocation of a general meeting of shareholders, and the right to join with other shareholders to propose an agenda item to be addressed at a general meeting of shareholders. You may have more difficulty in asserting your rights as a shareholder than you would as a shareholder of a corporation organized in the United States. For a detailed description of the rights of shareholders under our articles of incorporation and Japanese law, See "Description of Share Capital."

You may not have the same voting rights as the holders of our common stock and must act through the depositary to exercise your rights.

        Except as described in this prospectus and in the deposit agreement, holders of the ADSs will not be able to directly exercise voting rights attaching to the shares evidenced by the ADSs. In accordance with the terms of the deposit agreement, holders of the ADSs will have the right to instruct the depositary how to vote the amount of common shares represented by their ADSs. However, you may not receive voting materials in time to instruct the depositary to vote, and it is possible that, persons who hold ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote. Upon our written request, the depositary will mail to you a shareholder meeting notice which contains, among other things, a statement as to the manner in which your voting instructions may be given, including an express indication that such instructions may be given or deemed given to the depositary to give a discretionary proxy to a person designated by us if no instructions are received by the depositary from you on or before the response date established by the depositary. However, no voting instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the depositary that (i) we do not wish such proxy given, (ii) substantial opposition exists, or (iii) such matter materially and adversely affects the rights of shareholders. See "Description of American Depositary Shares." We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but you may not receive the voting materials in time to ensure that you can instruct the depositary to vote. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders' meeting.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We are exempt from certain corporate governance requirements of Nasdaq. This may afford less protection to the holders of the ADSs.

        We are exempt from certain corporate governance requirements of Nasdaq by virtue of being a "foreign private issuer" as defined in Rule 405 under the Securities Act. As a foreign private issuer, we are permitted to, and plan to, follow the practice of Japan and of the TSE, on which our common stock is listed, in lieu of certain corporate governance requirements of Nasdaq.

        This means that we will be exempt from certain of Nasdaq's corporate governance rules, including those that require:

  •
  a majority of our Board of Directors does not need to be comprised of "independent directors" as defined by Nasdaq rules; and

  •
  our compensation committee and nominating committee do not need to be comprised solely of "independent directors."

        As a result, we cannot assure you that the compensation of our officers will be determined, or recommended to the Board of Directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors. There also can be no assurance that director nominees will be selected, or recommended for the Board of Directors' selection by a majority of the independent directors or a nominating committee comprised solely of independent directors.

        We intend to rely on all such exemptions provided by Nasdaq to a foreign private issuer, except that we expect to establish a compensation committee, and adopt and disclose a code of business conduct and ethics for directors, officers and employees.

        Unless we no longer qualify, or choose to no longer rely on these exemptions in the future, you will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

        In the event we are no longer a "foreign private issuer", we will be required to have a majority of independent directors on our Board of Directors and to have our compensation and nominating committees comprised solely of independent directors within one year of the date that we no longer qualify as a foreign private issuer.

We are an "emerging growth company" and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our financial statements not being comparable to those of other public companies. As a result of this and other reduced disclosure and governance requirements applicable to emerging growth companies, the ADSs may be less attractive to investors.

        We are a "foreign private issuer" and are not required to comply with certain periodic disclosure and current reporting requirements of the Exchange Act. In addition, we are an "emerging growth company," as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies. We cannot predict if investors will find the ADSs less attractive because we will rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the trading price of the ADSs may be more volatile. We may take advantage of these reporting exemptions until we are no longer an "emerging growth company." We will cease to be an "emerging growth company" upon the earliest of the following conditions to occur: (i) the last day of the fiscal year in which we have more than $1.0 billion in annual revenues; (ii) the date we qualify as a "large accelerated filer," with at least $700 million of equity securities; (iii) the issuance, in any three-year period, by our company of more than $1.0 billion in non-convertible debt securities held by non-affiliates; or (iv) the last day of the fiscal year ending after the fifth anniversary of our initial public offering. If any of the conditions previously listed occurs, we would cease to be an emerging growth company as of the following December 31.

FORWARD-LOOKING STATEMENTS

        To the extent that any statements made in this prospectus contain information that is not historical, these statements are essentially forward-looking. Forward-looking statements may be identified by the use of words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates" and other words or phrases of similar meaning. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements are subject to a number of risks and uncertainties discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus. All forward-looking statements attributable to us are expressly qualified by these and other factors. We cannot assure you that actual results will be consistent with these forward-looking statements.

        Information regarding market and industry statistics contained in this prospectus is included based on information available to us that we believe is accurate. Forecasts and other forward-looking information obtained from this available information is subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.

 MARKET, INDUSTRY AND OTHER DATA

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made that are based on those data and other similar sources and on our knowledge of the markets for our services. These data involve a number of assumptions and limitations. We have not independently verified the accuracy of any third party information. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors" and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses payable by us, will be approximately $                         million, assuming an initial public offering price of $                        per ADS (the midpoint of the range set forth on the cover of this prospectus). A $1.00 increase or decrease in the assumed initial public offering price would increase or decrease the net proceeds from this offering by $                         million, after deducting underwriting discounts and estimated offering expenses. The underwriters have an option to purchase an additional                        ADSs from us to cover over-allotments, if any. Assuming the over-allotment option is exercised in full by the underwriters and satisfied in full by us, we will receive an additional estimated $                        in net proceeds, after deducting underwriting discounts.

        We expect to apply a significant portion of the net proceeds to us from the offering for various technology-related activities in the year ended March 31, 2014, including for continued development of our predictive coding-based tools for TAR. In addition we intend to use a portion of the net proceeds to us to pay down approximately ¥681 million ($7.9 million) of our outstanding long-term borrowings, with a weighted average interest rate of 1.18% per annum and maturing at various dates through 2016. We intend to use the remaining net proceeds from this offering for general corporate purposes, including working capital and possible acquisitions and investments, including the acquisition of complementary technology useful in our operations and with respect to our intention to expand our operations in the United States and Asia. Although we currently have no agreements or commitments with respect to any acquisitions or investments and we do not currently have any acquisitions or investments planned, one or more of these may involve companies or technologies in the areas of intellectual property analysis and machine-driven translation, which we believe are growth sectors of interest to us. Our management will have significant discretion in applying the remaining net proceeds from this offering. Pending specific application of our net proceeds, we plan to invest our net proceeds in government securities and other short-term, investment-grade, marketable securities.

 DIVIDEND POLICY

        The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to a certain limitation and additional requirements. The Companies Act permits semiannual interim dividends to be paid once a year upon resolution by the board of directors if the paying company meets certain criteria and its articles of incorporation so stipulate. We meet these requirements. The Companies Act also provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3.0 million.

        The amount of retained earnings available for dividends under the Companies Act is based on the amount of retained earnings recorded in our general books of account prepared using accepted Japanese accounting practices. The adjustments included in the consolidated financial statements for U.S. GAAP purposes but not recorded in the general books of account have no effect on the determination of retained earnings available for dividends under the Companies Act. Retained earnings shown in our general books of account amounted to ¥1,800.4 million ($20.8 million) at December 31, 2012, ¥1,525.4 million ($17.6 million) at March 31, 2012 and ¥273.0 million at March 31, 2011.

        On June 24, 2011, our Board of Directors declared a cash dividend of ¥7.5 per share, payable to shareholders of record as of June 27, 2011, for a total of ¥19.7 million. On June 22, 2012, UBIC's shareholders approved the payment of a year-end cash dividend of ¥50 per share of common stock in the aggregate amount of ¥145.6 million ($1.7 million) to shareholders of record at March 31, 2012. In appropriate circumstances, our Board of Directors may determine in its discretion, within the limits of the Companies Act, to declare dividends in the future, but there can be no assurance that any such dividends will be declared or paid at any time.

 CAPITALIZATION AND INDEBTEDNESS

        The following table summarizes our cash and cash equivalents and short-term debt, and our consolidated capitalization as of December 31, 2012, on:

  •
  an actual basis; and

  •
  an as adjusted basis to give effect to our receipt of the estimated net proceeds from the issuance and sale of shares of our common stock in the form of ADSs from this offering and the application of such net proceeds, as described under "Use of Proceeds."

        You should read this table in conjunction with the sections of this prospectus entitled "Use of Proceeds," "Selected Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2012
	Actual (unaudited)		As Adjusted(1) (unaudited)
	(thousands of yen)	(thousands of dollars)	(thousands of yen)	(thousands of dollars)
Cash and cash equivalents	¥1,301,486	$15,022

Short-term debt	—	—

Current portion of long-term debt	200,593	2,315
Long-term debt	481,352	5,556
Equity
Common stock: 7,200,000 shares authorized and 3,193,136 issued and outstanding, actual; 7,200,000 shares authorized and issued and outstanding, pro forma as adjusted	911,774	10,524
Additional paid-in capital	541,407	6,249
Retained earnings	1,719,080	19,842
Accumulated other comprehensive income	123,604	1,427
Treasury stock at cost—56 shares	(26)	(0)
Total UBIC, Inc. shareholders' equity	3,295,839	38,042
Noncontrolling interests	16,596	192

Total Equity	3,312,435	38,234
Total Capitalization	¥3,994,380	$46,105

(1)
Reflects the results of the sale by us of                                        ADSs in this offering at an assumed public offering price of $                                        per ADS (the midpoint of the range set forth on the cover of this prospectus) and our receipt of $                        in estimated net proceeds of the offering, after deducting underwriting discounts and estimated offering expenses payable by us.

The table above excludes:

  •
  116,000 shares of our common stock issuable upon the exercise of options outstanding with a weighted average exercise price of ¥2,703 per share;

  •
                          ADSs (including the underlying shares of our common stock) issuable upon exercise of warrants granted to the underwriters upon completion of this offering.

  •
                          ADSs issuable upon exercise of the underwriters' over-allotment option, if any.

DILUTION

        If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per common share is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares.

        Our net tangible book value as of December 31, 2012 was approximately ¥2,307.5 million ($26.6 million), or ¥723 per common share as of that date, and $            per ADS. Net tangible book value represents the amount of our total shareholders' equity, less the amount of our deferred costs from this offering, net capitalized computer software, other intangible assets, and deferred tax assets. Dilution is determined by subtracting pro forma net tangible book value per common share from the assumed initial public offering price per common share, which is the midpoint of the estimated initial public offering price range shown on the front cover of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        Without taking into account any other changes in net tangible book value after December 31, 2012, other than to give effect to our sale of the ADSs offered in this offering at the assumed initial public offering price of $            per ADS, the midpoint of the estimated initial public offering price range shown on the front cover of this prospectus, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of December 31, 2012 would have been             per outstanding common share, including common shares underlying our outstanding ADSs, and $            per ADS. This represents an immediate increase in net tangible book value of $            per common share and $            per ADS, to the existing shareholders and an immediate dilution in net tangible book value of $            per common share and $            per ADS, to investors purchasing ADSs in this offering.

        The following table illustrates this dilution:

	Per common share	Per ADS
	$	$
Assumed initial public offering price
Net tangible book value as of December 31, 2012
Increase in net tangible book value attributable to existing shareholders
Pro forma as adjusted net tangible book value after this offering
Dilution in net tangible book value to new investors in this offering

        A $1.00 increase or decrease in the assumed initial public offering price of $                per ADS, the mid-point of the estimated initial public offering price range shown on the cover of this prospectus, would increase or decrease our adjusted net tangible book value after giving effect to this offering in each case by $                         million, or by $                per common share or $                        per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and other estimated expenses of this offering. The adjusted information discussed above is illustrative only. Our pro forma as adjusted net tangible book value following the completion of this offering is subject to adjustments based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

        The following table summarizes, on a pro forma as adjusted basis, the number of common shares purchased from us as of December 31, 2012, the total consideration paid to us and the average price per common share paid by our existing shareholders and by new investors purchasing common shares evidenced by ADSs in this offering at the assumed initial public offering price of $                        per ADS, the midpoint of the estimated range of the initial public offering price range per ADS shown on the cover of this prospectus, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

	Common Shares Purchased
			Total Consideration				Average Price per Common Share
								Average Price per ADS
	Number	Percent	Amount			Percent
Existing shareholders	3,193,136		¥	($	)		$	$
New investors			¥	($	)		$	$

Total		100%	$			100%

        A $1.00 increase or decrease in the assumed initial public offering price of $                        per ADS, the mid-point of the estimated initial public offering price range shown on the cover of this prospectus, would increase or decrease total consideration paid by new investors, total consideration paid by all shareholders and the average price per common share paid by all shareholders by $                        and $                        per common share, respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and other offering expenses payable by us.

        As of December 31, 2012, on a pro forma basis there were options outstanding to purchase common shares (upon exercise) of 20,000 shares, 80,000 shares and 16,000 shares, which will be exercisable on June 18, 2013, April 29, 2014 and June 22, 2015, respectively. To the extent that any of these outstanding options are exercised, there will be further dilution to new investors.

        The foregoing discussion assumes no exercise of the underwriters' over-allotment option and excludes                 ADSs issuable upon exercise of warrants granted to the underwriters upon completion of this offering. To the extent that the underwriters' over-allotment option or these warrants are exercised, there will be further dilution to new investors.

 EXCHANGE RATE INFORMATION

        Our financial statements and other financial data included in this prospectus are presented in Japanese yen. Our business and operations are primarily conducted by us in Japan and through our U.S., Korean and Taiwanese subsidiaries. Our functional currency is Japanese yen and their revenues and expenses are denominated in that currency. For convenience, certain amounts in Japanese yen set forth herein have been converted to United States dollars. The conversion of Japanese yen into U.S. dollars in this prospectus is based on the noon buying rate in the City of New York for cable transfers of Japanese yen as certified for customs purposes by the Board of Governors of the Federal Reserve System on December 31, 2012, which was $1.00 = ¥86.64. We make no representation that any Japanese yen or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Japanese yen, as the case may be, at any particular rate or at all.

        The following table sets forth, for each of the periods indicated, the average, high, low and period-end noon buying rates in New York City for cable transfers, in yen per $1.00, as certified for customs purposes by the Board of Governors of the Federal Reserve System. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. No representation is made that the Japanese yen could have been, or could be, converted into U.S. dollars at the rates indicated below or at any other rate. For information on the effect of currency fluctuations on our results, see "Management's Discussion and Analysis of Results of Operations and Financial Condition".

	Japanese yen per U.S. Dollar Noon Buying Rate
	Average(1)	High	Low	Period-End
Fiscal Year Ended March 31, 2010	92.49	98.76	86.12	93.40
Fiscal Year Ended March 31, 2011	85.00	94.24	80.48	82.76
Fiscal Year Ended March 31, 2012	82.47	83.78	80.86	82.41
2012:
April	81.25	82.62	79.81	79.81
May	79.67	80.36	78.29	78.29
June	79.32	80.52	78.21	79.81
July	78.93	79.95	78.10	78.10
August	78.69	79.50	78.19	78.30
September	78.13	78.96	77.41	77.92
October	79.01	80.04	78.00	79.94
November	81.03	82.54	79.42	82.54
December	83.79	86.64	81.86	86.64
2013
January	89.06	91.28	86.92	91.28
February (through February 8, 2013)	93.00	93.56	92.54	93.00

(1)
Annual averages are calculated from month-end rates. Monthly and interim period averages are calculated using the average of the daily rates during the relevant period.

Source:    Board of Governors of the Federal Reserve System

 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The consolidated statements of operations data for the years ended March 31, 2010, 2011 and 2012 and the consolidated balance sheet data as of March 31, 2010, 2011 and 2012 have been derived from the audited consolidated financial statements of UBIC, Inc., included elsewhere in this prospectus. The condensed consolidated statements of income data for the nine months ended December 31, 2011 and 2012 and the condensed consolidated balance sheet data as of December 31, 2012 have been derived from UBIC, Inc.'s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial data has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of our financial condition as of such dates and our results of operations for such periods. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full fiscal year. Our reporting currency is the Japanese yen. The consolidated financial statements included in this prospectus have been prepared in accordance with U.S. GAAP and the consolidated financial statements as of and for the years ended March 31, 2010, 2011 and 2012 have been audited by Ernst & Young ShinNihon LLC, an independent registered public accounting firm. You should read the selected consolidated financial data set forth below in conjunction with the "Management's Discussion and Analysis of Financial

Condition and Results of Operations" section and with the consolidated financial statements and the related notes included elsewhere in this prospectus.

	For the year ended March 31,						For the nine months ended December 31, (unaudited)
	2010	2011	2012		2012		2011	2012		2012
	(thousands of yen except per share data)				(thousands of dollars except per share data)		(thousands of yen except per share data)			(thousands of dollars except per share data)
Revenue	¥1,013,490	¥2,635,430		¥5,095,939		$58,817	¥3,754,013		¥3,516,633		$40,589
Revenue from a related party	80,072	40,764		27,862		322	22,002		14,783		171
Operating revenue from reimbursed direct costs	4,605	9,899		12,427		143	7,943		10,921		126

Total revenue	1,098,167	2,686,093		5,136,228		59,282	3,783,958		3,542,337		40,886

Cost of revenue	703,010	966,352		1,600,425		18,472	1,205,360		1,314,078		15,167
Reimbursed direct costs	4,605	9,899		12,427		143	7,943		10,921		126
Selling, general and administrative expenses	574,001	669,742		1,153,438		13,313	676,192		1,365,845		15,765

Total operating expense	1,281,616	1,645,993		2,766,290		31,928	1,889,495		2,690,844		31,058

Operating income (loss)	(183,449)	1,040,100		2,369,938		27,354	1,894,463		851,493		9,828
Interest income	3,441	3,410		2,052		24	1,638		990		11
Interest expense	(13,247)	(14,262)		(13,360)		(154)	(8,264)		(14,421)		(166)
Foreign currency exchange gains (losses)	(14,384)	(39,942)		10,294		119	(35,590)		78,971		911
Impairment loss on security	(108,540)	—		—		—	—		—		—
Dividend income	—	—		4,500		52	—		4,500		52
Other—net	94	1,296		655		8	5,211		(2,027)		(23)

Income (loss) before income taxes	(316,085)	990,602		2,374,079		27,403	1,857,458		919,506		10,613
Income taxes	102,213	202,827		1,003,441		11,582	800,115		378,929		4,374

Net income (loss)	(418,298)	787,775		1,370,638		15,821	1,057,343		540,577		6,239
Less: Net income (loss) attributable to noncontrolling interests	—	(933)		2,951		34	2,613		4,578		53

Net income (loss) attributable to UBIC, Inc. shareholders	¥(418,298)	¥788,708		¥1,367,687		$15,787	¥1,054,730		¥535,999		$6,186

Net income (loss) attributable to UBIC, Inc. shareholders per share(1)
Basic	¥(182)	¥334		¥515		$5.94	¥401		¥170		$1.97
Diluted	¥(182)	¥249		¥422		$4.87	¥327		¥165		$1.90
Pro forma(2)
Basic			¥		$			¥		$
Diluted			¥		$			¥		$

(1)
Share and per share data give effect to a 2-for-1 share split effected on October 1, 2011 and the 2-for-1 share split effected on April 1, 2012, as if such share splits had occurred on April 1, 2009.

(2)
Pro forma earnings per share is presented giving effect to the number of shares expected to be issued in the offering whose proceeds will be used to repay outstanding long-term debt and the related reduction in interest expense, as if our sale of ADSs had occurred as of the beginning of the periods presented. For the year ended March 31, 2012 and the nine-months ended December 31, 2012, interest expense, net of tax, has been reduced by ¥3,863 thousands ($44.6 thousands) and ¥4,677 thousands ($54.0 thousands), respectively. The weighted average number of shares outstanding has been increased by                and                 ADSs for the year ended March 31, 2012 and the nine months ended December 31, 2012, respectively.

Other operating metrics:

	For the year ended March 31,				For the nine months ended December 31,
	2010	2011	2012	2012	2011	2012	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash dividends declared per common share	¥—	¥—	¥7.5	$0.09	¥7.5	¥50.0	$0.58

	As of March 31,				As of December 31,
	2010	2011	2012	2012	2012	2012
	(thousands of yen)			(thousands of dollars)	(thousands of yen)	(thousands of dollars)
					(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	¥345,150	¥675,212	¥2,410,304	$27,820	¥1,301,486	$15,022
Total current assets	510,013	1,675,941	3,643,020	42,049	2,696,317	31,122
Total noncurrent assets	339,243	697,655	1,336,656	15,426	2,058,418	23,759
Total assets	849,256	2,373,596	4,979,676	57,475	4,754,735	54,881
Total current liabilities	315,856	821,757	1,763,575	20,356	805,557	9,297
Working capital	194,157	854,184	1,879,445	21,693	1,890,760	21,825
Long-term debt	255,011	323,040	400,020	4,617	481,352	5,556
Total noncurrent liabilities	283,747	349,595	476,547	5,500	636,743	7,350
Total liabilities	599,603	1,171,352	2,240,122	25,856	1,442,300	16,647
Total shareholders' equity	249,653	1,195,177	2,727,536	31,480	3,295,839	38,042
Total net assets	249,653	1,202,244	2,739,554	31,619	3,312,435	38,234

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following information should be read together with our selected consolidated financial and operating data and the consolidated financial statements and notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus particularly in "Risk Factors" and "Forward-looking Statements." We have prepared our consolidated financial statements in this prospectus in accordance with U.S. GAAP.

Introduction

        Management's discussion and analysis of financial condition and results of operations is intended to help provide an understanding of our financial condition, changes in financial condition and results of operations, and is organized as follows:

  •
  Overview of our Business—This section provides a general description of our business and developments that have occurred since April 1, 2009 that we believe are important in understanding our results of operations and financial condition or to disclose anticipated future trends. We explain our main sources of revenue, costs and expenses and how these items are presented in our results of operations. We also identify and explain certain non-financial measures that we consider to be important to an understanding of our results of operations.

  •
  Results of Operations—This section provides an analysis of our results of operations for each of the nine months ended December 31, 2011 and 2012 and each of the three years ended March 31, 2010, 2011 and 2012, or fiscal 2009, 2010 and 2011. In addition, a brief description is provided of significant transactions and events that impact the comparability of the results being analyzed.

  •
  Liquidity and Capital Resources—This section provides an analysis of our cash flows for each of the nine months ended December 31, 2011 and 2012 and each of the three years ended March 31, 2010, 2011 and 2012. It includes a discussion of the financial capacity available to fund our future commitments and obligations, as well as a discussion of other financing arrangements.

  •
  Critical Accounting Policies and Estimates—This section discusses our revenue and other accounting policies that we consider important to an understanding of our results of operations, and that require significant judgment and estimates on the part of management in application. Note 1 to the accompanying audited consolidated financial statements as of March 31, 2010, 2011 and 2012, and for the years ended March 31, 2010, 2011 and 2012, and Note 1 to the accompanying unaudited condensed consolidated financial statements as of December 31, 2011 and 2012, and for the nine months ended December 31, 2011 and 2012, summarizes our significant accounting policies.

        Although there have been signs of economic recovery in a number of Asian countries and the United States, many countries in the European Union continue to show weak or non-existent growth in recent years. In Japan, although the economy continues to show the effects of the 2011 earthquake and tsunami and the resulting nuclear incident at Fukushima, there are some signs of recovery, in part attributable to the economic stimulus provided by the policies of the newly-elected government as well as to the positive impact of a weaker yen on export-driven sectors of Japan's economy.

        However an improving global economy and an increase in litigation, accompanied by increased levels of investigation activities by governments, especially in the United States, helped us exceed our targets for revenue, operating income and net income in the years ended March 31, 2011 and 2012.

        With Japanese and other Asian international corporations becoming increasingly involved in litigation concerning antitrust patent, intellectual property, product safety, price cartelization, corporate fraud and other matters, and with the expansion of multinational corporations' operations in Asia, the demand for eDiscovery services capable of dealing with electronic information in Asian languages has grown. eDiscovery has also become a significant part of litigation in Canada, Europe and other Asian countries, in addition to the United States. Our business in preventive legal strategies and eDiscovery support services, other than manual review services, are expanding in an enhanced regulatory environment, resulting in elaborate new processes, even as the demand by Asian law firms for the manual review services of our eDiscovery business has decreased.

        We provide legal support services for eDiscovery to respond to diverse client needs using our proprietary Lit i View and Legal Cloud solutions. During our year ended March 31, 2012, our one-stop-solution sales exceeded expectations as we acquired multiple new clients, securing mandates to supply services with respect to several large cases, administrative proceedings and investigations. We have also developed a Lit i View eDiscovery support system that helps enterprises reduce legal procedural costs, and thereby increase profits.

Annual and Quarterly Reports

        Under Japanese law, we are required to issue quarterly financial statements that are similar to the Form 10-Qs required of U.S. public companies. These financial statements are filed with the Local Finance Bureau, which is the local central office of the Ministry of Finance. In addition, we are required to file quarterly financial results with the TSE. Subsequent to this offering, we will file our annual report on Form 20-F within the period required by Exchange Act. In addition, we intend to furnish quarterly financial results as current reports under Form 6-K. These quarterly financial results will provide disclosure that is similar to the Form 10-Qs, but will otherwise comply with the requirements under Japanese law.

Overview

        The expansion of our business in response to the opportunity described above is reflected in our results of operations in the period since April 1, 2009. In the year ended March 31, 2012, we generated total revenue of ¥5,136.2 million ($59.3 million), operating income of ¥2,369.9 million ($27.4 million) and net income of ¥1,370.6 million ($15.8 million); compared with total revenue of ¥2,686.1 million, operating income of ¥1,040.1 million and net income of ¥787.8 million in the year ended March 31, 2011; compared with total revenue of ¥1,098.2 million, operating loss of ¥183.4 million and net loss of ¥418.3 million in the year ended March 31, 2010.

        For the nine months ended December 31, 2012, we generated total revenue of ¥3,542.3 million ($40.9 million), operating income of ¥851.5 million ($9.8 million) and net income of ¥540.6 million ($6.2 million); compared with total revenue of ¥3,784.0 million, operating income of ¥1,894.5 million and net income of ¥1,057.3 million in the nine months ended December 31, 2011.

        Although our total revenue in the year ended March 31, 2012 increased by ¥2,450.1 million (91.2%) compared with the year ended March 31, 2011, our total operating expense increased by only ¥1,120.3 million (68.1%) over the same period. As a result, our operating income increased by ¥1,329.8 million to ¥2,369.9 million ($27.4 million) in the year ended March 31, 2012 from ¥1,040.1 million in the year ended March 31, 2011, and our net income rose by ¥582.9 million to ¥

1,370.6 million ($15.8 million) in the year ended March 31, 2012 from ¥787.8 million in the year ended March 31, 2011.

        Similarly, although our total revenue in the year ended March 31, 2011 increased by ¥1,587.9 million (144.6%) compared with the year ended March 31, 2010, our total operating expense increased by only ¥364.4 million, 28.4%, over the same period. As a result, our operating income increased by ¥1,223.5 million to ¥1,040.1 million in the year ended March 31, 2011 from a ¥183.4 million operating loss in the year ended March 31, 2010, and our net income rose by ¥1,206.1 million to ¥787.8 million in the year ended March 31, 2011 from an net loss of ¥418.3 million in the year ended March 31, 2010.

        For the nine months ended December 31, 2012, our total revenue decreased by ¥241.6 million, or 6.4%, to ¥3,542.3 million ($40.9 million) compared with ¥3,784.0 million for the nine months ended December 31, 2011, due mainly to the decrease in the manual review services of our revenues, offset in part by an increase in non-review services of our eDiscovery services business, including data collection, process/analysis, production, data hosting, and forensic services. Revenue from these non-review services increased ¥887.4 million, or 51.7%, to ¥2,604.1 million ($30.1 million) in the nine months ended December 31, 2012 from ¥1,716.7 million in the same period in the previous year, whereas our manual review services revenue declined by ¥1,190.8 million, or 62.7%, to ¥707.0 million ($8.2 million) in the nine months ended December 31, 2012 from ¥1,897.8 million in the same period in the previous year. Our operating income for the nine months ended December 31, 2012, decreased by 55.1% to ¥851.5 million ($9.8 million), compared with ¥1,894.5 million in the same period last year, due mainly to the resulting decrease in revenue as well as to a significant increase in the depreciation and amortization expenses due to an increase in our capitalized technology investment, and in selling, general and administrative expenses as we were aggressively investing to build our core infrastructure and manpower to support expected growth.

        This increase in selling, general and administrative expense was attributable to our efforts to expand our capabilities and infrastructure to match the rapid growth of our business, especially over the last three years. Our investment in our administrative and sales and marketing teams and activities is also a part of our efforts to improve and expand our technology, global operating capability and capacity, and overall infrastructure to be ready for further expansion of our business in each market we serve.

How We Generate Revenue

        We generate the great majority of our revenue from the sale of eDiscovery support services and a small minority of our revenue from computer forensic investigation services, the sale of forensic tools and training, and a variety of other services. In the year ended March 31, 2012, revenue from the sale of eDiscovery support services increased to ¥4,910.6 million ($56.7 million), or 95.6% of total revenue of ¥5,136.2 million ($59.3 million), while all revenue from sales of forensic services, forensic tools and training, and other services and products totaled ¥225.6 million ($2.6 million), or 4.4%. Similarly, in the year ended March 31, 2011, revenue from the sale of eDiscovery support services increased to ¥2,529.8 million, or 94.2% of total revenue of ¥2,686.1 million, while all revenue from sales of forensic services, forensic tools and training, and other services and products totaled ¥156.3 million, or 5.8%. During the nine months ended December 31, 2012, revenue from the sale of eDiscovery support services was ¥3,311 million ($38 million), or 93.5% of total revenue of ¥3,542 million ($40.9 million), while all revenue from sales of forensic services, forensic tools and training, and other services and products totaled ¥231.3 million ($2.7 million), or 6.5% of total revenue.

        For the year ended March 31, 2011, revenue from Panasonic Corporation, Aisin Seiki, Yazaki Corporation, and TMI Associates represented approximately 22.1 percent, 14.1 percent, 13.9 percent, and 11.6 percent, respectively, of our total revenue. For the year ended March 31, 2012, revenue from

Yazaki Corporation, Panasonic Corporation, two clients represented by Quinn Emanuel Urquhart & Sullivan, LLP, and Sanyo Electric Co., Ltd. represented approximately 18.5 percent, 12.2 percent, 11.8 percent, and 11.6 percent, respectively, of our total revenue. During the nine months ended December 31, 2011, revenue from Yazaki Corporation, Sanyo Electric Co., Ltd and Panasonic Corporation represented approximately 21.0%, 15.5% and 15.0% respectively of our total revenue. For December 31, 2012, Samsung Electronics Co., Ltd. represented approximately 25.3% of our total revenue and there was no other customer that represented more than 10% of our total revenue. While we derive a significant portion of our revenue from a small number of substantial clients, the specific clients change from year to year, and we expect this trend to continue. The vast majority of our revenue is derived from limited scope engagements that do not include long-term commitments.

        Our clients use eDiscovery and forensic services, for the most part, on an "as needed basis," when a specific legal or administrative proceeding, investigation or other legal challenge requires them to rapidly analyze and produce large amounts of digitally-formatted information. In the absence of such a demand, a company's demand for our services and solutions tends to be much less extensive. This means that contracts for our services tend to be time and subject specific. The fact that we have sold our solutions to a client in one fiscal year or quarter does not ensure on-going use by that client in any subsequent period, unless a new need for our services arises.

        In light of this situation, in order to expand our business, it is imperative for us to continuously market our services and solutions to existing and potential clients and to build market recognition of our capabilities and our brand so that, when companies have a need for eDiscovery and forensic services, we and our solutions are perceived as an attractive alternative. In addition, to the extent that, as discussed above, we are able to expand our client base among non-Asian law firms, we believe that they will need our services to review the Asian-language materials we have collected and processed. This will, in our view, expand our revenue base.

        The overall market for eDiscovery and forensic services has benefited from a rapid increase in the number of lawsuits filed and investigations commenced in the United States which involve patents, intellectual property, product safety, price cartels, the U.S. Foreign Corrupt Practices Act and other issues, and our financial performance has also benefited from this trend, but more specifically from lawsuits filed and investigations commenced in the United States against Japanese and other Asian multinational corporations. We have also benefited more recently from engagements for large and midsize international government investigations. While these trends are helpful to evaluating our future business performance, as a result of our small market share and lower brand awareness in the United States, our financial performance is more likely to be driven by increasing lawsuits and investigations involving Asian companies or U.S. companies with Asian operations, and by our efforts to build out our sales and marketing presence and increase our brand awareness and capabilities in the United States.

        We believe the highest growth and most important segments of our eDiscovery services are those that rely on our propriety eDiscovery software and technologies (collection and processing, production, hosting and TAR).We have seen a decline in our lower-margin manual, review business in Asia. In the future, it is our intent to focus on our technology assisted-review solutions where we provide a more direct and differentiated value proposition to our customers. Further, we plan to focus our geographic growth efforts on the U.S. market. To a lesser extent, we also plan to focus on the non-Asian (particularly the U.S.) review business where we see significantly greater opportunity than within Asia.

        Our TAR solutions are designed to perform reviews of large volumes of data and is intended to identify relevant documents with 90% accuracy, providing meaningful time and cost savings by significantly reducing the need for manual review. We believe that, as our TAR-based solutions demonstrate their value in the market place, they will provide a basis for our expanded and durable growth of total revenues and improved operating income and net income in the future.

Key Metrics

Currency fluctuations

        Our reporting currency is the Japanese yen. In the year ended March 31, 2012, 82.7% of our revenue was generated in Japanese yen, while 17.3% was generated in U.S. dollars. In the year ended March 31 2012, we incurred 73.7% of our costs in Japanese yen and 26.3% in U.S. dollars. For the year ended March 31, 2011, 74.4% of our revenue was generated in Japanese yen, while 25.6% was generated in U.S. dollars. In that same period, we incurred 63.6% of our costs in yen and 36.4% in U.S. dollars.

        In the nine months ended December 31, 2012, 70.0% of our revenue was generated in Japanese yen, while 30.0% was generated in U.S. dollars. In the nine months ended December 31, 2012, we incurred 76.9% of our costs in Japanese yen, 18.1% in U.S. dollars and a total of 5.0% in Korean won and Taiwan dollars. For the nine months ended December 31, 2011, 92.2% of our revenue was generated in Japanese yen, while 7.8% was generated in U.S. dollars. In that same period, we incurred 81.9% of our costs in yen and 18.1% in U.S. dollars.

        As a result, we have both transaction and translation currency exposure to the U.S. dollar and, to a lesser extent, to the Korean won and the Taiwan dollar. We have not entered into any agreements to hedge this exposure. See "Risk Factors—Risks Related to Our Business—Significant movements in foreign currency exchange rates or change in monetary policy may materially harm our financial results" in this prospectus.

Total Revenue

        Total revenue is comprised of revenue, which is, itself, composed of proceeds from the sale of eDiscovery support services and from computer forensic investigation services, the sale of forensic tools and training, and a variety of other services, including operating revenue from reimbursed direct costs. The latter category represented only 0.4% and 0.2% of total revenue, or ¥9.9 million and ¥12.4 million ($0.14 million), in the years ended March 31, 2011 and 2012, respectively, and only 0.2% and 0.3% of total revenue, or ¥7.9 million and ¥10.9 million ($0.1 million), in the nine months ended December 31, 2011 and 2012, respectively. In addition, operating revenue from reimbursed direct cost essentially represented a "pass through" of expenses incurred on behalf of clients and was completely offset by the related expense line.

Total Operating Expense

  Cost of revenue

        Cost of revenue consists primarily of costs related to personnel, client support, amortization of software, depreciation of equipment and outsourcing expenses. Personnel costs include salaries, bonuses, social and health insurance, other employee benefits and share-based compensation for personnel. Software costs are amortized, beginning in the period each module or component of the product is ready for its intended use, on a straight-line basis over the estimated useful life of the product, mainly five years, depreciation of equipment is as well. Outsourcing cost is mainly temporary staff cost to manually review eDiscovery materials identified by electronic means.

  Reimbursed Direct Costs

        As noted above, reimbursed direct costs constitute a component of total operating expense, but are completely offset by the reciprocal revenue line item.

  Selling, general and administrative expenses

        We classify our selling, general and administrative expenses into three categories: sales and marketing, research and development, and general and administration. These categories correspond to different departments within our company.

        Our operating expenses primarily consist of personnel costs, marketing costs, professional service fees and depreciation and amortization costs. Personnel costs for each category of operating expenses include salaries, bonuses, social and health insurance, other employee benefits and share-based compensation for personnel in that category, as well as an allocation of our facilities costs. We allocate share-based compensation expense resulting from the amortization of the fair value of options granted. We allocate overhead, such as rent, computer and other technology costs, to each expense category based on worldwide headcount in that category.

  Sales and marketing

        Sales and marketing expense primarily consists of personnel costs for our sales, marketing, business development and client support employees and executives; and commissions earned by our sales personnel. In addition, during each period, we incurred expenses related to the expansion of our sales operations in the United States and, to a lesser extent, in South Korea and Taiwan.

  General and administration

        General and administration expense primarily consists of personnel costs for our executive, information technology, finance, legal, human resources, corporate development and administrative personnel, as well as legal, accounting and other professional service fees and other corporate expenses that are charged to the profit and loss account, and depreciation and amortization. We expect to increase general and administrative expense, as a percentage of revenue and on an absolute basis, reflecting investments in our public company infrastructure.

  Research and development

        Research and development costs that are included in selling, general and administrative expenses relate primarily to costs incurred in the research and development of new internal use software products and enhancements to our existing internal use software products that are used by us principally to provide our services and solutions to clients and do not meet the criteria for capitalization. These costs are expensed as incurred.

  Income taxes

        Income tax expense consists of the taxes we pay in several countries on our taxable income as well as deferred taxes that reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. For further information on the breakdown of our income tax components, see "Note 13" in each of our annual consolidated financial statements, and "Note 9" in our interim condensed consolidated financial statements, included in this prospectus beginning on page F-1 as well as additional information on recent developments in our tax position.

Results of Operations

        The following table summarizes our consolidated statements of operations for the periods indicated in thousands of yen and as a percentage of total revenues, which represented ¥1,098.2 million, ¥2,686.1 million and ¥5,136.2 million ($59.3 million) in the years ended March 31,

2010, 2011 and 2012, respectively, and ¥3,784.0 million and ¥3,542.3 millon ($40.9 million) in the nine months ended December 31, 2011 and 2012, respectively.

	Year ended March 31,						Nine months ended December 31,
Consolidated Statements of Operations Data	2010		2011		2012		2011		2012
	(thousands of yen, except percentages)						(unaudited, in thousands of yen except percentages)
Revenue	¥1,013,490	92.3%	¥2,635,430	98.1%	¥5,095,939	99.2%	¥3,754,013	99.2%	¥3,516,633	99.3%
Revenue from a related party	80,072	7.3	40,764	1.5	27,862	0.6	22,002	0.6	14,783	0.4
Operating revenue from reimbursed direct costs	4,605	0.4	9,899	0.4	12,427	0.2	7,943	0.2	10,921	0.3

Total Revenue	1,098,167	100.0	2,686,093	100.0	5,136,228	100.0	3,783,958	100.0	3,542,337	100.0

Cost of revenue	703,010	64.0	966,352	36.0	1,600,425	31.2	1,205,360	31.9	1,314,078	37.1
Reimbursed direct costs	4,605	0.4	9,899	0.4	12,427	0.2	7,943	0.2	10,921	0.3
Selling, general and administrative expenses	574,001	52.3	669,742	24.9	1,153,438	22.5	676,192	17.9	1,365,845	38.6

Total operating expense	1,281,616	116.7	1,645,993	61.3	2,766,290	53.9	1,889,495	49.9	2,690,844	76.0

Operating income (loss)	(183,449)	(16.7)	1,040,100	38.7	2,369,938	46.1	1,894,463	50.1	851,493	24.0
Interest income	3,441	0.3	3,410	0.1	2,052	*	1,638	*	990	*
Interest expense	(13,247)	(1.2)	(14,262)	(0.5)	(13,360)	(0.3)	(8,624)	(0.2)	(14,421)	(0.4)
Foreign currency exchange gains (losses)	(14,384)	(1.3)	(39,942)	(1.5)	10,294	0.2	(35,590)	(0.9)	78,971	2.2
Impairment losses on investments in securities	(108,540)	(9.9)	—		—		—		—
Dividend income	—		—		4,500	0.1	—		4,500	0.1
Other—net	94	*	1,296	*	655	*	5,211	0.1	(2,027)	(0.1)

Income (loss) before income taxes	(316,085)	(28.8)	990,602	36.9	2,374,079	46.2	1,857,458	49.1	919,506	26.0
Income taxes	102,213	9.3	202,827	7.6	1,003,441	19.5	800,115	21.1	378,929	10.7

Net income (loss)	(418,298)	(38.1)	787,775	29.3	1,370,638	26.7	1,057,343	27.9	540,577	15.3
Less: Net income (loss) attributable to noncontrolling interests	—		(933)	*	2,951	0.1	2,613	*	4,578	*

Net income (loss) attributable to UBIC, Inc. shareholders	¥(418,298)	38.1%	¥788,708	29.4%	¥1,367,687	26.6%	¥1,054,730	27.9%	¥535,999	15.1%

*
Less than 0.1%.

Nine months ended December 31, 2011 and 2012

  Total Revenue

	Nine months ended December 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Revenue	¥3,754,013	¥3,516,633	$40,589	¥(237,380)	(6.3)%
Revenue from a related party	22,022	14,783	171	(7,219)	(32.8)
Operating revenue from reimbursed direct costs	7,943	10,921	126	2,978	37.5

Total revenue	¥3,783,958	¥3,542,337	$40,886	¥(241,621)	(6.4)%

        Total revenue in the nine months ended December 31, 2012 decreased by ¥241.6 million, or 6.4%, to ¥3,542.3 million ($40.9 million) from ¥3,784.0 million in the nine months ended December 31, 2011. This decrease was driven mainly by a significant reduction in revenue from the manual review services of our eDiscovery business, offset in part by a combination of continued growth in our other eDiscovery services including data collection, process and analysis, production, and data hosting.

        As shown in the table below, revenue from manual review services declined by ¥1,190.8 million to ¥707.0 million ($8.2 million) in the nine months ended December 31, 2012 from ¥1,897.8 million in the nine months ended December 31, 2011, while revenue from other eDiscovery services increased by ¥887.4 million to ¥2,604.1 million ($30.1 million) in the nine months ended December 31, 2012 from ¥1,716.7 million in the nine months ended December 31, 2011.

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
eDiscovery
Review	¥1,897,786	¥706,995	$8,160
Other	¥1,716,651	¥2,604,061	$30,056

Total	¥3,614,437	¥3,311,056	$38,216

        During the nine months ended December 31, 2012, the decline, compared with the nine months ended December 31, 2011, in eDiscovery revenue from manual review of almost ¥1.2 billion was only partially offset by an increase in other eDiscovery revenue of almost ¥900 million, resulting in an overall decrease in revenue from eDiscovery services of almost ¥300 million. As a result, during the nine months ended December 31, 2012, revenue from eDiscovery support services represented ¥3,311.1 million ($38.2 million), or 93.5% of our total revenue of ¥3,542.3 million ($40.9 million), while computer forensic investigation services, sales of forensic tools and training and other services totaled ¥231.3 million ($2.7 million), or 6.5% of total revenue. This compared with eDiscovery revenue from support services of ¥3,614.4 million, or 95.5% of our total revenue of ¥3,784.0 million, and revenue from computer forensic investigation services, sales of forensic tools and training and other services of ¥169.6 million, or 4.5% of our total revenue in the nine months ended December 31, 2011.

        The decrease in manual review services was largely due, as noted above, to the significantly increased tendency of Asian law firms using our eDiscovery services to bring the manual review services in-house during the nine-month period ended December 31, 2012. We expect that this trend to continue with respect to Asian law firms, offset to the extent that we are able to increase sales of our eDiscovery services to non-Asian law firms that, generally, lack sufficient language capability to bring the review component in-house. In addition, to the extent that predictive coding reduces the volume of information produced by TAR requiring human review to be less significant, we believe that, in general, the portion of eDiscovery revenue related to human review will be reduced.

        We believe that, if we are successful in expanding our operations and resulting revenue outside of Asia, we may be able to find new sources of manual review revenue by increasing services we provide to companies and law firms with relatively limited Asian language capabilities. We also believe that expanded revenue from other eDiscovery services, notably TAR, offer the primary growth areas for our business. Therefore, we expect that, as we continue to refine and expand our capabilities and marketing of these other eDiscovery services, these offerings will produce revenue growth and will reconfirm the trend established in the three years ended March 31, 2012, in which our eDiscovery services represented an expanding share of our business and revenue.

        Our revenue from a related party in the nine months ended December 31, 2012 decreased by ¥7.2 million, or 32.8%, to ¥14.8 million ($0.2 million) from ¥22.0 million in the nine months ended December 31, 2011. This decrease in our revenue from a related party is primarily attributable to a decrease in sales of forensic tools by the related party. Our operating revenue from reimbursed direct costs in the nine months ended December 31, 2012 increased by 37.5% to ¥10.9 million ($0.1 million) from ¥7.9 million in the nine months ended December 31, 2011. Operating revenue from reimbursed direct costs represents costs incurred on behalf of a client that are subsequently reimbursed and is completely offset by the equivalent component of operating expense.

  Total operating expense

	Nine months ended December 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
		(unaudited, in thousands, except percentages)
Cost of revenue	¥1,205,360	¥1,314,078	$15,167	¥108,718	9.0%
Reimbursed direct costs	7,943	10,921	126	2,978	37.5
Selling, general and administrative expenses	676,192	1,365,845	15,765	689,653	102.0

Total operating expense	¥1,889,495	¥2,690,844	$31,058	¥801,349	42.4%
Percentage of total revenue	49.9%	76.0%

        Our cost of revenue in the nine months ended December 31, 2012 increased by ¥108.7 million, or 9.0%, to ¥1,314.1 million ($15.2 million) from ¥1,205.4 million in the nine months ended December 31, 2011, while our revenue declined by 6.4% during the same period. This cost of revenue increase is attributable to certain activities that resulted in increased fixed costs, including: continuing investment to expand our team of professional service and support engineers; an increase in amortization related to the capitalized cost of our proprietary software, including Lit i View; and the expansion of our operational infrastructure, such as establishing data centers in multiple locations. At the same time, cost of revenue was also impacted by a reduction in variable costs that decreased with the change in mix of services that we provided to our customers. The most significant component of such expenses is the cost of labor related to manual review services. This cost in the nine months ended December 31, 2012 decreased by ¥390.6 million, or 65.1% to ¥209.8 million ($2.4 million) from ¥600.4 million in the nine months ended December 31, 2011. This reduction in costs was more than offset by an increase in fixed costs, producing an increase in our overall cost of revenue in the nine months ended December 31, 2012, even as our total revenue declined. If the decrease in labor costs related to manual review services is excluded, the increase in total operating expense would be almost ¥1.2 billion (rather than the actual ¥801.3 million) in the nine months ended December 31, 2012 compared with the prior period.

        Our reimbursed direct costs in the nine months ended December 31, 2012 increased by 37.5% to ¥10.9 million ($0.1 million) from ¥7.9 million in the nine months ended December 31, 2011. Reimbursed direct costs represent costs incurred on behalf of a client that are subsequently reimbursed. Therefore, this increase in our reimbursed direct costs was completely offset by related revenue and remained largely insignificant to our overall results.

        Our selling, general and administrative expenses in the nine months ended December 31, 2012 increased by ¥689.7 million, or 102.0%, to ¥1,365.9 million ($15.8 million) from ¥676.2 million in the nine months ended December 31, 2011. This increase was primarily attributable to an increase in payroll and compensation costs, which increased by ¥222.7 million, or 73.2%, to ¥526.9 million ($6.08 million) from ¥304.2 million, while our headcount increased to 142 officers and employees at the end of December 31, 2012 from 75 at December 31, 2011. During the same period our other selling, general and administrative expenses such as, professional fees increased by ¥169.9 million, or 157.9%, to ¥277.5 million ($3.2 million) from ¥107.6 million, office rent increased by ¥42.0 million, or 227.0% to ¥60.5 million ($0.7 million) from ¥18.5 million, travel expense increased by ¥44.1 million, or 112.5% to ¥83.3 million ($0.96 million) from ¥39.3 million, recruiting and employee training expense increased by ¥29.3 million, or 73.8% to ¥69.0 million ($0.80 million) from ¥39.7 million and corporate public relations and communication expense increased by ¥33.3 million, or 206.8% to ¥49.4 million ($0.57 million) from ¥16.1 million.

        This increase in sales and marketing expenses was primarily due to an increase in our business development activities in the United States where we expanded our sales and marketing efforts principally to law firms that provide international legal services requiring eDiscovery services for Asian clients. We also invested in and strengthened our sales and marketing capability in the emerging regions of Korea and Taiwan in addition to Japan, our main revenue source to date. The increase in general and administrative expenses was primarily due to the strengthening and improvement of our administrative capability and capacity to support business growth. The areas for such improvement include, compliance and internal control, streamlining business processes, information systems and IT, coping with global requirements of financial accounting, and supporting emerging regions. For this purpose, we have hired a significant number of qualified outside professionals in addition to our own employee hiring, with respect to which we increased general and administrative staff headcount from 18 as of December 31, 2011, to 33 as of December 31, 2012.

        This increase in selling, general and administrative expense is part of our efforts to expand our capabilities and infrastructure to match the rapid growth of our business, especially over the last three years. Our investment is also an attempt to address further advancement of technology, global operation capability and capacity, and overall infrastructure to be ready for further expansion of our business in each market we serve.

  Operating income

	Nine months ended December 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Operating income	¥1,894,463	¥851,493	$9,828	¥(1,042,970)	(55.1)%
Percentage of total revenue	50.1%	24.0%

        As a result of the above factors, our operating income in the nine months ended December 31, 2012 decreased to ¥851.5 million ($9.8 million) from ¥1,894.5 million during the nine months ended December 31, 2011 and decreased as a percentage of total revenue to 24.0% from 50.1%. This represents a 26.1% decrease in the ratio of operating income to total revenue in the nine months ended December 31, 2012 compared with the earlier period.

        This decrease in operating income was principally due to two factors. As noted above, total revenue decreased by ¥241.6 million ($2.8 million) in the nine months ended December 31, 2012 compared with the nine months ended December 31, 2011. In addition, the increase of ¥689.7 million ($8.0 million) in selling, general and administrative expenses in the nine months ended December 31, 2012 compared with the nine months ended December 31, 2011 played a particularly important role in this decrease. As explained above under the caption "—Total operating expense," this increase was a part of our general expansion effort in this area, after a number of periods in which the growth of our internal infrastructure lagged behind the rapid expansion of our business, requiring us to make significant expenditures in this area.

        We believe that, although we expect to continue to make significant investments in expanding and improving our operations that will be reflected in increased operating expenses, these expenditures will lead to an expansion of our total revenues and will be in proportion to our increased resources. We expect, therefore, that the decrease in operating income as a percentage of total revenues should be reversed in future proceeds and have targeted a proportion of approximately 30% to 35%.

  Total other expense—net

	Nine months ended December 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Interest income	¥1,638	¥990	$11	¥(648)	(39.6)%
Interest expense	(8,264)	(14,421)	(166)	(6,157)	(74.5)%
Foreign currency exchange gains (losses)	(35,590)	78,971	911	114,561	N.A.
Dividend income	—	4,500	52	4,500	N.A.
Other—net	5,211	(2,027)	(23)	(7,238)	N.A.

Total other expense—net	¥(37,005)	¥68,013	$785	¥105,018	N.A.
Percentage of total revenue	(1.0)%	1.9%

        Our interest income in the nine months ended December 31, 2012 decreased by 39.6% to ¥1.0 million ($0.01 million) from ¥1.6 million in the nine months ended December 31, 2011. This decrease in our interest income was primarily attributable to a lower valuation difference on a swap transaction in the nine months ended December 31, 2012 compared with the nine months ended December 31, 2011.

        Our interest expense in the nine months ended December 31, 2012 increased by 74.5% to ¥14.4 million ($0.2 million) from ¥8.3 million in the nine months ended December 31, 2011. This increase in our interest expense was primarily attributable to our higher level of outstanding debt during a majority of the period in 2012 as compared with the period in 2011.

        We had a foreign exchange gain of ¥79.0 million ($0.9 million) in the nine months ended December 31, 2012, whereas we had a foreign exchange loss of ¥35.6 million in the same period in the previous year. This significant favorable net gain in foreign exchange was mainly attributable to the significantly weakened position of the Japanese yen against the U.S. dollar as the Japanese yen declined from 76.98 yen per dollar at the end of December 2011 to 86.64 yen per dollar at the end of December 2012 or 12.5% decline of yen value during the 12 month period.

  Income before income taxes

	Nine months ended December 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Income before income taxes	¥1,857,458	¥919,506	$10,613	¥(937,952)	(50.5)%
Percentage of total revenue	49.1%	26.0%

        Our income before income taxes in the nine months ended December 31, 2012 decreased by 50.5% to ¥919.5 million ($10.6 million) from ¥1,857.5 million in the nine months ended December 31, 2011. This represents a 23.1% decrease in the ratio of income before income taxes to total revenue in the nine months ended December 31, 2012 compared with the earlier period.

  Income taxes

	Nine months ended December 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Income taxes	¥800,115	¥378,929	$4,374	¥(421,186)	(52.6)%
Percentage of total revenue	21.1%	10.7%
Percentage of income before income taxes	43.1%	41.2%

        Our income taxes are comprised of current income taxes, partially (and in the periods considered, insignificantly) reduced by deferred income taxes. Income taxes in the nine months ended December 31, 2012 decreased to ¥378.9 million ($4.4 million) from ¥800.1 million from the comparable period in the previous fiscal year. This decrease was primarily attributable to the ¥938.0 million decrease in income before income taxes in the nine months ended December 31, 2012.

  Net income (loss)

	Nine months ended December 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Net income	¥1,057,343	¥540,577	$6,239	¥(516,766)	(48.9)%
Percentage of total revenue	27.9%	15.3%

        Our net income in the nine months ended December 31, 2012 decreased by 48.9% to ¥540.6 million ($6.2 million) from ¥1,057.3 in the nine months ended December 31, 2011. This decrease in net income was primarily attributable to the ¥801.3 million increase in total operating expense in the nine months ended December 31, 2012.

  Operating segments

        Our operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expenses and for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company provides a variety of eDiscovery and forensic services which are provided by UBIC and its domestic subsidiaries for domestic (Japanese) clients, by UBIC North America, Inc (UNA)., a U.S.-based, wholly-owned subsidiary of UBIC for clients represented by U.S.-based attorneys who contracted UNA, and by other foreign subsidiaries for foreign clients other than those who contracted UNA. The Company's operations in Japan, the U.S. and others have been identified as the three operating segments of the Company. Others include South Korea and Taiwan. The Company's chief executive officer, who is also the Company's chief operating decision maker, regularly reviews the performance of the three operating segments and makes decisions regarding allocation of resources. The Company's chief operating decision maker utilizes various measurements prepared based on accounting principles generally accepted in Japan (Japanese GAAP) which include revenues, operating income or loss and segment assets to assess segment performance and allocate resources to segments.

        During the year ended March 31, 2012, the Company established subsidiaries in countries other than Japan and the U.S. Management reevaluated the structure of its business and devised a new reportable segment structure. All periods presented have been revised to report segment results under the new reportable segment structure.

        The Company's reportable segments are the same as its operating segments.

        Segment information for the nine months ended December 31, 2011 and 2012 or as of March 31 and December 31, 2012 is presented below:

  Revenue:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31, 2011	December 31, 2012	December 31, 2012
Japan
Outside customers	¥3,348,652	¥2,500,124	$28,856
Intersegment	195,696	478,187	5,519

Total	3,544,348	2,978,311	34,375
U.S.
Outside customers	289,885	902,050	10,411
Intersegment	29,453	23,671	273

Total	319,338	925,721	10,684
Other
Outside customers	—	141,916	1,638
Intersegment	—	—	—

Total	—	141,916	1,638
Elimination	(225,149)	(501,858)	(5,792)

Total revenue after eliminations	3,638,537	3,544,090	40,905
Adjustments*(1)	145,421	(1,753)	(19)

Total consolidated revenue	¥3,783,958	¥3,542,337	$40,886

*(1)
These amounts primarily represent the net impact of adjustments arising from differences in timing of revenue recognition under U.S. GAAP and J GAAP.

  Segment Performance Measure:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31, 2011	December 31, 2012	December 31, 2012
Segment profit (loss)
Japan	¥1,853,804	¥774,596	$8,940
U.S.	(67,691)	139,976	1,616
Other	—	(31,173)	(360)

Total segment profit after eliminations	1,786,113	883,399	10,196
Adjustments*(2)	108,350	(31,906)	(368)

Total consolidated operating income	1,894,463	851,493	9,828
Unallocated amounts:
Interest income	1,638	990	11
Interest expense	(8,264)	(14,421)	(166)
Foreign currency exchange gains (losses)	(35,590)	78,971	911
Dividend income	—	4,500	52
Other—net	5,211	(2,027)	(23)

Total consolidated income before income taxes	¥1,857,458	¥919,506	$10,613

*(2)
Adjustments primarily relate to differences between U.S. GAAP and J GAAP for revenue recognition, and depreciation and amortization.

  Segment Assets:

	Thousands of Yen		Thousands of U.S. Dollars
	March 31, 2012	December 31, 2012	December 31, 2012
Segment assets
Japan	¥4,830,227	¥4,265,616	$49,234
U.S.	895,284	1,081,038	12,477
Other	134,294	323,382	3,732
Elimination	(976,279)	(1,141,390)	(13,174)

Total segment assets after eliminations	4,883,526	4,528,646	52,269
Adjustments*(3)	96,150	226,089	2,612

Total consolidated assets	¥4,979,676	¥4,754,735	$54,881

*(3)
Adjustments primarily relate to differences between U.S. GAAP and J GAAP for revenue recognition, depreciation and amortization, deferred tax assets and deferred IPO costs.

Entity-Wide Information:

        The information concerning revenue by service categories for the nine months ended December 31, 2011 and 2012 is presented below:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
eDiscovery
Review	¥1,897,786	¥706,995	$8,160
Other(1)	1,716,651	2,604,061	30,056

Total	3,614,437	3,311,056	38,216
Investigation	114,785	176,716	2,040
Sales of forensic tools	28,646	18,692	216
Forensic training	24,990	31,552	364
Other	1,100	4,321	50

Total revenue	¥3,783,958	¥3,542,337	$40,886

(1)
Other revenue includes collection, processing and analysis, hosting, and production services.

Years ended March 31, 2011 and 2012

  Total Revenue

	Year ended March 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Revenue	¥2,635,430	¥5,095,939	$58,817	¥2,460,509	93.4%
Revenue from a related party	40,764	27,862	322	(12,902)	(31.7)%
Operating revenue from reimbursed direct costs	9,899	12,427	143	2,528	25.5%

Total revenue	¥2,686,093	¥5,136,228	$59,282	¥2,450,135	91.2%

        Total revenue for the year ended March 31, 2012 increased by ¥2,450.1 million, or 91.2%, to ¥5,136.2 million ($59.3 million) from ¥2,686.1 million. Our revenue in the year ended March 31, 2012, most of which was attributable to our core eDiscovery services, increased by ¥2,460.5 million, or 93.4%, to ¥5,095.9 million ($58.8 million) from ¥2,635.4 million in the year ended March 31, 2011. This increase in our revenue and total revenue was primarily attributable to the expansion of our eDiscovery operations. Revenue in the year ended March 31, 2012 reflected the receipt of large and midsize orders associated with continuing growth in the number of international government investigations begun in the previous year and the expanding scope of these investigations. Our revenue from a related party in the year ended March 31, 2012 decreased by ¥12.9 million, or 31.7%, to ¥27.9 million ($0.3 million) from ¥40.8 million in the year ended March 31, 2011. This decrease in our revenue from a related party is primarily attributable to a decrease in sales of forensic tools by the related party. Our operating revenue from reimbursed direct costs in the year ended March 31, 2012 increased by 25.5% to ¥12.4 million ($0.1 million) from ¥9.9 million in the year ended March 31, 2011. Operating revenue from reimbursed direct costs represents costs incurred on behalf of a client that are subsequently reimbursed and is completely offset by the equivalent component of operating expense.

        As discussed in "Our Business—Our Growth Strategy," our goals in implementing our growth strategy include expansion of our global operations, notably in the United States. We believe that, if we are successful in implementing our growth strategy, the expansion of our total revenue will be sustainable in future periods. However, we cannot assure you that the pace of our revenue growth (the driver of our plans to increase total revenue) will be maintained, even if our strategy is successfully implemented.

  Total operating expense

	Year ended March 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Cost of revenue	¥966,352	¥1,600,425	$18,472	¥634,073	65.6%
Reimbursed direct costs	9,899	12,427	143	2,528	25.5%
Selling, general and administrative expenses	669,742	1,153,438	13,313	483,696	72.2%

Total operating expense	¥1,645,993	¥2,766,290	$31,928	¥1,120,297	68.1%
Percentage of total revenue	61.3%	53.9%

        Our cost of revenue in the year ended March 31, 2012 increased by ¥634.0 million, or 65.6%, to ¥1,600.4 million ($18.5 million) from ¥966.4 million in the year ended March 31, 2011. This increase was primarily attributable to the growth in our operations, especially in the area of eDiscovery, reflected in the rapid growth of our revenue in the year ended March 31, 2012 compared with the year ended March 31, 2011.

        While we were successful in reducing our total operating expense as a percentage of total revenue to 53.9% in the year ended March 31, 2012 from 61.3% in the year ended March 31, 2011 and intend to continue these efforts going forward, it may be difficult to achieve the same level of percentage reductions in the future and we cannot assure you that this trend in cost reduction, both in absolute terms and as a percentage of total revenue, may not be attenuated or reversed. To the contrary, our spending for this line item may need to be increased if we are to maintain a high level of revenue growth in future periods. Our growth in revenue has not been matched by an equal expansion of our internal selling, managerial and financial capabilities, Though our total revenue increased from ¥1,098.2 million in the year ended March 31, 2010 to ¥5,136.2 million in the year ended March 31, 2012 (approximately 368%), our expenditures for selling, general and administrative expenses rose only from ¥574.0 million to ¥1,153.4 million (approximately 101%). In this context, we expect to increase our spending on internal infrastructure as we continue to make improvements in this area.

        Our reimbursed direct costs in the year ended March 31, 2012 increased by 25.5% to ¥12.4 million ($0.1 million) from ¥9.9 million in the year ended March 31, 2011. Reimbursed direct costs represent costs incurred on behalf of a client that are subsequently reimbursed. Therefore, this increase in our reimbursed direct costs was completely offset by related revenue and remained largely insignificant to our overall results.

        Our selling, general and administrative expenses in the year ended March 31, 2012 increased by ¥483.7 million, or 72.2%, to ¥1,153.4 million ($13.3 million) from ¥669.7 million in the year ended March 31, 2011. This increase in general and administrative expenses in the year ended March 31, 2012 was primarily attributable to an increase in payroll and compensation costs, which increased by ¥185.1 million, or 55.0%, to ¥521.7 million ($6.0 million) from ¥336.6 million, professional fees increased by ¥103.6 million, or 101.8%, to ¥205.4 million ($2.4 million) from ¥101.8 million, recruiting and training expense increased by ¥29.2 million, or 117.7%, to ¥54.0 million ($0.6 million) from ¥24.8 million, supplies expense increased by ¥29.0, or 426.5%, to ¥35.8 million ($0.4 million) from ¥6.8 million, communication expense increased by ¥24.6 million, or 190.7%, to ¥37.5 million ($0.4 million) from ¥12.9 million, staffing fee increased by ¥20.3 million, or 580.0%, to ¥23.8 million ($0.3 million) from ¥3.5 million, overseas travel expenses increased by ¥18.2 million, or 222.0%, to ¥26.4 million ($0.3 million) from ¥8.2 million. These broad base increases in our general administrative expenses were driven by our strategy to build and enhance the basic capability to support our growing business. The increase in sales and marketing expenses from the year ended March 31, 2011 to the year ended March 31, 2012 was primarily due to business development activities of two new regions, South Korea and Taiwan, as well as the increased business development activities in Japan and United States. In addition to the United States headquarters in Redwood City, CA, we established two other branch locations for the United States in Washington, DC and New York, NY, in the year ended March 31, 2012. Strategic marketing activities in the year ended March 31, 2012 also included professional seminars held in U.S. branch locations to increase our brand recognition and demonstrate our eDiscovery and forensic investigation capabilities. The increase in general and administration expenses from the year ended March 31, 2011 to the year ended March 31, 2012 was primarily due to the improvements in administrative support levels within business process management, compliance and internal control, and increased supporting personnel in the new regions. In addition to the use of significant outside professional support, we also increased general and administrative staff headcount from 17 in the year ended March 31, 2011 to 25 in the year ended March 31, 2012.

        The considerable increase in our total operating expense in the year ended March 31, 2012 compared with the year ended March 31, 2011 in absolute terms of ¥1,120.3 million, or 68.1%, was moderate in comparison with the related increase in total revenue of ¥2,450.1 million, or 91.2%.

  Operating income

	Year ended March 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Operating income	¥1,040,100	¥2,369,938	$27,354	¥1,329,838	127.9%
Percentage of total revenue	38.7%	46.1%

        As a result of the above factors, our operating income in the year ended March 31, 2012 more than doubled to ¥2,369.9 million ($27.4 million) from ¥1,040.1 million compared with the year ended March 31, 2011 and increased as a percentage of total revenue to 46.1% from 38.7%. This represents a 7.4% improvement in the ratio of operating income to total revenue in the year ended March 31, 2012 compared with the earlier period.

  Total other expense—net

	Year ended March 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Interest income	¥3,410	¥2,052	$24	¥(1,358)	(39.8)%
Interest expense	(14,262)	(13,360)	(154)	902	6.3%
Foreign currency exchange gains (losses)	(39,942)	10,294	119	50,236	N.A.
Dividend income	—	4,500	52	4,500	N.A.
Other—net	1,296	655	8	(641)	(49.5)%

Total other expense—net	¥(49,498)	¥4,141	$49	¥53,639	N.A.
Percentage of total revenue	(1.8)%	0.1%

        Our interest income in the year ended March 31, 2012 decreased by 39.8% to ¥2.1 million ($0.02 million) from ¥3.4 million in the year ended March 31, 2011. This decrease in our interest income was primarily attributable to a lower valuation difference on a swap transaction in the year ended March 31, 2012 compared with the year ended March 31, 2011.

        Our interest expense in the year ended March 31, 2012 decreased by 6.3% to ¥13.4 million ($0.2 million) from ¥14.3 million in the year ended March 31, 2011. This decrease in our interest expense was primarily attributable to our lower level of outstanding debt during a majority of the year ended March 31, 2012 as compared with the year ended March 31, 2011.

        We had foreign currency exchange gain of ¥10.3 million ($0.1 million) in the year ended March 31, 2012 as compared to the previous fiscal year loss of ¥39.9 million. This change in foreign exchange gains (losses) was primarily attributable to a combination of higher yen in the year ended March 31, 2011 and smaller fluctuation of exchange rates in the year ended March 31, 2012 than in the year ended March 31, 2011.

        Dividend income in the year ended March 31, 2012 was ¥4.5 million ($0.05 million) compared with the previous year where we had no dividend income. This was primarily attributable to dividend income related to investments in securities.

  Income before income taxes

	Year ended March 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Income before income taxes	¥990,602	¥2,374,079	$27,403	¥1,383,477	139.7%
Percentage of total revenue	36.9%	46.2%

        Our income before income taxes in the year ended March 31, 2012 increased by 139.7% to ¥2,374.1 million ($27.4 million) from ¥990.6 million in the year ended March 31, 2011. This represents a 9.3% increase in the ratio of income before income taxes to total revenue in the year ended March 31, 2012 compared with the previous year.

Income taxes

	Year ended March 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Income taxes	¥202,827	¥1,003,441	$11,582	¥800,614	394.7%
Percentage of total revenue	7.6%	19.5%
Percentage of income before income taxes	20.5%	42.3%

        Our income taxes are comprised of income tax-current, partially (and in the periods considered, insignificantly) reduced by income tax-deferred. Our income taxes in the year ended March 31, 2012 increased by ¥800.6 million or 394.7% to ¥1,003.4 million ($11.6 million) from ¥202.8 million in the year ended March 31, 2011. This increase was primarily attributable to the ¥1,383.5 million increase in income before income taxes in the year ended March 31, 2011 compared with the previous year offset.

  Net income

	Year ended March 31,			Change 2012 vs. 2011
	2011	2012	2012	In yen	Percentage
	(in thousands, except percentages)
Net income	¥787,775	¥1,370,638	$15,821	¥582,863	74.0%
Percentage of total revenue	29.3%	26.7%

        Our net income in the year ended March 31, 2012 increased by 74.0% to ¥1,370.6 million ($15.8 million) from ¥787.8 million in the year ended March 31, 2011. This increase in net income was primarily attributable to the rapid growth of our eDiscovery revenue, which was only partially offset by a much more moderate increase in related operating expense.

  Operating segments

        Our operating segments are defined as components of our company that engage in business activities from which we earn revenues and incur expense and for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. We provide a variety of eDiscovery and forensic services which are provided by UBIC and its domestic subsidiaries for domestic (Japanese) clients, by UNA for clients represented by U.S.-based attorneys who contracted UNA, and by other foreign subsidiaries for foreign clients other than those who contracted UNA Our operations are divided in to three operating segments: Japan; the U.S.; and Other (which includes South Korea and Taiwan). Our chief executive officer, who is also our chief operating decision maker, regularly reviews the performance of the three operating segments and makes decisions regarding allocation of resources. Our chief operating decision maker utilizes various measurements prepared based on Japanese GAAP which include revenues, operating income or loss and segment assets to assess segment performance and allocate resources to segments.

        During the year ended March 31, 2012, we established subsidiaries in countries other than Japan and U.S. Management re-evaluated the structure of its business and devised a new reportable segment structure. All periods presented have been revised to report segment results under the new reportable segment structure. Our reportable segments are the same as its operating segments. Segment information for the years ended March 31, 2011 and 2012 is as follows:

  Revenue

	2011	2012	2012
	(thousands of yen)		(thousands of dollars)
Japan
Outside clients	¥1,937,434	¥4,245,265	$48,999
Intersegment	450,210	543,999	6,279

Total	2,387,644	4,789,264	55,278
U.S.
Outside clients	804,494	882,389	10,185
Intersegment	49,668	30,005	346

Total	854,162	912,394	10,531
Other
Outside clients	—	381	4
Intersegment	—	40,631	469

Total	—	41,012	473

Elimination	(499,878)	(614,635)	(7,094)

Total revenue after eliminations	2,741,928	5,128,035	59,188
Adjustments(1)	(55,835)	8,193	94

Total consolidated revenue	¥2,686,093	¥5,136,228	$59,282

(1)
These amounts primarily represent the net impact of adjustments arising from the differences in timing of the revenue recognition under U.S. GAAP and Japanese GAAP.

  Segment Performance Measure:

	2011	2012	2012
	(thousands of yen)		(thousands of dollars)
Segment profit (loss)
Japan	¥1,019,194	¥2,312,670	$26,693
U.S.	77,946	70,218	810
Other	—	(16,304)	(188)

Total segment profit after eliminations	1,097,140	2,366,584	27,315
Adjustments(1)	(57,040)	3,354	39

Total consolidated operating income	1,040,100	2,369,938	27,354
Unallocated amounts:
Interest income	3,410	2,052	24
Interest expense	(14,262)	(13,360)	(154)
Foreign currency exchange losses	(39,942)	10,294	119
Impairment losses on investments in securities	—	4,500	52
Other—net	1,296	655	8

Total consolidated income before income taxes	¥990,602	¥2,374,079	$27,403

(1)
Adjustments primarily relate to the differences between U.S. GAAP and Japanese GAAP for revenue recognition, depreciation and amortization, and deferred initial public offering costs.

  Segment Assets:

	2011	2012	2012
	(thousands of yen)		(thousands of dollars)
Segment assets
Japan	¥2,300,299	¥4,830,227	$55,751
U.S.	451,012	895,284	10,333
Others	—	134,294	1,550
Elimination	(434,500)	(976,279)	11,268

Total segment assets after eliminations	2,316,811	4,883,526	56,366
Adjustments(1)	56,785	96,150	1,109

Total consolidated assets	¥2,373,596	¥4,979,676	$57,475

(1)
Adjustments primarily relate to the differences between U.S. GAAP and Japanese GAAP for revenue recognition, depreciation and amortization, deferred tax assets and deferred initial public offering costs.

  Capital expenditures on long-lived assets:

	2011	2012	2012
	(thousands of yen)		(thousands of dollars)
Capital expenditures
Japan	¥249,406	¥589,247	$6,801
U.S.	917	34,900	403
Other	—	22,605	261

Adjustments	(1,986)	(25,230)	291

Total consolidated capital expenditures	¥248,337	¥621,522	$7,174

        Capital expenditures relate to property and equipment, capitalized computer software costs and other intangible assets on an accrual basis.

  Other Significant Items:

	2011	2012	2012
	(thousands of yen)		(thousands of dollars)
Depreciation and amortization
Japan	¥51,986	¥130,139	$1,502
U.S.	955	3,332	38
Others	—	2,336	27

Total depreciation and amortization	52,941	135,807	1,567
Adjustments	5,272	(6,443)	(74)

Total consolidated depreciation and amortization	¥58,213	¥129,364	$1,493

  Entity-Wide Information:

        For the year ended March 31, 2011, revenue from Panasonic Corporation, Aisin Seiki, Yazaki Corporation, and TMI Associates amounted to ¥594,130 thousand, ¥379,832 thousand, ¥372,064 thousand, and ¥311,325 thousand, respectively, representing approximately 22.1 percent, 14.1 percent, 13.9 percent, and 11.6 percent, respectively, of the total revenue. For the year ended

March 31, 2012, revenue from Yazaki Corporation, Panasonic Corporation, two clients represented by Quinn Emanuel Urquhart & Sullivan, LLP, and Sanyo Electric Co., Ltd. amounted to ¥950,893 thousand ($10,975 thousand), ¥628,112 thousand ($7,250 thousand), ¥608,558 thousand ($7,024 thousand) and ¥595,998 thousand ($6,879 thousand), respectively, representing approximately 18.5 percent, 12.2 percent, 11.8 percent, and 11.6 percent, respectively, of the total revenue. These clients are attributable to Japan except ¥379,832 thousand for Aisin Seiki for the year ended March 31, 2011, and ¥608,558 thousand ($7,024 thousand) for Quinn Emanuel Urquhart & Sullivan, LLP for the year ended March 31, 2012, which are reported in the U.S.

        The information concerning revenue by service categories for the years ended March 31, 2011 and 2012 is presented below:

	2011	2012	2012
	(thousands of yen)		(thousands of dollars)
eDiscovery	¥2,529,778	¥4,910,584	$56,678
Investigation	44,061	144,072	1,663
Sales of forensic tools	49,208	38,082	440
Forensic training	38,252	30,882	356
Other	24,794	12,608	145

Total revenue	¥2,686,093	¥5,136,228	$59,282

        Long-lived assets held in Japan and in the U.S. as of March 31, 2011 were ¥112,013 thousand and ¥2,193 thousand, respectively. Long-lived assets held in Japan, in the U.S., and in Other as of March 31, 2012 were ¥330,964 thousand ($3,820 thousand), ¥27,962 thousand ($323 thousand) and ¥17,837 thousand ($206 thousand), respectively. There were no long-lived assets in Other as of March 31, 2011. Long-lived assets include property and equipment.

Years ended March 31, 2010 and 2011

  Total Revenue

	Year ended March 31,		Change 2011 vs. 2010
	2010	2011	In yen	Percentage
	(in thousands, except percentages)
Revenue	¥1,013,490	¥2,635,430	¥1,621,940	160.0%
Revenue from a related party	80,072	40,764	(39,308)	(49.1)
Operating revenue from reimbursed direct costs	4,605	9,899	5,294	115.0

Total revenue	¥1,098,167	¥2,686,093	¥1,587,926	144.6%

        Our total revenue in the year ended March 31, 2011 increased by ¥1,587.9 million, or 144.6%, to ¥2,686.1 million from ¥1,098.2 million in the year ended March 31, 2010. Our revenue in the year ended March 31, 2011 increased by ¥1,621.9 million, or 160.0% to ¥2,635.4 million from ¥1,013.5 million in the year ended March 31, 2010. This increase in our revenue and total revenue was primarily attributable to expansion of our eDiscovery operations. The market for these services benefited from a rapid increase in the number of lawsuits filed and investigations commenced in the United States against Japanese multinational corporations which involved patents, intellectual property, product safety, price cartels, the U.S. Foreign Corrupt Practices Act and other issues. Our revenue from a related party in the year ended March 31, 2011 decreased by ¥39.3 million, or 49.1%, to ¥40.8 million from ¥80.1 million in the year ended March 31, 2010. This decrease in our revenue from a related party is primarily attributable to a decrease in sales of forensic tools by the related party. Our operating revenue from reimbursed direct costs in the year ended March 31, 2011 increased by ¥5.3 million, or 115.0%, to ¥9.9 million from ¥4.6 million in the year ended March 31, 2010 and represents costs incurred on behalf of a client that were subsequently reimbursed. This increase in our operating revenue from reimbursed direct costs was primarily attributable to expansion of our eDiscovery operations, but had no impact on our results of operations, since it was completely offset by the related line item in operating expense.

  Total operating expense

	Year ended March 31,		Change 2011 vs. 2010
	2010	2011	In yen	Percentage
		(in thousands, except percentages)
Cost of revenue	¥703,010	¥966,352	¥263,342	37.5%
Reimbursed direct costs	4,605	9,899	5,294	115.0
Selling, general and administrative expenses	574,001	669,742	95,741	16.7

Total operating expense	¥1,281,616	¥1,645,993	¥364,377	28.4%
Percentage of total revenue	116.7%	61.3%

        Our cost of revenue in the year ended March 31, 2011 increased by ¥263.3 million, or 37.5%, to ¥966.4 million from ¥703.0 million in the year ended March 31, 2010. This increase in our cost of revenue was primarily attributable to costs and expenses incurred in producing the very significant increase in our revenue in the year ended March 31, 2011. However, this increase in cost of revenue of 37.5% was far below the growth in revenue of 160.0% and reflected both increased efficiencies and the investments made in the year ended March 31, 2010 and previous years.

        Our reimbursed direct costs in the year ended March 31, 2011 increased by ¥5.3 million, or 115.0%, to ¥9.9 million from ¥4.6 million in the year ended March 31, 2010. Reimbursed direct costs represent costs incurred on behalf of a client that are subsequently reimbursed. This increase in our reimbursed direct costs was primarily attributable to increased activity but had no impact on our results of operations, since it was completely offset by the related revenue line item.

        Our selling, general and administrative expenses in the year ended March 31, 2011 increased by ¥95.7 million, or 16.7%, to ¥669.7 million from ¥574.0 million in the year ended March 31, 2010. This increase was primarily attributable to sales and marketing expenses and general and administration expenses incurred as a result of the very significant growth in revenue during the year ended March 31, 2011. Our general and administrative expenses in the year ended March 31, 2011 was primarily attributable to an increase in payroll and compensation costs, which increased by ¥47.2 million, or 16.3%, to ¥336.6 million from ¥289.4 million, compensation payments increased by ¥20.0 million, or 24.4%, to ¥101.8 million from ¥81.9 million, professional fees increased by ¥15.7 million, or 68.8%, to ¥38.4 million from ¥22.8 million, business tax increased by ¥6.7 million, or 304.8%, to ¥8.9 million from ¥2.2 million, recruiting and training expense increased by ¥5.2 million, or 26.5%, to ¥24.8 from ¥19.6 million, travel expense increased by ¥4.9 million, or 4.8%, to ¥33.2 million from ¥28.3 million. These broad base increases in our selling, general and administrative expenses were driven by our strategy to build and enhance the basic capability to support our growing business. We anticipate the higher levels of sales and marketing expenses and general and administration expenses that we have recently experienced to continue and accelerate as we expand our international and Japanese operations, increase of business development activities and hire additional administrative support and other staff.

        As a result of the factors described above, our total operating expense increased by ¥364.4 million, or 28.4%, in the year ended March 31, 2011 to ¥1,646.0 million from ¥1,281.6 million in the year ended March 31, 2010. Although our total operating expense grew as our volume of sales increased, our operating income and related margins increased significantly. We anticipate that it may be difficult for us to continue to increase our total revenue while curtailing costs at these rates in coming years and we believe that it may be difficult for us to maintain this tendency in future years.

  Operating income (loss)

	Year ended March 31,		Change 2011 vs. 2010
	2010	2011	In yen	Percentage
	(in thousands, except percentages)
Operating income (loss)	¥(183,449)	¥1,040,100	¥1,223,549	N.A.
Percentage of total revenue	(16.7)%	38.7%

        Our operating income in the year ended March 31, 2011 compared to the year ended March 31, 2010 increased by ¥1,223.5 million, to operating income of ¥1,040.1 million from an operating loss of ¥183.4 million. This increase was primarily attributable to the growth in our operations reflected in the rapid growth of our total revenue. This increase in operating income was far above the growth in total revenues of 160.0%. We anticipate that it may be difficult for us to continue to increase our operating income at this rate in coming years and we cannot assure you that the rate of growth in our operating income will be maintained in future years.

  Total other expense—net

	Year ended March 31,		Change 2011 vs. 2010
	2010	2011	In yen	Percentage
	(in thousands, except percentages)
Interest income	¥3,441	¥3,410	¥(31)	0.9%
Interest expense	(13,247)	(14,262)	(1,015)	(7.7)
Foreign currency exchange losses	(14,384)	(39,942)	(25,558)	(177.7)
Impairment losses on investments in securities	(108,540)	—	108,540	100.0
Other—net	94	1,296	1,202	1,278.7

Total other expense—net	¥(132,636)	¥(49,498)	¥83,138	62.7%
Percentage of total revenue	(12.1)%	(1.8)%

        Our interest income in the year ended March 31, 2011 remained virtually stable compared with in the year ended March 31, 2010 at ¥3.4 million.

        Our interest expense in the year ended March 31, 2011 increased by ¥1.0 million, or 7.7%, to ¥14.3 million from ¥13.2 million in the year ended March 31, 2010. This overall stability in our interest expense was primarily attributable to the fact that our overall debt remained substantially unchanged, at ¥466.2 million as of March 31, 2011, compared with ¥415.7 million as of March 31, 2010.

        Our foreign currency exchange losses in the year ended March 31, 2011 increased by ¥25.6 million, or 177.7%, to ¥39.9 million from ¥14.4 million in the year ended March 31, 2010. This increase in foreign currency exchange losses was primarily attributable to the larger range of fluctuation of exchange rates in the year ended March 31, 2011 compared with the year ended March 31, 2010.

        We recorded impairment losses on investments in securities in the year ended March 31, 2010 of ¥108.5 million. No impairment loss was incurred in the year ended March 31, 2011. Losses on impairment of investments in certain marketable equity securities were recognized to reflect the decline in value considered to be other-than-temporary, which were ¥108.5 million for the year ended March 31, 2010.

        As a result of the factors described above, our total other expense—net in the year ended March 31, 2011 decreased by ¥83.1 million, or 62.7%, to ¥49.5 million from ¥132.6 million in the year ended March 31, 2010.

  Income (loss) before income taxes

	Year ended March 31,		Change 2011 vs. 2010
	2010	2011	In yen	Percentage
	(in thousands, except percentages)
Income (loss) before income taxes	¥(316,085)	¥990,602	¥1,306,687	N.A.
Percentage of total revenue	(28.8)%	36.9%

        Our income (loss) before income taxes in the year ended March 31, 2011 increased by ¥1,306.7 million to income of ¥990.6 million from a loss of ¥316.1 million in the year ended March 31, 2010. This represented a very significant improvement in the relationship of income (loss) before income taxes to total revenue in the year ended March 31, 2011 compared with the previous year.

  Income taxes

	Year ended March 31,		Change 2011 vs. 2010
	2010	2011	In yen	Percentage
	(in thousands, except percentages)
Income taxes	¥102,213	¥202,827	¥100,614	98.4%
Percentage of total revenue	9.3%	7.6%
Percentage of income (loss) before income taxes	(32.3)%	20.5%

        Our income taxes are comprised of income taxes-current, partially (and in the periods considered, insignificantly) reduced by income taxes-deferred. Our income taxes in the year ended March 31, 2011 increased by ¥100.6 million, or 98.4%, to ¥202.8 million from ¥102.2 million in the year ended March 31, 2010. This increase was attributable to the ¥1,306.7 million increase in income (loss) before income taxes in the year ended March 31, 2011 compared with the previous year offset.

  Net income (loss)

	Year ended March 31,		Change 2011 vs. 2010
	2010	2011	In yen	Percentage
	(in thousands, except percentages)
Net income (loss)	¥(418,298)	¥787,775	¥1,206,073	N.A.
Percentage of total revenue	(38.1)%	29.3%

        Our net income (loss) in the year ended March 31, 2011 increased by ¥1,206.1 million to income of ¥ 787.8 million from a loss of ¥418.3 million in the year ended March 31, 2010. This increase was primarily attributable to the rapid growth of our revenue, reflecting the expansion of our business, particularly in the eDiscovery space, which was partially offset by increases in our costs and expenses, notably in selling, general and administrative expenses. However, these costs and expenses increased at a far lower pace in the year ended March 31, 2011 than the related revenues.

  Operating segments

        Our operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expenses and for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company provides a variety of eDiscovery and forensic services which are provided by UBIC and its domestic subsidiaries for domestic (Japanese) clients, by UNA for clients represented by U.S.-based attorneys who contracted UNA, and by other foreign subsidiaries for foreign clients other than those who contracted UNA. Our operations in Japan and the U.S. have been identified as our two operating segments. Our Chief Executive Officer, who is also our chief operating decision maker, regularly reviews the performance of the two operating segments and makes decisions regarding allocation of resources. Our chief operating decision maker utilizes various measurements prepared based on Japanese GAAP, including revenue, operating income or loss and segment assets to assess segment performance and allocate resources to segments.

        Our reportable segments are the same as our operating segments. It should be noted that some of our clients located outside of the United States have chosen to pay amounts due to UNA, even if some or all of the work we produced was performed in Japan or in other Asian countries. Therefore, an unspecified portion of the revenue in the United States segment does not constitute work actually performed for U.S.-based clients.

        Segment information for the years ended March 31, 2010 and 2011 is as follows:

  Revenue

	2010	2011
	(thousands of yen)
Japan
Outside clients	¥507,201	¥1,937,434
Intersegment	258,355	450,210

Total	765,556	2,387,644
U.S.
Outside clients	438,253	804,494
Intersegment	25,605	49,668

Total	463,858	854,162
Elimination	(283,960)	(499,878)

Total revenue after eliminations	945,454	2,741,928
Adjustments(1)	152,713	(55,835)

Total consolidated revenue	¥1,098,167	¥2,686,093

(1)
These amounts primarily represent the net impact of adjustments arising from the differences in timing of the revenue recognition under U.S. GAAP and Japanese GAAP.

  Segment Performance Measure:

	2010	2011
	(thousands of yen)
Segment profit (loss)
Japan	¥(125,573)	¥1,019,194
U.S.	(57,214)	77,946

Total segment profit (loss) after eliminations	(182,787)	1,097,140
Adjustments(1)	(662)	(57,040)

Total consolidated operating income (loss)	(183,449)	1,040,100
Unallocated amounts:
Interest income	3,441	3,410
Interest expense	(13,247)	(14,262)
Foreign currency exchange losses	(14,384)	(39,942)
Impairment losses on investments in securities	(108,540)	—
Other-net	94	1,296

Total consolidated income (loss) before income taxes	¥(316,085)	¥990,602

(1)
Adjustments primarily related to the differences between U.S. GAAP and Japanese GAAP with respect to revenue recognition, depreciation and amortization, and accrued compensated absences.

  Segment Assets:

	2010	2011
	(thousands of yen)
Segment assets
Japan	¥789,239	¥2,300,299
U.S.	145,399	451,012
Elimination	(131,465)	(434,500)

Total segment assets after eliminations	803,173	2,316,811
Adjustments(1)	46,083	56,785

Total consolidated assets	¥849,256	¥2,373,596

(1)
Adjustments primarily related to the differences between U.S. GAAP and Japanese GAAP with respect to revenue recognition, depreciation and amortization and deferred tax assets.

  Capital expenditures on long-lived assets:

	2010	2011
	(thousands of yen)
Capital expenditures
Japan	¥100,795	¥249,406
U.S.	1,153	917
Adjustments	310	(1,986)

Total consolidated capital expenditures	¥102,258	¥248,337

        Capital expenditures related to property and equipment, capitalized computer software costs and other intangible assets on an accrual basis.

  Other Significant Items:

	2010	2011
	(thousands of yen)
Depreciation and amortization
Japan	¥74,298	¥51,986
U.S.	881	955

Total depreciation and amortization	75,179	52,941
Adjustments	138,605	5,272

Total consolidated depreciation and amortization	¥213,784	¥58,213

  Entity-Wide Information:

        For the year ended March 31, 2010, revenue from Sanyo Electric Co., Ltd. amounted to ¥343.0 million, representing approximately 31.2 percent of our total revenue. For the year ended March 31, 2011, revenue from Panasonic Corporation, Aisin Seiki, Yazaki Corporation, and TMI Associates amounted to ¥594.1 million, ¥379.8 million, ¥372.1 million, and ¥311.3 million, respectively, representing approximately 22.1 percent, 14.1 percent, 13.9 percent, and 11.6 percent, respectively, of our total revenue. All of these clients and the related revenue amounts are attributable to the Japan segment, except Sanyo Electric Co., Ltd. and the ¥343.0 million of related revenue in the year ended March 31, 2010 and Aisin Seiki and the ¥379.8 million of related revenue in the year ended March 31, 2011, each of which was attributable to the United States segment.

        The information concerning revenue by service categories for the years ended March 31, 2010 and 2011 is presented below:

	2010	2011
	(thousands of yen)
eDiscovery	¥835,608	¥2,529,778
Investigation	122,102	44,061
Sales of forensic tools	79,795	49,208
Forensic training	46,913	38,252
Other	13,749	24,794

Total revenue	¥1,098,167	¥2,686,093

        Long-lived assets held in Japan and in the U.S. as of March 31, 2010 were ¥103.1 million and ¥2.2 million, respectively. Long-lived assets held in Japan and in the U.S. as of March 31, 2011 were ¥112.0 million and ¥2.2 million, respectively. Long-lived assets include net property and equipment.

Subsequent Event

        In March 2013, we entered into a settlement agreement with a former employee in order to resolve all claims related to such employee. Under the agreement, we are required to pay the former employee an amount equal to $750,000, of which $300,000 (¥25,974 thousands) was recorded in the quarter ended December 31, 2012 to reflect management's estimate of settlement costs at such time. The remainder of the settlement will be recorded in the quarter ending March 31, 2013.

Liquidity and Capital Resources

Capital Resources

        Our principal sources of liquidity are our cash and cash equivalents, cash flows from operating activities, and issuances of short-term and long-term bank borrowings, convertible notes and equity securities. As of March 31, 2010, 2011 and 2012, and December 31, 2012, we had cash and cash equivalents of ¥345.2 million, ¥675.2 million, ¥2,410.3 million ($27.8 million) and ¥1,301.5 million ($15.0 million), respectively.

        Short-term and long-term bank borrowing:    Short-term and long-term bank borrowings provide us with an important source of funds for maintaining an adequate level of working capital, acquisition of data servers and development of internal-use software.

        As of March 31, 2010 and 2012, our short-term bank borrowings amounted to ¥30.0 million and ¥62.5 million ($0.7 million) with a weighted average interest rate of 3.5%, and 0.7%, respectively. As of March 31, 2011 and December 31, 2012, we had no outstanding short-term bank borrowings.

        As of March 31, 2010, 2011 and 2012, and December 31, 2012, our long-term bank borrowings amounted to ¥411.0 million, ¥251.7 million, ¥430.0 million ($5.0 million) and ¥681.3 million ($7.9 million), with a weighted average interest rate of 2.5%, 2.5%, 1.8% and 2.1%, respectively. Their maturities are at various dates through 2016. We intend to use a portion of our net proceeds from this offering to pay off all of these long term borrowings.

        Under a ¥700.0 million five-year syndicated loan arrangement entered into with a consortium of banks on September 27, 2011, we borrowed ¥350.0 million ($4.0 million) and ¥350.0 million ($4.0 million) during the year ended March 31, 2012 and the nine months ended December 31, 2012, respectively. The balances as of March 31, 2012 and December 31, 2012 were ¥316.7 million ($3.7 million) and ¥656.3 million ($7.6 million), respectively. There are restrictive covenants related to the five-year syndicated loan including requirements to maintain a minimum level of net assets and ordinary income in our stand-alone and consolidated financial statements, measured under accounting principles generally accepted in Japan. We are required to maintain net assets at a level which is at least 75% of (a) net assets as of March 31, 2011; ¥1,168.0 million on stand-alone basis and ¥1,173.1 million on consolidated basis under Japanese GAAP or (b) net assets at the end of previous year, whichever is higher. The ordinary income covenant also requires that we shall not record ordinary losses in any two consecutive fiscal years. We are in compliance with these restrictive covenants at December 31, 2012.

        On December 28, 2012, we entered into a short-term revolving credit facility agreement with a consortium of Japanese banks in an aggregate principal amount of ¥1,000 million ($11.5 million) that matures on December 27, 2013. The extension of the maturity date of the credit facility is subject to the consortium's approval. There were no outstanding borrowings under the short-term revolving credit facility as of December 31, 2012. There are restrictive covenants related to the revolving credit facility of ¥1,000.0 million ($11.5 million) as of December 31, 2012, including requirements to maintain a minimum level of net assets and ordinary income in our stand-alone and consolidated financial statements, measured under accounting principles generally accepted in Japan. We are required to maintain net assets at a level which is at least 75% of (a) net assets as of March 31, 2012; ¥2,607.3 million on stand-alone basis and ¥2,665.3 million on consolidated basis under Japanese GAAP or (b) net assets at the end of previous year, whichever is higher. The ordinary income covenant states that we shall not record ordinary losses in any two consecutive fiscal years. We are in compliance with these restrictive covenants at December 31, 2012.

        As of March 31, 2010, 2011 and 2012, and December 31, 2012, we pledged available-for-sale securities with carrying value of ¥107.6 million, ¥223.2 million, ¥273.6 million ($3.2 million) and ¥283.1 million ($3.3 million), respectively, as security for borrowings from banks of ¥350.0 million, ¥230.0 million, ¥247.1 million ($2.9 million) and ¥306.3 million ($3.5 million), respectively.

        Overdraft arrangement:    We entered into an overdraft arrangement with a Japanese bank for which the unutilized balance as of March 31, 2010, 2011 and 2012, and December 31, 2012, was ¥50.0 million ($0.6 million).

        Bank of Tokyo Mitsubishi UFJ has been our main financing bank since our founding. Bank of Tokyo Mitsubishi UFJ arranged our syndicated loan, short-term revolving credit facility and overdraft arrangement.

        Convertible notes:    In April 2010, we issued zero coupon convertible notes due in April 2015 in the aggregate face amount of ¥300.0 million for ¥285.0 million. As of March 31, 2011 and 2012, the outstanding carrying amount of our convertible notes, including amortized discount, amounted to ¥211.2 million and ¥106.7 million ($1.2 million), respectively. On March 14, 2011, and February 28 and May 15, 2012, convertible notes were converted into 204,472, 281,150 and 281,114 equity shares of the Company, respectively. The carrying amount of convertible notes, including any unamortized discount, was credited to the capital account (net of issuance costs) upon conversion, and no gain or loss was recognized. None of the convertible notes remain outstanding as of December 31, 2012.

        Cash flows from operating activities:    We used ¥0.9 million in operating activities for the year ended March 31, 2010 and generated ¥452.8 million and ¥2,043.5 million ($23.6 million) from operating activities for the years ended March 31, 2011 and 2012, respectively. We generated ¥1,796.5 million from operating activities for the nine months ended December 31, 2011 and used ¥209.9 million ($2.4 million) in operating activities for the nine months ended December 31, 2012. See Consolidated Statements of Cash Flows.

Cash Flows

        The following table sets out information on our cash flows for the periods indicated:

	Year ended March 31				Nine months ended December 31
	2010	2011	2012	2012	2011	2012	2012
	(thousands of yen)			(thousands of dollars)	(thousands of yen)		(thousands of dollars)
Net cash provided by (used in) operating activities	¥(933)	¥452,800	¥2,043,549	$23,587	¥1,796,487	¥(209,889)	$(2,424)
Net cash used in investing activities	(69,214)	(227,712)	(520,224)	(6,004)	(401,511)	(778,815)	(8,989)
Net cash provided by (used in) financing activities	80,273	113,896	213,210	2,461	356,926	(169,396)	(1,954)
Effect of exchange rates	(12,633)	(8,922)	(1,443)	(17)	(4,250)	49,282	569

Net increase (decrease) in cash and cash equivalents	(2,507)	330,062	1,735,092	20,027	1,747,652	(1,108,818)	(12,798)

Cash and cash equivalents at the beginning of the year	347,657	345,150	675,212	7,793	675,212	2,410,304	27,820

Cash and cash equivalents at the end of period	345,150	675,212	2,410,304	27,820	2,422,864	1,301,486	15,022

Nine months ended December 31, 2012 as compared to the nine months ended December 31, 2011

        Net cash used in operating activities in the nine months ended December 31, 2012 was ¥209.9 million ($2.4 million), a change of ¥2,006.4 million compared to net cash provided of ¥1,796.5 million in the nine months ended December 31, 2011. The change is primarily due to a decrease in net income and an increase in the payment for income taxes related to the prior year. Net income in the nine months ended December 31, 2012 decreased by ¥516.8 million compared to the corresponding previous period, primarily due to an increase in selling, general and administrative expenses mainly resulting from an increase in the number of employees. We paid ¥840.8 million ($9.7 million) of income taxes related to the year ended March 31, 2012 operations and ¥146.3 million ($1.7 million) as an interim tax payment during the nine months ended December 31, 2012, while we paid ¥348.2 million related to the year ended March 31, 2011 operations and ¥194.2 million as an interim tax payment during the nine months ended December 31, 2011.

        Net cash used in investing activities increased to ¥778.8 million ($9.0 million) in the nine months ended December 31, 2012 from ¥401.5 million in the nine months ended December 31, 2011, an increase of ¥377.3 million. This increase included ¥372.0 million ($4.3 million) paid for the acquisition of property and equipment, consisting mainly of additional data servers to support the expansion of the business and ¥405.0 million ($4.7 million) paid for development of internal-use software to upgrade its functions during the nine months ended December 31, 2012, compared with ¥228.8 million and ¥171.5 million paid during the nine months ended December 31, 2011.

        Net cash used in financing activities in the nine months ended December 31, 2012 was ¥169.4 million ($2.0 million), a decrease of ¥526.3 million compared to net cash provided of ¥356.9 million in the nine months ended December 31, 2011. Cash used in financing activities in the nine months ended December 31, 2012 primarily consisted of the payment of dividends of ¥145.6 million ($1.7 million) and the payment of IPO costs of ¥165.1 million ($1.9 million) and net proceeds of ¥221.3 million ($2.6 million) from long-term borrowings, while cash provided by financing activities in the nine months ended December 31, 2011 primarily consisted of net proceeds of ¥238.3 million from long-term borrowing, net proceeds of ¥137.5 million from short-term borrowing and the payment of dividends of ¥19.7 million.

Year ended March 31, 2012 as compared to the year ended March 31, 2011

        Net cash provided by operating activities rose to ¥2,043.5 million ($23.6 million) in the year ended March 31, 2012, compared to ¥452.8 million in the year ended March 31, 2011, an increase of ¥1,590.7 million. The increase reflected an increase of ¥582.9 million ($6.7 million) in net income compared to the previous fiscal year, primarily due to an increase in revenue from eDiscovery services. In addition, collection of outstanding trade accounts receivable held at March 31, 2011 contributed to the increase in cash provided by operating activities during the year ended March 31, 2012. Trade accounts receivable increased by ¥74 million ($0.9 million) in the year ended March 31, 2012 while it increased by ¥813.6 million in the year ended March 31, 2011. Our days of sales outstanding in trade accounts receivable as of March 31, 2011 and 2012 were approximately 69 days and 66 days, respectively.

        Net cash used in investing activities increased to ¥520.2 million ($6.0 million) in the year ended March 31, 2012 from ¥227.7 million in the year ended March 31, 2011, an increase of ¥292.5 million. This increase includes ¥242.6 million ($2.8 million) paid for the acquisition of additional data servers to support the expansion of the business in the year ended March 31, 2012, compared with ¥19.6 million paid during the year ended March 31, 2011.

        Net cash provided by financing activities for the year ended March 31, 2012, was ¥213.2 million ($2.5 million), an increase of ¥99.3 million from ¥113.9 million in the year ended March 31, 2011. This increase was primarily attributable to proceeds of ¥316.7 million ($3.7 million) from long-term borrowing and ¥150.0 million ($1.7 million) from short-term borrowings, offset in part by the repayment of ¥141.7 million ($1.6 million) of long-term borrowings and ¥87.5 million ($1.0 million) of short-term borrowings as well as the payment of dividends of ¥19.7 million ($0.2 million). Cash provided by financing activities in the year ended March 31, 2011 consisted of ¥285.0 million ($3.3 million) of proceeds from the issuance of our convertible notes, significantly offset by repayments of short-term borrowings of ¥30.0 million ($0.3 million) and long-term borrowings of ¥159.3 million ($1.8 million).

Year ended March 31, 2011 as Compared to the Year Ended March 31, 2010

        Net cash provided by operating activities for the year ended March 31, 2011 was ¥452.8 million, an increase of ¥453.7 million compared to cash used of ¥0.9 million for the year ended March 31, 2010. The increase was mainly due to the increase of ¥1,206.1 million in net income compared to the previous fiscal year. Net income increased primarily due to an increase in revenue from eDiscovery services. Revenue in the fourth quarter for the year ended March 31, 2011 significantly increased by approximately ¥1,057 million compared to the corresponding period in the previous fiscal year. This year-on-year change partially contributed to an increase in cash provided by operating activities and our increased sales also resulted in an increase in trade accounts receivable. Our days of sales outstanding in trade accounts receivables as of March 31, 2010 and 2011 were approximately 63 days and 69 days, respectively. As of March 31, 2011, the average contractual payment term of our trade accounts receivable was 70 days in Japan and 31 days in the U.S. However, the actual collection term for trade accounts receivables due from law firms in the U.S. may be longer compared to the term specified in invoices because of the additional time required to collect the payment from the end-user clients. Total revenue for the year ended March 31, 2011 increased by ¥1,587.9 million compared to fiscal 2010.

        Net cash used in investing activities for the year ended March 31, 2011 was ¥227.7 million, an increase of ¥158.5 million from ¥69.2 million for the year ended March 31, 2010. The increase in net cash used in investing activities for the year ended March 31, 2011 was mainly due to an increase of ¥18.8 million in cash used for the purchase of property and equipment and an increase of ¥138.3 million in cash spent for development of internal-use software.

        Net cash provided by financing activities for the year ended March 31, 2011 was ¥113.9 million, an increase of ¥33.6 million from ¥80.3 million for the year ended March 31, 2010. The increase in cash provided by financing activities for the year ended March 31, 2011 was mainly due to the issuance of convertible notes for ¥285.0 million offset by a decrease of ¥180.0 million in proceeds from long-term borrowings.

Material Capital Requirements

        Our principal capital and liquidity needs in recent years have been for capital expenditures for the development of internal-use software and acquisition of property and equipment, mainly computers, lease payments, payments of principal and interest on outstanding borrowings and other working capital requirements.

        Capital Expenditures:    Our capital expenditures relate primarily to the development and expansion of data server storage and internal-use software for providing eDiscovery services. The table below shows our capital expenditures, which we define as amounts paid for development of internal-use software and purchases of property and equipment.

        Our capital expenditures for the years ended March 31, 2010, 2011 and 2012, and the nine months ended December 31, 2011 and 2012, were as follows:

	Year ended March 31				Nine months ended December 31
	2010	2011	2012	2012	2011	2012	2012
	(thousands of yen)			(thousands of dollars)	(thousands of yen)		(thousands of dollars)
Capital expenditure	¥69,214	¥248,337	¥621,522	$7,174	¥400,259	¥748,673	$8,641

        Our capital expenditures for the year ended March 31, 2012 relate to the acquisition of data storage servers and the development of the upgraded Lit i View software used for providing eDiscovery services which are higher than the amounts for the years ended March 31, 2010 and 2011. Our capital expenditures for the nine months ended December 31, 2012 relate to the acquisition of data storage servers, the development of the upgraded Lit i View software and the acquisition of third party software for internal use which are higher than the amounts for the nine months ended December 31, 2011. Higher capital expenditure is expected in future years as we grow our business and expand our network of offices in the United States, United Kingdom, South Korea and Taiwan.

        Short-term and long-term bank borrowing:    As of March 31, 2010 and 2012, our short-term bank borrowings amounted to ¥30.0 million and ¥62.5 million ($0.7 million) with a weighted average interest rate of 3.5% and 0.7%, respectively. As of March 31, 2011 and December 31, 2012, we had no outstanding short-term bank borrowings. As of March 31, 2010, 2011 and 2012, and December 31, 2012, our long-term bank borrowings amounted to ¥411.0 million, ¥251.7 million, ¥430.0 million ($5.0 million) and ¥681.3 million ($7.9 million), with a weighted average interest rate of 2.5%, 2.5%, 1.8% and 2.1%, respectively. Their maturities are at various dates through 2016.

        As is customary in Japan, both short-term and long-term bank loans are made under general agreements that provide that securities and guarantees for present and future indebtedness will be given upon request of the bank, and that the bank shall have the right, as the obligations become due, or in the event of their default, to offset cash deposits against such obligations.

        Convertible notes:    In April 2010, we issued zero coupon convertible notes due in April 2015 in the aggregate face amount of ¥300.0 million for proceeds of ¥285.0 million. As of March 31, 2011 and 2012, our outstanding carrying value of convertible notes, including amortized discount, amounted to ¥211.2 million and ¥106.7 million ($1.2 million), respectively. On March 14, 2011, and February 28 and May 15, 2012, convertible notes were converted into 204,472, 281,150 and 281,114 equity shares of the

Company, respectively. The carrying amount of convertible notes, including any unamortized discount, was credited to the capital account (net of issuance costs) upon conversion, and no gain or loss was recognized. None of our convertible notes due in April 2015 remain outstanding as of December 31, 2012.

        Working capital needs:    Our principal working capital requirements are for payments for outsourced activities, rent of data center facilities and office premises, and personnel expenses. We lease data center facilities and office premises under cancellable operating lease arrangements with mainly two-year lease periods. UNA leases office premises under non-cancellable operating lease arrangements. Lease expenses related to operating leases for the years ended March 31, 2010, 2011 and 2012, were approximately ¥107.2 million, ¥127.7 million and ¥174.5 million ($2.0 million), respectively. Lease expenses for the nine months ended December 31, 2011 and 2012 were approximately ¥128.8 million and ¥150.7 million ($1.7 million), respectively. Higher levels of working capital are expected in future years as we grow our business and expand our network of offices in the United States, United Kingdom, South Korea and Taiwan.

        As noted in multiple parts of this prospectus, we are committed to growing our sales and marketing force, expanding our internal administrative and finance capabilities and making strategic acquisitions of businesses and technologies, all with the intention of continuing the rapid growth of our operations, total revenue, operating revenue and net income. In order to do so, we intend to use our cash on hand, short term credit facility and the net proceeds of this offering. We believe that these resources are sufficient to permit us to implement our strategic plan and achieve these objectives.

Indebtedness

        The following table shows our indebtedness as of the dates indicated:

	At March 31				At December 31
	2010	2011	2012	2012	2011	2012	2012
	(thousands of yen)			(thousands of dollars)	(thousands of yen)		(thousands of dollars)
Long-term debt:
Unsecured convertible note due in 2015, zero coupon, net of unamortized discount of ¥8,800 thousand, ¥3,300 thousand($38.1 thousand) and ¥7,150 thousand at March 31, 2011 and 2012, and December 31, 2011, respectively	¥—	¥211,200	¥106,700	$1,232	¥212,850	¥—	$—
Secured bank loans	350,000	230,000	247,143	2,853	140,000	306,250	3,535
Unsecured bank loans	60,960	21,700	182,857	2,110	350,000	375,000	4,328
Capital lease obligations	4,721	3,311	1,840	21	2,214	695	8
Less current portion of long-term debt	(160,670)	(143,171)	(138,520)	(1,599)	(138,393)	(200,593)	(2,315)

Long-term debt, net	255,011	323,040	400,020	4,617	566,671	481,352	5,556

Short-term debt:
Bank loans	30,000	—	62,500	721	137,500	—	—
Current portion of long-term debt	160,670	143,171	138,520	1,599	138,393	200,593	2,315

Total short-term debt	190,670	143,171	201,020	2,320	275,893	200,593	2,315

Total debt	445,681	466,211	601,040	6,937	842,564	681,945	7,871

Off-balance Sheet Arrangements

        Although we generally do not utilize off-balance sheet arrangements in our operation, we enter into operating leases in the normal course of business. Our operating lease obligations are disclosed below under "Contractual Obligations" and also in Note 5 to our consolidated financial statements included in this prospectus, beginning on page F-1.

Contractual Obligations

        The following table sets forth a summary of our contractual obligations and commitments as of March 31, 2012.

	Payments due by period (thousands of yen)
Contractual Obligation	2013	2014	2015	2016	2017	Thereafter	Total
Long-term debt obligations(1)	¥151,877	¥101,032	¥89,579	¥195,261	¥43,899	¥—	¥581,648
Interest rate swap	927	22	—	—	—	—	949
Capital lease obligations	1,483	412	—	—	—	—	1,895
Operating lease obligations	11,391	11,096	10,482	—	—	—	32,969
Retirement and severance benefits	1,441	1,684	1,837	2,496	2,451	10,562	20,471

Total(2)	¥167,119	¥114,246	¥101,898	¥197,757	¥46,350	¥10,562	¥637,932

(1)
We borrowed ¥350.0 million ($4.0 million) on a long-term basis during the nine months ended December 31, 2012.

(2)
The table above does not include short term borrowings. For short-term borrowings, see "Liquidity and Capital Resource" above, Note 7 to our consolidated financial statements and Note 4 to our condensed consolidated financial statements included in this Form F-1.

Critical Accounting Policies

        In reviewing our consolidated financial statements, you should consider the sensitivity of our reported financial condition and results of operations to changes in the conditions and assumptions underlying the estimates and judgments made by management in applying critical accounting policies.

        The preparation of financial statements requires the use of estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results may differ from these estimates, judgments and assumptions. Note 1 to our annual consolidated financial statements and interim condensed consolidated financial statements includes a summary of the significant accounting policies used in the preparation of our financial statements. Certain accounting policies are particularly critical because of their significance to our reported results and because of the possibility that future events may differ significantly from the conditions and assumptions underlying the estimates used and judgments made by management in preparing our financial statements.

        We have discussed the development and selection of critical accounting policies and estimates with our Board of Directors, and the Board of Directors has reviewed the disclosure relating to these, which are included in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." For all of these policies, we caution that future events rarely develop exactly as forecast, and even the best estimates may require adjustment.

Revenue Recognition

        We have agreements with clients pursuant to which we perform various services. A majority of our revenue relates to fees earned for the month-to-month performance of eDiscovery services including data collection, data processing, data hosting, data review and document production, and forensic services. The fees that we earn and bill for these services vary primarily based on the hours of service provided, the volume of documents reviewed or produced, the amount of data processed or stored. While the unit prices for providing the services are agreed in advance, the scope and volume of services to be performed can change depending on clients' requests, which are made on an optional and "as needed" basis, and clients may choose not to request performance of additional services or may obtain similar services from other service providers.

        We recognize revenue for eDiscovery and forensic services based on the agreed-upon prices and volume of services performed during the period. For these contractual arrangements, we have identified each deliverable service element. Based on management's evaluation of each element, it was determined that each element delivered has standalone value to the clients because we or other vendors sell such services separately from any other services/deliverables. Accordingly, each of the service elements in the multiple element case qualifies as a separate unit of accounting. We use the best estimate of sales price based on the price we charge when we sell an element on a standalone basis, which is generally consistent with the stated prices in the arrangements, and allocate revenue to the various units of accounting in the arrangements based on the stated prices. We recognize revenue for each separate unit of accounting when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured based on evidence of an arrangement.

        We have revenue related to the reimbursement of certain direct costs by clients, primarily transportation. Reimbursed transportation and other reimbursable direct costs are recorded gross in the consolidated statements of operations as "Operating revenue from reimbursed direct costs" and as "Reimbursed direct costs."

Useful Lives of Property and Equipment

        Property and equipment, net, recorded on our balance sheet was ¥376.8 million ($4.3 million) as of March 31, 2012, representing 7.6% of our total assets. The values of our property and equipment, including assets under capital leases which are primarily office equipment, are recorded in our financial statements at cost, and depreciation and amortization are computed using the straight-line method based on either the estimated useful lives of assets or the lease period, whichever is shorter. Our depreciation expenses for property and equipment for the years ended March 31, 2010, 2011 and 2012 were ¥30.2 million, ¥27.8 million and ¥56.4 million ($0.7 million), respectively.

        We estimate the useful lives of property and equipment in order to determine the amount of depreciation and amortization expense to be recorded in each fiscal year. We determine the useful lives of our assets at the time the assets are acquired and base our determinations on expected use, experience with similar assets as well as taking into account anticipated technological or other changes. Estimated useful lives by major asset classes as of March 31, 2012, were as follows:

Leasehold improvements	5 to 15 years
Furniture and fixtures	4 to 20 years
Computers	5 years
Asses under capital leases, primarily office equipment	5 years

        If technological or other changes were to occur more rapidly or in a different form than anticipated or the intended use changes, the useful lives assigned to these assets may need to be shortened, or we may need to sell or write off the assets, resulting in recognition of increased depreciation and amortization or losses in future periods.

        A one-year change in the useful life of these assets would have increased depreciation expense by approximately ¥11.2 million.

Useful Lives of Capitalized Computer Software

        Capitalized computer software costs, net recorded on our balance sheet were ¥481.7 million ($5.6 million) as of March 31, 2012, representing 9.7% of our total assets. The values of our capitalized computer software costs are recorded in our financial statements at cost, and amortization is computed using the straight-line method based on the estimated useful life of the software.

        Certain internal software development costs incurred in the creation of computer software products for internal use are capitalized when the preliminary project phase is completed and when management, with the relevant authority, authorizes and commits funding to the project and it is probable that the project will be completed and the software will be used to perform the function intended. Amortization of capitalized computer software costs begins in the period each module or component of the product is ready for its intended use. Our amortization expense for capitalized computer software costs for the fiscal years ended March 31, 2010, 2011 and 2012 was ¥183.6 million, ¥30.4 million and ¥72.6 million ($0.8 million), respectively.

        A one-year change in the useful life of capitalized computer software would have increased amortization expense by approximately ¥8.2 million.

Valuation of Investments

        We have investments in securities, and the valuation of such investments requires us to make judgments using information that is generally uncertain at the time, such as assumptions regarding near-term prospects. As of March 31, 2012, we had available-for-sale securities of ¥273.6 million ($3.2 million) and cost method investments of ¥15 thousand. We routinely assess the impairment of our investments by considering whether any decline in value is other-than-temporary. The factors we consider are:

  •
  the duration of the decline in value of the security and the severity of the decline,

  •
  the financial condition and near term prospects of the investee, and

  •
  our intent and ability to hold the equity security until forecasted recovery.

        Losses on impairment of investments in certain marketable equity securities were recognized to reflect the decline in value considered to be other-than-temporary, which were ¥108.5 million for the year ended March 31, 2010.

        Investments in equity securities that have readily determinable fair value and are classified as available-for-sale securities are accounted for at fair value with unrealized gains and losses excluded from earnings. The changes in fair value of investment in equity securities which are reported in other comprehensive income, net of tax are ¥68.6 million and ¥29.9 million ($0.3 million) for the years ended March 31, 2011 and 2012, respectively.

Share-Based Compensation

        We measure the cost of employee services received in exchange for an award of equity instruments at the fair value of the award on the grant-date and recognize the cost over the period which the employee is required to provide services in exchange for the award. Compensation expenses are recognized on a straight-line basis over the requisite service period of the awards which are expected to vest. We measure the cost of non-employee services received in exchange for an award of equity instruments at fair value. The fair value of awards granted to non-employees is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. We recognize the cost on a straight-line basis over the vesting period, which is generally the service contract term during which services are rendered by the non-employees.

        Management uses the Black-Scholes valuation model to determine the fair value of our stock option awards and related share-based compensation expense. Determining the fair value of share based awards at the grant date requires judgment. The determination of the grant date fair value of options using an option-pricing model is affected by common stock price at grant date as well as assumptions regarding a number of other complex and subjective variables. If any of the assumptions used in the Black-Scholes valuation model changes significantly, share-based compensation for future awards may differ materially compared with the awards granted previously. In valuing our options, we make assumptions about risk-free interest rates, expected dividend yields, expected volatility, and expected term (contractual term for non-employees), including estimated forfeiture rates of the options.

  Risk-free interest rate:    Risk-free interest rates are derived from the Japanese government bond interest rate for the expected or contractual term as of the option grant date.

  Expected dividend yields:    Expected dividend yields are based on actual dividend payments and expected payments in the future which are approved by the Board of Directors before the option grant date.

  Expected Volatility:    Expected volatility is estimated based upon the historical volatility of our share price over a period commensurate with the expected or contractual term, adjusted for the effect of changes expected in the future.

  Expected term (contractual term for non-employees):    The expected term of the stock options granted to employees is estimated based on historical employee exercise patterns associated with prior similar option grants. The term of the stock options granted to non-employees is estimated based on the contractual term.

  Forfeiture rate:    Based on historical forfeiture information, we estimate the number of forfeitures prior to vesting on the grant date. The effect of subsequent changes in estimated forfeitures is recognized through a cumulative adjustment in the period in which the forfeitures occurs.

        The following table presents the weighted-average assumptions used to estimate the fair value of options granted to employees during the periods presented:

	March 31, 2011	March 31, 2012	Nine Months Ended December 31, 2012
Expected life of stock option (years)	4.5	4.5	4.3
Expected volatility	83.5%	120.8%	112.0%
Risk-free interest rate	0.5%	0.5%	0.2%
Expected dividend yield	0%	1.9%	4.7%

        The weighted-average assumptions used in estimating the fair value of options granted to non-employees during the nine months ended December 31, 2012 are 6 years for contractual term, 107.3% for expected volatility, 0.2% for risk-free interest rate and 4.7% for expected dividend yield. No stock options were granted to non-employees during the years ended March 31, 2011 and 2012, and during the nine months ended December 31, 2011.

        Valuation of Stock Options.    The following table summarizes by grant date the number of shares subject to stock options granted since April 1, 2010, the associated exercise price per option to purchase one share, the associated fair value per option to purchase one share, and the intrinsic value per option to purchase one share (as compared to the assumed offering price of $ per ADS, the mid-point of the expected range), each as of the date of grant (in yen and US dollars):

Grant Date	Options granted to purchase one share	Exercise price per share to purchase one share	Fair value per share to purchase one share	Intrinsic value per option to purchase one share
June 17, 2010	20,000	¥391	¥204	¥
		$4.51	$2.35	$
April 28, 2011	80,000	¥2,203	¥1,609	¥
		$25.43	$18.57	$
June 21, 2012	14,100	¥8,096	3,789	¥
		$93.44	$43.73	$
June 21, 2012	1,900	¥8,096	3,851	¥
		$93.44	$44.45	$

        The weighted-average intrinsic value of all vested and unvested options to purchase one share outstanding as of December 31, 2012 was ¥3,959 ($45.69), based on the difference between the market price and the exercise price as of December 31, 2012 for only those awards that have an exercise price that is less than the market price.

  June 17, 2010

        The stock options granted on this date have an exercise price of ¥391 per option to purchase one share. Our Board of Directors determined the exercise price by multiplying by 1.05 the average closing price of our common stock on the market during the month prior to the month in which the relevant stock options are granted (excluding the days on which no effective trades take place).

        The fair value per option to purchase one share of ¥204 was determined using the Black-Scholes valuation model, and the following inputs were assumed: stock price at date of grant of ¥391, dividend yield of 0%, time to exercise of 4.5 years, risk free rate of 0.5%; and volatility of 83.5%.

  April 28, 2011

        The stock options granted on this date have an exercise price of ¥2,203 per option to purchase one share. Our Board of Directors determined the exercise price by multiplying by 1.05 the average closing price of our common stock on the market during the month prior to the month in which the relevant stock options are granted (excluding the days on which no effective trades take place).

        The fair value per option to purchase one share of ¥1,609 was determined using the Black-Scholes valuation model, and the following inputs were assumed: stock price at date of grant of ¥2,203, dividend yield of 1.9%, time to exercise of 4.5 years, risk free rate of 0.5%; and volatility of 120.8%.

  June 21, 2012

        The stock options granted on this date have an exercise price of ¥8,096 per option to purchase one share. Our Board of Directors determined the exercise price by multiplying by 1.05 the average closing price of our common stock on the market during the month prior to the month in which the relevant stock options are granted (excluding the days on which no effective trades take place).

        The fair value per option to purchase one share of ¥3,789 granted to employees was determined using the Black-Scholes valuation model, and the following inputs were assumed: stock price at date of grant of ¥6,600, dividend yield of 4.7%, time to exercise of 4.3 years, risk free rate of 0.2%; and volatility of 112.0%.

        The fair value per option to purchase one share of ¥3,851 (on this date) granted to non-employees was determined using the Black-Scholes valuation model, and the following inputs were assumed: stock price at the date of grant of ¥6,520, dividend yield of 4.7%, time to exercise of 6 years, risk free rate of 0.3%; and volatility of 111.2%.

Income Taxes

        Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards are expected to reverse. Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized. We recognize the financial statement effect of uncertain tax positions when it is more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Accrued interest and penalties related to the unrecognized tax benefits are included in income tax expense in the consolidated statements of operations. We had no unrecognized tax benefits during the years ended March 31, 2010, 2011 and 2012, and during the nine months ended December 31, 2011 and 2012.

Quantitative and Qualitative Disclosure on Market Risk

        The principal market risks to which we are exposed include fluctuations in interest rates on long-term bank borrowing, equity market price and foreign currency exchange rates giving rise to translation gain/loss.

Interest Rate Risk

        Interests on secured long-term bank borrowings of ¥70.0 million ($0.8 million) and ¥40.0 million ($0.5 million) as of March 31, 2012 are based on Tokyo InterBank Offered Rate, or TIBOR, plus 0.55% and TIBOR plus 1.2%, respectively. Interests on secured long-term bank borrowings of ¥25 million ($0.3 million) as of December 31, 2012 are based on TIBOR plus 0.55%. We enter into interest rate swaps to manage fluctuation in cash flows of interest payment for the secured bank borrowings. Under the interest rate swaps, we receive variable interest rate payments on the same amount of the secured bank borrowing and make fixed interest rate payments, thereby effectively creating fixed interest rate long-term borrowing.

        In addition, we entered into a ¥700.0 million, five-year syndicated loan arrangement with a consortium of banks on September 27, 2011. Interest on the syndicated loan is based on TIBOR plus 1.0%. As of March 31 and December 31, 2012, outstanding balance of the loan is ¥320.0 million ($3.7 million) and ¥656.3 million ($7.6 million), respectively.

        We performed a sensitivity analysis assuming a hypothetical 100 basis point movement in interest rates applied to the average monthly borrowings of the syndicated loan. As of March 31 and December 31, 2012, our analysis indicated that such a movement would have increased our interest expense by approximately ¥1.8 million ($0.02 million) and ¥3.8 million ($0.04 million), respectively.

Equity Market Price Risk

        The fair value of our investments in marketable equity securities exposes us to equity market price risks. As of March 31, 2012, the fair value of such investments was ¥273.6 million ($3.2 million). The potential loss in fair value resulting from a 10% adverse change in equity market prices would be approximately ¥27.4 million ($0.3 million) as of March 31, 2012. See Note 2 to our consolidated financial statements and interim condensed consolidated financial statements, included in this Form F-1.

Foreign Currency Risk

        We have operations outside of Japan, therefore, a portion of our revenues and expenses are incurred in a currency other than Japanese yen. We do not utilize hedge instruments to manage the exposures associated with fluctuating currency exchange rates. Our operating results are exposed to changes in exchange rates between our functional currency, the Japanese yen, and the currency of the countries where we have operations. When Japanese yen weakens against foreign currencies, the Japanese yen value of revenues and expenses denominated in foreign currencies increases. When the Japanese yen strengthens, the opposite situation occurs.

        We performed a sensitivity analysis assuming a hypothetical 1% increase in foreign currency exchange rates applied to our historical fiscal 2011 results of operations. For the year ended March 31, 2012, the analysis indicated that such a movement would have decreased our revenues by approximately ¥9.6 million and would not have had a material effect on our operating income or net income.

JOBS Act

        In April 2012, the JOBS Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other companies. As a result of such election, our financial statements may not be comparable to the financial statements of other public companies.

        Additionally, we are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, as an emerging growth company, we intend to rely on certain of these exemptions, including without limitation, providing an auditor's attestation report on our system of internal controls over financial reporting pursuant to Section 404 and complying with any requirement that may be adopted regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (auditor discussion and analysis). These exemptions will apply for a period of five years following the completion of our initial public offering although if we complete a fiscal year in which we have more than $1.0 billion in annual revenues, we qualify as a "large accelerated filer," with at least $700 million of equity securities or we issue more than $1.0 billion in non-convertible debt securities to non-affiliates in any three-year period, we would cease to be an emerging growth company as of the following December 31.

Recent Accounting Pronouncements

  Recently Adopted Accounting Pronouncements

        In October 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2009-13, "Revenue Recognition: Multiple-Deliverable Revenue Arrangements," which amends the criteria for when to evaluate individual delivered items in a multiple-deliverable arrangement and the method of allocating consideration received. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. We retrospectively adopted this ASU in fiscal 2009. The adoption of this ASU did not have a material impact on our financial position or results of operations.

        In October 2009, the FASB issued ASU No. 2009-14, "Certain Revenue Arrangements That Include Software Elements." This ASU affects how entities account for revenue arrangements that contain both tangible products and software elements. Previously, arrangements containing both tangible products and software were accounted for based on the provisions regarding revenue recognition included in ASC 985, "Software," if the software was considered more than incidental to the product or service. This ASU changes revenue recognition for tangible products containing software elements and non-software elements that function together to deliver the tangible product's essential functionality by eliminating them from the scope of ASC 985. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15,2010 and early adoption is permitted. We retrospectively adopted this ASU in fiscal year 2009. The adoption of this ASU did not have a material impact on our financial position or results of operations.

        In July 2010, the FASB issued ASU No. 2010-20, "Receivables: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses," which requires new disclosures and enhances existing disclosures about the credit quality of financing receivables and the allowance for credit losses. The disclosures as of the end of a reporting period were effective for interim and annual reporting periods which ended on or after December 15, 2010 and we adopted this ASU in the third quarter of fiscal 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. We adopted this ASU in the fourth quarter of fiscal 2010. The adoption of this ASU did not have a material impact on our financial position or results of operations.

        In December 2010, the FASB issued ASU No. 2010-29, "Business Combinations," which clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures for business combination when comparative financial statements are presented and improves the usefulness of the pro forma revenue and earnings disclosure. This ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU, effective April 1, 2011, did not have a material impact on our financial position or results of operations.

        In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement," which amends some of the wording used to describe requirements for measuring fair value and for disclosing information about fair value measurements. This ASU is effective for the interim or annual period beginning after December 15, 2011. Early application is prohibited. The application of this ASU, effective January 1, 2012, did not have a material impact on our financial position or results of operations.

        In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income," which improves the comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income. This ASU requires an entity to report comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted. We adopted this ASU in fiscal 2010, other than the adoption of the presentation of reclassifications of items out of accumulated comprehensive income which has been deferred. The adoption of this ASU did not have a material impact on our financial position or results of operations.

  Accounting Pronouncements Not Yet Adopted

        In July 2012, the FASB issued ASU No. 2012-02, "Intangibles—Goodwill and Other: Testing Indefinite-Lived Intangible Assets for Impairment," which permits an entity the option to first assess qualitative factors to determine whether it is more-likely-than-not that an indefinite-lived intangible asset is impaired and thereby reduce the cost and complexity of performing impairment tests for indefinite-lived intangible assets other than goodwill, and improve consistency in impairment testing among long-lived asset categories. This ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The application of this ASU is not expected to have a material impact on our financial position or results of operations.

BUSINESS

Company Overview

        We are a leading provider of Asian-language eDiscovery solutions and services. We have extensive eDiscovery and forensic experience and expertise with information documented in Japanese, Korean, Chinese as well as English and we apply this expertise in connection with litigations, administrative proceedings and investigations. Our clients include leading law firms, corporate legal departments and government agencies. We serve these clients from our offices in Japan, the United States, South Korea, Taiwan and Hong Kong.

        We assist clients involved in cross-border litigation, administrative proceedings and internal investigations, including those related to antitrust investigations, intellectual property (IP) litigation, the Foreign Corrupt Practices Act (FCPA) and product liability (PL) investigations. The particular matters in which we are engaged by clients typically involve Asian language information. A particular challenge of eDiscovery involving Asian-language information is the accurate electronic recognition of Japanese, Korean and Chinese characters and the organization of the collected information in a format that can be effectively and efficiently reviewed and identified as relevant to the particular investigation. For example, when most conventional eDiscovery technologies are applied to Asian language content, the result is garbled text or otherwise inaccurate outputs. However, we believe our proprietary Lit i View™ eDiscovery solution accurately handles Asian-language characters, encoding schemes and native file systems. Lit i View also streamlines and consolidates our and our clients' workflows. Our recently launched Legal Cloud™ hosting solution complements and integrates with Lit i View and helps to address the substantial complexity and cost associated with these international investigations and litigations. Because of the flexible, comprehensive and integrated nature of our solutions, we can address the entire electronic discovery reference model (EDRM) life-cycle in connection with these matters, which we believe enables us to optimize outcomes and provide significant cost savings to our clients.

        We have assisted clients in more than 250 administrative and legal proceedings in the United States, including Department of Justice (DOJ), International Trade Commission (ITC) and Securities and Exchange Commission (SEC) investigations, and more than 500 corporate investigations in Japan, South Korea, China and Singapore.

        We achieved strong and significantly improved financial results in the three years ended March 31, 2012, with total revenue increasing to ¥5,136.2 million (or $59.3 million) in the year ended March 31, 2012, compared with ¥2,686.1 million (or $31.0 million) in the year ended March 31, 2011, and ¥1,098.2 million (or $12.7 million) in the year ended March 31, 2010. Over the same period, we also achieved increased profitability, with net income increasing to ¥1,370.6 million (or $15.8 million) in the year ended March 31, 2012, compared with ¥787.8 million (or $9.1 million) in the year ended March 31, 2011, and a loss of ¥418.3 million (or $4.8 million) in the year ended March 31, 2010.

        In the year ended March 31, 2012, 95.6% of our revenues were derived from our eDiscovery business, while the remaining 4.4% of our revenues were derived from our legal and compliance professional services business, including electronic data forensic investigations. In the year ended March 31, 2011, 94.2% of our revenues were derived from our eDiscovery business, while the remaining 5.8% of our revenues were derived from our legal and compliance professional services business, including electronic data forensic investigations. In the year ended March 31, 2010, 76.1% of our revenues were derived from our eDiscovery business, while the remaining 23.9% of our revenues were derived from our legal and compliance professional services business, including electronic data forensic investigations. Over the last three fiscal years, we have generated an increasing percentage of our revenue from the sale of eDiscovery support services. We expect this trend to continue.

        However, in the nine months ended December 31, 2012, our total revenue, operating income and net income declined significantly compared to the nine months ended December 31, 2011. In the nine months ended December 31, 2012, our total revenue was ¥3,542.3 million ($40.9 million) compared with ¥3,784.0 million in the nine months ended December 31, 2011, our operating income was ¥

851.5 million ($9.8 million) compared with ¥1,894.5 million in the same period in the previous year and our net income was ¥536.0 million ($6.2 million) compared with ¥1,054.7 million in the same period in the previous year. Our revenue decline was due essentially to a decrease in revenue from the manual review services of our core eDiscovery business, partly offset by an increase in other services of our eDiscovery business, including data collection, process/analysis, production, data hosting, and forensic services. Revenue from the non-manual review services of our core eDiscovery business increased ¥887.4 million ($10.2 million), or 51.7%, to ¥2,604.1 million ($30.1 million) in the nine months ended December 31, 2012 from ¥1,716.7 million in the comparable period in the previous year, while revenue from our manual review services revenue declined by ¥1,190.8, or 62.7%, to ¥707.0 million ($8.2 million) in the nine months ended December 31, 2012 from ¥1,897.9 million in the same period in the previous year. We believe that the cause of this decrease in revenue from manual review services was the determination by certain of our Asian law firm clients to perform manual review (and to bring related revenue) "in-house," while continuing to utilize our other eDiscovery services. Our operating income decreased by 55.1% to ¥851.5 million ($9.8 million) in the nine months ended December 31, 2012 from ¥1,894.5 million in the nine months ended December 31, 2011, due mainly to this decrease in our total revenue, combined with a significant increase in depreciation and amortization expenses due to an increase in our capitalized technology investment and in selling, general and administrative expenses, as we aggressively invested to build our core infrastructure and manpower to support future growth. This increase in selling, general and administrative expenses is part of our efforts to expand our capabilities and infrastructure to match the rapid growth of our business, especially over the last three years. Our investment focused on advancing our technology, global operating capability and capacity, and overall infrastructure to be ready for further expansion of our business in each market we serve.

Company Background

        We were formed in 2003 and initially focused on importing and selling computer forensic tools within Japan, including to domestic clients such as the National Police Agency and Japan's Ministry of Defense. We obtained the rights to customize these tools to Japanese requirements from U.S.-based Intelligent Computer Solutions, Access Data Corp. and Digital Intelligence Inc.

        We entered the eDiscovery and electronic data forensic investigations markets in 2005 by leveraging the skills we had developed and refined through the application of our computer forensic tools. Our forensic software tools are used to analyze whether any confidential data has been leaked or falsified. Our eDiscovery solutions and services enable the preservation, processing, review and production of Electronically Stored Information (ESI), and our electronic data forensic investigation solutions and services enable the preservation, analysis, processing and production of ESI in connection with efforts to prevent fraud and corporate information leakage.

        In 2007, we listed shares of UBIC, Inc. on the Mothers Marketplace of the TSE, which is the primary market for high-growth and emerging technology companies on the TSE. In that year, we established UNA with offices in Silicon Valley. In 2009, we opened our office in Seoul, South Korea and opened an office in Hong Kong. In 2010, we established Payment Card Forensics, Inc., as our subsidiary in Japan, in which we have a 60% ownership interest. In 2011, we established UBIC Risk Consulting, Inc., as our subsidiary in Japan, in which we have an 80% ownership interest. In 2011, we opened our office in Reston, Virginia, and also established UBIC Korea, Inc. and UBIC Taiwan, Inc. with offices in Seoul, South Korea and Taipei City, Taiwan, respectively. In 2012, we established UBIC Patent Partners, Inc., as our subsidiary in Japan, in which we have a 100% ownership interest. In 2012, we opened our newest office in New York City.

        Launched in 2009 and recently updated in 2012, our proprietary, advanced technology platform, Lit i View, is an innovative eDiscovery solution that accurately handles Asian-language characters, encoding schemes and native file systems. Developed entirely in-house at UBIC, Lit i View incorporates processing and filtering software specifically for Asian encoding schemes and language sets as well as for information stored in English. We also recently launched our customizable Legal Cloud service to address the problem of rising costs associated with the growth and dispersion of electronic data volumes across the globe, along with prolonged investigations and litigations.

        We established Payment Card Forensics, Inc. and Risk Consulting, Inc. in order to ensure that we could provide a full range of EDRM and data forensic services to our clients. The capabilities provided by these subsidiaries allow us to better retain existing clients and to assist us in obtaining new clients. While Payment Card Forensics, Inc. and Risk Consulting, Inc. contribute important services to those of our clients that require them, we do not derive a material amount of revenue from these subsidiaries nor do we owe any material obligations to them. We recently established UBIC Patent Partners, Inc. in order to provide a platform for patent management services in connection with our Legal Cloud solution.

Industry Overview

        eDiscovery solutions enable organizations to identify, preserve, collect, process, review, analyze and produce data in order to meet legal discovery, compliance and/or records management requirements. Data is collected from numerous sources that include email, text-based files, images, databases, audio files, web sites, computer applications and other corporate repositories, as well as smartphones, tablets, thumb storage drives and personal computers. The growth of data among businesses has continued to rise at an extraordinary rate. According to an IDC Digital Universe Survey in 2011, the amount of digital information created, captured or replicated worldwide every year will grow from 1.8 trillion gigabytes in 2011 to 7.9 trillion gigabytes in 2015, a compound annual growth rate (CAGR) of 45%. While email remains the primary application driving eDiscovery growth, we believe there is also dramatic growth being driven by content from Microsoft SharePoint, social media services, instant messaging (IM) and SMS text messaging.

        eDiscovery is fundamentally different from paper-based evidence discovery primarily because of the much higher volume of electronic information produced and maintained by businesses and other organizations. For example, enterprise information stored in one personal computer is equivalent to an estimated four to six thousand boxes of printed material. Because of the sheer volume of information that must be analyzed in investigations or other legal matters, it is extremely challenging to investigate archives of electronic information manually. Accordingly, in order to achieve success in a lawsuit and avoid sanctions, we believe that attorneys must employ an automated process to analyze this trove of information, identifying and producing only information relevant to the matter. Providing only relevant documents is a very important consideration for organizations, which generally prefer to keep confidential those documents and other materials they are not legally required to produce.

        The majority of eDiscovery solutions deployed are in response to a specific investigation or lawsuit; however, there are a growing number of proactive enterprises that are deploying eDiscovery solutions to provide better readiness and ongoing protection against potential legal issues. In addition, some enterprises have begun to show more interest in Cloud-based eDiscovery services. While historically most organizations have tended to prefer to deploy eDiscovery solutions on-site, greater recognition of the benefits of Cloud-based solutions together with diminishing concerns regarding data safety and accessibility have contributed to wider adoption of Cloud-based solutions.

        The various stages of the eDiscovery process are referred to as the electronic discovery reference model (EDRM) and are set forth below:

  •
  Identification Management—Refers to the storage infrastructure and organization of Electronically Stored Information (ESI) prior to litigation or investigation.

  •
  Identification—Uncovering all potential sources of data that may be relevant to a case.

  •
  Preservation—The securing of data against spoilage – the inadvertent or intentional deletion or destruction.

  •
  Collection—Gathering of data from all of the locations in which it has been stored, in the least disruptive method available. A broad or targeted collection process can be implemented. A broad process includes the collection of more data than needed whereas a targeted collection involves collecting specific data based upon search terms, date ranges and selected file types.

  •
  Processing—Homogenizing, filtering and analyzing all of the collected data into a database structure. The goal of this step is to filter and reduce the amount of data that must move forward to a more costly review step. Data minimization strategies such as de-duplication, file type filtering and known system file removal are typically applied during this process. Additional organization methodologies, such as the clustering of documents with similar concepts or similar content, can be applied during this process to facilitate the early analysis of the data by the subject matter experts and ESI consultants. ESI providers strive to add value during this phase of the process through advanced analytics and high capacity indexing. The end result of the indexing and processing step is a database environment set up for the attorney teams to perform their review. Relevant data is tagged and made available for further review or production.

  •
  Review—Data is evaluated by attorneys or other legal professionals for relevance, privilege and specific issues. The vendor's project management team provides workflow support and data organization to assist with an efficient review. Project managers work closely with the attorney team to provide metrics on the status, productivity and accuracy of the review.

  •
  Analysis—Data is classified depending on key themes, patterns, topics, and people.

  •
  Production—The delivery of data in appropriate forms to the necessary parties.

  •
  Presentation—Data is presented before an audience (at deposition, trial, hearing, etc.).

        Many eDiscovery solution providers do not offer end-to-end coverage of the EDRM, and instead focus on one or more of identification, preservation, collection, and processing, review and analysis of data. Other eDiscovery solution providers are able to offer end-to-end coverage of the EDRM, either on their own or by utilizing technology partnerships to offer full coverage of all phases of the EDRM.

        We believe, based on research analysts' reports, that total eDiscovery revenue relating to U.S. lawsuits was $3.3 billion in 2009, and will grow to an estimated $5.7 billion in 2013, or a CAGR of approximately 14.6%. The Gartner, Inc. 2012 Magic Quadrant for E-Discovery Software report estimates that the world's enterprise eDiscovery software market (excluding value added services) was $1.0 billion in 2010, and will grow at a CAGR of approximately 16% through 2015. In addition to these software revenues, Gartner also estimates that by 2013, value added services represented by software-as-a-service (SaaS) and business process utilities will account for 75% of the total eDiscovery revenue derived from the processing, review, analysis and production of electronically stored information (ESI).

        Gartner suggests that the eDiscovery is a pressing issue for most companies because (i) ESI in all its many forms dominates in legal proceedings because modern business is mostly conducted using electronic communications and electronic records, (ii) government regulators require this ESI to be archived for proof of compliance, and (iii) governments of all nations also produce and disseminate information primarily through electronic channels. Gartner also suggests that the need to ingest, organize, search and produce ESI quickly for legal purposes has focused eDiscovery providers on creating solutions and services that can cope with the volume and variety of data that companies and their lawyers must quickly identify and sort.

Challenges in Electronic Data

  eDiscovery

        In April 2006, the United States Supreme Court approved certain amendments to the Federal Rules of Civil Procedure (FRCP) regarding the discovery in litigation of certain Electronically Stored Information (ESI). These amendments have placed a substantial burden on organizations to produce ESI in a very limited time period. Additionally, given the fact that complying with such discovery requests may cost in excess of $1.0 million in a single matter and multinational corporations may be involved in dozens of such lawsuits at any given time, organizations are seeking to contain the escalating costs of such discovery.

        In recent years, the amount of data created by companies which may be deemed ESI has increased greatly and is expected to continue to grow. According to an IDC Digital Universe Survey in 2011, the amount of digital information created, captured or replicated worldwide every year will grow from 1.8 trillion gigabytes in 2011 to 7.9 trillion gigabytes in 2015, a CAGR of 45%. Because the cost of eDiscovery is generally proportional to the volume of data to be collected, processed, reviewed and produced for litigation, costs for this function are rising. The problem is compounded if plaintiffs' lawyers deliberately request discovery in such a broad a manner so as to impose prohibitive eDiscovery costs, in the hope that many organizations will simply prefer to settle than incur such costs. In addition, there has also been a dramatic increase in overall eDiscovery cost in situations where data needs to be collected overseas, searched, reviewed, produced in a foreign language and translated by bi-lingual attorneys and paralegals.

        Because compliance with even the most basic eDiscovery request is expensive, organizations need to identify the appropriate technology and service providers in order to reduce costs and stay within their budget. The overall cost of eDiscovery is directly related to the number of documents to be reviewed for relevance and privilege. The overall cost of eDiscovery can be dramatically reduced if the right technology is used to conduct automated first level review before the more costly human review of such information. The skill and experience to select appropriate keywords while searching electronic documents and usage of a forensic lab capable of processing and sorting a huge amount of electronic data safely are crucial. In addition to managing costs, organizations need to utilize products and solutions that limit the eDiscovery production to disclosure of information that is relevant and responsive to the eDiscovery request, thereby reducing disclosure and leakage of valuable information that is not germane to the lawsuit.

  Electronic Data Forensic Investigations

        Electronic data forensic investigations are employed to collect and analyze data from computer systems, networks, wireless communications, and storage devices. These investigations often compel enterprises to identify sources of confidential information leakage, corporate espionage, internal fraud and other similar problems. Electronic data forensic investigations are used to identify responsible persons and also to clear accusations against innocent parties. These investigations are also used to produce evidence that can be indispensable in a criminal investigation against an accused person at the time of a trial. Electronic data forensic investigations are also used in connection with corporate mergers and acquisitions, and other new business investments which require an accurate assessment of the target company or market.

        From mobile phones to personal computers to servers, digital devices are used throughout an enterprise and a large amount of electronic data exists in this digital infrastructure. Two basic types of digital data need to be collected and analyzed in electronic data forensic investigations. "Persistent" data is the data that is stored on a local hard drive (or another medium) and is preserved when the computer is turned off. "Volatile" data is any data that is stored in memory, or exists in transit, that will be lost when the computer loses power or is turned off. Volatile data resides in registries, cache, and random access memory (RAM). Since volatile data is ephemeral, it is essential an investigator knows reliable ways to capture it. System administrators and security personnel must also have a basic understanding of how routine computer and network administrative tasks can affect both the forensic investigation process and the subsequent ability to recover data that may be critical to the identification and analysis of a security incident.

UBIC's Competitive Advantages

        We have designed our products and services to provide comprehensive solutions to meet the challenges of managing eDiscovery and electronic data forensic investigations. The principal ways in which our solutions address these challenges include:

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  Accurate Processing of Asian-language Characters. Our proprietary text mining technology allows us to accurately handle Asian-language (as well as English) characters, encoding schemes and native file systems. Our solutions and services allow us to accurately assess and convert different Asian-language character sets into the traditional Unicode Transformation Format (UTF), and also convert, as necessary, into several other complex encoding schemes which are frequently utilized by Asian companies, thus maintaining the fidelity of the search methodology and preserving the integrity and nuance of the underlying information. Many competitive solutions first translate Asian-language information to English and ASCII format which can result in garbled text and/or lack of accuracy. Processing and analysis is then conducted on this translated information, which, in our experience, often is inaccurate and obscures or eliminates subtleties and nuances that are often critical to the legal assessment and applicability of the information.

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  Speed, Efficiency and Cost Effectiveness. Our solutions and services enable a process that permits the automated identification of relevant text and documents in Asian languages, including Japanese, Chinese and Korean, thus reducing the number of steps in the review process and thereby providing significant savings in time and cost of document review; because our solutions more accurately identify Asian characters and documents responsive to the search, we reduce the number of documents that need to be manually handled and reviewed by persons, and we are less likely to fail to identify an important document. These benefits are further amplified by the comprehensive and integrated nature of the solutions.

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  Technology Assisted Review. Technology assisted review (TAR) is the use of software tools, increasingly comprised of artificial intelligence-based predictive coding, to perform mechanical document review. TAR reduces the amount of manual review of data produced in the collection process, which is traditionally the most expensive phase of the eDiscovery process. We believe that our TAR is very effective in Asian-language document review and our product development efforts incorporate all of our experience and know-how with TAR into our main platform, Lit i View. Our TAR applies our proprietary algorithms that progressively predict and refine the automated work flow involved in TAR by accurately increasing the review weight of relevant documents. These proprietary algorithms are designed to bring our "recall rate" (the accuracy rate of identifying information relevant to a particular TAR) to 90% or better, which results in noticeable improvements in the efficiency of our review work as a whole, and significant cost savings in time and expense for our clients.

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  Seamless Interaction with Numerous Software Applications. Since our inception in 2003, our solutions and services have been continuously expanded, tested, improved and refined as a result of our extensive experience and technical knowledge and skills accumulated in analyzing electronic data of Asian companies. The design of our solutions enables us to work seamlessly with more than 20 software applications, including Microsoft Outlook and several unique email applications to produce documents without garbled text and also capture responsive documents that could be missed by many of our competitors. This is particularly important to existing and prospective Asian clients given the larger range of email and office software programs and protocols in general use in Asia than in the United States.

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  Multiple Convenient Data Processing Sites. We believe we are the only eDiscovery provider with a data processing center in each of Japan, South Korea and Taiwan. Thus, we can conduct the entire process of eDiscovery in Asia and avoid sending non-responsive electronic data to law firms or other parties in the United States, thereby potentially making such confidential and proprietary data subject to the jurisdiction of U.S. courts. Additionally, we believe the proximity of our data processing sites to many of our clients enables us to secure and process information more quickly than our competitors.

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  Flexible and Scalable Cloud Hosting Service. While we have been able to host data in a traditional Cloud environment, we have recently introduced our Legal Cloud solution that features a flexible and scalable Cloud data hosting capability, and employs a secure, Internet-enabled storage solution that enables authorized users across the globe to access data and collaborate in connection with an investigation or litigation. Our Cloud hosting technology helps to address the problem of rising complexity and cost from the growth and dispersion of electronic data volumes and the extended duration of many investigations and litigations. Our Cloud hosting service coupled with our experience in handling large volumes of data enables us to deliver our eDiscovery solutions in a flexible and cost-efficient manner.

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  Expanded Electronic Data Forensic Investigations. We have adapted the technology that we developed in the area of electronic data forensic investigations, including the provision of solutions and services to government, police and military agencies, to create powerful eDiscovery solutions and services; in turn, the expertise we have developed in our eDiscovery business, such as how to construct electronic searches that yield the most accurate and complete results, have enabled us to further develop our consulting and audit services and to improve our electronic data forensic investigations, tools and training.

Our Growth Strategy

        Our objective is to enhance our position as a leading provider of eDiscovery and electronic data forensics solutions and services in Asia, as well as significantly increase our provision of these solutions and services in the United States, the world's largest and most advanced market for these services. Key elements of our strategy include:

  Expand our presence and direct sales in the United States

        Our most important corporate priority is to continue to expand our business in the United States. We plan to continue to increase our sales, marketing and business development efforts in the United States in order to enhance awareness of our litigation and eDiscovery solutions, not only for our current target market of Asian companies operating in the United States, but also for U.S. companies with Asian subsidiaries and operations. To the extent these sales and marketing efforts are successful, we believe they may have a positive impact on our manual review-related revenues.

        In 2007, we opened our first office in the United States in Silicon Valley. In 2011 and 2012 respectively, we opened offices in Reston, Virginia to serve the Washington DC area, and New York City, two of the most important legal markets in the United States. From our United States offices, our most senior executives and sales personnel, including our Executive Vice-President, Chief Operating Officer and Director, Naritomo Ikeue, are executing on this important corporate priority of expanding our United States business.

  Broaden and develop strategic relationships

        We plan to continue to expand our existing relationships and develop new relationships with United States and international law firms, litigation consultants and other providers of eDiscovery and electronic data forensics solutions and services that would benefit from our leading technology solutions for Asian-language eDiscovery. We believe that these types of strategic relationships will allow us to expand our reach with global enterprises, especially those based in the United States, and improve our insight into emerging industry trends. We plan to materially increase our marketing efforts with and to these prospective strategic partners.

  Extend our technology leadership and solution management services

        While we believe that Lit i View is the leading solution for Asian-language eDiscovery, we plan to continue to enhance our solution. Traditionally, eDiscovery has been problematic and expensive because labor-intensive manual review of the large volume of materials gathered by electronic means has proven to be costly. Nevertheless, providers of eDiscovery solutions, including ourselves, had to rely on human labor, as there was no alternative. Our TAR technology combines the concepts and techniques of predictive coding with unique algorithms to provide an eDiscovery solution that significantly reduces review-cycle time and cost without sacrificing accurate results. With our TAR technology, we believe we are in a leading position regarding the use of technology in providing the right solutions for the eDiscovery market's needs. We plan to enhance our existing solutions and introduce and improve our solutions and services to address emerging trends and regulatory requirements, and target new market opportunities. We have made and will continue to make investments in technology to introduce new versions of our solutions that incorporate innovative features, improved functionality and address unique business requirements. We also plan to continue to create, refine and deliver innovative service offerings that provide faster deployment of our solutions and services, and more accurate and complete results, and thus add more value to our clients. We believe our Lit i View and Legal Cloud solutions are examples of our technology innovation.

  Expand to new geographies

        Given the success of our expansion beyond Japan to the United States, Hong Kong, South Korea and Taiwan, we plan to expand our sales and marketing efforts to new geographies, including the European Union and China. Global business expansion has increased the incidence of investigations and lawsuits related to such matters as antitrust, intellectual property infringement and other data intensive matters. We believe that while most countries do not have the same eDiscovery mandates of the United States, enterprises in the European Union, China and other geographies operate in a way that can expose them to the reach of United States' lawsuits and the scrutiny of antitrust authorities of the United States and the European Union. In particular, the competition and antitrust departments of the European Union have become increasingly active and are demanding access to a broader range of documents as part of their investigations.

  Pursue strategic acquisitions

        We may pursue acquisitions that we believe will provide solutions and/or technologies that are complementary to our current offerings or accelerate our international expansion. We continually seek to enhance and expand the functionality of our solutions and in the future we may pursue acquisitions that will enable us to offer more comprehensive functionality to clients. We currently have no plans, proposals or arrangements with respect to any acquisition.

Our Solutions and Services

        Our eDiscovery and electronic data forensics solutions and services help our clients employ a series of scientific investigation methods that conduct evidence preservation and investigation analysis for incident response or litigation, as well as research to detect falsification and damage of electronic data. Our solutions and services also retroactively identify acts which result in unauthorized use of computer or network resources, service obstruction, and unintentional disclosure of information. Our solutions and services are depicted in the following diagram:

  eDiscovery Business

        Our eDiscovery solutions and services enable the preservation, processing, review and production of Electronically Stored Information (ESI). Our solutions (i) copy electronic data from personal computers and servers, (ii) search and identify relevant documents and evidence, (iii) permit the inspection of evidence and on-line hosting for review and translation, and (iv) produce the final disclosure of evidence in the court-requested format.

        In civil lawsuits, the plaintiff and the defendant disclose evidence before commencement of the trial. Pursuant to the Federal Rules of Civil Procedure (FRCP)) in the United States, disclosure of electronic evidence in electronic format through "eDiscovery" has been mandated, and more than 90% of enterprise information is typically stored in electronic format. Our eDiscovery support service helps to ensure secure and effective information disclosure.

        Our online review system makes it possible for corporate and outside counsel to more efficiently review electronic evidence. Our eDiscovery system is designed to ensure that only necessary information is disclosed through a disclosure approval process undertaken by assigned lawyers. The inherent risk of information leakage in an eDiscovery process is a concern for enterprises. Using our solution, only those files identified as containing evidence are hosted to our inspection servers, and the remainder of the information is stored in our local secure data centers in Tokyo, Seoul, Taipei City, Silicon Valley and New York to ensure the safety and confidentiality of critical data.

        We believe that we are the only eDiscovery provider with a data processing center in each of Japan, South Korea and Taiwan, and thus we can conduct the entire process of eDiscovery in Asia. This allows us to avoid sending non-responsive electronic data to law firms or other parties in the United States and potentially making such confidential and proprietary data subject to the jurisdiction of the courts.

        Though typically more than 90% of enterprise data is available in electronic formats, the volume of paper documents may also be significant. We perform paper based evidence discovery by scanning and subsequently digitizing the documents, utilizing Optical Character Recognition (OCR) techniques. We utilize methods to avoid loss of potentially responsive evidence. Once available in digital formats, the techniques followed for analysis of these documents follows identical methods employed for digital documents.

  Lit i View™ Solution

        Our proprietary, advanced technology platform, Lit i View, is an innovative eDiscovery solution that accurately handles Asian-language characters, encoding schemes and native file systems. Developed entirely in-house at UBIC, Lit i View incorporates processing and filtering software specifically for Asian encoding schemes and language sets as well as for information stored in English. Lit i View allows the enterprise or its legal advisors to work efficiently and effectively by handling Chinese, Japanese, Korean and English information conveniently at a remote location or on-site in the enterprise offices.

        Lit i View more accurately identifies Asian characters and documents responsive to the eDiscovery search than competing products, and thus we reduce the number of documents that need to be handled and reviewed by persons, and we are less likely to fail to identify an important document. Lit i View works seamlessly with more than 20 software applications, including Microsoft Outlook and several unique email applications, and thus we are able to produce documents without garbled text and also capture responsive documents that would be missed by many of our competitors.

        Lit i View incorporates new artificial intelligence (AI) language capabilities such as "concept search," which searches not only words, but also general concepts, similar meanings and relevant categorizations. Searches conducted in Asian languages are more difficult because Asian languages typically contain no spaces between words. In addition, because there are numerous ways to express different words and their combinations, keyword searches are usually insufficient to find all relevant documents. Lit i View's use of concept searches can be very useful because we can take a case-by-case approach to determine what will be the most effective search tools.

        Lit i View also permits the extracted data to be reviewed simultaneously by UBIC's reviewers, UBIC's clients, and the clients' law firm or legal team. We believe this facilitates faster and more accurate analysis of the produced data.

  Legal Cloud™ Solution

        We recently launched our customizable Legal Cloud solution to address the problem of rising costs associated with the growth and dispersion of electronic data volumes across the globe, along with prolonged investigations and litigations. Because large enterprises are generating electronic data at a rapid rate, there are a growing number of proactive enterprises that are seeking to deploy data hosting solutions to provide better readiness and ongoing protection against potential eDiscovery issues. Some enterprises have begun to show increasing interest in Cloud-based data hosting. While historically most organizations have tended to prefer to host data on-site in local servers, concerns regarding data preservation, confidentiality and accessibility of Cloud-based services have begun to diminish. In addition to moving data into the Cloud in connection with a specific investigation or lawsuit, enterprises are choosing to host data in a medium that allows for rapid preservation, collection, processing and review.

        We believe that the competing Cloud hosting services available are not experienced and capable of hosting the large volume of data produced by litigation. We also believe that because competing Cloud hosting services typically handle a more limited amount of data, their cost structure is not conducive to handling the large volume of data produced by litigation. Because we are experienced in handling large volumes of data in connection with our eDiscovery solutions, we are both equipped and experienced in dealing with these materials and are able to host litigation data in a cost-efficient manner. Our Legal Cloud solution allows us to maintain client data during and after a particular litigation or investigation, and to maintain the data and documents in a relational database of our clients' data and documents, along with all of the tagging and coding that was completed in connection with such project. We believe that the analysis and indexing we conduct in order to build a relational database provides a superior and distinct data hosting solution for our clients by allowing them to more rapidly access relevant data and documents for future litigations, investigations and other corporate needs. We have not generated material revenues from our Legal Cloud solution since its introduction, but we expect this solution to provide a complementary and recurring revenue source.

  Legal / Compliance Professional Services

  Forensic Investigations

        Our electronic data forensic investigation solutions and services enable the preservation, analysis, processing and production of ESI in connection with fraud and corporate information leakage. We work with a large number of enterprises and their law firms to investigate corporate violations, such as leakage of sensitive information or illegal trading, handle them in a timely manner and in accordance with relevant laws, and provide objective analysis to the stakeholders. We also perform due diligence investigations in connection with corporate mergers and acquisitions as well as new business investments that require accurate assessment of the target company or market.

        In most instances of evidence gathering and analysis, solutions emerge by making proper inferences from detailed information. Often such information may not be clearly visible or even readily identifiable or available within the enterprise. Meticulously sifting through digital data by employing computer forensics enhances an enterprise's ability to infer intelligently and make evidence gathering more efficient.

  Consulting and Corporate Risk Audit

        Enterprises today consider compliance and corporate social responsibility measures as important steps in building accountability, implementing crisis management systems, and improving risk mitigation processes. Based on extensive litigation support experience, we help clients create document management procedures, conduct corporate risk audits, and comply with legal requirements to provide information to relevant stakeholders.

        Storage of enterprise information in electronic format raises the risk of corporate fraud and information leakage. Putting preventive processes in place is therefore an important corporate objective. Unlike measures such as forensic analysis, which are performed after a fraud has been detected, corporate risk audit is a defensive strategy against fraud before it happens. We institute regular corporate risk audit mechanisms for identifying and monitoring the flow of confidential enterprise information out of the company by departing employees.

  Forensic Tools

        Besides computer forensic investigation for our clients, we also sell the necessary hardware and software. We offer forensic tools to deal with our clients' computer forensic related needs, such as acquisition of proof, data analysis, establishment or the provision of a forensic laboratory. Additionally, we also sell imported litigation infrastructure from international vendors.

  Forensic Training

        Successful computer forensics entails practical knowledge and relevant skills. For clients conducting the process themselves, training is essential. We make available continuous training for conducting computer forensics. We provide training to employees of law enforcement and military agencies, employees of public enterprises, and other investigation experts that take part in various investigations in the United States and Europe, and are leaders in the field of computer forensics. Our investigation specialists, whose acquired capability meets international standards, offer world class training to such investigators in Japan to help them achieve their goals.

Clients

        We provide solutions and services to enterprises, government agencies, law firms and other organizations in the United States and Asia. Since our inception, more than 150 clients have purchased our solutions and services. Our target markets are not confined to certain industries as we are focused on providing eDiscovery and electronic data forensics solutions and services that meet the needs of any organization. We have historically focused our efforts on organizations that utilize Asian-language characters, encoding schemes and native file systems. Our clients that represented more than 10% of our total revenue during one or more of the last three fiscal years include Sanyo Electric Co., Ltd., Asahi Kasei Pharma Corp., Panasonic Corporation, Aisin Seiki, Yazaki Corporation, two clients represented by Quinn Emanuel Urquhart & Sullivan, LLP and TMI Associates. Because we are retained by these clients for specific projects as they arise, we expect that we will have different major clients from year to year. In the future, the expansion of our Legal Cloud solution may provide an opportunity to develop ongoing and more stable client relationships.

Sales and Marketing

        Our sales executives market our solutions and services directly to prospective clients and referral law firms through on-site sales calls and longstanding relationships. We focus on attracting and retaining clients by providing superior integrated technology solutions and exceptional client service. Our client support specialists are responsible for providing ongoing support services for existing clients.

        Our marketing efforts and lead generation activities consist primarily of client referrals, telemarketing, trade shows, industry events and press releases. Additionally, we maintain a website that clients and potential clients may access to obtain additional information related to solutions we offer. We believe that our hosting of educational seminars with respect to eDiscovery topics for legal professionals has been very beneficial to our brand awareness and sales and marketing efforts generally.

Research and Development

        Our ability to compete in the eDiscovery and digital forensics solutions and services markets depends in part on our continuous commitment to research and development and our ability to timely introduce new solutions, technologies, features and functionality. Our research and development personnel are responsible for the design, development, testing and certification of our software solutions. Our research and development efforts are focused on developing new solutions and core technologies and further enhancing the functionality, reliability, performance and flexibility of existing solutions. A primary goal of our research and development is to anticipate client demands and bring new solutions and new versions of existing solutions to market quickly in order to remain competitive in the marketplace. Our research and development activities are directed by individuals with significant expertise and industry experience.

Intellectual Property

        The proprietary nature of, and protection for, our solutions, solution candidates, processes and know-how are important to our business. To protect our intellectual property, both in Japan and abroad, we rely on a combination of patents, copyrights, trademarks, service marks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We have established and continue to build proprietary positions for our solution candidates and technology in the Japan and abroad. We have five issued patents in Japan and eight patent applications pending in Japan, and three patent applications in process in the United States, relating generally to our forensics systems, forensics method and forensics program. We also have six registered trademarks in Japan, including UBIC™, , Payment Card Forensics™, Lit i View™, Asian eDiscovery™ and Legal Cloud™. We have registered Lit i View, and are also seeking to register UBIC™, in the United States.

        We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any patents that may be granted to us in the future will be commercially useful in protecting our technology. In addition, despite our efforts to protect our intellectual property, unauthorized parties may attempt to copy aspects of our solutions or obtain and use information that we regard as proprietary. While we cannot determine the extent to which piracy of our software solutions occurs, we expect software piracy could be a problem. For this and more comprehensive risks related to our intellectual property, please see "Risk Factors—Our failure to protect our intellectual property rights may undermine our competitive position, and subject us to costly litigation to protect our intellectual property rights."

Competition

        The eDiscovery and digital forensics solutions and services markets in the United States and Asia are intensely competitive, highly fragmented and characterized by rapidly changing technology, frequent solution introductions, changes in client demands and evolving industry standards. Competitors vary in size, scope and breadth of solutions and services offered. Competitors include FTI Consulting, Inc., Altegrity Inc. (Kroll Ontrack), First Advantage, KPMG, Deloitte, Catalyst Repository Systems, Epiq Systems, Inc., Capital Novus, Symantec Corporation (Clearwell Systems), Nuix, kCura (Relativity), Hewlett-Packard (Stratify), Access Data Group and Guidance Software (EnCase eDiscovery). Many of our primary competitors have longer operating histories and substantially greater financial, technical, sales, marketing and other resources than we do, as well as greater name recognition and broader solution offerings. These competitors can devote greater resources to the development, promotion, sale and support of their solutions than we can.

        In addition to the competitors mentioned above, certain law firms, accounting firms, management consultant firms, turnaround specialists, and crisis management firms offer solutions and services that compete with our solutions and services.

        We believe the principal competitive factors in the eDiscovery and electronic data forensics solutions and services markets include:

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  performance, scalability, functionality, flexibility and reliability of the solution offerings;

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  ease of integration with existing applications and infrastructure;

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  price and the cost efficiency of deployment and ongoing support;

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  quality of professional services, as well as client support and maintenance; and

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  name recognition and reputation.

        Although many of our competitors have greater resources and greater name recognition, we believe we compete favorably on the basis of the other competitive factors listed above. We believe our solutions and services enable a process that permits the automated identification of relevant text in Asian languages, thus improving accuracy, reducing the number of steps in the review process and generating significant savings in time and cost of document review. Specifically, we believe that our predictive coding solution based on our proprietary text mining technology allows us to accurately handle English-and Asian-language characters, encoding schemes and native file systems, and provides us with a significant competitive advantage over our competition, including those with greater financial resources, a higher level of name recognition and broader solution offerings.

Government Regulation

        Our industry and our solutions and services are not directly regulated by any governmental authorities. However, our clients must comply with certain governmental and judicial requirements. Class action and mass tort cases, as well as eDiscovery requirements related to litigation, are subject to various federal and state laws, as well as rules of evidence and rules of procedure established by the courts.

        For example, in April 2006, the United States Supreme Court approved certain amendments to the Federal Rules of Civil Procedure regarding the discovery in litigation of certain electronically stored information. These amendments became effective on December 1, 2006. Among other things, these amendments (i) require early attention by parties in litigation to meet and confer regarding discovery issues and to develop a discovery plan that identifies and addresses the parties' electronically stored information, (ii) expand the reach of federal court subpoenas to include electronically stored information, (iii) allow for parties to object to production of electronically stored information that is not reasonably accessible due to the undue burden or cost associated with such retrieval, and (iv) provide a "safe harbor" to parties unable to provide electronically stored information lost or destroyed as a result of the routine, good-faith operation of an electronic information system.

        While these federal rules do not apply in state court proceedings, the civil procedure rules of many states have been closely modeled on these provisions. We anticipate the federal and state court discovery rules relating to electronic documents and information will continue to evolve and affect the way we develop and implement technology and service solutions to those changing discovery rules.

Facilities

        Our corporate headquarters are located in Tokyo, Japan, where we lease approximately 14,412 square feet of commercial space under a lease that expires in 2014. We use this space for our principal sales, research and development, client service and administrative purposes.

        In connection with our global sales and marketing efforts, we lease office space typically on a short-term renewable basis in the United States in New York, New York; Redwood City (Silicon Valley), California; and Reston, Virginia; and internationally in Seoul, South Korea; Taipei, Taiwan; and Hong Kong.

        We believe that our facilities are generally suitable to meet our needs for the foreseeable future and could be replaced with difficulty at similar cost; however, we will continue to seek additional space as needed to satisfy our growth.

Employees

        As of December 31, 2012, we had 142 employees worldwide, including 47 in sales and marketing, 6 in research and development, 55 in professional services and support and 34 in general administration. None of our employees is represented by a union. We believe that we have good relations with our employees.

Legal Proceedings

        From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, operating results, financial condition or cash flows.

MANAGEMENT

        Our current directors and executive officers as of the date of this prospectus are as follows:

Directors and Executive Officers

        The following table sets forth information regarding our directors, director appointees and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Masahiro Morimoto	46	Chief Executive Officer and Chairman of the Board
Seitaro Ishii	66	Chief Financial Officer and Chief Administrative Officer
Naritomo Ikeue	40	Executive Vice-President, Chief Operating Officer and Director
Makoto Funahashi	67	Director
Hirooki Kirisawa	46	Director
Yoshikatsu Shirai	48	Director of Total Product Support

        Masahiro Morimoto:    Mr. Masahiro Morimoto founded the Company in August 2003 and has served as our Chairman and Chief Executive Officer since that date. Mr. Morimoto has also served in various senior executive positions at our principal subsidiary, UBIC North America, since its creation in 2007 and has served as its Chief Executive Officer and Chairman since March 2011. Prior to establishing the Company, Mr. Morimoto worked in various professional positions for the Japan Maritime Self-Defense Force from 1989 to 1995 and in various capacities at Applied Materials Japan, Inc. from 1995 to 2003. We believe that Mr. Morimoto is qualified to serve on our Board of Directors due to his intimate familiarity with our company, his business experience and his prior service as our director.

        Seitaro Ishii:    Mr. Ishii has served as our Chief Financial Officer and Chief Administrative Officer since September 2012. Mr. Ishii has also served as a director for our subsidiary, UBIC North America, Inc., since June 2010, as well as our independent consultant since May 2010. Prior to becoming our independent consultant, Mr. Ishii worked for Applied Materials, Inc. (Nasdaq: AMAT), a provider of manufacturing equipment, services and software in the semiconductor equipment industry, for twenty-five years. During that time, Mr. Ishii served in various managerial positions, including global head of human resources and deputy chief financial officer. Mr. Ishii received a certified public accountant certification from the State of New York in the United States.

        Naritomo Ikeue:    Mr. Naritomo Ikeue has served as our Executive Vice President, Chief Operating Officer since November 2007 and has been a director of UBIC, Inc. since December, 2003. In addition, Mr. Ikeue has served as President of our principal subsidiary, UBIC North America, since February 2011 and has been a director of that subsidiary since June, 2010. Before becoming our Executive Vice President, Mr. Ikeue served as our Director of Administration from our founding to November, 2007. Prior to joining UBIC, from 1996 to 2003 Mr. Ikeue served in various capacities at Applied Materials Japan, Inc. We believe that Mr. Ikeue is qualified to serve on our Board of Directors due to his intimate familiarity with our company, his business experience and his prior service as our director.

        Makoto Funahashi:    Mr. Funahashi has served as our independent director since June 2008. Prior to joining UBIC, Inc., Mr. Funahashi served in various senior capacities with the National Police Agency of Japan from 1968 to 2001, including as Deputy Minister for police technology from 1999 to his retirement. From March 2001 to April 2003, Mr. Funahashi served as special advisor to USE, Inc., a company in the information technology industry. From June 2003 to March 2011, he served in various capacities at NTT Data i and its predecessor, NTT Data Creation, including as a director from 2003 to 2008 and a senior advisor from 2008 to March 2011. We believe that Mr. Funahashi is qualified to serve on our Board of Directors due to his extensive management experience in the public sector and his technological expertise.

        Hirooki Kirisawa:    Mr. Kirisawa has served as our independent director since June 2010. Prior to becoming one of our directors, Mr. Kirisawa served as one of our statutory auditors from August 2005 to June 2010. Mr. Kirisawa founded Kirisawa Tax Accounting Office in 2004 and has served as its Chairman since that date. We believe that Mr. Kirisawa is qualified to serve on our Board of Directors due to his extensive accounting and business background and experience.

        Yoshikatsu Shirai:    Mr. Shirai has been our Director of Total Product Support since August 2012. As our Director of Total Product Support, Mr. Shirai is responsible for managing global support for Lit i View. From September 2007 until August 2012, Mr. Shirai served as our Director of Technology Group, where he led the development of Lit i View. Prior to joining UBIC, Inc., Mr. Shiria served in various management positions at Applied Materials Japan, Inc., including as an engineering manager and a product manager, from 1996 through December 2007.

Board of Directors

        As a foreign private issuer, we are generally permitted to, and do, follow the corporate governance requirements of the Companies Act of Japan rather than those of U.S. law. Upon completion of this offering, our Board of Directors will consist of Messrs. Masahiro Morimoto, Naritomo Ikeue, Makoto Funahashi, and Hirooki Kirisawa. Our Board of Directors has determined that Messrs. Funahashi and Kirisawa qualify as independent directors under Nasdaq rules. Our Board of Directors directs the management of our business and affairs and conducts its business through meetings of the Board of Directors. Consistent with the Companies Act, the rules of the TSE and corporate practice in Japan, we do not have any standing committees. Our Board of Directors as a whole performs the functions of a compensation committee and a nominating and corporate governance committee. From time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

        No director has been the subject of any order, judgment or decree of any governmental agency or administrator or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority of such person or of any corporation in which he or she is a director or executive officer, to engage in normal business activities of such person or corporation.

Terms of Directors

        Each of our directors' terms of office terminate at the conclusion of the annual shareholders meeting following the end of our second business year of the date of their election. Our directors automatically retire from office (unless vacated sooner) upon the expiration of that term, unless elected for an additional term. Each of our current directors' term is set to expire in June 2014. Directors may be removed from office by an extraordinary resolution of two-thirds of the shareholders in attendance at a meeting. A director will be removed from office automatically if, among other things, the director becomes bankrupt or becomes of unsound mind. Our officers are nominated by and serve at the discretion of our Board of Directors.

        Our shareholders have the power to appoint any person as a director either to fill a vacancy or as an addition to our board. The term of office of any director so appointed will be the same as the remaining period of the other remaining directors and he will then be eligible for re-election.

        Since we qualify as a foreign private issuer under current Nasdaq rules, our Board of Directors is not required to have a majority of independent directors.

        Our Board of Directors may receive such remuneration as determined by at the meeting of our shareholders.

Duties of Directors

        Under applicable Japanese law, our directors have a duty of loyalty to act honestly, in good faith and with a view to the best interests of our company. Our directors also have a duty to exercise the skill and care of a reasonably diligent person having both (a) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same actions as are carried out by that director in relation to the company and (b) the general knowledge, skill and experience that that particular director has. In fulfilling their duty of care to us, our directors must act in accordance with our articles of association. A shareholder has the right to seek damages if a director has intentionally or by gross negligence breached their duties.

        The functions and powers of our Board of Directors include, among others:

  •
  convening shareholders' annual general meetings and reporting on its work and our operations to shareholders at such meetings;

  •
  declaring interim dividends and distributions;

  •
  appointing and determining the term of office of officers; and

  •
  borrowing money and mortgaging our property.

Interested Transactions

        There is no provision in our articles of incorporation as to a director's power to vote on a proposal, arrangement or contract in which the director is materially interested, but the Companies Act provides that such director is required to refrain from voting on such matters at meetings of the Board of Directors. Therefore, our directors will abstain from any discussion or vote on transactions in which they are interested.

        There are no family relationships between any of the named directors and executive officers.

Remuneration

        Our shareholders determine the total amount of remuneration to be paid to our directors. The Board of Directors then determines the actual remuneration to be paid to each director. The compensation committee assists the directors in reviewing and approving the compensation structure for the directors. See "—Committees of our Board of Directors—Compensation Committee."

Power To Obligate our Company

        The directors may raise or borrow money and mortgage or charge all or any part of its undertaking, property and assets (present and future) and uncalled capital, and to issue debentures, bonds or other securities whether outright or as collateral security for any debt liability or obligations of our company or of any third party.

Qualification

        There is no shareholding qualification for directors.

Indemnification Agreements

        We may enter into indemnification agreements that will provide our directors, statutory auditors and executive officers with contractual rights to indemnification and rights to advances against certain expenses to the extent permitted by the Companies Act and our articles of incorporation. These could include legal fees and other expenses actually and reasonably incurred in connection with pending or threatened legal proceedings because of such director's, statutory auditor's or executive officer's position with us or another entity that the director serves at our request, subject to various conditions.

We may obtain D&O liability insurance to cover some of these potential liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the indemnification agreements, we have been informed that in the opinion of the staff of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Compensation Committee

        Our Board of Directors acts as our compensation committee. In such capacity, it reviews and approves our compensation structure, including all forms of compensation, relating to our directors and executive officers. Among other things, our Board of Directors:

  •
  reviews and approves the total compensation package for our five most senior executives;

  •
  reviews and determines the compensation of each director's compensation within the upper limit approved by our shareholders; and

  •
  periodically reviews and approves any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee

        Our Board of Directors acts as our corporate governance and nominating committee. In that capacity, subject to the approval of the shareholders, the board selects individuals qualified to become our directors, fills vacancies and adds directors between shareholders' meetings. Among other things, our Board of Directors:

  •
  identifies and nominates qualified candidates as directors for election by the shareholders to the Board of Directors;

  •
  reviews the current composition of the Board of Directors with regard to characteristics such as independence, age, skills, experience and availability of service to us;

  •
  considers significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations on all matters of corporate governance and determines any remedial actions to be taken; and

  •
  monitors compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Board of Statutory Auditors

        Consistent with applicable Japanese law and regulation and the rules of the TSE, we have a separate board of statutory auditors elected by our shareholders, which currently consists of three outside statutory auditors, rather than an audit committee. Our board of statutory auditors is a legally separate and independent body from our board of directors. Under the Companies Act, none of our outside statutory auditors is, may be, or has been a director, officer or employee of UBIC, Inc. or any of our subsidiaries. At least one of the statutory auditors, in our case, Mr. Sudo, must be appointed as a full-time statutory auditor by the board of statutory auditors. Among other functions, the board of statutory auditors prepares an audit report, appoints and removes the full-time statutory auditor(s) and establishes audit policies. We have determined that this board of statutory auditors satisfies the "independence" requirements for audit committees under current Nasdaq rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. At least one of the members of our board of statutory auditors qualifies as an "audit committee financial expert" under applicable SEC rules. Our board of statutory auditors is responsible for: the retention and oversight of our independent registered public accounting firm and the preparation of their audit; addressing complaints related to accounting, internal accounting controls, and auditing matters; engaging any advisors necessary to perform its duties; and funding necessary to carry out its duties.

        In addition, our statutory auditors participate in all meetings of our Board of Directors.

        Our board of statutory auditors is comprised of the following members as of the date of this prospectus:

Name	Age	Title
Kunihiro Sudo	67	Outside Statutory Auditor
Takaharu Yasumoto	58	Outside Statutory Auditor
Kenzo Takai	67	Outside Statutory Auditor

        Kunihiro Sudo:    Mr. Sudo has served as one of our outside statutory auditors since April 2011. Prior to becoming one of our auditors, Mr. Sudo served as an advisor to XING Co. from March 2007 to August 2007. In August 2007, Mr. Sudo joined Aqua Cast Co. as an advisor and became a director of Aqua Cast Co. in October of 2007. In January 2008, Mr. Sudo retired from Aqua Cast Co..

        Takaharu Yasumoto:    Mr. Yasumoto has served as one of our outside statutory auditors since June 2010. Mr. Yasumoto has also served as a statutory auditor of Fast Retailing Co., Ltd. from June 1993 to the present. In addition, Mr. Yasumoto served as a special professor in the International Financing research school of Chuo University in Tokyo, Japan.

        Kenzo Takai:    Mr. Takai has served as one of our outside statutory auditors since June 2012. Mr. Takai currently manages his own Takai Attorney Office, where he has been a registered attorney since 1983. Prior to becoming of our statutory auditor, Mr. Takai served as outside statutory auditor in several companies include LAC Co., Ltd., Link Theory Holdings Co., Ltd. and eAccess Ltd.

Compensation of Directors and Executive Officers

        For the fiscal year ended March 31, 2012, the aggregate cash compensation that we paid to our directors and executive officers included in the list under the heading "—Directors and Executive Officers" was ¥167 million, all of which was comprised of base salary. We do not have a requirement to, and have not, set aside pension or retirement benefits for our officers or directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        At March 31, 2012, Focus Systems owned approximately 11.5% of our outstanding common shares. Focus Systems has entered into an agency agreement in sales of our eDiscovery and forensic tool and services from January 1, 2006. In addition, Focus Systems entered into an agreement with us on February 1, 2010, to design and develop software that we use internally to deliver services to clients. Furthermore, Focus Systems purchased unsecured convertible notes with face amount of ¥80,000 thousand in the amount of ¥76,000 thousand that UBIC issued on April 1, 2010. Focus Systems converted the notes to 204,472 shares on March 14, 2011. No director or executive officer of Focus Systems is one of our officers or directors and none of our officers or directors is an officer or director of Focus Systems.

        The balances as of March 31, 2011 and 2012, and transactions of the Company with Focus Systems for years ended March 31, 2011 and 2012, are summarized as follows:

	Thousands of Yen		Thousand of Dollars
	2011	2012	2012
Trade receivables	¥8,038	¥2,833	$35
Advance received	10,141	15,720	197
Other accounts payable	—	5,284	66
Revenue	40,764	27,862	349
Cost of revenue (maintenance costs)	—	323	4
Selling, general and administrative expenses (outsourcing costs, storage fee, etc.)	19,537	—	—
Dividends received	—	4,500	56
Capitalized computer software	—	5,544	69

 PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2012 on a fully diluted basis, assuming the exercise of all stock options to purchase common stock which are exercisable within 60 days of the date of this prospectus, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our executive officers and directors, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security.

        Shares of common stock subject to options or convertible securities exercisable or convertible within 60 days of the date hereof are deemed outstanding for computing the percentage of the person or entity holding such options or convertible securities but are not deemed outstanding for computing the percentage of any other person. To the best of our knowledge, subject to community and martial property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted. Percentage of shares owned prior to the offering is based upon 3,193,136 shares of our common stock outstanding as of December 31, 2012. Percentage of shares owned after the offering is based on                ADSs, representing                shares being offered hereby.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owners(1)	Number	Percent	Number	Percent
Executive Officers and Directors
Masahiro Morimoto	692,040	21.67
Seitaro Ishii
Naritomo Ikeue	272,240	8.53
Kyoichi Kihara	—	—
Yoshikatsu Shirai	—	—
Makoto Funahashi	—	—
Hirooki Kirisawa	8,160	*
All directors and executive officers as a group (7 persons)	972,440	30.45
5% Shareholders
Focus Systems Corporation	298,472	9.35
Japan Trustee Services Bank, Ltd.	197,330	6.18

*
less than 1%

(1)
Unless otherwise noted, the address for each of the named beneficial owners is: Meisan Takahama Building, 7th Floor 2-12-23, Kounan, Minato-ku, Tokyo 108-0075, Japan.

 DESCRIPTION OF SHARE CAPITAL

Description of Our Common Stock

        Following this offering, our authorized capital stock will consist of 7,200,000 shares of common stock, and there will be                 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock underlying the ADSs to be issued upon consummation of this offering will be fully paid and non-assessable.

  Share Units

        Our shares are organized into units comprised of ten shares of common stock each. Shareholders who hold less than one unit's worth of our common shares have access to a restricted set of shareholder rights, as described below.

  Voting Rights

        The holders of our common shares are entitled to one vote for each ten shares held of record on all matters submitted to a vote of stockholders. Upon the consummation of this offering, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Shareholders who hold less than one unit's worth of our common shares are not entitled to vote.

  Dividend Rights

        Holders of our common shares are entitled to receive ratably any dividend declared at a shareholders' meeting or by the Board of Directors.

  Rights Upon Liquidation

        In the event of a liquidation, dissolution or winding up of the company, holders of common shares are entitled to share ratably in the assets remaining after payment of liabilities.

  Other Rights and Preferences

        Holders of our common shares have no preemptive, conversion or redemption rights.

  Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Mitsubishi UFJ Trust.

Limitations on Liability

        Our articles of incorporation limit the liability of our directors, statutory auditors and accountants to the fullest extent permitted by the Companies Act. The effect of these provisions is to eliminate our rights and those of our stockholders to file stockholders' derivative suits on behalf of our company to recover monetary damages from a director, a statutory auditor or an accountant for breach of their duties under the Companies Act. However, exculpation does not apply to any director, statutory auditor or accountant if they have intentionally (koi) or by gross negligence (ju-kashitsu) breached their duties under the Companies Act. Additionally, we may enter into contracts for limitation of liability with our outside directors and outside statutory auditors. If we do so, we expect that these contracts will eliminate our rights and those of our stockholders as described above. We also may obtain directors' and statutory auditors' liability insurance.

Articles of Incorporation

Organization

        UBIC, Inc. is a joint stock corporation (kabushiki kaisha) incorporated in Japan under the Companies Act. It is registered in the Commercial Register (shogyo tokibo) maintained by the Legal Affairs Bureau.

Objects and Purposes in Our Articles of Incorporation

        Article 2 of our articles of incorporation states our objects and purposes:

  •
  To sell, export and import forensic products;

  •
  To develop, manufacture, sell, export and import products with forensic technology;

  •
  To undertake forensic investigations;

  •
  To invest, research, educate, train, guide, advise and consult regarding forensic investigations;

  •
  To support information asset management;

  •
  To support strategic, preventive legal management; and

  •
  To conduct any other activities relating to the above items.

Provisions Regarding Our Directors

        There is no provision in our articles of incorporation as to a director's power to vote on a proposal, arrangement or contract in which the director is materially interested, but the Companies Act provides that such director is required to refrain from voting on such matters at the Board of Director's meetings.

        The Companies Act provides that compensation for directors is determined at a general meeting of shareholders of a company. Within the upper limit approved by the shareholders' meeting, the board of directors will determine the amount of compensation for each director. The board of directors may, by its resolution, leave such decision to the president's discretion.

        The Companies Act provides that a significant loan from third party by a company should be approved by the board of directors. We have adopted this policy.

        There is no mandatory retirement age for directors under the Companies Act or our articles of incorporation.

        There is no requirement concerning the number of shares one individual must hold in order to qualify him or her as a director under the Companies Act or our articles of incorporation.

Rights of Shareholders of our Common Stock

        We have issued only one class of shares, our common stock. Rights of holders of shares of our common stock have under the Companies Act and our articles of incorporation include:

  •
  the right to receive dividends when the payment of dividends has been approved at a shareholders' meeting, with this right lapsing three full years after the due date for payment according to a provision in our articles of incorporation;

  •
  the right to receive interim dividends as provided for in our articles of incorporation, with this right lapsing three full years after the due date for payment according to a provision in our articles of incorporation;

  •
  the right to vote at a shareholders' meeting (cumulative voting for the election of directors is not allowed under our articles of incorporation);

  •
  the right to receive surplus in the event of liquidation;

  •
  the right to require us to purchase shares subject to certain requirements under the Companies Act when a shareholder opposes certain resolutions including (i) the transfer of all or material part of the business, (ii) an amendment of the articles or incorporation to establish a restriction on share transfer, (iii) a share exchange or share transfer to establish a holding company, (iv) company split or (v) merger, all of which must in principle, be approved by a special resolution of a shareholders' meeting; and

  •
  the right to require our company to purchase shares less than one unit's worth of our common shares.

        Under the Companies Act, a company is permitted to make distribution of surplus to the extent that the aggregate book value of the assets to be distributed to shareholders does not exceed the Distributable Amount provided for under the Companies Act and the Ordinance of the Ministry of Justice as of the effective date of such distribution of surplus.

        The amount of surplus at any given time shall be the amount of a company's assets and the book value of company's treasury stock after subtracting and adding the amounts of the items provided for under the Companies Act and the applicable Ordinance of the Ministry of Justice.

        A shareholder is generally entitled to one vote for each unit of ten of our shares at a shareholders' meeting. In general, under the Companies Act and our articles of incorporation, shareholders' meeting may adopt an ordinary resolution by a majority of the voting rights presented at the meeting. The Companies Act and our articles of incorporation require a quorum for the election of directors and statutory auditors of not less than one-third of the total number of voting rights. A corporate shareholder, having not less than one-quarter of its voting rights directly or indirectly held by us, does not have voting rights. We have no voting rights with respect to our own common stock. Shareholders may exercise their voting rights through proxies, provided that a shareholder may appoint only one shareholder who has a voting right as its proxy. Our Board of Directors shall entitle our shareholders to cast their votes in writing. Our Board of Directors may also entitle our shareholders to cast their votes by electronic devices.

        As for a special resolution, while the Companies Act, in general, requires a quorum of the majority of the total number of voting rights and approval of two-thirds of the voting rights presented at the meeting of any material corporate actions, it allows a company to reduce the quorum for such special resolutions by its articles of incorporation to one-third or greater than one-third of the total number of voting rights. We adopted a quorum of not less than one-third of the total number of voting rights in our articles of incorporation for special resolutions for material corporate actions, such as:

  •
  a reduction of the stated capital, (except when a company reduces the stated capital within certain amount provided for under the Companies Act);

  •
  amendment of our articles of incorporation;

  •
  establishment of a 100% parent-subsidiary relationship through a share exchange or share transfer requiring shareholders' approval;

  •
  a dissolution, merger or consolidation requiring shareholders' approval;

  •
  a company split requiring shareholders' approval;

  •
  a transfer of the whole or an important part of our business;

  •
  the taking over of the whole of the business of any other corporation requiring shareholders' approval;

  •
  issuance of new shares at a specially favorable price, or issuance of stock acquisition rights or bonds with stock acquisition rights with specially favorable conditions to persons other than shareholders; and

  •
  other material corporate actions provided in the Companies Act (except for the termination of our directors).

        The Companies Act provides additional specific rights for shareholders owning a substantial number of voting rights.

        Shareholders holding 10% or more of the total number of voting rights of all shareholders (or 10% or more of the total number of our outstanding shares) have the right to apply to a court of competent jurisdiction for our dissolution.

        Shareholders who have held 3% or more of the total number of voting rights of all shareholders for six months or more have the right to demand the convening of a general meeting of shareholders.

        Shareholders who have held 3% or more of the total number of voting rights of all shareholders (or 3% or more of the total number of our outstanding shares) for six months or more have certain rights under the Companies Act which includes the right to:

  •
  apply to a competent court for removal of a director or a statutory auditor; and

  •
  apply to a competent court for removal of a liquidator.

        Shareholders who have held 3% or more of the total number of voting rights of all shareholders have the right to refuse the exculpation of a director or a statutory auditor from certain liabilities.

        Shareholders holding 3% or more of the total number of voting rights of all shareholders (or 3% or more of the total number of our outstanding shares) have certain rights under the Companies Act, which include the right to:

  •
  examine our accounting books and documents and make copies of them; and

  •
  apply to a competent court for appointment of an inspector to inspect our operation or financial condition.

        Shareholders who have held 1% or more of the total number of voting rights of all shareholders for six months or more have the right to apply to a competent court for appointment of an inspector to review the correctness of the convocation and voting procedures of a general meeting of shareholders.

        Shareholders who have held 1% or more of the total number of voting rights of all shareholders or 300 or more voting rights for six months or more have the right to demand that certain matters be added to the agenda items at a general meeting of shareholders.

        Shareholders who have held any number of shares for six months or more have the right to demand that we take certain actions under the Companies Act which include the rights to demand:

  •
  the institution of an action to enforce the liability of one of our directors or statutory auditors;

  •
  the institution of an action to recover from a recipient the benefit of a proprietary nature given in relation to the exercise of the right of a shareholder; and

  •
  a director on our behalf for the cessation of an illegal or ultra vires action.

        There is no provision under the Companies Act or our articles of incorporation which forces shareholders to make additional contributions when requested by us.

        Under the Companies Act, in order to change the rights of shareholders which are stipulated and defined in our articles of incorporation, we must amend our articles of incorporation. Amendments must, in principle, be approved by a special resolution of shareholders.

        Annual general meetings and extraordinary general meetings of shareholders are convened by our President and Director based on the resolution of our Board of Directors. Under our articles of incorporation, shareholders of record as of March 31 of each year have the right to attend the annual general meeting of our shareholders. We may by prescribing a Record Date, determine the shareholders who are stated or recorded in the shareholder registry on the Record Date as the shareholders entitled to extraordinary general meetings of our shareholders, and in this case, we are required to make a public notice of Record Date at least two weeks prior to the Record Date. A convocation notice will be sent to these shareholders at least two weeks prior to the date of the shareholders' meeting.

Acquisition of Own Shares

        Under applicable laws of Japan, we may acquire our own shares:

  (i) through market transactions on a stock exchange on which our shares are listed or by way of tender offer (in either case pursuant to a resolution of the Board of Directors, which is currently authorized by our articles of incorporation);

  (ii) from a specific shareholder other than any of our subsidiaries (pursuant to a special resolution of a general meeting of shareholders); or

  (iii) from any of our subsidiaries (pursuant to a resolution of the Board of Directors).

        In case acquisition is made by way of (ii) above, any other shareholder may request within a certain period of time provided under the applicable Ordinance of the Ministry of Justice before a general meeting of shareholders that we also purchase our shares held by the requesting shareholder, unless the purchase price or any other consideration to be delivered in exchange for the acquisition of one of our shares does not exceed the market price of one of our shares calculated by the method prescribed in the applicable Ordinance of the Ministry of Justice.

        In general, an acquisition by us of our own shares must satisfy certain requirements, including that the total amount of the acquisition price may not exceed the Distributable Amount, as described above.

        We may hold the shares which we acquired by way of (i) through (iii) above, and may cancel such shares by a resolution of the Board of Directors. We may also dispose of such shares subject to a resolution of the Board of Directors and subject also to other requirements applicable to the issuance of shares under the Companies Act.

Restrictions on Holders of our Common Stock

        There is no restriction on non-resident or foreign shareholders on the holding of our shares or on the exercise of voting rights, except for filing requirements with respect to an acquisition of shares by Non-Resident of Japan under The Foreign Exchange and Foreign Trade Act of Japan and related regulations. However, pursuant to a provision of our share handling regulations, a shareholder who does not have an address or residence in Japan is required to file its temporary address to receive notices in Japan or that of a standing proxy having any address or residence in Japan with our transfer agent and Japan Securities Depository Center, Inc.

        There is no provision in our articles of incorporation that would have the effect of delaying, deferring or preventing a change in control that would operate only with respect to a merger, acquisition or corporate restructuring involving us.

        There is no provision in our articles of incorporation or other subordinated rules regarding the ownership threshold, above which shareholder ownership must be disclosed. Pursuant to the Financial Instruments and Exchange Act of Japan and related regulations, a shareholder who has become, solely or jointly, a holder more than 5% of the total issued shares in a company that is listed on any stock exchange in Japan is required to file a report with the Finance Bureau of the Ministry of Finance, and with certain exceptions, a similar report must also be filed in respect of any subsequent change of 1% or more in the holding or of any change in material matters set forth in any previously filed report.

        There is no provision in our articles of incorporation governing changes in the capital more stringent than is required by law.

        For a description of rights of holders of ADSs, please see the "Description of American Depositary Shares" included elsewhere in this prospectus.

Exchange Controls

        The Foreign Exchange and Foreign Trade Act and related regulations regulate certain transactions involving a "Non-Resident of Japan" or a "Foreign Investor" including "inward direct investment" by a Foreign Investor, and a payment from Japan to a foreign country or by a resident of Japan to a Non-Resident of Japan.

        "Non-Residents of Japan" is defined as individuals who are not resident in Japan and corporations whose principal offices are located outside of Japan. Generally, branches and other offices of Japanese corporations which are located outside of Japan are regarded as Non-Residents of Japan, but branches and other offices of non-resident corporations which are located within Japan are regarded as residents of Japan.

        "Foreign Investors" is defined as:

  •
  individuals who are Non-Residents of Japan;

  •
  corporations which are organized under the laws of foreign countries or whose principal offices are located outside of Japan; and

  •
  corporations (i) of which 50% or more of their voting rights are held by individuals who are Non-Residents of Japan and/or corporations which are organized under the laws of foreign countries or whose principal offices are located outside of Japan or (ii) a majority of whose officers, or officers having the power of representation, are individuals who are Non-Residents of Japan.

        Under the Foreign Exchange and Foreign Trade Act and related regulations, dividends paid on, and the proceeds of sales in Japan of, shares held by Non-Residents of Japan may in general be converted into any foreign currency and repatriated abroad.

        Under the Foreign Exchange and Foreign Trade Act and related regulations, in general, a Non-Resident of Japan who acquires shares from a resident of Japan in a capital markets transaction is not subject to any prior filing requirement, although the Foreign Exchange and Foreign Trade Act and related regulations require such Non-Resident to obtain prior approval for any such acquisition from the Minister of Finance of Japan in certain limited circumstances. While such prior approval is not required in general, in each case where a resident of Japan receives a single payment of more than ¥30 million from a Non-Resident of Japan for a transfer of shares in a Japanese company, such resident of Japan is required to report each receipt of payment to the Minister of Finance of Japan.

        If a Foreign Investor acquires our shares and together with parties who have a special relationship with that Foreign Investor, holds 10% or more of our issued shares as a result of such acquisition, the Foreign Investor must, with certain limited exceptions, file a report of such acquisition with the Minister of Finance and any other competent Minister by the 15th day of the month immediately following the month in which such acquisition occurs. In certain limited circumstances, however, a prior notification of such acquisition must be filed with the Minister of Finance and any other competent Minister, who may modify or prohibit the proposed acquisition.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        The Bank of New York Mellon, as depositary, will register and deliver the ADSs. Each ADS will represent beneficial ownership of                         of one share of our common stock deposited with the office in                        of                         , as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary's corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The principal executive office of the depositary is located at One Wall Street, New York, New York 10286.

        The Direct Registration System, or DRS, is a system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements sent by the depositary to the ADS holders entitled thereto.

        As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Our memorandum, articles of association and Japanese law govern our shareholders' rights. The depositary will be the registered holder of the common stock underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see "Where You Can Find More Information."

Holding the ADSs

How will I hold my ADSs?

        You may hold ADSs either (1) directly (a) by having an ADR which is a certificate evidencing a specific number of ADSs registered in your name or (b) by holding ADSs in the DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common stock or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of common stock your ADSs represent as of the record date (which will be as close as practicable to the record date for our common stock) set by the depositary with respect to the ADSs.

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  Cash.  The depositary will convert any cash dividend or other cash distribution we pay on our common stock or any net proceeds from the sale of any common stock, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis, and can transfer the U.S. dollars to the United States. If that is not possible or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

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  Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See "Taxation". It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

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  Shares.  The depositary may distribute additional ADSs representing any common stock we distribute as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. It will try to sell common stock which would require it to deliver fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common stock. The depositary may sell a portion of the distributed common stock sufficient to pay its fees and expenses in connection with that distribution.

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  Elective Distributions in Cash or Shares.  If we offer holders of our common stock the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must first furnish it with satisfactory evidence that it is legal to do so. The depositary could decide, after consulting with us, that it is not legal or reasonably practical to make such elective distribution available to you, or it could decide that it is only legal or reasonably practical to make such elective distribution available to some but not all holders of the ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of common stock.

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  Rights to Purchase Additional Shares.  If we offer holders of our common stock any rights to subscribe for additional shares or any other rights, the depositary may after consultation with us and having received timely notice of such distribution by us, make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If the depositary makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the shares and deliver ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

        U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

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  Other Distributions.  The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Alternatively, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker transfer common stock or deposit evidence of rights to receive common stock to, or with, the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel ADSs?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will deliver the common stock and any other deposited securities underlying the ADSs to you or a person you designate. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        You may instruct the depositary to vote the deposited securities. Otherwise, you will not be able to exercise your right to vote unless you withdraw the common stock your ADSs represent. However, you may not know about the meeting enough in advance to withdraw the common stock.

        If we ask for your instructions and upon timely notice from us, the depositary will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you may instruct the depositary to vote the common stock or other deposited securities underlying your ADSs as you direct, including an express indication that such instruction may be given or deemed given in accordance with the last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to the laws of Japan and the provisions of our constitutive documents, to vote or to have its agents vote the common stock or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. So long as under our articles of incorporation and Japanese law, votes may only be cast in respect of one or more whole units of our common shares, voting instructions received from you shall be aggregated with similar instructions from other ADS holders and the depositary shall endeavor to vote or attempt to vote the nearest number of whole units in accordance with such aggregated instructions. If the depositary has received aggregated instructions for a number of common shares equaling less than a whole unit of our common shares, the depositary will be unable to vote or cause to be voted that portion of common shares which does not equal one whole unit. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exits or the matter materially and adversely affects the rights of holders of the common stock.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your common stock. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your common stock is not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons Must Pay:	For:
$5.00 (or less) per 100 ADSs (or portion of ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates
$0.05 (or less) per ADS	Any distribution of cash proceeds to you
A fee equivalent to the fee that would be payable if securities distributed to you had been common stock and the common stock had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders
$0.05 (or less) per ADSs per calendar year	Depositary services
Registration or transfer fees	Transfer and registration of common stock on our share register to or from the name of the depositary or its agent when you deposit or withdraw common stock
Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, including any applicable interest and penalties thereon and any share transfer or other taxes or governmental charges, for example, share transfer taxes, stamp duty or withholding taxes	As necessary
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

        The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

        From time to time, the depositary may make payments to us to reimburse and / or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any tax benefit obtained for you.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our common stock;	The cash, shares or other securities received by the depositary will become deposited securities;
Reclassify, split up or consolidate any of the deposited securities;	Each ADS will automatically represent its equal share of the new deposited securities; and
Distribute securities on the common stock that are not distributed to you; or
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.
Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 30 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary within 90 days. In such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver common stock and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Four months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination, our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Books of Depositary

        The depositary will maintain ADS holder records at its corporate trust office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary will maintain facilities in New York to record and process the issuance and cancellation of ADSs and combination, split-up and transfer of ADRs.

        These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary or us, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or ADSs are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of our shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary (as well as the liability of our and the depositary's directors, officers, affiliates, employees and agents). We and the depositary:

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  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;

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  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or share exchange of any applicable jurisdiction, any present or future provisions of our memorandum and articles of association, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities or any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

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  are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

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  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

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  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

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  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

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  disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting common stock for deposit, holders and beneficial owners (or authorized representatives) of ADRs, or any person believed in good faith to be competent to give such advice or information;

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  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADSs; and

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  disclaim any liability for any indirect, special, punitive or consequential damages.

        The depositary disclaims any liability for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast, or for the effect of any such vote, provided that any such action or non-action is in good faith.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of common stock, the depositary may require:

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  payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common stock or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

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  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

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  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

        The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we think it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADRs

        You have the right to cancel your ADSs and withdraw the underlying common stock at any time except:

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  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of common stock is blocked to permit voting at a general meeting of shareholders; or (3) we are paying a dividend on our common stock;

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  when you owe money to pay fees, taxes and similar charges; or

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  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of common stock or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

        The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADSs instead of shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by the DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be confirmed by periodic statements sent by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

        In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary's reliance on, and compliance with, instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

        The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon the completion of this offering, there will be outstanding                ADSs representing approximately            % of our issued and outstanding shares (assuming no exercise of the underwriters' over-allotment option and excluding        ADSs issuable upon exercise of warrants granted to the underwriters upon completion of this offering). All of the ADSs sold in this offering will be freely transferable by persons other than our affiliates without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect the prevailing market price of the ADSs. In addition, immediately following this offering, holders of our common stock, including our directors and executive officers, will hold 3,193,136 shares of our common stock. All of our outstanding shares of common stock, including shares underlying the ADSs, are freely tradable on the TSE. However, our directors, executive officers and statutory auditors expect to enter into lock-up agreements with the representative as set forth below. Prior to this offering, there has been no public market for the ADSs, and, while we have applied for the ADSs to be listed on the Nasdaq Global Market, we cannot assure you that a regular trading market will develop in the ADSs.

        In addition, our articles of incorporation permits the issuance of up to an aggregate of                additional shares of our common stock. See "Description of Share Capital."

Lock-up Agreements

        We have agreed with the underwriters that we will not, without the prior written consent of Maxim Group LLC and The Benchmark Company, LLC, sell any additional ADSs or issue any additional shares of our capital stock or securities convertible into or exchangeable for shares of our capital stock for a period of 180 days (subject to extensions) after the date of this prospectus, except that we may issue shares of common stock upon the exercise of outstanding options and warrants.

        Our executive officers, directors and statutory auditors, who will hold an aggregate of                shares of common stock upon completion of this offering, have agreed that they will not, without the prior written consent of Maxim Group LLC and The Benchmark Company, LLC, offer, sell, pledge or otherwise dispose of any of their ADSs or shares of our capital stock or securities convertible into or exchangeable for ADSs or shares of our capital stock, or any rights to purchase, any ADSs or shares of our capital stock, or publicly announce an intention to effect any of these transactions, for a period of 180 days (subject to extensions) after the date of this prospectus, except that nothing will prevent any of them from exercising outstanding options and warrants. These lock-up agreements are subject to such holders' rights to transfer their ADSs or shares of our capital stock or securities convertible into or exchangeable for ADSs or shares of our capital stock as a bona fide gift or to a trust for the benefit of an immediate family member or to a wholly-owned subsidiary, provided that such donee or transferee agrees in writing to be bound by the terms of the lock-up agreement.

        We have been advised by Maxim Group LLC and The Benchmark Company, LLC that they may, in their discretion, waive the lock-up agreements but that they have no current intention of releasing any ADSs or securities subject to a lock-up agreement. The release of any lock-up would be considered case by case. In considering any request to release ADSs or other securities covered by a lock-up agreement, Maxim Group LLC and The Benchmark Company, LLC may consider, among other factors, the particular circumstances surrounding the request, including but not limited to the number of ADSs or other securities requested to be released, market conditions, the possible impact on the market for the ADSs and common stock, the trading price of the ADSs and common stock, historical trading volumes of the ADSs and common stock, the reasons for the request and whether the person seeking the release is one of our officers or directors. No agreement has been made between and us or any holders of our securities pursuant to which Maxim Group LLC and The Benchmark Company, LLC will waive the lock-up restrictions.

        Taking into account the lock-up agreements, and assuming Maxim Group LLC and The Benchmark Company, LLC do not release any holders from these agreements, an additional                ADSs will be eligible for sale in the public market subject to volume, manner of sale, and other limitations under Rules 144 and 701 beginning 180 days after the date of this prospectus (unless the lock-up period is extended as described above and in "Underwriting").

Outstanding Common Stock

        Under applicable law and regulation, all shares of our common stock outstanding on the date hereof, and all shares of common stock underlying securities exercisable for or convertible into shares of our common stock are freely tradable on the TSE and generally will remain so after consummation of this offering. However, shares held by our directors, executive officers and statutory auditors will be subject to the lock-up agreements set forth above. Other holders of these securities have not agreed to enter into such lock-up agreements and will be able to sell shares of common stock freely outside the United States, including over the TSE.

Rule 144

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        In general, under Rule 144 as currently in effect, our affiliates, or persons selling shares on behalf of our affiliates, are entitled to sell, upon expiration of the lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

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  1% of the number of shares of our ordinary shares then outstanding, which will equal approximately                        shares immediately after this offering; or

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  the average weekly trading volume of the ADSs on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 by our affiliates, or persons selling shares on behalf of our affiliates, are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.                                        shares of our common stock are currently subject to Rule 144.

Rule 701

        In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell such shares in reliance on Rule 144 but without compliance with some of the restrictions, including the holding period, contained in Rule 144. In particular, subject to any applicable lock-up agreements, Rule 701 provides that affiliates may sell their Rule 701 shares in accordance with Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period requirement of Rule 144 and that non-affiliates may sell such shares in reliance on Rule 144 beginning 90 days after the date of this prospectus without complying with the holding period, public information, volume limitation or notice requirements of Rule 144. No shares of our common stock are currently subject to Rule 701.

TAXATION

        The following is a discussion of the material Japanese and U.S. federal income tax consequences of an investment in the ADSs or common stock based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in the ADSs or common stock, such as the tax consequences under state, local and other tax laws. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of the ADSs or common stock.

Japanese Taxation

        The following is a discussion summarizing material Japanese tax consequences to an owner of common stock or ADSs who is a non-resident of Japan or a non-Japanese corporation without a permanent establishment in Japan to which the relevant income is attributable. The statements regarding Japanese tax laws set forth below are based on the laws in force (including the laws regarding Special Reconstruction Income Tax which are effective from January 1, 2013) and as interpreted by the Japanese taxation authorities as of the date hereof. These statements are subject to changes in the applicable Japanese laws or double taxation conventions occurring after that date. This summary is not exhaustive of all possible tax considerations which may apply to a particular investor. Potential investors should satisfy themselves as to:

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  the overall tax consequences of the acquisition, ownership and disposition of ADSs or common stock, including specifically the tax consequences under Japanese law;

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  the laws of the jurisdiction of which they are a resident; and

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  any tax treaty between Japan and their respective countries of residence, by consulting their own tax advisors.

        For purposes of the Convention (as defined below) and Japanese tax law, U.S. holders of ADRs will be treated as the owners of the common stock underlying the ADSs evidenced by the ADRs.

        Generally, a non-resident individual of Japan or a non-Japanese corporation as a holder of ADSs or common stock is subject to Japanese withholding tax on dividends paid by Japanese corporations. Stock splits, in general, are not subject to Japanese income tax.

        In the absence of any applicable tax treaty, convention or agreement reducing the maximum rate of withholding tax, the rate of Japanese withholding tax applicable to dividends paid by Japanese corporations to a non-resident individual of Japan or a non-Japanese corporation is 20%. With respect to dividends paid on listed shares issued by Japanese corporations (such as our common stock) to a non-resident individual of Japan or a non-Japanese corporation, the aforementioned 20% withholding tax rate is reduced to (i) 7% for dividends to be paid by December 31, 2012, (ii) 7.147% for dividends to be paid from January 1, 2013 to December 31, 2013, (iii) 15.315% for dividends to be paid from January 1, 2014 to December 31, 2037, and (iv) 15% for dividends to be paid thereafter, except for dividends paid to any individual shareholder who holds 5% or more of the issued shares of a company. As of the date of this prospectus, Japan has entered into income tax treaties, or conventions, whereby the above-mentioned withholding tax rate is reduced, in most cases to 15% or 10% for portfolio investors (15% under the income tax treaties with, among other countries, Belgium, Canada, Denmark, Finland, Germany, Ireland, Italy, Luxembourg, the Netherlands, New Zealand, Norway, Singapore, Spain, Sweden, and Switzerland, and 10% under the income tax treaties with Australia, France, the United Kingdom and the United States).

        Under the Convention between the Government of Japan and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with

Respect to Taxes on Income (the "Convention"), the maximum rate of Japanese withholding tax that may be imposed on dividends paid by a Japanese corporation to a U.S. holder that does not have a permanent establishment in Japan is limited to 10% for most of qualified portfolio investors and 5% if the beneficial owner is a qualified company that owns, directly or indirectly, on the date on which entitlement to the dividend is determined, at least 10% (but not more than 50% in certain cases) of the voting stock of the Japanese corporation. The Convention provides that no Japanese tax will be imposed on dividends paid to a qualified pension fund that is a United States resident, if such dividends are not derived from the carrying on of a business, directly or indirectly, by such pension fund.

        Under Japanese tax law, the maximum rate applicable under the Convention shall be applicable, subject to completion of below-described application procedures, except when such maximum rate is higher than the Japanese statutory rate, in which case the Japanese statutory rate is applicable.

        Non-resident holders who are entitled to a reduced rate of Japanese withholding tax on payment of dividends by UBIC, Inc. must submit the required form in advance through UBIC, Inc. to the relevant tax authority before payment of dividends. The required form is the Application Form for Income Tax Convention regarding Relief from Japanese Income Tax on Dividends. A standing proxy for non-resident holders may provide such application service. With respect to ADSs, the reduced rate is applicable if The Bank of New York Mellon, as depositary, or its agent submits in duplicate two Application Forms for Income Tax Convention (one is Form 4 subtitled "Extension of Time for Withholding of Tax on Dividends with respect to Foreign Depositary Receipt" to the payer of dividends, who has to file the original with the district director of the competent tax office for the place where the payer resides, by the day before the payment of dividends and the other is Form 5 subtitled "Relief from Japanese Income Tax on Dividends with respect to Foreign Depositary Receipt" to the district director of the competent tax office through the payer of dividends in eight months from the day following the base date of payment of dividends for application purposes for which Form 4 has been submitted). To claim the reduced rate, a non-resident holder of ADSs will be required to file proof of taxpayer status, residence and beneficial ownership, as applicable. The non-resident holder will also be required to provide information or documents clarifying its entitlement to the tax reduction as may be required by the depositary. A non-resident holder of ADSs or common stock who does not submit an application in advance will be entitled to claim from the relevant Japanese tax authority a refund of withholding taxes withheld in excess of the rate of an applicable lax treaty.

        Gains derived from the sale of the ADSs or common stock outside Japan, or from the sale of ADSs or common stock within Japan by a non-resident individual of Japan or a non-Japanese corporation, are in general not subject to Japanese income or corporation taxes provided that such gains are from portfolio investments where the shareholding ratio is within a certain prescribed level.

        An individual who has acquired ADSs or common stock as a distributee, legatee or donee may have to pay Japanese inheritance and gift taxes at progressive rates.

U.S. Federal Income Tax Consequences

        The following is a summary of the material U.S. federal income tax consequences to a U.S. Holder (as defined below) of the acquisition, ownership and disposition of our ADSs or common stock purchased by a U.S. Holder pursuant to this offering. As used in this discussion, references to "we", "our" and "us" refer only to UBIC, Inc.

        The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our ADSs or common stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        This summary is based on the Internal Revenue Code of 1986, as amended, or the "Code," its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

        This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that will own our ADSs or common stock as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

  •
  financial institutions or financial services entities;

  •
  broker-dealers;

  •
  taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

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  tax-exempt entities;

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  governments or agencies or instrumentalities thereof;

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  insurance companies;

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  regulated investment companies;

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  real estate investment trusts;

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  certain expatriates or former long-term residents of the United States;

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  persons that actually or constructively own 5 percent or more of our voting stock;

  •
  persons that acquired our ADSs or common stock pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation;

  •
  persons that hold our ADSs or common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

  •
  persons whose functional currency is not the U.S. dollar.

  •
  persons who are not a U.S. Holder.

        This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our ADSs or common stock. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our ADSs or common stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our ADSs or common stock, the U.S.

federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

        We have not sought, and will not seek, a ruling from the Internal Revenue Service (IRS) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

        THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ADSS OR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR ADSS OR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ADSS OR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Distributions

        A U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ADSs or common stock. A cash distribution on such ADSs or common stock generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that such distributions (including any Japanese taxes withheld) will be reported to U.S. Holders as dividends. As it is our intention to pay such dividends in Japanese yen, the amount of the dividend a U.S. Holder will be required to include in income will equal the U.S. dollar value of the Japanese yen, calculated by reference to the exchange rate in effect on the date the payment is received by the U.S. Holder, regardless of whether the payment is converted into U.S. dollars on the date of receipt. If the dividend is converted to U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of its receipt. If a U.S. Holder realizes gain or loss on a sale or other disposition of Japanese yen, it will be U.S. source ordinary income or loss.

        Corporate U.S. Holders will not be entitled to claim the dividends received deduction with respect to dividends paid by us.

        We expect to be treated as a "qualified foreign corporation," as contemplated by Code Section 1(h)(11)(C). Thus, with certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. Holder generally will constitute "qualified dividends" that will be subject to tax at the maximum regular tax rate accorded to long-term capital gains for tax years beginning before January 1, 2013, after which the regular U.S. federal income tax rate applicable to dividends is scheduled to return to the regular tax rate generally applicable to ordinary income. Non-corporate U.S. Holders should consult their own tax advisors to determine whether they are subject to any special rules that limit their ability to be taxed at this favorable rate.

        Dividends paid on our ADSs or common stock generally will be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on our ADSs or common stock. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld, may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. Each U.S. Holder is advised to consult its tax advisor regarding the availability of the foreign tax credit under its particular circumstances.

Taxation on the Disposition of Our ADSs or Common Stock

        Upon a sale or other taxable disposition of our ADSs or common stock, a U.S. Holder generally will recognize U.S. source capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in such ADSs or common stock.

        The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 15% for taxable years beginning before January 1, 2013 (and 20% thereafter, unless current rates are extended). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder's holding period for the ADSs or common stock exceeds one year. The deductibility of capital losses is subject to various limitations.

Additional Taxes After 2012

        Recently enacted legislation requires certain U.S. Holders that are individuals, estates or trusts to pay an additional 3.8% Medicare tax on, among other things, dividends on, and capital gains from, the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their acquisition, ownership and disposition of our ADSs or common stock.

Passive Foreign Investment Company

        A non-U.S. corporation will be a passive foreign investment company, or "PFIC," for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more its average quarterly assets as determined on the basis of fair market value during such year produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company's unhooked intangibles associated with active business activities may generally be classified as active assets. A non-U.S. corporation will be treated as owning a proportionate share of the assets, and earning a proportionate share of the income, of any other corporation in which such non-U.S. corporation owns, directly or indirectly, more than 25% (by value) of the stock of such other corporation.

        We believe that we will not be a PFIC for U.S. federal income tax purposes for our current taxable year and do not expect to become one in the foreseeable future. However, because PFIC status depends upon the composition of our income and assets, there can be no assurance that we will not be considered a PFIC for any taxable year. Because we have valued our goodwill based on the market value of our equity, a decrease in the price of our ADSs and/or common stock may also result in our becoming a PFIC. The composition of our income and our assets will also be affected by how, and how quickly, we spend the cash raised in this offering. Under circumstances where the cash is not deployed for active purposes, our risk of becoming a PFIC may increase. If we were treated as a PFIC for any taxable year during which a U.S. Holder held ADSs or common stock, as discussed below certain adverse tax consequences could apply to the U.S. Holder.

        If we were treated as a PFIC for any taxable year during which a U.S. Holder held our ADSs or common stock, gain recognized by a U.S. Holder on a sale or other disposition of such ADSs or common stock would be allocated ratably over the U.S. Holder's holding period for such ADSs or common stock. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the resulting tax liability. The same treatment would apply to any distribution in respect of our ADSs or common stock to the extent it exceeds 125% of the average of the annual distributions on such ADSs or common stock received by the U.S. Holder during the preceding three years or the U.S. Holder's holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ADSs and/or common stock.

        In addition, if we were treated as a PFIC in a taxable year in which we pay a dividend or in the prior taxable year, the favorable dividend rate discussed above with respect to dividends paid to certain non-corporate U.S. Holders in taxable years prior to January 1, 2013 would not apply.

Information Reporting and Backup Withholding

        Payments of dividends and sales proceeds that are made within the United States or through certain U.S.- related financial intermediaries generally are subject to information reporting and to backup withholding unless the U.S. Holder is a corporation or other exempt recipient or, in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

        Maxim Group LLC and The Benchmark Company, LLC are acting as joint book-running managers of this offering and representatives of the underwriters. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters, each of the underwriters named below has severally agreed to purchase from us the following respective number of ADSs:

Underwriter	Number of ADSs
Maxim Group LLC
The Benchmark Company, LLC

Total

        The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions, including the approval of legal matters by their counsel. The nature of the underwriters' obligations is that they are committed to purchase and pay for all of the above ADSs, other than ADSs covered by the over-allotment option described below, if any are purchased.

Public Offering Price and Dealers Concession

        The underwriters propose initially to offer the ADSs offered by this prospectus directly to the public at the public offering price per ADS set forth on the cover page of this prospectus, and to certain dealers at that price less a concession not in excess of $            per ADS. The underwriters may allow, and these dealers may re-allow, a discount not in excess of $            per ADS on sales to certain other dealers. After commencement of this offering, the public offering price, discount price and re-allowance may be changed by the underwriters. No such change will alter the amount of proceeds to be received by us, as set forth on the cover page of this prospectus.

Over-allotment Option

        If the underwriters sell more ADSs than the total number set forth in the table above, the underwriters have a 45-day option to purchase up to an additional            ADSs from us at the public offering price, less the underwriting discounts and commissions, to cover these sales. If any ADSs are purchased under this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

Underwriting Compensation

        The underwriting fee is equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The following table summarizes the compensation to be paid to the underwriters by us in connection with this offering, including the per ADS and total underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to additional            ADSs.

Total
	Per ADS	No Exercise	Full Exercise
Public offering price
Underwriting discount (7%)
Proceeds, before expenses, to us

        In the event the offering is terminated prior to the initial closing date, we have agreed to grant to the representatives, in certain circumstances, a right of first refusal to manage or co-manage any public underwritten or private placement of any debt or equity securities, subject to certain exceptions, as more fully described in the underwriting agreement.

        We have agreed to pay the underwriters a corporate finance fee equal to 1% of the aggregate gross proceeds of the sale of the ADSs (excluding ADSs that we may sell to the underwriters to cover over-allotments). We have also agreed to pay various of the underwriters' expenses relating to the offering, including (a) all fees, expenses and disbursements relating to the background checks of the company's officers and directors (at a cost not to exceed $1,500 per person and $5,000 in the aggregate); and (b) the $20,000 aggregate cost associated with i-Deal and Net Roadshow.

        We have also agreed to issue to each of the representatives a warrant to purchase a number of ADSs equal to an aggregate of 4% of the ADSs sold in the offering, other than the ADSs covered by the over-allotment option described above. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(i). The warrants are exercisable at a per ADS price equal to 120% of the public offering price per ADS. The warrants have been deemed compensation by FINRA and are therefore subject to a one-year lock-up pursuant to Rule 5110(g)(1) of FINRA. The representatives (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering; provided, however, that the warrants (and underlying ADSs) may be transferred to officers or partners of the underwriters and members of the underwriting syndicate as long as the warrants (and underlying ADSs) remain subject to the lockup. The warrants are not redeemable by us, and allow for "cashless" exercise. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of ADSs issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying ADSs will not be adjusted for issuances of ADSs at a price below the warrant exercise price.

        Further, we have agreed to pay certain of the representatives' expenses relating to the offering, including (i) all fees, expenses and disbursements relating to the background checks of our officers and directors (at a cost not to exceed $1,500 per person and $5,000 in the aggregate); and (ii) the $20,000 aggregate cost associated with i-Deal and Net Roadshow. Notwithstanding the foregoing, our obligation to reimburse the underwriters' expenses shall be capped at $150,000.

Other Offering Expenses, Acceptance and Delivery

        We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, payable by us will be approximately $            . The offering of the ADSs is made for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of our ADSs in whole or in part.

Indemnification of Underwriters

        We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, and, where such indemnification is unavailable, contribute to payments the underwriters may be required to make in connection with these liabilities.

Lock-Up Agreements

        We and all of our directors, executive officers and statutory auditors have entered into lock-up agreements pursuant to which we and they have agreed, subject to certain limited exceptions, not to, directly or indirectly, issue, sell, agree to sell, grant any option or contract for the sale of, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of any ADSs or shares of our capital stock or securities convertible into or exchangeable for ADSs or shares of our capital stock or any interest therein for a period of 180 days after the date of this prospectus without the prior written consent of the representatives.

        If: (1) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the representatives waive this extension in writing; provided, however, that this lock-up period extension shall not apply to the extent that FINRA has amended or repealed NASD Rule 2711(f)(4), or has otherwise provided written interpretive guidance regarding such rule, in each case, so as to eliminate the prohibition of any broker, dealer, or member of a national securities association from publishing or distributing any research report, with respect to the securities of an emerging growth company (as defined in the JOBS Act) prior to or after the expiration of any agreement between the broker, dealer, or member of a national securities association and the emerging growth company or its shareholders that restricts or prohibits the sale of securities held by the emerging growth company or its shareholders after the initial public offering date.

        The representatives have advised us that they have no present intention to release any of the ADSs subject to the lock-up agreements prior to the expiration of the lock-up period.

Price Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our ADSs. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which the underwriters may make any bid for, or purchase, ADSs for the purpose of stabilizing the market price. The underwriters also may create a short position by selling more ADSs in connection with this offering than they are committed to purchase from us, and in such case may purchase ADSs in the open market following completion of this offering to cover all or a portion of such short position. In addition, the underwriters may impose "penalty bids" whereby they may reclaim from a dealer participating in this offering, the selling concession with respect to the ADSs that such dealer distributed in this offering, but which was subsequently purchased for the accounts of the underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the ADSs at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if they are undertaken, they may be discontinued at any time.

Electronic Offer, Sale and Distribution of ADSs

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, one or more of the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. One or more of the underwriters may allocate a limited number of ADSs for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by certain underwriters. Other than the prospectus in electronic format, the information on such underwriters' web sites is not part of this prospectus.

NASDAQ Global Market Listing

        We have applied for the listing of the ADSs on the Nasdaq Global Market under the symbol "UBIC."

Pricing of this Offering

        Before this offering, there has been no public market for our ADSs. The initial public offering price will be determined through negotiations between us and the underwriters. In addition to prevailing market conditions, the initial public offering price of our ADSs will be based primarily on the prevailing market price of our common stock on the TSE. An active trading market for the ADSs may not develop. It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.

EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses (including relevant taxes), excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee, the Nasdaq listing fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee		$6,275
Nasdaq listing fee
Financial Industry Regulatory Authority Inc. filing fee		6,250
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total	$

LEGAL MATTERS

        The validity of the securities offered hereby has been passed upon for us by DLA Piper Tokyo Partnership, Tokyo, Japan. Certain legal matters in connection with this offering will be passed upon for us by DLA Piper LLP (US), Boston, Massachusetts. In addition, legal matters relating to Japan in connection with this offering will be passed upon for us by DLA Piper Tokyo Partnership, Tokyo, Japan. Reed Smith LLP, New York, New York is acting as United States counsel to the underwriters in this offering. Anderson Mori & Tomotsune, Tokyo, Japan, is acting as Japanese counsel to the underwriters in this offering.

EXPERTS

        The consolidated financial statements of UBIC, Inc. as of March 31, 2010, 2011 and 2012, and for each of the three years in the period ended March 31, 2012, appearing in this prospectus and in the registration statement have been audited by Ernst & Young ShinNihon LLC, independent registered public accounting firm, as set forth in their reports thereon, appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

        We are a limited liability, joint-stock corporation incorporated under the laws of Japan. Most of our directors, executive officers and statutory auditors reside in Japan. All or substantially all of our assets and the assets of these persons are located in Japan and elsewhere outside the United States. It may not be possible, therefore, for U.S. investors to effect service of process within the United States upon us or these persons or to enforce against us or these persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. There is a concern as to the enforceability in Japan, in original actions or in actions for enforcement of judgment of U.S. courts, of liabilities predicated solely upon the federal securities laws of the United States.

CONVENTIONS APPLICABLE TO THIS PROSPECTUS

        Except where the context otherwise requires, and for the purposes of this prospectus only:

  •
  all numbers discussed in this prospectus are approximated to the closest round number. Discrepancies in tables between totals and sums of the amounts listed are due to rounding;

  •
  certain references to Japanese yen amounts have been converted, for the convenience of the reader at the daily exchange rate announced by the Federal Reserve Bank of New York on June 29, 2012, which was $1.00 = ¥79.81. These conversions should not be construed as representations that the Japanese yen amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated;

  •
  all references to "ADRs" are to the American depositary receipts that evidence the ADSs;

  •
  all references to "ADSs" are to the American depositary shares, each of which represents                of one share of our common stock;

  •
  Unless otherwise specified or required by the context, references to "we," "our," "us" and the "Company" refer collectively to UBIC, Inc., a Japanese corporation, and its consolidated subsidiaries (i) UBIC North America, Inc, a California corporation, or "UNA", (ii) UBIC Risk Consulting, Inc., a Japanese corporation, or "UBIC Risk Consulting", (iii) UBIC Taiwan, Inc., a Taiwan Corporation, or "UBIC Taiwan", (iv) UBIC Korea, Inc, a South Korean corporation, or "UBIC Korea", (v) Payment Card Forensics, Inc., a Japanese corporation, or "Payment Card Forensics", and (vi) UBIC Patent Partners, Inc., a Japanese corporation, or "UBIC Patent Partner";

  •
  all references to "Japan" refer to the State of Japan; and

  •
  all references to "U.S. dollars," "dollars" or "$" are to the legal currency of the United States; all references to "Japanese yen", "yen" or "¥" are to the legal currency of Japan.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, a registration statement on Form F-1 under the Securities Act for the ADSs offered by this prospectus. We have not included in this prospectus all the information contained in the registration statement and you should refer to the registration statement and its exhibits for further information.

        The registration statement and other information may be read and copied at the SEC's Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

        You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

UBIC, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of UBIC, Inc.

        We have audited the accompanying consolidated balance sheets of UBIC, Inc. and subsidiaries as of March 31, 2011 and 2012, and the related consolidated statements of income, comprehensive income, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UBIC, Inc. and subsidiaries at March 31, 2011 and 2012, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

        We have also recomputed the translation of the consolidated financial statements as of and for the year ended March 31, 2012 into United States dollars. In our opinion, the consolidated financial statements expressed in Japanese yen have been translated into United States dollars on the basis described in Note 1.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan
July 27, 2012

UBIC, Inc. and subsidiaries

Consolidated Balance Sheets

March 31, 2011 and 2012

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2011	2012	2012
ASSETS
Current Assets:
Cash and cash equivalents	¥675,212	¥2,410,304	$27,820
Trade receivables:
Trade accounts receivable	910,539	984,562	11,364
Receivables from related party	8,038	2,833	33
Prepaid expenses	28,593	85,691	989
Deferred tax assets	42,903	110,105	1,271
Other current assets	10,656	49,525	572

Total Current Assets	1,675,941	3,643,020	42,049

Property and equipment—net	114,206	376,763	4,349
Capitalized computer software costs—net	252,288	481,747	5,560
Other intangible assets—net	1,896	3,900	45
Investments in securities	223,215	273,615	3,158
Rental deposits	52,282	89,039	1,028
Deferred IPO costs	—	83,639	965
Deferred tax assets	48,251	485	6
Other assets, net of allowance for doubtful accounts of ¥4,983 thousand ($58 thousand) as of March 31, 2011 and 2012	5,517	27,468	315

TOTAL ASSETS	¥2,373,596	¥4,979,676	$57,475

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Balance Sheets (Continued)

March 31, 2011 and 2012

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2011	2012	2012
LIABILITIES AND EQUITY
Current Liabilities:
Trade payables:
Trade accounts payable	¥220,114	¥436,852	$5,042
Payables to related party	—	5,284	61
Short-term debt	—	62,500	721
Current portion of long-term debt	143,171	138,520	1,599
Accrued income taxes	347,145	840,911	9,706
Accrued consumption taxes	43,229	76,571	884
Retirement and severance benefits—current	813	1,441	17
Other current liabilities	67,285	201,496	2,326

Total Current Liabilities	821,757	1,763,575	20,356

Noncurrent Liabilities:
Long-term debt	323,040	400,020	4,617
Retirement and severance benefits—noncurrent	7,214	10,415	120
Deferred tax liabilities	815	32,159	371
Other liabilities	18,526	33,953	392

Total Noncurrent Liabilities	349,595	476,547	5,500

COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock: Authorized 7,200,000 shares; Issued and outstanding, 2,630,872 shares and 2,912,022 shares at March 31, 2011 and 2012, respectively	805,624	858,424	9,908
Additional paid-in capital	345,115	440,946	5,089
Retained earnings (accumulated deficit)	(19,278)	1,328,679	15,335
Accumulated other comprehensive income	63,742	99,513	1,148
Treasury stock, at cost—56 shares at March 31, 2011 and 2012, respectively	(26)	(26)	0

Total UBIC, Inc. shareholders' equity	1,195,177	2,727,536	31,480
NONCONTROLLING INTERESTS	7,067	12,018	139

Total Equity	1,202,244	2,739,554	31,619

TOTAL LIABILITIES AND EQUITY	¥2,373,596	¥4,979,676	$57,475

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Income

Years ended March 31, 2011 and 2012

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2011	2012	2012
Revenue	¥2,635,430	¥5,095,939	$58,817
Revenue from a related party	40,764	27,862	322
Operating revenue from reimbursed direct costs	9,899	12,427	143

Total revenue	2,686,093	5,136,228	59,282

Cost of revenue	966,352	1,600,425	18,472
Reimbursed direct costs	9,899	12,427	143
Selling, general and administrative expenses	669,742	1,153,438	13,313

Total operating expense	1,645,993	2,766,290	31,928

Operating income	1,040,100	2,369,938	27,354
Interest income	3,410	2,052	24
Interest expense	(14,262)	(13,360)	(154)
Foreign currency exchange gains (losses)	(39,942)	10,294	119
Dividend income	—	4,500	52
Other—net	1,296	655	8

Income before income taxes	990,602	2,374,079	27,403
Income taxes	202,827	1,003,441	11,582

Net income	787,775	1,370,638	15,821
Less: Net income (loss) attributable to noncontrolling interests	(933)	2,951	34

Net income attributable to UBIC, Inc. shareholders	¥788,708	¥1,367,687	$15,787

	Yen		U.S. Dollars
	2011	2012	2012
Net income attributable to UBIC, Inc. shareholders per share:
Basic	¥334	¥515	$5.94
Diluted	249	422	4.87

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Comprehensive Income

Years ended March 31, 2011 and 2012

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2011	2012	2012
Net income	¥787,775	¥1,370,638	$15,821
Other comprehensive income, net of tax:
Foreign currency translation adjustments	(894)	6,166	70
Unrealized holding gains on securities:
Amount arising during the period	68,592	29,892	345
Adjustments related to retirement and severance benefits:
Amount arising during the period	418	(287)	(3)

Total other comprehensive income	68,116	35,771	412

Total comprehensive income	855,891	1,406,409	16,233
Less: Comprehensive income (loss) attributable to noncontrolling interests	(933)	2,951	34

Total comprehensive income attributable to UBIC, Inc. shareholders	¥856,824	¥1,403,458	$16,199

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Equity

Years ended March 31, 2011 and 2012

	Thousands of Yen, except share data
	UBIC, Inc. Shareholders
	Shares of Common Stock Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- controlling Interests		Total Equity
Balance at April 1, 2010	2,324,000	¥605,987	¥456,043	¥(807,986)	¥(4,374)	¥(17)	¥		¥249,653
Comprehensive income:
Net income				788,708				(933)	787,775
Other comprehensive income, net of tax					68,116				68,116
Conversion of convertible notes	204,472	38,000	36,808						74,808
Common stock issued under share-based compensation plans	102,400	161,637	(148,870)						12,767
Purchase of treasury stock						(9)			(9)
Share-based compensation			1,134						1,134
Stock issuance by newly established subsidiary								8,000	8,000

Balance at March 31, 2011	2,630,872	805,624	345,115	(19,278)	63,742	(26)		7,067	1,202,244
Comprehensive income:
Net income				1,367,687				2,951	1,370,638
Other comprehensive income, net of tax					35,771				35,771
Conversion of convertible notes	281,150	52,800	51,563						104,363
Share-based compensation			44,268						44,268
Stock issuance by newly established subsidiary								2,000	2,000
Dividends paid				(19,730)					(19,730)

Balance at March 31, 2012	2,912,022	¥858,424	¥440,946	¥1,328,679	¥99,513	¥(26)		¥12,018	¥2,739,554

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Equity (Continued)

Years ended March 31, 2011 and 2012

	Thousands of U.S. Dollars, except share data
	UBIC, Inc. Shareholders
	Shares of Common Stock Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- controlling Interests	Total Equity
Balance at April 1, 2011	2,630,872	$9,299	$3,983	$(224)	$736	$0	$82	$13,876
Comprehensive income:
Net income				15,787			34	15,821
Other comprehensive income, net of tax					412			412
Conversion of convertible notes	281,150	609	595					1,204
Share-based compensation			511					511
Stock issuance by newly established subsidiary							23	23
Dividends paid				(228)				(228)

Balance at March 31, 2012	2,912,022	$9,908	$5,089	$15,335	$1,148	$0	$139	$31,619

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Cash Flows

Years ended March 31, 2011 and 2012

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	2011	2012	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	¥787,775	¥1,370,638	$15,821
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	58,213	129,364	1,493
Share-based compensation expense	1,134	44,268	511
Deferred income taxes	(136,688)	(7,899)	(91)
Foreign currency exchange losses (gains)	20,513	(6,811)	(79)
Changes in operating assets and liabilities:
Increase in trade accounts receivable	(828,196)	(65,198)	(753)
Decrease (increase) in receivables from related party	12,746	5,205	60
Increase in prepaid expenses	(6,510)	(54,774)	(632)
Increase in rental deposits	(8,778)	(36,440)	(421)
Increase in trade accounts payable	118,820	36,246	418
Increase in payables to related party	—	5,284	61
Increase in accrued consumption taxes	46,570	33,342	385
Increase in accrued income taxes	345,723	493,766	5,699
Other—net	41,478	96,558	1,115

Net cash provided by operating activities	452,800	2,043,549	23,587
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(19,623)	(242,607)	(2,800)
Capitalized computer software costs	(206,701)	(275,298)	(3,177)
Other—net	(1,388)	(2,319)	(27)

Net cash used in investing activities	(227,712)	(520,224)	(6,004)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt	—	150,000	1,731
Repayment of short-term debt	(30,000)	(87,500)	(1,010)
Proceeds from long-term bank borrowings	—	316,667	3,655
Repayment of long-term bank borrowings	(159,260)	(141,700)	(1,635)
Proceeds from issuance of common stock	11,575	—	—
Proceeds from issuance of convertible notes	285,000	—	—
Proceeds from issuance of common stock to noncontrolling shareholders by newly established subsidiary	8,000	2,000	23
Dividends paid	—	(19,730)	(228)
Payment of IPO costs	—	(3,819)	(44)
Other—net	(1,419)	(2,708)	(31)

Net cash provided by financing activities	113,896	213,210	2,461

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(8,922)	(1,443)	(17)

NET INCREASE IN CASH AND CASH EQUIVALENTS	330,062	1,735,092	20,027
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	345,150	675,212	7,793

CASH AND CASH EQUIVALENTS, END OF YEAR	¥675,212	¥2,410,304	$27,820

ADDITIONAL CASH FLOW INFORMATION:
Interest paid, net of amounts capitalized	¥8,489	¥7,971	$92
Income taxes paid/(refunds received)—net	(14,197)	544,560	6,285
NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion of convertible notes to common stock	¥74,808	¥104,363	$1,205
Outstanding payments for acquisition of property and equipment, and capitalized computer software costs included in trade accounts payable	53,602	154,900	1,788
Asset retirement obligation	—	7,309	84
Outstanding payment for deferred IPO costs	—	79,820	921

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations—UBIC, Inc. ("UBIC") is a Japanese corporation established on August 8, 2003, whose principal office is located in Japan. UBIC and its subsidiaries (collectively, the "Company") provide solutions, employing advanced technologies, for corporate litigation strategy and crisis management. The Company mainly offers eDiscovery and forensic services, such as data collection, data processing, data review and document production. The Company's customers include leading law firms, corporate legal departments, government agencies and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise.

        Basis of Financial Statements—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Because the Company maintains its records and prepares its financial statements in accordance with accounting principles prevailing in the respective country of incorporation, certain adjustments have been made to conform to U.S. GAAP. The major adjustments include those relating to depreciation of property and equipment, share-based compensation, valuation of deferred tax assets, appropriation of accumulated deficit and deferred U.S. Initial Public Offering ("IPO") costs.

        Translation into U.S. Dollars—The accompanying consolidated financial statements are stated in Japanese yen, the currency of the country in which UBIC is incorporated and principally operates. The translation of Japanese yen amounts into U.S. dollar amounts for the year ended March 31, 2012 is included solely for the convenience of readers outside Japan and has been made at the rate of Yen 86.64 = U.S. $1 (the official rate as of December 31, 2012 announced by the Federal Reserve Bank of New York). The translation should not be construed as a representation that the Japanese yen amounts could be converted into U.S. dollars at the above or any other rate.

        Principles of Consolidation—The consolidated financial statements include the accounts of UBIC and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

        Use of Estimates—The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used are primarily in the areas of valuation of investments, valuation of deferred tax assets, determination of fair values of stock options, and estimated useful lives of fixed assets and intangible assets with finite useful lives. Actual results could differ from those estimates.

        Foreign Currency Translation—The assets and liabilities of foreign subsidiaries with functional currencies other than Japanese yen are translated into Japanese yen at the rate of exchange at the balance sheet date. Income and expense accounts are translated at the average rates of exchange for the respective reporting period. The resulting translation adjustments are included in other comprehensive income.

        Cash Equivalents—The Company defines cash equivalents as all highly liquid investments with insignificant risk of changes in value which have original maturities of three months or less at the time of purchase.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Allowance for Doubtful Accounts—Allowance for doubtful accounts is established in amounts considered to be appropriate based primarily upon an evaluation of potential losses in the outstanding receivables.

        Deferred IPO Costs—Incremental costs directly associated with the Company's pending IPO, such as consulting costs and legal fees, are capitalized and recorded as deferred IPO costs in anticipation of the IPO. These costs will be netted against the gross proceeds of the IPO and recorded in additional paid-in capital.

        Property and Equipment—Property and equipment are stated at cost. Depreciation and amortization of property and equipment, including assets under capital lease, are computed using the straight-line method based on either the estimated useful lives of the assets or the lease period, whichever is shorter.

        The useful lives for depreciation by major asset classes are as follows:

Leasehold improvements	5 to 15 years
Furniture and fixtures	4 to 20 years
Computers	5 years
Assets under capital leases, primarily office equipment	5 years

        Capitalized Computer Software Costs—The Company capitalizes costs of computer software developed and purchased for internal use. Costs incurred in the creation of computer software products for internal use are capitalized when the preliminary project phase is completed and when management, with the relevant authority, authorizes and commits funding to the project and it is probable that the project will be completed and the software will be used to perform the function intended. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Capitalized costs are amortized, beginning in the period each module or component of the product is ready for its intended use, on a straight-line basis over the estimated useful life of the product, mainly five years.

        Leases—Capital leases are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease obligation so as to achieve a constant rate of interest on the balance of the obligation. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

        Impairment of Long-lived Assets—The Company reviews the carrying value of long-lived assets or a related group of assets to be held and used, including intangible assets with finite useful lives, for impairment whenever events or circumstances occur that indicate that the carrying value of the assets may not be recoverable. The assets are considered to be impaired when the estimated undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying values. The impairment loss is measured as the amount by which the carrying value of the asset or asset group exceeds its fair value. In determining the fair value, the Company uses available quoted market prices and present value techniques, if appropriate, based on the estimated future cash flows expected to result from the use of the assets and their eventual dispositions.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Investments in Securities—The Company classifies investments in equity securities that have readily determinable fair values as available-for-sale securities, which are accounted for at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss) in equity on a net-of-tax basis. The cost of securities sold is determined based on the average cost method.

        The Company reviews the fair values of available-for-sale securities on a regular basis to determine if the fair value of any individual security has declined below its cost and if such decline is other than temporary. Fair value is determined based on quoted market prices. If the decline in fair value is judged to be other than temporary, the cost basis of the investment is written down to fair value. Other-than-temporary declines in fair value are determined taking into consideration the duration of the decline in fair value of the security and the severity of the decline, the financial condition and near term prospects of the investee and the intent and ability of the Company to hold the equity security until forecasted recovery. The resulting realized loss is included in the consolidated statements of income in the period in which the decline is deemed to be other than temporary.

        Retirement and Severance Benefits—The Company has defined benefit severance indemnities plans. The benefit obligation at March 31, the measurement date, is unfunded and recognized in the consolidated balance sheet. The benefit obligation is the projected benefit obligation, which represents the actuarial present value of benefits expected to be paid upon retirement based on employee services already rendered and estimated future compensation levels. Net periodic retirement cost is recorded in the consolidated statement of income and includes service cost and interest cost. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money cost associated with the passage of time. Actuarial gains and losses included in accumulated other comprehensive income (loss) are amortized using the straight-line method over the average remaining service period of active employees if it exceeds the corridor, which is defined as 10 percent of the projected benefit obligation.

        Asset Retirement Obligations—The Company records asset retirement obligations when the obligation is incurred. The obligation is measured at fair value and included in other liabilities. When the liability is initially recorded, the Company capitalizes the related cost by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the asset's useful life.

        Convertible Notes—The Company accounts for convertible notes according to their stated redemption value net of discount. The Company classifies the convertible notes as a liability or equity on the consolidated balance sheet according to the nature of the redemption feature. Discounts on convertible notes are amortized as interest expense over the redemption period.

        Derivative Financial Instruments—The Company recognizes all derivative financial instruments, such as interest rate swap contracts, in the consolidated balance sheets as either assets or liabilities and they are measured at fair value regardless of the purpose or intent for using them.

        The Company does not designate derivative financial instruments as hedging instruments nor apply hedge accounting. Accordingly, changes in fair value of the derivative financial instruments are recognized in earnings immediately.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Revenue Recognition—The Company has agreements with customers pursuant to which it performs various services. A majority of the Company's revenue relates to fees earned for the month-to-month performance of eDiscovery services including data collection, data processing, data hosting, data review and document production, and forensic services. The fees that the Company earns and bills for these services vary primarily based on the hours of service provided, the volume of documents reviewed or produced, the amount of data processed or stored. While the unit prices for providing the services are agreed in advance, the scope and volume of services to be performed can change depending on customers' requests, which are made on an optional and "as needed" basis, and customers may choose not to request performance of additional services or may obtain similar services from other service providers.

        The Company recognizes revenue for eDiscovery and forensic services based on the agreed-upon prices and volume of services performed during the period. For these contractual arrangements, the Company has identified each deliverable service element. Based on management's evaluation of each element, it was determined that each element delivered has standalone value to the customers because the Company or other vendors sell such services separately from any other services/deliverables. Accordingly, each of the service elements in the multiple element case qualifies as a separate unit of accounting. The Company uses the best estimate of sales price based on the price it charges when it sells an element on a standalone basis, which is generally consistent with the stated prices in the arrangements, and allocates revenue to the various units of accounting in the arrangements based on the stated prices. The Company recognizes revenue for each separate unit of accounting when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured based on evidence of an arrangement.

        The Company has revenue related to the reimbursement of certain direct costs by customers, primarily transportation. Reimbursed transportation and other reimbursable direct costs are recorded gross in the consolidated statements of income as "Operating revenue from reimbursed direct costs" and as "Reimbursed direct costs."

        Consumption Tax—Consumption tax collected and remitted to tax authorities is excluded from revenues, cost of sales and expenses in the consolidated statements of income.

        Advertising—Advertising costs are expensed as incurred and are recorded in "Selling, general and administration expenses."

        Share-Based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments at the fair value of the award on the grant-date and recognizes the cost over the period which the employee is required to provide services in exchange for the award. Compensation expenses are recognized on a straight-line basis over the requisite service period of the awards which are expected to be vested.

        Income Taxes—Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards are expected to reverse.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company recognizes the financial statement effect of uncertain tax positions when they are more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Accrued interest and penalties related to the unrecognized tax benefits are included in income tax expense in the consolidated statements of income. The Company had no unrecognized tax benefits during the years ended March 31, 2011 and 2012.

        Net Income Attributable to UBIC, Inc. Shareholders Per Share—Basic net income attributable to UBIC, Inc. shareholders per share is computed using the weighted-average number of shares of common stock outstanding during each year. Diluted net income attributable to UBIC, Inc. shareholders per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

        Other Comprehensive Income—Other comprehensive income consists of translation adjustments resulting from the translation of financial statements of the foreign subsidiary, unrealized holding gains or losses on available-for-sale securities and adjustments related to retirement and severance benefits.

Recently Adopted Accounting Pronouncements

        In October 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2009-13, "Revenue Recognition: Multiple-Deliverable Revenue Arrangements," which amends the criteria for when to evaluate individual delivered items in a multiple-deliverable arrangement and the method of allocating consideration received. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. The Company retrospectively adopted this ASU in the fiscal year beginning April 1, 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In October 2009, the FASB issued ASU No. 2009-14, "Certain Revenue Arrangements That Include Software Elements." This ASU affects how entities account for revenue arrangements that contain both tangible products and software elements. Previously, arrangements containing both tangible products and software were accounted for based on the provisions regarding revenue recognition included in ASC 985, "Software," if the software was considered more than incidental to the product or service. This ASU changes revenue recognition for tangible products containing software elements and non-software elements that function together to deliver the tangible product's essential functionality by eliminating them from the scope of ASC 985. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. The Company retrospectively adopted this ASU in the fiscal year beginning April 1, 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In January 2010, the FASB issued ASU No. 2010-06, "Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements," which adds disclosure requirements about

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

transfers in and out of Levels 1 and 2 and separate disclosures about activity relating to Level 3 measurements and clarifies input and valuation techniques. This ASU was effective for the annual reporting period beginning after December 15, 2009 and the Company adopted this ASU in the first quarter of fiscal year beginning April 1, 2010. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In February 2010, the FASB issued ASU 2010-9 "Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements." This ASU amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC's requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. The Company's disclosure on subsequent events in Note 21 is made in accordance with this ASU.

        In July 2010, the FASB issued ASU No. 2010-20, "Receivables: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses," which requires new disclosures and enhances existing disclosures about the credit quality of financing receivables and the allowance for credit losses. The disclosures as of the end of a reporting period were effective for interim and annual reporting periods which ended on or after December 15, 2010 and the Company adopted this ASU in the third quarter of the fiscal year beginning April 1, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company adopted this ASU in the fourth quarter of the fiscal year beginning April 1, 2010. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income," which improves the comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income. This ASU requires an entity to report comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted. The Company adopted this ASU in the fiscal year beginning April 1, 2010, other than the adoption of the presentation of reclassifications of items out of accumulated comprehensive income which has been deferred. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In December 2010, the FASB issued ASU No. 2010-29, "Business Combinations," which clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures in business combination when comparative financial statements are presented and improves the usefulness of the pro forma revenue and earnings disclosure. This ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements Not Yet Adopted

        In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement," which amends some of the wording used to describe requirements for measuring fair value and for disclosing information about fair value measurements. This ASU is effective for the interim or annual period beginning after December 15, 2011. Early application is prohibited. The application of this ASU is not expected to have a material impact on the Company's financial position or results of operations.

2. INVESTMENTS IN SECURITIES

Available-for-sale securities

        Information regarding securities classified as available-for-sale securities as of March 31, 2011 and 2012 is as follows:

	Thousands of Yen
March 31, 2011	Cost	Gross unrealized gain	Gross unrealized loss	Fair value
Available-for-sale securities:
Equity securities	¥107,550	¥115,650	¥—	¥223,200
March 31, 2012
Available-for-sale securities:
Equity securities	¥107,550	¥166,050	¥—	¥273,600

	Thousands of U.S. Dollars
March 31, 2012	Cost	Gross unrealized gain	Gross unrealized loss	Fair value
Available-for-sale securities:
Equity securities	$1,241	$1,917	$—	$3,158

3. ALLOWANCE FOR DOUBTFUL ACCOUNTS

        An analysis of the movement in the allowance for doubtful accounts for the years ended March 31, 2011 and 2012 is as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Balance at the beginning of the year	¥4,983	¥4,983	$58

Balance at the end of the year	¥4,983	¥4,983	$58

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. PROPERTY AND EQUIPMENT

        Property and equipment recorded on the Company's consolidated balance sheets as of March 31, 2011 and 2012, consists of the following:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Leasehold improvements	¥55,327	¥109,141	$1,260
Furniture and fixtures	94,576	95,476	1,102
Computers	63,427	336,338	3,882
Assets under capital lease, primarily office equipment	5,153	5,153	60

Total	218,483	546,108	6,304
Accumulated depreciation	(104,277)	(169,345)	(1,955)

Property and equipment—net	¥114,206	¥376,763	$4,349

5. LEASES

        The Company enters into various leases for data center facilities, office premises and office equipment in the normal course of business.

        Capital Leases—The Company uses office equipment leased under capital lease arrangements. The amount of leased assets at cost under capital leases and accumulated depreciation amounted to ¥5,153 thousand and ¥1,934 thousand, respectively, at March 31, 2011 and ¥5,153 thousand ($59 thousand) and ¥3,402 thousand ($39 thousand), respectively, at March 31, 2012.

        Operating Leases—UBIC leases its data center facilities and office premises under cancellable operating lease arrangements with mainly two-year lease period, for which refundable lease deposits are recorded as rental deposits. The U.S. based subsidiary leases office premises under noncancellable operating lease arrangements.

        Expenses related to operating leases for the years ended March 31, 2011 and 2012, were ¥127,709 thousand and ¥174,503 thousand ($2,014 thousand), respectively, and are included in "Cost of revenue" and "Selling, general and administrative expenses."

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

5. LEASES (Continued)

        Future Minimum Lease Payments—As of March 31, 2012, the future minimum lease payments under noncancellable operating leases and capital leases are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
Years ending March 31	Operating Leases	Capital Leases	Operating Leases	Capital Leases
2013	¥11,391	¥1,483	$131	$16
2014	11,096	412	128	5
2015 and thereafter	10,482	—	121	—

Total minimum lease payments	¥32,969	1,895	$380	21

Less amounts representing interest		55		1

Present value of minimum lease payments		1,840		20
Less current portion		1,437		16

Noncurrent portion		¥403		$4

6. CAPITALIZED COMPUTER SOFTWARE COSTS

        The Company capitalizes the cost of computer software developed or purchased for internal use.

        The following is a summary of capitalized computer software costs:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Balance at the beginning of the year	¥295,385	¥505,160	$5,831
Costs capitalized during the year	209,888	302,106	3,487
Foreign currency translation	(113)	104	1

Balance at the end of the year	505,160	807,370	9,319
Accumulated amortization, end of the year	(252,872)	(325,623)	(3,759)

Capitalized computer software costs—net	¥252,288	¥481,747	$5,560

        Included in the above are capitalized software costs for projects in progress of ¥115,203 thousand and ¥7,997 thousand ($92 thousand) at March 31, 2011 and 2012, respectively. For the years ended March 31, 2011 and 2012, the Company recognized amortization expenses related to capitalized software development costs of ¥30,364 thousand and ¥72,751 thousand ($840 thousand), respectively.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. CAPITALIZED COMPUTER SOFTWARE COSTS (Continued)

        The following table shows the estimated amortization of capitalized computer software costs for the next five years:

Years ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2013	¥115,864	$1,337
2014	112,706	1,301
2015	111,342	1,285
2016	88,388	1,020
2017	45,450	525

        Research and development costs, which are included in "Selling, general and administrative expenses" relate primarily to costs incurred in the research and development of new internal use software products and enhancements to existing internal use software products, which do not meet the criteria for capitalization. Such costs are expensed as incurred. Research and development costs were not incurred during the year ended March 31, 2011. Research and development costs incurred during the year ended March 31, 2012 amounted to ¥12,288 thousand ($142 thousand).

7. SHORT-TERM AND LONG-TERM DEBT

        Short-term debt of ¥62,500 thousand ($721 thousand) as of March 31, 2012, consists of bank borrowings with a weighted-average interest rate of 0.7 percent.

        The components of long-term debt as of March 31, 2011 and 2012, are summarized as follows:

	Thousands of Yen
					Thousands of U.S. Dollars
	2011 Weighted average interest rate		2012 Weighted average interest rate
		2011 Balance		2012 Balance	2012 Balance
Unsecured convertible notes due 2015, zero coupon, net of unamortized discount of ¥8,800 thousand and ¥3,300 thousand ($41 thousand) at March 31, 2011 and 2012, respectively	1.0%	¥211,200	1.0%	¥106,700	$1,232
Bank borrowings:
Secured by equity securities, various rates and various maturities through 2016	2.5%	230,000	2.0%	247,143	2,853
Unsecured, various rates and various maturities through 2016	2.2%	21,700	1.6%	182,857	2,111
Capital lease obligations	4.1%	3,311	4.1%	1,840	20

		466,211		538,540	6,216
Less: current portion		143,171		138,520	1,599

		¥323,040		¥400,020	$4,617

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. SHORT-TERM AND LONG-TERM DEBT (Continued)

        The aggregate annual maturities of long-term debt after March 31, 2012 are as follows:

Years ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2013	¥138,520	$1,599
2014	91,237	1,053
2015	80,833	933
2016	187,533	2,165
2017	40,417	466

	¥538,540	$6,216

        The Company pledged available-for-sale securities with carrying value of ¥223,200 thousand and ¥273,600 thousand ($3,158 thousand) as security for bank borrowings of ¥230,000 thousand and ¥247,143 thousand ($2,853 thousand) as of March 31, 2011 and 2012, respectively. As is customary in Japan, both short-term and long-term bank borrowings are made under general agreements that provide that securities and guarantees for present and future indebtedness will be given upon request of the bank, and that the bank shall have the right, as the obligations become due, or in the event of their default, to offset cash deposits against such obligations.

Credit Line

        The Company entered into an overdraft arrangement with a Japanese bank for which the unutilized balance as of March 31, 2012 was ¥50,000 thousand ($577 thousand). Under a ¥700,000 thousand five year syndicated loan arrangement entered into with a consortium of banks on September 27, 2011, the Company borrowed ¥350,000 thousand ($4,040 thousand) during the year ended March 31, 2012. The remaining ¥350,000 thousand ($4,040 thousand) available under this syndicated loan can be drawn through September 26, 2012.

Convertible Notes

        In April 2010, the Company issued zero coupon convertible notes due April 2015 in the aggregate face amount of ¥300,000 thousand for ¥285,000 thousand. The notes were convertible to equity shares at the option of the holders at a price of ¥391 per share at any time on or after April 13, 2010. The Company was not required to bifurcate any of embedded features contained in the notes for accounting purposes. On March 14, 2011, prior to the maturity date, convertible notes with a face amount of ¥80,000 thousand were converted into 204,472 equity shares of the Company at a conversion price of ¥391 per share. UBIC recorded an increase of ¥38,000 thousand in "Common stock" and ¥36,808 thousand, net of issuance cost of ¥1,192 thousand in "Additional paid-in capital." On February 28, 2012, prior to the maturity date, convertible notes with a face amount of ¥110,000 thousand ($1,270 thousand) were converted into 281,150 equity shares of the Company at a conversion price of ¥391 ($5) per share. UBIC recorded an increase of ¥52,800 thousand ($609 thousand) in "Common stock" and ¥51,563 thousand ($595 thousand), net of issuance cost of ¥1,237 thousand ($15 thousand) in "Additional paid-in capital." The carrying amount of these notes, with the accretion of discounts, is included in "Long-term debt" in the Company's consolidated balance sheets. For the years ended March 31, 2011 and 2012, the Company recognized debt discount amortization of ¥2,200 thousand and ¥1,100 thousand ($13 thousand), respectively.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. SHORT-TERM AND LONG-TERM DEBT (Continued)

Financial Covenants

        There are restrictive covenants related to the borrowings of ¥350,000 thousand ($4,040 thousand) as of March 31, 2012 including requirements to maintain a minimum level of net assets and ordinary income in the stand-alone and consolidated financial statements of UBIC, measured under accounting principles generally accepted in Japan. UBIC is required to maintain net assets at a level which is at least 75% of (a) net assets as of March 31, 2011 or (b) net assets at the end of previous year, whichever is higher. The ordinary income covenant states that UBIC shall not record ordinary losses in any two consecutive fiscal years. UBIC is in compliance with these restrictive covenants at March 31, 2012.

8. RETIREMENT AND SEVERANCE BENEFITS

        The Company has unfunded defined benefits severance indemnities plans to provide retirement benefits to substantially all employees. Under the severance indemnities plans, employees are entitled to severance payments based on their earnings and the length of service until retirement or termination of employment for reasons other than dismissal for cause.

        Reconciliations of the beginning and ending balances of the benefit obligation for the years ended March 31, 2011 and 2012, are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Change in benefit obligation:
Benefit obligation at the beginning of the year	¥6,485	¥8,027	$92
Service cost	2,626	3,604	42
Interest cost	46	57	1
Actuarial (gain) loss	(434)	484	6
Benefits paid	(687)	(273)	(4)
Foreign currency exchange rate changes	(9)	(43)	(0)

Benefit obligation at the end of the year	¥8,027	¥11,856	$137

        The accumulated benefit obligations as of March 31, 2011 and 2012 are ¥7,418 thousand and ¥10,653 thousand ($123 thousand), respectively.

        Amounts recognized in the consolidated balance sheets as of March 31, 2011 and 2012 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Accrued retirement cost—current	¥813	¥1,441	$17
Accrued retirement cost—noncurrent	7,214	10,415	120

Amount recognized	¥8,027	¥11,856	$137

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. RETIREMENT AND SEVERANCE BENEFITS (Continued)

        Net periodic retirement cost for the years ended March 31, 2011 and 2012 consists of the following components:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Service cost	¥2,626	¥3,604	$42
Interest cost	46	57	1

Net periodic retirement cost	¥2,672	¥3,661	$43

        Amounts recognized in other comprehensive income (loss) for the years ended March 31, 2011 and 2012 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Actuarial gain (loss)	¥418	¥(287)	$(3)

        Amounts recognized in accumulated other comprehensive income (loss) as of March 31, 2011 and 2012 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Accumulated actuarial gain (loss)	¥24	¥(263)	$(3)

        The Company uses its year-end as the measurement date for the benefit obligation. Weighted-average assumptions used to determine the year-end benefit obligations are as follows:

	2011	2012
Discount rate	0.75%	0.70%
Rate of compensation increase	1.50%	2.77%

        Weighted-average assumptions used to determine the net periodic retirement cost for the years ended March 31, 2011 and 2012, are as follows:

	2011	2012
Discount rate	0.75%	0.75%
Rate of compensation increase	1.50%	1.50%

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. RETIREMENT AND SEVERANCE BENEFITS (Continued)

        The expected future benefit payments, which reflect expected future service, are as follows:

Years ending March 31	Thousands of Yen	Thousands of U.S. Dollars
2013	¥1,441	$17
2014	1,684	19
2015	1,837	21
2016	2,496	29
2017	2,451	28
2018-20	10,562	122

9. ASSET RETIREMENT OBLIGATIONS

        The Company's asset retirement obligations, which are included in "Other liabilities" in the Company's consolidated balance sheets, are related to leasehold office premises which the Company is contractually obligated to restore at the end of the lease to their original conditions. The movements in asset retirement obligations for the years ended March 31, 2011 and 2012 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Balance at the beginning of the year	¥9,919	¥10,101	$117
Liabilities incurred during the year	—	7,309	84
Accretion expense	182	193	2

Balance at the end of the year	¥10,101	¥17,603	$203

10. FINANCIAL INSTRUMENTS

        Fair value estimates and information about valuation methodologies regarding financial instruments are as follows:

        Quoted market prices, where available, are used to estimate the fair values of financial instruments. In the absence of quoted market prices, fair values for such financial instruments are estimated using an income approach, based on discounted cash flows, or other valuation techniques.

Cash and cash equivalents, Trade receivables, Trade payables and Short-term debt

        The carrying amount approximates the fair value because of the short maturity of these instruments.

Long-term debt

        The fair value of bank borrowings is estimated based on the present value of future cash flows using the Company's borrowing rate for the same contractual terms.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. FINANCIAL INSTRUMENTS (Continued)

        The fair value of the convertible notes is estimated based on the quoted market price of the Company's equity shares multiplied by the number of equity shares issued if converted on the balance sheet date as the Company's share price was higher than the conversion price.

	Thousands of Yen				Thousands of U.S. Dollars
	2011		2012		2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	¥675,212	¥675,212	¥2,410,304	¥2,410,304	$27,820	$27,820
Trade receivables:
Trade accounts receivable	910,539	910,539	984,562	984,562	11,364	11,364
Receivables from related party	8,038	8,038	2,833	2,833	33	33
Liabilities:
Trade payables:
Trade accounts payable	220,114	220,114	436,852	436,852	5,042	5,042
Payables to related party	—	—	5,284	5,284	61	61
Short-term debt	—	—	62,500	62,500	721	721
Long-term debt:
Bank borrowings	251,700	252,011	430,000	432,214	4,964	4,989
Convertible notes	211,200	1,372,012	106,700	2,558,465	1,232	29,530

        Refer to Note 12 for fair values of equity securities and derivative financial instruments.

        Significant Customers and Concentration of Credit Risk—Trade accounts receivable from three largest customers accounted for approximately 78.6% of the Company's trade accounts receivable as of March 31, 2012.

        The Company conducts business based on periodic evaluations of the customers' financial conditions and generally does not require collateral to secure their obligations to the Company. The Company does not believe a significant risk of loss exists from a concentration of credit.

11. DERIVATIVE FINANCIAL INSTRUMENTS

Interest Rate Swaps

        The Company's exposure to interest rate risk is related to underlying long-term bank borrowings. In order to minimize the variability caused by interest rate risk, the Company enters into interest rate swaps to manage fluctuations in cash flows. The interest rate swaps entered into are receive-variable, pay-fixed interest rate swaps. Under the interest rate swaps, the Company receives variable interest rate payments on long-term bank borrowings in the amount of ¥230,000 thousand and ¥110,000 thousand ($1,270 thousand) as of March 31, 2011 and 2012, respectively, and makes fixed interest rate payments, thereby effectively creating fixed interest rate long-term bank borrowings.

        The Company does not designate the interest rate swap contracts as hedging instruments for the purpose of applying hedge accounting. Accordingly, all interest rate swap contracts are measured at fair

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

value as either assets or liabilities and changes in their fair value are immediately recognized in earnings.

        As of March 31, 2011 and 2012, the fair values of interest rate swaps were ¥2,954 thousand and ¥815 thousand ($9 thousand), respectively and are included in "Other liabilities" in the consolidated balance sheets. Changes in the fair value of interest rate swaps resulted in the recognition of a gain of ¥3,100 thousand and a gain of ¥2,139 thousand ($25 thousand) for the years ended March 31, 2011 and 2012, respectively and are included in "Other—net" in the consolidated statements of income. During the years ended March 31, 2011 and 2012, interest paid on the interest rate swap contracts was ¥4,322 thousand and ¥2,652 thousand ($31 thousand), respectively, and is included in "Interest expense" in the consolidated statements of income.

12. FAIR VALUE MEASUREMENTS

        ASC Topic 820, "Fair Value Measurements" establishes a fair value hierarchy that prioritizes the use of observable inputs in markets over the use of unobservable inputs when measuring fair value as follows:

    Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities

    Level 2—Directly or indirectly observable inputs other than those included in Level 1, such as quoted market prices for similar assets and liabilities in active markets, quoted prices for identical assets in inactive markets, or inputs derived principally from or corroborated by observable market data

    Level 3—Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions and best estimate of what inputs market participants would use in pricing an asset or liability

Investments in equity securities

        The Company has investments in certain equity securities for which quoted market prices are available to determine their fair value and are included in Level 1.

Derivative financial instruments

        Derivative financial instruments consist of interest rate swaps. The fair value of interest rate swaps is based on the present value of expected future cash flows using zero coupon rates, which is derived principally from observable market data. These interest rate swaps are included in Level 2.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. FAIR VALUE MEASUREMENTS (Continued)

Assets and liabilities measured at fair value on a recurring basis

        Assets and liabilities measured at fair value on a recurring basis as of March 31, 2011 and 2012, are as follows:

	Thousands of Yen
			Fair Value Hierarchy Classification
	Carrying Value	Total Fair Value
Items Measured at Fair Value on a Recurring Basis			Level 1	Level 2	Level 3
March 31, 2011:
Assets:
Available-for-sale securities:
Equity securities	¥223,200	¥223,200	¥223,200	¥—	¥—
Liabilities:
Derivatives—Interest rate swaps	2,954	2,954	—	2,954	—
March 31, 2012:
Assets:
Available-for-sale securities:
Equity securities	273,600	273,600	273,600	—	—
Liabilities:
Derivatives—Interest rate swaps	815	815	—	815	—

	Thousands of U.S. Dollars
			Fair Value Hierarchy Classification
	Carrying Value	Total Fair Value
Items Measured at Fair Value on a Recurring Basis			Level 1	Level 2	Level 3
March 31, 2012:
Assets:
Available-for-sale securities
Equity securities	$3,158	$3,158	$3,158	$—	$—
Liabilities:
Derivatives—Interest rate swaps	9	9	—	9	—

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. INCOME TAXES

        Income (loss) from operations before income taxes and income taxes for the years ended March 31, 2011 and 2012 consist of the following components:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Income (loss) from operations before income taxes:
Domestic	¥996,687	¥2,312,763	$26,695
Foreign	(6,085)	61,316	708

Total	¥990,602	¥2,374,079	$27,403

Income taxes-current
Domestic	¥339,470	¥996,521	$11,502
Foreign	45	14,819	171

Total	¥339,515	¥1,011,340	$11,673

Income taxes-deferred
Domestic	¥(137,411)	¥(6,609)	$(76)
Foreign	723	(1,290)	(15)

Total	¥(136,688)	¥(7,899)	$(91)

        For the years ended March 31, 2011 and 2012, ¥202,827 thousand and ¥1,003,441 thousand ($11,582 thousand) were recorded as income tax expenses attributable to operations and ¥47,074 thousand and ¥20,656 thousand ($238 thousand) were recognized as income tax expenses attributable to other comprehensive income.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. INCOME TAXES (Continued)

        The tax effects of temporary differences and operating loss carryforwards giving rise to deferred tax balances at March 31, 2011 and 2012 are as follows:

	Thousands of Yen				Thousands of U.S. Dollars
	2011		2012		2012
	Deferred Tax Asset	Deferred Tax Liability	Deferred Tax Asset	Deferred Tax Liability	Deferred Tax Asset	Deferred Tax Liability
Impairment loss on investments in securities	¥50,669	¥—	¥44,381	¥—	$512	$—
Depreciation and amortization	31,279	815	10,856	8,893	125	103
Accrued municipal governments tax	27,432	—	59,057	—	682	—
Research and development cost for internal use software	6,502	—	3,053	—	35	—
Deferred revenue	11,021	—	13,537	—	156	—
Accrued bonus	6,240	—	25,657	—	296	—
Accrued vacation	5,191	—	5,196	—	60	—
Asset retirement obligations	4,110	—	6,274	—	72	—
Operating loss carryforwards	9,235	—	2,701	—	31	—
Unrealized gain on available-for-sale securities	—	47,058	—	59,180	—	683
IPO Costs	—	—	—	30,340	—	350
Others	15,521	6,057	13,509	6,576	157	75

Total	167,200	53,930	184,221	104,989	2,126	1,211
Valuation allowance	(22,931)	—	(801)	—	(9)	—

Total	¥144,269	¥53,930	¥183,420	¥104,989	$2,117	$1,211

        In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in specific tax jurisdictions during the period in which these deductible differences become deductible. Based on these factors, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance as of March 31, 2011 and 2012.

        For the year ended March 31, 2011, UBIC utilized operating loss carryforwards of ¥216,152 thousand to offset current taxable income. In addition, during the year ended March 31, 2011, the U.S. subsidiary filed a carryback claim and received a tax refund of ¥26,066 thousand related to operating losses.

        As of March 31, 2011, the valuation allowance for deferred tax assets related primarily to operating loss carryforwards of the U.S. subsidiary, and was provided at the amounts which were considered not more likely than not to be realized.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. INCOME TAXES (Continued)

        Realization of the remaining deferred tax assets at UBIC was determined to be more likely than not and the valuation allowance related to UBIC's net deferred tax assets was eliminated during the year ended March 31, 2011.

        For the year ended March 31, 2012, the U.S. subsidiary utilized operating loss carryforwards of ¥18,705 thousand ($216 thousand) to offset current taxable income.

        As of March 31, 2012, the valuation allowance for deferred tax assets related primarily to operating loss carryforwards of the subsidiary in Japan, and was provided at the amounts which are considered not more likely than not to be realized.

        An analysis of the movement in the valuation allowance for deferred tax assets for the years ended March 31, 2011 and 2012 is as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Balance at the beginning of the year	¥229,176	¥22,931	$265
Additions	14,608	25	0
Deductions	(220,853)	(22,155)	(256)

Balance at the end of the year	¥22,931	¥801	$9

        As of March 31, 2012, the U.S. subsidiary and a domestic subsidiary had operating loss carryforwards of ¥35,926 thousand ($415 thousand) and ¥2,091 thousand ($24 thousand), respectively. These operating loss carryforwards are available to offset future taxable income and will expire in March 31, 2020 for U.S. state taxes and March 31, 2019 for Japanese income tax, respectively.

        Income taxes imposed by the national, prefectural and municipal governments of Japan resulted in a statutory tax rate of approximately 40.69 percent for the years ended March 31, 2011 and 2012.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. INCOME TAXES (Continued)

        Reconciliations between the amount of reported income taxes and the amount of income taxes computed using the normal statutory tax rate for the years ended March 31, 2011 and 2012 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Amount computed by using normal Japanese statutory tax rate	¥403,076	¥966,013	$11,150
Increase (decrease) in taxes resulting from:
Change in valuation allowance*	(206,069)	(22,130)	(255)
Share-based compensation expense	—	17,459	202
Officers' remuneration not deductible for tax purpose	2,736	25,460	294
Others-net	3,084	16,639	191

Income tax expense as reported	¥202,827	¥1,003,441	$11,582

*
Change in valuation allowance for the year ended March 31, 2011 includes a decrease of ¥87,952 thousand in the valuation allowance of UBIC as of March 31, 2010 for the deferred tax assets arising from UBIC's operating loss carryforwards that were utilized during the year.

        Change in valuation allowance for the year ended March 31, 2012 includes a decrease of ¥6,227 thousand ($72 thousand) in the valuation allowance of the U.S. subsidiary as of March 31, 2011 for the deferred tax assets arising from the U.S. subsidiary operating loss carryforwards that were utilized during the year.

        Amendments to the Japanese tax regulations were enacted on December 2, 2011. As a result of these amendments, the corporate income tax rate decreased by 4.5 percent from 30 percent to 25.5 percent starting from the fiscal year beginning April 1, 2012. In addition, the combined statutory tax rate increased by a 10 percent surtax effective for the three years from April 1, 2012 to March 31, 2015. Consequently, the combined statutory tax rate was 38.01 percent for the three years from April 1, 2012 to March 31, 2015 and 35.64 percent for the years beginning on or after April 1, 2015. The effect of these changes did not have material effects on the consolidated statement of income for the year ended March 31, 2012.

14. SHARE-BASED COMPENSATION

        In January 2006, the Company granted stock options to purchase a total of 112,000 equity shares to three employee/directors and two employees ("2nd series Stock Option Grant"). Options to purchase 112,000 shares were vested on January 27, 2008 and were exercisable for three years from that date.

        In March 2006, the Company granted stock options to purchase a total of 16,000 equity shares to one employee/director and five employees ("3rd series Stock Option Grant"). Options to purchase 14,400 shares were vested on March 16, 2008 and were exercisable for three years from that date. The remaining options were forfeited.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. SHARE-BASED COMPENSATION (Continued)

        In June 2010, the Company granted stock options to purchase a total of 68,000 equity shares to one employee/director and one employee ("4th series Stock Option Grant"). Options are vested three years after the grant date and will be exercisable for three years from the vesting date.

        In April 2011, the Company granted stock options to purchase a total of 80,000 equity shares to one employee/director and five employees ("5th series Stock Option Grant"). Options are vested three years after the grant date and will be exercisable for three years from the vesting date.

        The Company issues new shares upon the exercise of stock options.

        Share-based compensation is measured at the grant date, based on the fair value of the award, and the compensation expense is recognized on a straight-line basis over the vesting period. The following table presents total share-based compensation expense for the 4th and 5th series Stock Option Grants, which are noncash charges, and included in the consolidated statements of income for the years ended March 31, 2011 and 2012:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Cost of revenue	¥—	¥9,654	$111
Selling, general and administrative expenses	1,134	34,614	400

Pre-tax share-based compensation expense	1,134	44,268	511
Income tax benefit	(461)	(485)	(6)

Total share-based compensation expense, net of tax	¥673	¥43,783	$505

        The Company estimates the number of forfeitures prior to vesting at the grant date to be zero. The effect of a subsequent change in estimated forfeitures is recognized through a cumulative adjustment in the period which the forfeitures occur. As of March 31, 2011 and 2012, the total unrecognized compensation expenses related to the unvested portion of the 4th and 5th series Stock Option Grants were ¥2,948 thousand and ¥87,400 thousand ($1,009 thousand), respectively. As of March 31, 2011 and 2012, the expense will be recognized over weighted-average periods of 2.2 years and 2.0 years, respectively.

        The estimated fair value of stock options is determined using the Black-Scholes valuation model. Key inputs and assumptions to estimate the fair value of stock options include the exercise price of the award, the expected option term, the volatility of the Company's share price, the risk-free interest rate and the Company's dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by individuals who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. SHARE-BASED COMPENSATION (Continued)

        The following table presents the weighted-average assumptions used in estimating the fair value of options granted during the year ended March 31, 2011 and 2012.

	2011	2012
Expected life of stock option (years)	4.5	4.5
Expected volatility	83.5%	120.8%
Risk-free interest rate	0.5%	0.5%
Expected dividend yield	0%	1.9%

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Weighted-average grant-date fair value per option to purchase one share	¥204	¥1,609	$19

        The Company has estimated the expected term of its stock options as the middle of the exercise period of the stock options. The expected volatility is estimated based upon on the historical volatility of the Company's share price for the last three years adjusted for the effect of changes expected in the future. The expected risk-free interest rate is based on the Japanese government bond interest rate for the expected term. The expected dividend yield is based on the actual dividends paid and expected payment in the future.

        A summary of stock option activity during the year ended March 31, 2012, is presented below:

	Shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (Thousands of Yen)
Outstanding—March 31, 2011	20,000	¥391	5.2	¥40,980
Granted	80,000	2,203
Exercised	—	—
Forfeited	—	—
Expired	—	—
Outstanding—March 31, 2012	100,000	¥1,840	4.9	725,980

Options vested and expected to vest—March 31, 2012	100,000	¥1,840	4.9	725,980

Options exercisable—March 31, 2012	—	—	—	—

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. SHARE-BASED COMPENSATION (Continued)

	Shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (Thousands of U.S. Dollars)
Outstanding—March 31, 2011	20,000	$5	5.2	$473
Granted	80,000	25
Exercised	—	—
Forfeited	—	—
Expired	—	—

Outstanding—March 31, 2012	100,000	$21	4.9	8,379

Options vested and expected to vest—March 31, 2012	100,000	$21	4.9	$8,379

Options exercisable—March 31, 2012	—	—	—	—

        The aggregate intrinsic value was calculated using the difference between the market price and the exercise price as of March 31, 2011 and 2012 for only those awards that have an exercise price that is less than the market price.

Exercises of Stock Options

        The total intrinsic value of stock options exercised during the year ended March 31, 2011 was ¥25,668 thousand. During the year ended March 31, 2011, the Company received cash of ¥12,800 thousand, being the exercise price for the exercised stock options. The cash received for payment of the exercise price is included as a component of cash flows from financing activities. No stock options were exercised during the year ended March 31, 2012.

Nonvested Stock Options

        A summary of the status of the Company's nonvested stock options at March 31, 2012 is as follows:

	Shares	Weighted- Average Grant Date Fair Value
Nonvested—April 1, 2011	20,000	¥204
Granted	80,000	1,609
Vested	—	—
Forfeited	—	—
Expired	—	—

Outstanding—March 31, 2012	100,000	¥1,328

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. EQUITY

        Japanese companies are subject to the Companies Act of Japan (the "Companies Act"). The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

Dividends

        Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as; (1) having a Board of Directors, (2) having independent auditors, (3) having a Board of Statutory Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends in kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. However, the Company cannot do so because it does not meet criteria (4) above. The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to certain limitations and additional requirements. Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.

Increases / decreases and transfer of common stock, reserve and surplus

        The Companies Act requires that an amount equal to 10% of dividends must be appropriated as legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, and other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

        The amount of retained earnings available for dividends under the Companies Act is based on the amount of retained earnings recorded in the Company's general books of account prepared using accepted Japanese accounting practices. The adjustments included in the accompanying consolidated financial statements for U.S. GAAP purposes but not recorded in the general books of account have no effect on the determination of retained earnings available for dividends under the Companies Act. Retained earnings shown in UBIC's general books of account, as determined under accounting principles generally accepted in Japan ("J GAAP"), amounted to ¥1,525,441 thousand ($17,607 thousand) at March 31, 2012.

Stock Splits

        On September 12, 2011, the Company's Board of Directors declared a two-for-one split of its shares of common stock. The split was effective from October 1, 2011, for all shareholders of record on September 30, 2011.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. EQUITY (Continued)

        On March 15, 2012, the Company's Board of Directors declared a two-for-one split of its shares of common stock. The stock split is effective from April 1, 2012, for all shareholders of record on March 31, 2012.

        As a result of the stock split, all amounts related to shares, share prices and earnings per share have been retroactively restated throughout these consolidated financial statements.

16. OTHER COMPREHENSIVE INCOME

        The changes in each component of other comprehensive income (loss) for the years ended March 31, 2011 and 2012 were as follows:

	Thousands of Yen
	Foreign currency translation adjustments	Unrealized holding gain on securities	Adjustments related to retirement and severance benefits	Accumulated other comprehensive income (loss)
Balance at April 1, 2010	¥(3,980)	¥—	¥(394)	¥(4,374)
Period change	(894)	68,592	418	68,116

Balance at March 31, 2011	(4,874)	68,592	24	63,742
Period change	6,166	29,892	(287)	35,771

Balance at March 31, 2012	¥1,292	¥98,484	¥(263)	¥99,513

	Thousands of U.S. Dollars
	Foreign currency translation adjustments	Unrealized holding gain on securities	Adjustments related to retirement and severance benefits	Accumulated other comprehensive income
Balance at April 1, 2011	$(56)	$792	$0	$736
Period change	70	345	(3)	412

Balance at March 31, 2012	$14	$1,137	$(3)	$1,148

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. OTHER COMPREHENSIVE INCOME (Continued)

        The tax effects allocated to each component of other comprehensive income (loss) for the years ended March 31, 2011 and 2012 were as follows:

	Thousands of Yen
	2011
	Before Tax Amount	Tax Expense	Net of Tax Amount
Foreign currency translation adjustments	¥(894)	¥—	¥(894)

Unrealized holding gain on securities:
Amount arising during the period	115,650	(47,058)	68,592

Net unrealized holding gain during the period	115,650	(47,058)	68,592

Adjustments related to retirement and severance benefits:
Amount arising during the period	434	(16)	418

Net adjustments related to retirement and severance benefits	434	(16)	418

Other comprehensive income	¥115,190	¥(47,074)	¥68,116

	Thousands of Yen
	2012
	Before Tax Amount	Tax Expense	Net of Tax Amount
Foreign currency translation adjustments	¥6,511	¥(345)	¥6,166

Unrealized holding gain on securities:
Amount arising during the period	50,400	(20,508)	29,892

Net unrealized holding gain during the period	50,400	(20,508)	29,892

Adjustments related to retirement and severance benefits:
Amount arising during the period	(484)	197	(287)

Net adjustments related to retirement and severance benefits	(484)	197	(287)

Other comprehensive income	¥56,427	¥(20,656)	¥35,771

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. OTHER COMPREHENSIVE INCOME (Continued)

	Thousands of U.S. Dollars
	2012
	Before Tax Amount	Tax Expense	Net of Tax Amount
Foreign currency translation adjustments	$74	$(4)	$70

Unrealized holding gain on securities:
Amount arising during the period	582	(237)	345

Net unrealized holding gain during the period	582	(237)	345

Adjustments related to retirement and severance benefits:
Amount arising during the period	(6)	3	(3)

Net adjustments related to retirement and severance benefits	(6)	3	(3)

Other comprehensive income	$650	$(238)	$412

17. NET INCOME PER SHARE

        Basic net income per share is computed on the basis of weighted-average outstanding common shares. Diluted net income per share is computed on the basis of basic weighted-average outstanding common shares adjusted for the dilutive effect of stock options and convertible notes, if dilutive. Potentially dilutive common shares from series of stock option plans are determined by applying the treasury stock method to the assumed exercise of outstanding stock options. Potentially dilutive common shares are determined by applying the if-converted method for the convertible notes. The numerator of the diluted net income per share calculation is increased by the amount of interest expense, net of tax, related to outstanding convertible notes if the net impact is dilutive.

        The computation of basic and diluted net income (loss) per share for the years ended March 31, 2011 and 2012 was as follows:

	2011
	(Thousands of Yen) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	¥788,708	2,359,465	¥334

Effect of dilutive securities:
Stock options		57,965
Convertible notes		753,328
Plus: interest on convertible notes	1,305

Diluted net income attributable to UBIC, Inc. shareholders	¥790,013	3,170,758	¥249

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

17. NET INCOME PER SHARE (Continued)

	2012
	(Thousands of Yen) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	¥1,367,687	2,656,165	¥515

Effect of dilutive securities:
Stock options		48,543
Convertible notes		536,881
Plus: interest on convertible notes	652

Diluted net income attributable to UBIC, Inc. shareholders	¥1,368,339	3,241,589	¥422

	2012
	(Thousands of U.S. Dollars) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	$17,137	2,656,165	$5.94

Effect of dilutive securities:
Stock options		48,543
Convertible notes		536,881
Plus: interest on convertible notes	8

Diluted net income attributable to UBIC, Inc. shareholders	$17,145	3,241,589	$4.87

18. SEGMENT REPORTING

        Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expenses and for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company provides a variety of eDiscovery and forensic services which are provided by UBIC and its domestic subsidiaries for domestic (Japanese) clients, by UNA for clients represented by U.S.-based attorneys who contracted UNA, and by other foreign subsidiaries for foreign clients other than those who contracted UNA. The Company's operations in Japan, the U.S. and others have been identified as the three operating segments of the Company. Others include South Korea and Taiwan. The Company's chief executive officer, who is also the Company's chief operating decision maker, regularly reviews the performance of the three operating segments and makes decisions regarding allocation of resources. The Company's chief operating decision maker utilizes various measurements prepared based on J GAAP which include revenues, operating income or loss and segment assets to assess segment performance and allocate resources to segments.

        During the year ended March 31, 2012, the Company established subsidiaries in countries other than Japan and the U.S. Management reevaluated the structure of its business and devised a new

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. SEGMENT REPORTING (Continued)

reportable segment structure. All periods presented have been revised to report segment results under the new reportable segment structure.

        The Company's reportable segments are the same as its operating segments.

        Segment information for the years ended March 31, 2011 and 2012 is presented below:

  Revenues:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Japan
Outside customers	¥1,937,434	¥4,245,265	$48,999
Intersegment	450,210	543,999	6,279

Total	2,387,644	4,789,264	55,278
U.S.
Outside customers	804,494	882,389	10,185
Intersegment	49,668	30,005	346

Total	854,162	912,394	10,531
Other
Outside customers	—	381	4
Intersegment	—	40,631	469

Total		41,012	473
Elimination	(499,878)	(614,635)	(7,094)

Total revenue after eliminations	2,741,928	5,128,035	59,188
Adjustments*(1)	(55,835)	8,193	94

Total consolidated revenue	¥2,686,093	¥5,136,228	$59,282

*(1)
These amounts primarily represent the net impact of adjustments arising from the differences in timing of the revenue recognition under U.S. GAAP and J GAAP.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. SEGMENT REPORTING (Continued)

Segment Performance Measure:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Segment profit (loss)
Japan	¥1,019,194	¥2,312,670	$26,693
U.S.	77,946	70,218	810
Other	—	(16,304)	(188)

Total segment profit after eliminations	1,097,140	2,366,584	27,315
Adjustments*(2)	(57,040)	3,354	39

Total consolidated operating income	1,040,100	2,369,938	27,354
Unallocated amounts:
Interest income	3,410	2,052	24
Interest expense	(14,262)	(13,360)	(154)
Foreign currency exchange gains (losses)	(39,942)	10,294	119
Dividend income	—	4,500	52
Other-net	1,296	655	8

Total consolidated income before income taxes	¥990,602	¥2,374,079	$27,403

*(2)
Adjustments primarily relate to the differences between U.S. GAAP and J GAAP for revenue recognition, depreciation and amortization, and deferred IPO costs.

Segment Assets:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Segment assets
Japan	¥2,300,299	¥4,830,227	$55,751
U.S.	451,012	895,284	10,333
Others	—	134,294	1,550
Elimination	(434,500)	(976,279)	(11,268)

Total segment assets after eliminations	2,316,811	4,883,526	56,366
Adjustments*(3)	56,785	96,150	1,109

Total consolidated assets	¥2,373,596	¥4,979,676	$57,475

*(3)
Adjustments primarily relate to the differences between U.S. GAAP and J GAAP for revenue recognition, depreciation and amortization, deferred tax assets and deferred IPO costs.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. SEGMENT REPORTING (Continued)

Capital expenditures on long-lived assets:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Capital expenditures
Japan	¥249,406	¥589,247	$6,801
U.S.	917	34,900	403
Others	—	22,605	261
Adjustments	(1,986)	(25,230)	(291)

Total consolidated capital expenditures	¥248,337	¥621,522	$7,174

        Capital expenditures relate to property and equipment, capitalized computer software costs and other intangible assets on an accrual basis.

Other Significant Items:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Depreciation and amortization
Japan	¥51,986	¥130,139	$1,502
U.S.	955	3,332	38
Others	—	2,336	27
Total depreciation and amortization	¥52,941	¥135,807	$1,567

Adjustments	5,272	(6,443)	(74)

Total consolidated depreciation and amortization	¥58,213	¥129,364	$1,493

Entity-Wide Information:

        For the year ended March 31, 2011, revenue from Panasonic Corporation, Aisin Seiki, Yazaki Corporation, and TMI Associates amounted to ¥594,130 thousand, ¥379,832 thousand, ¥372,064 thousand, and ¥311,325 thousand, respectively, representing approximately 22.1 percent, 14.1 percent, 13.9 percent, and 11.6 percent, respectively, of the total revenue. For the year ended March 31, 2012, revenue from Yazaki Corporation, Panasonic Corporation, two customers represented by Quinn Emanuel Urquhart & Sullivan, LLP, and Sanyo Electric Co., Ltd. amounted to ¥950,893 thousand ($10,975 thousand), ¥628,112 thousand ($7,250 thousand), ¥608,558 thousand ($7,024 thousand) and ¥595,998 thousand ($6,879 thousand), respectively, representing approximately 18.5 percent, 12.2 percent, 11.8 percent, and 11.6 percent, respectively, of the total revenue. These customers are attributable to Japan except ¥379,832 thousand for Aisin Seiki for the year ended March 31, 2011, and ¥608,558 thousand ($7,024 thousand) for Quinn Emanuel Urquhart & Sullivan, LLP for the year ended March 31, 2012, which are reported in the U.S.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. SEGMENT REPORTING (Continued)

        The information concerning revenue by service categories for the years ended March 31, 2011 and 2012 is presented below:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
eDiscovery	¥2,529,778	¥4,910,584	$56,678
Investigation	44,061	144,072	1,663
Sales of forensic tools	49,208	38,082	440
Forensic training	38,252	30,882	356
Other	24,794	12,608	145

Total revenue	¥2,686,093	¥5,136,228	$59,282

        Long-lived assets held in Japan and in the U.S. as of March 31, 2011 were ¥112,013 thousand and ¥2,193 thousand, respectively. Long-lived assets held in Japan, in the U.S., and in Other as of March 31, 2012 were ¥330,964 thousand ($3,820 thousand), ¥27,962 thousand ($323 thousand) and ¥17,837 thousand ($206 thousand), respectively. There were no long-lived assets in Other as of March 31, 2011. Long-lived assets include property and equipment.

19. RELATED PARTY TRANSACTIONS

        As of March 31, 2011 and 2012, Focus Systems Corporation ("Focus Systems") owned approximately 15.8% and 11.5% of UBIC's outstanding common shares and UBIC's voting shares, respectively. The Company has a continuing agency agreement with Focus Systems effective from January 1, 2006 related to the sale of UBIC's eDiscovery services and forensic tools and services. Focus Systems also entered into an agreement with UBIC on February 1, 2010 to design and develop a software system used by UBIC. Furthermore, on April 1, 2010, UBIC issued unsecured convertible notes with a face amount of ¥80,000 thousand to Focus Systems for ¥76,000 thousand. Focus Systems converted the notes into 204,472 common shares of UBIC on March 14, 2011.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. RELATED PARTY TRANSACTIONS (Continued)

        The balances as of March 31, 2011 and 2012, and transactions of the Company with Focus Systems for years ended March 31, 2011 and 2012, are summarized as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
Account Balances:
Trade receivables	¥8,038	¥2,833	$33
Advance received	10,141	15,720	181
Other accounts payable	—	5,284	61
Accrued expense	—	323	4
Transactions:
Revenue	¥40,764	¥27,862	$322
Cost of revenue (maintenance costs)	—	323	4
Selling, general and administrative expenses (outsourcing costs, storage fee, etc.)	19,537	—	—
Dividends received	—	4,500	52
Capitalized computer software	—	5,544	64

        Price and condition of transactions with Focus Systems are determined in the same manner as in the ordinary course of business.

        Under a separate arrangement, the Chairman of Focus Systems rendered certain advisory services to UBIC and UBIC paid ¥6,000 thousand ($69 thousand) during the years ended March 31, 2011 and 2012.

        A UBIC board member owns 10.3% of UBIC's outstanding common shares and UBIC's voting shares as of March 31, 2011. In January 2011, he exercised stock options granted in January 2006 and March 2006 and paid ¥11,500 thousand to UBIC as exercise price.

20. ADVERTISING COSTS

        Advertising costs, which are included in "Selling, general and administrative expenses" incurred during the years ended March 31, 2011 and 2012 relate primarily to advertisements in magazines and journals and amounted to ¥16,230 thousand and ¥30,670 thousand ($354 thousand), respectively.

21. SUBSEQUENT EVENTS

Incorporation of Subsidiaries

        On June 15, 2012, UBIC established UBIC Patent Partners Inc, for the purpose of promptly and precisely supporting resolution of patent issues for companies globally expanding their business and organizing the service system focusing on intellectual properties. UBIC invested ¥20,000 thousand ($231 thousand) and wholly owns UBIC Patent Partners.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. SUBSEQUENT EVENTS (Continued)

Convertible notes

        On May 15, 2012, an investor converted convertible notes with a face amount of ¥110,000 thousand ($1,270 thousand) into 281,114 common shares of the Company. To account for the conversion, UBIC recorded an increase of ¥53,350 thousand ($616 thousand) both in "Common stock" and "Additional paid-in capital."

Stock options

        On June 21, 2012, the Company granted stock options to purchase a total of 16,000 equity shares with exercise price per share of ¥8,096 ($93) to two employee/directors, two statutory auditors, thirteen employees and five external advisors ("6th series Stock Option Grant"). Options are vested three years after the grant date and will be exercisable for three years from the vesting date.

Dividends

        On June 22, 2012, UBIC's shareholders approved the payment of a year-end cash dividend of ¥50 per share of common stock in the aggregate amount of ¥145,598 thousand ($1,680 thousand) to shareholders of record at March 31, 2012.

* * * * * *

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of UBIC, Inc.

        We have audited the accompanying consolidated balance sheets of UBIC, Inc. and subsidiaries as of March 31, 2010 and 2011, and the related consolidated statements of operations, comprehensive income, equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of UBIC, Inc. and subsidiaries at March 31, 2010 and 2011, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan
May 24, 2012

UBIC, Inc. and subsidiaries

Consolidated Balance Sheets

March 31, 2010 and 2011

	Thousands of Yen
	2010	2011
ASSETS
Current Assets:
Cash and cash equivalents	¥345,150	¥675,212
Trade receivables:
Trade accounts receivable	96,975	910,539
Receivables from related party	20,784	8,038
Prepaid expenses	22,220	28,593
Income tax receivable	10,327	—
Deferred tax assets	—	42,903
Other current assets	14,557	10,656

Total Current Assets	510,013	1,675,941

Property and equipment—net	105,330	114,206
Capitalized computer software costs—net	72,877	252,288
Other intangible assets—net	508	1,896
Investments in securities	107,565	223,215
Rental deposits	43,846	52,282
Deferred tax assets	—	48,251
Other assets, net of allowance for doubtful accounts of ¥4,983 thousand as of March 31, 2010 and 2011	9,117	5,517

TOTAL ASSETS	¥849,256	¥2,373,596

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Balance Sheets (Continued)

March 31, 2010 and 2011

	Thousands of Yen
	2010	2011
LIABILITIES AND EQUITY
Current Liabilities:
Trade accounts payable	¥83,446	¥220,114
Short-term debt	30,000	—
Current portion of long-term debt	160,670	143,171
Accrued income taxes	1,422	347,145
Accrued consumption taxes	—	43,229
Retirement and severance benefits—current	496	813
Other current liabilities	39,822	67,285

Total Current Liabilities	315,856	821,757

Noncurrent Liabilities:
Long-term debt	255,011	323,040
Retirement and severance benefits—noncurrent	5,989	7,214
Deferred tax liabilities	130	815
Other liabilities	22,617	18,526

Total Noncurrent Liabilities	283,747	349,595

COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock: Authorized 7,200,000 shares; Issued and outstanding, 2,324,000 shares and 2,630,872 shares at March 31, 2010 and 2011, respectively	605,987	805,624
Additional paid-in capital	456,043	345,115
Accumulated deficit	(807,986)	(19,278)
Accumulated other comprehensive income (loss)	(4,374)	63,742
Treasury stock, at cost—28 shares and 56 shares at March 31, 2010 and 2011, respectively	(17)	(26)

Total UBIC, Inc. shareholders' equity	249,653	1,195,177
NONCONTROLLING INTERESTS	—	7,067

Total Equity	249,653	1,202,244

TOTAL LIABILITIES AND EQUITY	¥849,256	¥2,373,596

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Operations

Years ended March 31, 2010 and 2011

	Thousands of Yen
	2010	2011
Revenue	¥1,013,490	¥2,635,430
Revenue from a related party	80,072	40,764
Operating revenue from reimbursed direct costs	4,605	9,899

Total revenue	1,098,167	2,686,093

Cost of revenue	703,010	966,352
Reimbursed direct costs	4,605	9,899
Selling, general and administrative expenses	574,001	669,742

Total operating expense	1,281,616	1,645,993

Operating income (loss)	(183,449)	1,040,100
Interest income	3,441	3,410
Interest expense	(13,247)	(14,262)
Foreign currency exchange losses	(14,384)	(39,942)
Impairment losses on investments in securities	(108,540)	—
Other—net	94	1,296

Income (loss) before income taxes	(316,085)	990,602
Income taxes	102,213	202,827

Net income (loss)	(418,298)	787,775
Less: Net loss attributable to noncontrolling interests	—	933

Net income (loss) attributable to UBIC, Inc. shareholders	¥(418,298)	¥788,708

	Yen
	2010	2011
Net income (loss) attributable to UBIC, Inc. shareholders per share:
Basic	¥(182)	¥334
Diluted	(182)	249

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Comprehensive Income

Years ended March 31, 2010 and 2011

	Thousands of Yen
	2010		2011
Net income (loss)		¥(418,298)		¥787,775
Other comprehensive income, net of tax:
Foreign currency translation adjustments		704		(894)
Unrealized holding gains (losses) on securities:
Amount arising during the period	¥(57,650)		¥68,592
Less: Reclassification adjustments for losses included in net income	64,375	6,725	—	68,592

Adjustments related to retirement and severance benefits:
Amount arising during the period		(394)		418

Total other comprehensive income		7,035		68,116

Total comprehensive income (loss)		(411,263)		855,891
Less: Comprehensive loss attributable to noncontrolling interests		—		933

Total comprehensive income (loss) attributable to UBIC, Inc. shareholders		¥(411,263)		¥856,824

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Equity

Years ended March 31, 2010 and 2011

	Thousands of Yen, except share data
	UBIC, Inc. Shareholders
	Shares of Common Stock Outstanding	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Non- controlling Interests		Total Equity
Balance at April 1, 2009	2,276,000	¥539,153	¥516,912	¥(389,688)	¥(11,409)	¥(17)	¥		¥654,951
Comprehensive income (loss):
Net loss				(418,298)					(418,298)
Other comprehensive income, net of tax					7,035				7,035
Common stock issued under share-based compensation plans	48,000	66,834	(60,869)						5,965

Balance at March 31, 2010	2,324,000	605,987	456,043	(807,986)	(4,374)	(17)			249,653
Comprehensive income:
Net income				788,708				(933)	787,775
Other comprehensive income, net of tax					68,116				68,116
Conversion of convertible notes	204,472	38,000	36,808						74,808
Common stock issued under share-based compensation plans	102,400	161,637	(148,870)						12,767
Purchase of treasury stock						(9)			(9)
Shared-based compensation			1,134						1,134
Stock issuance by newly established subsidiary								8,000	8,000

Balance at March 31, 2011	2,630,872	¥805,624	¥345,115	¥(19,278)	¥63,742	¥(26)		¥7,067	¥1,202,244

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Consolidated Statements of Cash Flows

Years ended March 31, 2010 and 2011

	Thousands of Yen
	2010	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	¥(418,298)	¥787,775
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	213,784	58,213
Deferred income taxes	112,247	(136,688)
Impairment losses on investments in securities	108,540	—
Foreign currency exchange losses	25,877	20,513
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	25,490	(828,196)
Decrease (increase) in receivables from related party	(16,210)	12,746
Decrease (increase) in prepaid expenses	5,080	(6,510)
Decrease (increase) in rental deposits	4,303	(8,778)
Increase (decrease) in trade accounts payable	(55,267)	118,820
Increase in accrued consumption taxes	—	46,570
Increase (decrease) in accrued income taxes	(335)	345,723
Other—net	(6,144)	42,612

Net cash provided by (used in) operating activities	(933)	452,800
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(800)	(19,623)
Capitalized computer software costs	(68,414)	(206,701)
Other—net	—	(1,388)

Net cash used in investing activities	(69,214)	(227,712)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt	30,000	—
Repayment of short-term debt	—	(30,000)
Proceeds from long-term bank borrowings	180,000	—
Repayment of long-term bank borrowings	(135,260)	(159,260)
Proceeds from issuance of common stock	5,965	11,575
Proceeds from issuance of convertible notes	—	285,000
Proceeds from issuance of common stock to noncontrolling shareholders by newly established subsidiary	—	8,000
Other—net	(432)	(1,419)

Net cash provided by financing activities	80,273	113,896

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(12,633)	(8,922)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,507)	330,062
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	347,657	345,150

CASH AND CASH EQUIVALENTS, END OF YEAR	¥345,150	¥675,212

ADDITIONAL CASH FLOW INFORMATION:
Interest paid	¥10,004	¥8,489
Income taxes paid/(refunds received)—net	560	(14,197)
NONCASH INVESTING AND FINANCING ACTIVITIES:
Acquisition of assets under capital lease arrangements	¥5,153	¥—
Conversion of convertible notes to common stock	—	74,808
Outstanding payments for acquisition of property and equipment, and capitalized computer software costs included in trade accounts payable	33,044	53,602

See notes to the consolidated financial statements.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations—UBIC, Inc. ("UBIC") is a Japanese corporation established on August 8, 2003, whose principal office is located in Japan. UBIC and its subsidiaries (collectively, the "Company") provide solutions, employing advanced technologies, for corporate litigation strategy and crisis management. The Company mainly offers eDiscovery and forensic services, such as data collection, data processing, data review and document production. The Company's customers include leading law firms, corporate legal departments, government agencies and other professional advisors who require innovative technology, responsive service and deep subject-matter expertise.

        Basis of Financial Statements—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Because the Company maintains its records and prepares its financial statements in accordance with accounting principles prevailing in the respective country of incorporation, certain adjustments have been made to conform to U.S. GAAP. The major adjustments include those relating to depreciation of property and equipment, share-based compensation, valuation of deferred tax assets and appropriation of accumulated deficit.

        Currency—The accompanying consolidated financial statements are stated in Japanese yen, the currency of the country in which UBIC is incorporated and principally operates.

        Principles of Consolidation—The consolidated financial statements include the accounts of UBIC and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

        Use of Estimates—The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used are primarily in the areas of valuation of investments, valuation of deferred tax assets, determination of fair values of stock options, and estimated useful lives of fixed assets and intangible assets with finite useful lives. Actual results could differ from those estimates.

        Foreign Currency Translation—The assets and liabilities of the foreign subsidiary with functional currency other than Japanese yen are translated into Japanese yen at the rate of exchange at the balance sheet date. Income and expense accounts are translated at the average rates of exchange for the respective reporting period. The resulting translation adjustments are included in other comprehensive income.

        Cash Equivalents—The Company defines cash equivalents as all highly liquid investments with insignificant risk of changes in value which have original maturities of three months or less at the time of purchase.

        Allowance for Doubtful Accounts—Allowance for doubtful accounts is established in amounts considered to be appropriate based primarily upon an evaluation of potential losses in the outstanding receivables.

        Property and Equipment—Property and equipment are stated at cost. Depreciation and amortization of property and equipment, including assets under capital lease, are computed using the straight-line

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

method based on either the estimated useful lives of the assets or the lease period, whichever is shorter.

        The useful lives for depreciation by major asset classes are as follows:

Leasehold improvements	5 to 15 years
Furniture and fixtures	4 to 20 years
Computers	5 years
Assets under capital leases, primarily office equipment	5 years

        Capitalized Computer Software Costs—The Company capitalizes costs of computer software developed and purchased for internal use. Costs incurred in the creation of computer software products for internal use are capitalized when the preliminary project phase is completed and when management, with the relevant authority, authorizes and commits funding to the project and it is probable that the project will be completed and the software will be used to perform the function intended. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Capitalized costs are amortized, beginning in the period each module or component of the product is ready for its intended use, on a straight-line basis over the estimated useful life of the product, mainly five years.

        Leases—Capital leases are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease obligation so as to achieve a constant rate of interest on the balance of the obligation. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

        Impairment of Long-lived Assets—The Company reviews the carrying value of long-lived assets or a related group of assets to be held and used, including intangible assets with finite useful lives, for impairment whenever events or circumstances occur that indicate that the carrying value of the assets may not be recoverable. The assets are considered to be impaired when the estimated undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying values. The impairment loss is measured as the amount by which the carrying value of the asset or asset group exceeds its fair value. In determining the fair value, the Company uses available quoted market prices and present value techniques, if appropriate, based on the estimated future cash flows expected to result from the use of the assets and its eventual disposition.

        Investments in Securities—The Company classifies investments in equity securities that have readily determinable fair values as available-for-sale securities, which are accounted for at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss) in equity on a net-of-tax basis. The cost of securities sold is determined based on the average cost method.

        The Company reviews the fair values of available-for-sale securities on a regular basis to determine if the fair value of any individual security has declined below its cost and if such decline is other than temporary. Fair value is determined based on quoted market prices. If the decline in fair value is judged to be other than temporary, the cost basis of the investment is written down to fair value.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Other-than-temporary declines in fair value are determined taking into consideration the duration of the decline in fair value of the security and the severity of the decline, the financial condition and near term prospects of the investee and the intent and ability of the Company to hold the equity security until forecasted recovery. The resulting realized loss is included in the consolidated statements of operations in the period in which the decline is deemed to be other than temporary.

        Equity securities that do not have readily determinable fair values are carried at cost. For certain cost-method investments for which it is not practicable to estimate the fair value, if an event or change in circumstances occurs that may have a significant adverse effect on the fair value of the investment, the Company estimates the fair value of such investments. If the fair value of a security is estimated to have declined and such decline is judged to be other than temporary, the security is written down to the fair value. Other-than-temporary declines in fair value are determined taking into consideration the duration of the decline in fair value of the security and the severity of the decline, the financial condition and near term prospects of the investee and the intent and ability of the Company to hold the equity security until forecasted recovery.

        Retirement and Severance Benefits—The Company has defined benefit severance indemnities plans. The benefit obligation at March 31, the measurement date, is unfunded and recognized in the consolidated balance sheet. The benefit obligation is the projected benefit obligation, which represents the actuarial present value of benefits expected to be paid upon retirement based on employee services already rendered and estimated future compensation levels. Net periodic retirement cost is recorded in the consolidated statement of operations and includes service cost and interest cost. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money cost associated with the passage of time. Actuarial gains and losses included in accumulated other comprehensive income (loss) are amortized using the straight-line method over the average remaining service period of active employees if it exceeds the corridor, which is defined as 10 percent of the projected benefit obligation.

        Asset Retirement Obligations—The Company records asset retirement obligations when the obligation is incurred. The obligation is measured at fair value and included in other liabilities. When the liability is initially recorded, the Company capitalizes the related cost by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the asset's useful life.

        Convertible Notes—The Company accounts for convertible notes according to their stated redemption value net of discount. The Company classifies the convertible notes as liability or equity on the consolidated balance sheet according to the nature of the redemption feature. Discounts on convertible notes are amortized as interest expense over the redemption period.

        Derivative Financial Instruments—The Company recognizes all derivative financial instruments, such as interest rate swap contracts, in the consolidated balance sheets as either assets or liabilities and they are measured at fair value regardless of the purpose or intent for using them.

        The Company does not designate derivative financial instruments as hedging instruments nor apply hedge accounting. Accordingly, changes in fair value of the derivative financial instruments are recognized in earnings immediately.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Revenue Recognition—The Company has agreements with customers pursuant to which it performs various services. A majority of the Company's revenue relates to fees earned for the month-to-month performance of eDiscovery services including data collection, data processing, data hosting, data review and document production, and forensic services. The fees that the Company earns and bills for these services vary primarily based on the hours of service provided, the volume of documents reviewed or produced, the amount of data processed or stored. While the unit prices for providing the services are agreed in advance, the scope and volume of services to be performed can change depending on customers' requests, which are made on an optional and "as needed" basis, and customers may choose not to request performance of additional services or may obtain similar services from other service providers.

        The Company recognizes revenue for eDiscovery and forensic services based on the agreed-upon prices and volume of services performed during the period. For these contractual arrangements, the Company has identified each deliverable service element. Based on management's evaluation of each element, it was determined that each element delivered has standalone value to the customers because the Company or other vendors sell such services separately from any other services/deliverables. Accordingly, each of the service elements in the multiple element case qualifies as a separate unit of accounting. The Company uses the best estimate of sales price based on the price it charges when it sells an element on a standalone basis, which is generally consistent with the stated prices in the arrangements, and allocates revenue to the various units of accounting in the arrangements based on the stated prices. The Company recognizes revenue for each separate unit of accounting when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured based on evidence of an arrangement.

        The Company has revenue related to the reimbursement of certain direct costs by customers, primarily transportation. Reimbursed transportation and other reimbursable direct costs are recorded gross in the consolidated statements of operations as "Operating revenue from reimbursed direct costs" and as "Reimbursed direct costs."

        Consumption Tax—Consumption tax collected and remitted to tax authorities is excluded from revenues, cost of sales and expenses in the consolidated statements of operations.

        Advertising—Advertising costs are expensed as incurred and are recorded in "Selling, general and administration expenses."

        Share-Based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments at the fair value of the award on the grant-date and recognizes the cost over the period which the employee is required to provide services in exchange for the award. Compensation expenses are recognized on a straight-line basis over the requisite service period of the awards which are expected to be vested.

        Income Taxes—Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards are expected to reverse.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company recognizes the financial statement effect of uncertain tax positions when they are more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Accrued interest and penalties related to the unrecognized tax benefits are included in income tax expense in the consolidated statements of operations. The Company had no unrecognized tax benefits during the years ended March 31, 2010 and 2011.

        Net Income Attributable to UBIC, Inc. Shareholders Per Share—Basic net income attributable to UBIC, Inc. shareholders per share is computed using the weighted-average number of shares of common stock outstanding during each year. Diluted net income attributable to UBIC, Inc. shareholders per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

        Other Comprehensive Income—Other comprehensive income consists of translation adjustments resulting from the translation of financial statements of the foreign subsidiary, unrealized holding gains or losses on available-for-sale securities and adjustments related to retirement and severance benefits.

Recently Adopted Accounting Pronouncements

        In October 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2009-13, "Revenue Recognition: Multiple-Deliverable Revenue Arrangements," which amends the criteria for when to evaluate individual delivered items in a multiple-deliverable arrangement and the method of allocating consideration received. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. The Company retrospectively adopted this ASU in the fiscal year beginning April 1, 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In October 2009, the FASB issued ASU No. 2009-14, "Certain Revenue Arrangements That Include Software Elements." This ASU affects how entities account for revenue arrangements that contain both tangible products and software elements. Currently, arrangements containing both tangible products and software are accounted for based on the provisions regarding revenue recognition included in ASC 985, "Software," if the software is considered more than incidental to the product or service. This ASU changes revenue recognition for tangible products containing software elements and non-software elements that function together to deliver the tangible product's essential functionality by eliminating them from the scope of ASC 985. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. The Company retrospectively adopted this ASU in the fiscal year beginning April 1, 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In January 2010, the FASB issued ASU No. 2010-06, "Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements," which adds disclosure requirements about transfers in and out of Levels 1 and 2 and separate disclosures about activity relating to Level 3 measurements and clarifies input and valuation techniques. This ASU was effective for the annual reporting period beginning after December 15, 2009 and the Company adopted this ASU in the first quarter of fiscal year beginning April 1, 2010. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In February 2010, the FASB issued ASU 2010-9 "Subsequent Events (Topic 855) Amendments to Certain Recognition and Disclosure Requirements." This ASU amends disclosure requirements within Subtopic 855-10. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. This change alleviates potential conflicts between Subtopic 855-10 and the SEC's requirements. ASU 2010-9 is effective for interim and annual periods ending after June 15, 2010. The Company's disclosure on subsequent events in Note 21 is made in accordance with this ASU.

        In July 2010, the FASB issued ASU No. 2010-20, "Receivables: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses," which requires new disclosures and enhances existing disclosures about the credit quality of financing receivables and the allowance for credit losses. The disclosures as of the end of a reporting period were effective for interim and annual reporting periods which ended on or after December 15, 2010 and the Company adopted this ASU in the third quarter of the fiscal year beginning April 1, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December15, 2010. The Company adopted this ASU in the fourth quarter of the fiscal year beginning April 1, 2010. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income," which improves the comparability, consistency, and transparency of financial reporting and increases the prominence of items reported in other comprehensive income. This ASU requires an entity to report comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted. The Company adopted this ASU in the fiscal year beginning April 1, 2010, other than the adoption of the presentation of reclassifications of items out of accumulated comprehensive income which has been deferred. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

Recently Issued Accounting Pronouncements Not Yet Adopted

        In December 2010, the FASB issued ASU No. 2010-29, "Business Combinations," which clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures in business combination when comparative financial statements are presented and improves the usefulness of the pro forma revenue and earnings disclosure. This ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

period beginning on or after December 15, 2010. The adoption of this ASU is not expected to have a material impact on the Company's financial position or results of operations.

        In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement," which amends some of the wording used to describe requirements for measuring fair value and for disclosing information about fair value measurements. This ASU is effective for the interim or annual period beginning after December 15, 2011. Early application is prohibited. The application of this ASU is not expected to have a material impact on the Company's financial position or results of operations.

2. INVESTMENTS IN SECURITIES

Available-for-sale securities

        Information regarding securities classified as available-for-sale securities as of March 31, 2010 and 2011 is as follows:

	Thousands of Yen
	Cost	Gross unrealized gain	Gross unrealized loss	Fair value
March 31, 2010
Available-for-sale securities:
Equity securities	¥107,550	¥—	¥—	¥107,550
March 31, 2011
Available-for-sale securities:
Equity securities	¥107,550	¥115,650	¥—	¥223,200

        For the year ended March 31, 2010, the Company recorded other-than-temporary impairment losses of ¥108,540 thousand for the available-for-sale securities, which are included in "Impairment losses on investments in securities" in the consolidated statements of operations.

Cost-method investments

        The carrying amount of cost-method investments as of March 31, 2010 and 2011, was ¥15 thousand and is recorded in investments in securities in the consolidated balance sheets. On consideration of the carrying amount of these investments and cost-benefit factors, the Company determined that it is not practicable to estimate fair value of these investments.

3. ALLOWANCE FOR DOUBTFUL ACCOUNTS

        An analysis of the movement in the allowance for doubtful accounts for the years ended March 31, 2010 and 2011 is as follows:

	Thousands of Yen
	2010	2011
Balance at the beginning of the year	¥4,983	¥4,983

Balance at the end of the year	¥4,983	¥4,983

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. PROPERTY AND EQUIPMENT

        Property and equipment recorded on the Company's consolidated balance sheets as of March 31, 2010 and 2011, consists of the following:

	Thousands of Yen
	2010	2011
Leasehold improvements	¥53,350	¥55,327
Furniture and fixtures	61,606	94,576
Computers	61,794	63,427
Assets under capital lease, primarily office equipment	5,153	5,153

Total	181,903	218,483
Accumulated depreciation	(76,573)	(104,277)

Property and equipment—net	¥105,330	¥114,206

5. LEASES

        The Company enters into various leases for data center facilities, office premises and office equipment in the normal course of business.

        Capital Leases—The Company uses office equipment leased under capital lease arrangements. The amount of leased assets at cost under capital leases and accumulated depreciation amounted to ¥5,153 thousand and ¥466 thousand, respectively, at March 31, 2010 and ¥5,153 thousand and ¥1,934 thousand, respectively, at March 31, 2011.

        Operating Leases—UBIC leases its data center facilities and office premises under cancellable operating lease arrangements with mainly two-year lease period, for which refundable lease deposits are recorded as rental deposits. The U.S. based subsidiary leases office premises under noncancellable operating lease arrangements.

        Expenses related to operating leases for the years ended March 31, 2010 and 2011, were approximately ¥107,187 thousand and ¥127,709 thousand, respectively, and are included in "Selling, general and administrative expenses."

        Future Minimum Lease Payments—As of March 31, 2011, the future minimum lease payments under noncancelable operating leases and capital leases are as follows:

	Thousands of Yen
Years ending March 31	Operating Leases	Capital Leases
2012	¥549	¥1,580
2013	—	1,483
2014	—	412

Total minimum lease payments	¥549	3,475

Less amounts representing interest		164

Present value of minimum lease payments		3,311
Less current portion		1,471

Noncurrent portion		¥1,840

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. CAPITALIZED COMPUTER SOFTWARE COSTS

        The Company capitalizes the cost of computer software developed or purchased for internal use.

        The following is a summary of capitalized computer software costs:

	Thousands of Yen
	2010	2011
Balance at the beginning of the year	¥195,166	¥295,385
Costs capitalized during the year	100,303	209,888
Foreign currency translation	(84)	(113)

Balance at the end of the year	295,385	505,160
Accumulated amortization, end of the year	(222,508)	(252,872)

Capitalized computer software costs—net	¥72,877	¥252,288

        Included in the above are capitalized software costs for projects in progress of ¥15,855 thousand and ¥115,203 thousand at March 31, 2010 and 2011, respectively. For the years ended March 31, 2010 and 2011, the Company recognized amortization expenses related to capitalized software development costs of ¥183,612 thousand and ¥30,364 thousand, respectively.

        In September 2009, the Company decided to develop new software and to cease using their old software by March, 2010. The original amortization period on the old software was five years from May 2008, when the old software was initially ready for use. From September 2009, the Company amortized the old software over the remaining useful life of six months ending March 2010. The balance of the net capitalized software cost for the old software amounted to zero as of March 31, 2010 and 2011. Additional amortization of ¥137,283 thousand was recorded during the year ended March 31, 2010. The impact of the additional amortization for the year ended March 31, 2010 was as follows:

	Thousands of Yen, except per share data
	Before Change in Estimate	Effect of Change	As Reported
Cost of revenue	¥565,727	¥137,283	¥703,010
Operating loss	46,166	137,283	183,449
Net loss	281,015	137,283	418,298
Net loss attributable to UBIC, Inc. shareholders per share:
Basic	(122)	(60)	(182)
Diluted	(122)	(60)	(182)

        The following table shows the estimated amortization of capitalized computer software costs for the next five years:

Years ending March 31	Thousands of Yen
2012	¥59,872
2013	55,091
2014	50,311
2015	45,530
2016	40,749

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. CAPITALIZED COMPUTER SOFTWARE COSTS (Continued)

        Research and development costs, which are included in "Selling, general and administrative expense" relate primarily to costs incurred in the research and development of new internal use software products and enhancements to existing internal use software products, which do not meet the criteria for capitalization. Such costs are expensed as incurred. Research and development costs incurred during the year ended March 31, 2010 amounted to ¥8,397 thousand. Research and development costs were not incurred during the year ended March 31, 2011.

7. SHORT-TERM AND LONG-TERM DEBT

        Short-term debt of ¥30,000 thousand as of March 31, 2010, consists of bank borrowings with a weighted-average interest rate of 3.5 percent.

        The components of long-term debt as of March 31, 2010 and 2011, are summarized as follows:

	Thousands of Yen
	2010 Weighted average interest rate	2010 Balance	2011 Weighted average interest rate	2011 Balance
Unsecured convertible notes due 2015, zero coupon, net of unamortized discount of ¥8,800 thousand	—	¥—	1.0%	¥211,200
Bank borrowings:
Secured by equity securities, various rates and various maturities through 2013	2.5%	350,000	2.5%	230,000
Unsecured, various rates and various maturities through 2011	2.3%	60,960	2.2%	21,700
Capital lease obligations	4.1%	4,721	4.1%	3,311

		415,681		466,211
Less: current portion		160,670		143,171

		¥255,011		¥323,040

        The aggregate annual maturities of long-term debt after March 31, 2011 are as follows:

Years ending March 31	Thousands of Yen
2012	¥143,171
2013	101,437
2014	10,403
2015	—
2016	211,200

¥466,211

        The Company pledged available-for-sale securities with carrying value of ¥107,550 thousand and ¥223,200 thousand as security for bank borrowings of ¥350,000 thousand and ¥230,000 thousand as of March 31, 2010 and 2011, respectively. As is customary in Japan, both short-term and long-term bank

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. SHORT-TERM AND LONG-TERM DEBT (Continued)

borrowings are made under general agreements that provide that securities and guarantees for present and future indebtedness will be given upon request of the bank, and that the bank shall have the right, as the obligations become due, or in the event of their default, to offset cash deposits against such obligations.

Credit Line

        The Company entered into an overdraft arrangement with a Japanese bank for which the unutilized balance as of March 31, 2011 was ¥50,000 thousand.

Convertible Notes

        In April 2010, the Company issued zero coupon convertible notes due April 2015 in the aggregate face amount of ¥300,000 thousand for ¥285,000 thousand. The notes were convertible to equity shares at the option of the holders at a price of ¥391 per share at any time on or after April 13, 2010. The Company was not required to bifurcate any of embedded features contained in the notes for accounting purposes. On March 14, 2011, prior to the maturity date, convertible notes with a face amount of ¥80,000 thousand were converted into 204,472 equity shares of the Company at a conversion price of ¥391 per share. UBIC recorded an increase of ¥38,000 thousand in "Common stock" and ¥36,808 thousand, net of issuance cost of ¥1,192 thousand in "Additional paid-in capital." The carrying amount of these notes, with the accretion of discounts, is included in "Long-term debt" in the Company's consolidated balance sheets. For the year ended March 31, 2011, the Company recognized debt discount amortization of ¥2,200 thousand.

8. RETIREMENT AND SEVERANCE BENEFITS

        The Company has unfunded defined benefits severance indemnities plans to provide retirement benefits to substantially all employees. Under the severance indemnities plans, employees are entitled to severance payments based on their earnings and the length of service till retirement or termination of employment for reasons other than dismissal for cause.

        Reconciliations of the beginning and ending balances of the benefit obligation for the years ended March 31, 2010 and 2011, are as follows:

	Thousands of Yen
	2010	2011
Change in benefit obligation:
Benefit obligation at the beginning of the year	¥4,131	¥6,485
Service cost	2,224	2,626
Interest cost	49	46
Actuarial loss (gain)	394	(434)
Benefits paid	(322)	(687)
Foreign currency exchange rate changes	9	(9)

Benefit obligation at the end of the year	¥6,485	¥8,027

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. RETIREMENT AND SEVERANCE BENEFITS (Continued)

        The accumulated benefit obligations as of March 31, 2010 and 2011 are ¥5,949 thousand and ¥7,418 thousand, respectively.

        Amounts recognized in the consolidated balance sheets as of March 31, 2010 and 2011 are as follows:

	Thousands of Yen
	2010	2011
Accrued retirement cost—current	¥496	¥813
Accrued retirement cost—noncurrent	5,989	7,214

Amount recognized	¥6,485	¥8,027

        Net periodic retirement cost for the years ended March 31, 2010 and 2011 consists of the following components:

	Thousands of Yen
	2010	2011
Service cost	¥2,224	¥2,626
Interest cost	49	46

Net periodic retirement cost	¥2,273	¥2,672

        Amounts recognized in other comprehensive income (loss) for the years ended March 31, 2010 and 2011 are as follows:

	Thousands of Yen
	2010	2011
Actuarial (loss) gain	¥(394)	¥418

        Amounts recognized in accumulated other comprehensive income (loss) as of March 31, 2010 and 2011 are as follows:

	Thousands of Yen
	2010	2011
Accumulated actuarial (loss) gain	¥(394)	¥24

        The Company uses its year-end as the measurement date for the benefit obligation. Weighted-average assumptions used to determine the year-end benefit obligations are as follows:

	2010	2011
Discount rate	0.75%	0.75%
Rate of compensation increase	1.50%	1.50%

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. RETIREMENT AND SEVERANCE BENEFITS (Continued)

        Weighted-average assumptions used to determine the net periodic retirement cost for the years ended March 31, 2010 and 2011, are as follows:

	2010	2011
Discount rate	1.25%	0.75%
Rate of compensation increase	1.50%	1.50%

        The expected future benefit payments, which reflect expected future service, are as follows:

Years ending March 31	Thousands of Yen
2012	¥813
2013	1,077
2014	1,323
2015	1,598
2016	1,621
2017 - 2021	7,632

9. ASSET RETIREMENT OBLIGATIONS

        The Company's asset retirement obligations, which are included in "Other liabilities" in the Company's consolidated balance sheets, are related to leasehold office premises which the Company is contractually obligated to restore at the end of the lease to its original condition. The movements in asset retirement obligations for the years ended March 31, 2010 and 2011 are as follows:

	Thousands of Yen
	2010	2011
Balance at the beginning of the year	¥9,740	¥9,919
Accretion expense	179	182

Balance at the end of the year	¥9,919	¥10,101

10. FINANCIAL INSTRUMENTS

        Fair value estimates and information about valuation methodologies regarding financial instruments are as follows:

        Quoted market prices, where available, are used to estimate the fair values of financial instruments. In the absence of quoted market prices, fair values for such financial instruments are estimated using an income approach, based on discounted cash flows, or other valuation techniques.

Cash and cash equivalents, Trade receivables, Trade accounts payable and Short-term debt

        The carrying amount approximates the fair value because of the short maturity of these instruments.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. FINANCIAL INSTRUMENTS (Continued)

Long-term debt

        The fair value of bank borrowings is estimated based on the present value of future cash flows using the Company's borrowing rate for the same contractual terms.

        The fair value of the convertible notes is estimated based on the quoted market price of the Company's equity shares multiplied by the number of equity shares issued if converted on the balance sheet date as the Company's share price was higher than the conversion price.

	Thousands of Yen
	2010		2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	¥345,150	¥345,150	¥675,212	¥675,212
Trade receivables:
Trade accounts receivable	96,975	96,975	910,539	910,539
Receivables from related party	20,784	20,784	8,038	8,038
Liabilities:
Trade accounts payable	83,446	83,446	220,114	220,114
Short-term debt	30,000	30,000	—	—
Long-term debt:
Bank borrowings	410,960	411,202	251,700	252,011
Convertible notes	—	—	211,200	1,372,012

        Refer to Note 12 for fair values of equity securities and derivative financial instruments.

        Significant Customers and Concentration of Credit Risk—Trade accounts receivable from three largest customers accounted for approximately 52.8% of the Company's trade accounts receivable as of March 31, 2011.

        The Company conducts business based on periodic evaluations of the customers' financial conditions and generally does not require collateral to secure their obligations to the Company. The Company does not believe a significant risk of loss exists from a concentration of credit.

11. DERIVATIVE FINANCIAL INSTRUMENTS

Interest Rate Swaps

        The Company's exposure to interest rate risk is related to underlying long-term bank borrowings. In order to minimize the variability caused by interest rate risk, the Company enters into interest rate swaps to manage fluctuations in cash flows. The interest rate swaps entered into are receive-variable, pay-fixed interest rate swaps. Under the interest rate swaps, the Company receives variable interest rate payments on long-term bank borrowings in the amount of ¥350,000 thousand and ¥230,000 thousand as of March 31, 2010 and 2011, respectively, and makes fixed interest rate payments, thereby effectively creating fixed interest rate long-term bank borrowings.

        The Company does not designate the interest rate swap contracts as hedging instruments for the purpose of applying hedge accounting. Accordingly, all interest rate swap contracts are measured at fair

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

11. DERIVATIVE FINANCIAL INSTRUMENTS (Continued)

value as either assets or liabilities and changes in their fair value are immediately recognized in earnings.

        As of March 31, 2010 and 2011, the fair values of interest rate swaps were ¥6,054 thousand and ¥2,954 thousand, respectively and are included in "Other liabilities" in the consolidated balance sheets. Changes in the fair value of interest rate swaps resulted in the recognition of a loss of ¥170 thousand and a gain of ¥3,100 thousand for the years ended March 31, 2010 and 2011, respectively and are included in "Other—net" in the consolidated statements of operations. During the years ended March 31, 2010 and 2011, interest paid on the interest rate swap contracts was ¥4,057 thousand and ¥4,322 thousand, respectively, and is included in "Interest expense" in the consolidated statements of operations.

12. FAIR VALUE MEASUREMENTS

        ASC Topic 820, "Fair Value Measurements" establishes a fair value hierarchy that prioritizes the use of observable inputs in markets over the use of unobservable inputs when measuring fair value as follows:

  Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities

  Level 2—Directly or indirectly observable inputs other than those included in Level 1, such as quoted market prices for similar assets and liabilities in active markets, quoted prices for identical assets in inactive markets, or inputs derived principally from or corroborated by observable market data

  Level 3—Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions and best estimate of what inputs market participants would use in pricing an asset or liability

Investments in equity securities

        The Company has investments in certain equity securities for which quoted market prices are available to determine their fair value and are included in Level 1.

Derivative financial instruments

        Derivative financial instruments consist of interest rate swaps. The fair value of interest rate swaps is based on the present value of expected future cash flows using zero coupon rates, which is derived principally from observable market data. These interest rate swaps are included in Level 2.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. FAIR VALUE MEASUREMENTS (Continued)

Assets and liabilities measured at fair value on a recurring basis

        Assets and liabilities measured at fair value on a recurring basis as of March 31, 2010 and 2011, are as follows:

	Thousands of Yen
			Fair Value Hierarchy Classification
	Carrying Value	Total Fair Value
Items Measured at Fair Value on a Recurring Basis			Level 1	Level 2	Level 3
March 31, 2010:
Assets:
Available-for-sale securities:
Equity securities	¥107,550	¥107,550	¥107,550	¥—	¥—
Liabilities:
Derivatives—Interest rate swaps	6,054	6,054	—	6,054	—
March 31, 2011:
Assets:
Available-for-sale securities:
Equity securities	223,200	223,200	223,200	—	—
Liabilities:
Derivatives—Interest rate swaps	2,954	2,954	—	2,954	—

13. INCOME TAXES

        Income (loss) from operations before income taxes and income taxes for the years ended March 31, 2010 and 2011 consist of the following components:

	Thousands of Yen
	2010	2011
Income (loss) from operations before income taxes:
Domestic	¥(402,700)	¥996,687
Foreign	86,615	(6,085)

Total	¥(316,085)	¥990,602

Income taxes-current
Domestic	¥554	¥339,470
Foreign	(10,588)	45

Total	¥(10,034)	¥339,515

Income taxes-deferred
Domestic	¥50,846	¥(137,411)
Foreign	61,401	723

Total	¥112,247	¥(136,688)

        For the years ended March 31, 2010 and 2011, ¥102,213 thousand and ¥202,827 thousand were recorded as income tax expenses attributable to operations and ¥4,615 thousand and ¥47,074 thousand were recognized as income tax expenses attributable to other comprehensive income.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. INCOME TAXES (Continued)

        The tax effects of temporary differences and operating loss carryforwards giving rise to deferred tax balances at March 31, 2010 and 2011 are as follows:

	Thousands of Yen
	2010		2011
	Deferred Tax Asset	Deferred Tax Liability	Deferred Tax Asset	Deferred Tax Liability
Impairment loss on investments in securities	¥50,669	¥—	¥50,669	¥—
Depreciation and amortization	46,814	130	31,279	815
Accrued municipal governments tax	711	—	27,432	—
Research and development cost for internal use software	9,736	—	6,502	—
Deferred revenue	—	—	11,021	—
Accrued bonus	4,123	—	6,240	—
Accrued vacation	4,213	—	5,191	—
Asset retirement obligations	4,036	—	4,110	—
Operating loss carryforwards	102,838	—	9,235	—
Unrealized gain on available-for-sale securities	—	—	—	47,058
Others	14,401	8,365	15,521	6,057

Total	237,541	8,495	167,200	53,930
Valuation allowance	(229,176)	—	(22,931)	—

Total	¥8,365	¥8,495	¥144,269	¥53,930

        In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in specific tax jurisdictions during the period in which these deductible differences become deductible. Based on these factors, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance as of March 31, 2010 and 2011.

        As of March 31, 2010, the valuation allowance for deferred tax assets related primarily to operating loss carryforwards, impairment loss on available-for-sale securities and depreciation and amortization, was provided at the amounts which considered not more likely than not to be realized.

        For the year ended March 31, 2011, UBIC utilized operating loss carryforwards of ¥216,152 thousand to offset current taxable income. In addition, during the year ended March 31, 2011, the U.S. subsidiary filed a carryback claim and received a tax refund of ¥26,066 thousand related to operating losses.

        As of March 31, 2011, the valuation allowance for deferred tax assets related primarily to operating loss carryforwards of the U.S. subsidiary, and was provided at the amounts which are considered not more likely than not to be realized.

        Realization of the remaining deferred tax assets at UBIC was determined to be more likely than not and the valuation allowance related to UBIC's net deferred tax assets was eliminated during the year ended March 31, 2011.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. INCOME TAXES (Continued)

        An analysis of the movement in the valuation allowance for deferred tax assets for the years ended March 31, 2010 and 2011 is as follows:

	Thousands of Yen
	2010	2011
Balance at the beginning of the year	¥—	¥229,176
Additions	229,176	14,608
Deductions	—	(220,853)

Balance at the end of the year	¥229,176	¥22,931

        As of March 31, 2011, the U.S. subsidiary had operating loss carryforwards of ¥20,945 thousand. These operating loss carryforwards are available to offset future taxable income and will expire in March 31, 2020 for the U.S. state taxes and in March 31, 2030 for the U.S. federal taxes.

        Income taxes imposed by the national, prefectural and municipal governments of Japan resulted in a statutory tax rate of approximately 40.69 percent for the years ended March 31, 2010 and 2011.

        Reconciliations between the amount of reported income taxes and the amount of income taxes computed using the normal statutory tax rate for the years ended March 31, 2010 and 2011 are as follows:

	Thousands of Yen
	2010	2011
Amount computed by using normal Japanese statutory tax rate	¥(128,615)	¥403,076
Increase (decrease) in taxes resulting from:
Entertainment expenses not deductible for tax purpose	1,923	3,353
Change in valuation allowance*	229,015	(206,069)
Others-net	(110)	2,467

Income tax expense as reported	¥102,213	¥202,827

*
Change in valuation allowance for the year ended March 31, 2011 includes a decrease of ¥87,952 thousand in the valuation allowance of UBIC as of March 31, 2010 for the deferred tax assets arising from UBIC's operating loss carryforwards that were utilized during the year.

14. SHARE-BASED COMPENSATION

        In February 2005, the Company granted stock options to purchase a total of 100,000 equity shares to two employee/directors ("1st series Stock Option Grant"). Options to purchase 100,000 shares held by two employee/directors were vested on February 10, 2007 and were exercisable for three years from that date.

        In January 2006, the Company granted stock options to purchase a total of 112,000 equity shares to three employee/directors and two employees ("2nd series Stock Option Grant"). Options to purchase 112,000 shares were vested on January 27, 2008 and were exercisable for three years from that date.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. SHARE-BASED COMPENSATION (Continued)

        In March 2006, the Company granted stock options to purchase a total of 16,000 equity shares to one employee/director and five employees ("3rd series Stock Option Grant"). Options to purchase 14,400 shares were vested on March 16, 2008 and were exercisable for three years from that date. The remaining options were forfeited.

        In June 2010, the Company granted stock options to purchase a total of 68,000 equity shares to one employee/director and one employee ("4th series Stock Option Grant"). Options are vested three years after the grant date and will be exercisable for three years from the vesting date.

        The Company issues new shares upon the exercise of stock options.

        Share-based compensation is measured at the grant date, based on the fair value of the award, and the compensation expense is recognized on a straight-line basis over the vesting period. The following table presents total share-based compensation expense for the 4th series Stock Option Grant, which is a noncash charge, and included in the consolidated statements of operations for the years ended March 31, 2010 and 2011:

	Thousands of Yen
	2010	2011
Selling, general and administrative expenses	¥—	¥1,134

Pre-tax share-based compensation expense	—	1,134
Income tax benefit	—	(461)

Total share-based compensation expense, net of tax	¥—	¥673

        The Company estimates the number of forfeitures prior to vesting at the grant date to be zero. The effect of a subsequent change in estimated forfeitures is recognized through a cumulative adjustment in the period which the forfeitures occur. As of March 31, 2011, the total unrecognized compensation expense related to the unvested portion of the 4th series Stock Option Grant was ¥2,948 thousands. The expense will be recognized over a weighted-average period of 2.2 years.

        The estimated fair value of stock options is determined using the Black-Scholes valuation model. Key inputs and assumptions to estimate the fair value of stock options include the exercise price of the award, the expected option term, the volatility of the Company's share price, the risk-free interest rate and the Company's dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by individuals who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

        The following table presents the weighted-average assumptions used in estimating the fair value of options granted under the 4th series Stock Option Grant during the year ended March 31, 2011.

Expected life of stock option (years)	4.5
Expected volatility	83.5%
Risk-free interest rate	0.5%
Expected dividend yield	0%
Weighted-average grant-date fair value per option to purchase one share	¥204

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. SHARE-BASED COMPENSATION (Continued)

        The Company has estimated the expected term of its stock options as the middle of the exercise period of the stock options. The expected volatility is estimated based upon on the historical volatility of the Company's share price for the last three years adjusted for the effect of changes expected in the future. The expected risk-free interest rate is based on the Japanese government bond interest rate for the expected term. The expected dividend yield is based on the actual dividends paid and the expected payment in the future.

        A summary of stock option activity during the year ended March 31, 2011, is presented below:

	Shares	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (Thousands of Yen)
Outstanding—March 31, 2010	110,400	¥125	1
Granted	68,000	391
Exercised	(102,400)	125
Forfeited	(56,000)	353
Expired	—	—

Outstanding—March 31, 2011	20,000	¥391	5.2	40,980

Options vested and expected to vest—March 31, 2011	20,000	¥391	5.2	40,980

Options exercisable—March 31, 2011	—	—	—	—

        The aggregate intrinsic value was calculated using the difference between the market price and the exercise price as of March 31, 2011 for only those awards that have an exercise price that is less than the market price.

Exercises of Stock Options

        The total intrinsic value of stock options exercised during the years ended March 31, 2010 and 2011, was ¥17,660 thousand and ¥25,668 thousand, respectively. During the years ended March 31, 2010 and 2011, the Company received cash of ¥6,000 thousand and ¥12,800 thousand, respectively, being the exercise price for the exercised stock options. The cash received for payment of the exercise price is included as a component of cash flows from financing activities.

Nonvested Stock Options

        A summary of the status of the Company's nonvested stock options at March 31, 2011 is as follows:

	Shares	Weighted- Average Grant Date Fair Value
Nonvested—April 1, 2010
Granted	68,000	¥204
Vested	—	—
Forfeited	(48,000)	204
Expired	—	—

Outstanding—March 31, 2011	20,000	¥204

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. EQUITY

        Japanese companies are subject to the Companies Act of Japan (the "Companies Act"). The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

Dividend

        Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as; (1) having a Board of Directors, (2) having independent auditors, (3) having a Board of Statutory Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends in kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. However, the Company cannot do so because it does not meet criteria (4) above. The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to certain limitations and additional requirements. Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.

        At the Special Shareholders Meeting held on August 20, 2009, UBIC's shareholders approved a reduction of additional paid-in capital of ¥70,000 thousand to eliminate the accumulated deficit. This transaction is reflected only in the stand-alone financial statements of UBIC prepared for the purpose of reporting under the Companies Act and not reflected in these U.S. GAAP financial statements.

Increases / decreases and transfer of common stock, reserve and surplus

        The Companies Act requires that an amount equal to 10% of dividends must be appropriated as legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, and other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

        The amount of retained earnings available for dividends under the Companies Act is based on the amount of retained earnings recorded in the Company's general books of account prepared using accepted Japanese accounting practices. The adjustments included in the accompanying consolidated financial statements for U.S. GAAP purposes but not recorded in the general books of account have no effect on the determination of retained earnings available for dividends under the Companies Act. Retained earnings shown in UBIC's general books of account, as determined under accounting principles generally accepted in Japan ("J GAAP"), amounted to ¥273,002 thousand at March 31, 2011.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. OTHER COMPREHENSIVE INCOME

        The changes in each component of other comprehensive income (loss) for the years ended March 31, 2010 and 2011 were as follows:

	Thousands of Yen
	Foreign currency translation adjustments	Unrealized holding gain on securities	Adjustments related to retirement and severance benefits	Accumulated other comprehensive income (loss)
Balance at April 1, 2009	¥(4,684)	¥(6,725)	¥—	¥(11,409)
Period change	704	6,725	(394)	7,035

Balance at March 31, 2010	(3,980)	—	(394)	(4,374)
Period change	(894)	68,592	418	68,116

Balance at March 31, 2011	¥(4,874)	¥68,592	¥24	¥63,742

        The tax effects allocated to each component of other comprehensive income (loss) for the years ended March 31, 2010 and 2011 were as follows:

	Thousands of Yen
	2010
	Before Tax Amount	Tax (Expense) or Benefit	Net of Tax Amount
Foreign currency translation adjustments	¥704	¥—	¥704

Unrealized holding gain (loss) on securities:
Amount arising during the period	(97,200)	39,550	(57,650)
Less: Reclassification adjustments for losses included in net income	108,540	(44,165)	64,375

Net unrealized holding gain during the period	11,340	(4,615)	6,725

Adjustments related to retirement and severance benefits:
Amount arising during the period	(394)	—	(394)

Net adjustments related to retirement and severance benefits	(394)	—	(394)

Other comprehensive income	¥11,650	¥(4,615)	¥7,035

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. OTHER COMPREHENSIVE INCOME (Continued)

	Thousands of Yen
	2011
	Before Tax Amount	Tax Expense	Net of Tax Amount
Foreign currency translation adjustments	¥(894)	¥—	¥(894)

Unrealized holding gain on securities:
Amount arising during the period	115,650	(47,058)	68,592

Net unrealized holding gain during the period	115,650	(47,058)	68,592

Adjustments related to retirement and severance benefits:
Amount arising during the period	434	(16)	418

Net adjustments related to retirement and severance benefits	434	(16)	418

Other comprehensive income	¥115,190	¥(47,074)	¥68,116

17. NET INCOME (LOSS) PER SHARE

        Basic net income (loss) per share is computed on the basis of weighted-average outstanding common shares. Diluted net income per share is computed on the basis of basic weighted-average outstanding common shares adjusted for the dilutive effect of stock options and convertible notes, if dilutive. Potentially dilutive common shares from series of stock option plans are determined by applying the treasury stock method to the assumed exercise of outstanding stock options. Potentially dilutive common shares are determined by applying the if-converted method for the convertible notes. The numerator of the diluted net income per share calculation is increased by the amount of interest expense, net of tax, related to outstanding convertible note if the net impact is dilutive.

        The computation of basic and diluted net income (loss) per share for the years ended March 31, 2010 and 2011 was as follows:

	2010
	(Thousands of Yen) Net Loss (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net loss attributable to UBIC, Inc. shareholders	¥(418,298)	2,294,820	¥(182)

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

17. NET INCOME (LOSS) PER SHARE (Continued)

	2011
	(Thousands of Yen) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	¥788,708	2,359,465	¥334

Effect of dilutive securities:
Stock options		57,965
Convertible notes		753,328
Plus: interest on convertible notes	1,305

Diluted net income attributable to UBIC, Inc. shareholders	¥790,013	3,170,758	¥249

        Basic and diluted loss per share are identical for the year ended March 31, 2010 as potentially dilutive securities have been excluded from the calculation of the diluted net loss per common share because the inclusion of such securities would be antidilutive.

18. SEGMENT REPORTING

        Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expenses and for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company provides a variety of eDiscovery and forensic services which are provided by UBIC and its domestic subsidiaries for domestic (Japanese) clients, by UNA for clients represented by U.S.-based attorneys who contracted UNA, and by other foreign subsidiaries for foreign clients other than those who contracted UNA. The Company's operations in Japan and the U.S. have been identified as the two operating segments of the Company. The Company's chief executive officer, who is also the Company's chief operating decision maker, regularly reviews the performance of the two operating segments and makes decisions regarding allocation of resources. The Company's chief operating decision maker utilizes various measurements prepared based on J GAAP which include revenues, operating income or loss and segment assets to assess segment performance and allocate resources to segments.

        The Company's reportable segments are the same as its operating segments.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. SEGMENT REPORTING (Continued)

        Segment information for the years ended March 31, 2010 and 2011 is presented below:

Revenues:

	Thousands of Yen
	2010	2011
Japan
Outside customers	¥507,201	¥1,937,434
Intersegment	258,355	450,210

Total	765,556	2,387,644
U.S.
Outside customers	438,253	804,494
Intersegment	25,605	49,668

Total	463,858	854,162
Elimination	(283,960)	(499,878)

Total revenue after eliminations	945,454	2,741,928
Adjustments*(1)	152,713	(55,835)

Total consolidated revenue	¥1,098,167	¥2,686,093

*(1)
These amounts primarily represent the net impact of adjustments arising from the differences in timing of the revenue recognition under U.S. GAAP and J GAAP.

Segment Performance Measure:

	Thousands of Yen
	2010	2011
Segment profit (loss)
Japan	¥(125,573)	¥1,019,194
U.S.	(57,214)	77,946

Total segment profit (loss) after eliminations	(182,787)	1,097,140
Adjustments*(2)	(662)	(57,040)

Total consolidated operating income (loss)	(183,449)	1,040,100
Unallocated amounts:
Interest income	3,441	3,410
Interest expense	(13,247)	(14,262)
Foreign currency exchange losses	(14,384)	(39,942)
Impairment losses on investments in securities	(108,540)	—
Other-net	94	1,296

Total consolidated income (loss) before income taxes	¥(316,085)	¥990,602

*(2)
Adjustments primarily relate to the differences between U.S. GAAP and J GAAP for revenue recognition, depreciation and amortization, and accrued compensated absences.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. SEGMENT REPORTING (Continued)

Segment Assets:

	Thousands of Yen
	2010	2011
Segment assets
Japan	¥789,239	¥2,300,299
U.S.	145,399	451,012
Elimination	(131,465)	(434,500)

Total segment assets after eliminations	803,173	2,316,811
Adjustments*(3)	46,083	56,785

Total consolidated assets	¥849,256	¥2,373,596

*(3)
Adjustments primarily relate to the differences between U.S. GAAP and J GAAP for revenue recognition, depreciation and amortization and deferred tax assets.

Capital expenditures on long-lived assets:

	Thousands of Yen
	2010	2011
Capital expenditures
Japan	¥100,795	¥249,406
U.S.	1,153	917
Adjustments	310	(1,986)

Total consolidated capital expenditures	¥102,258	¥248,337

        Capital expenditures relate to property and equipment, capitalized computer software costs and other intangible assets on an accrual basis.

Other Significant Items:

	Thousands of Yen
	2010	2011
Depreciation and amortization
Japan	¥74,298	¥51,986
U.S.	881	955

Total depreciation and amortization	¥75,179	¥52,941
Adjustments	138,605	5,272

Total consolidated depreciation and amortization	¥213,784	¥58,213

Entity-Wide Information:

        For the year ended March 31, 2010, revenue from Sanyo Electric Co., Ltd. amounted to ¥342,970 thousand, representing approximately 31.2 percent of the total revenue. For the year ended March 31, 2011, revenue from Panasonic Corporation, Aisin Seiki, Yazaki Corporation, and TMI Associates amounted to ¥594,130 thousand, ¥379,832 thousand, ¥372,064 thousand, and ¥

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. SEGMENT REPORTING (Continued)

311,325 thousand, respectively, representing approximately 22.1 percent, 14.1 percent, 13.9 percent, and 11.6 percent, respectively, of the total revenue. These customers are attributable to Japan except ¥342,970 thousand for Sanyo Electric Co., Ltd. for the year ended March 31, 2010 and ¥379,832 thousand for Aisin Seiki for the year ended March 31, 2011, which are reported in the U.S.

        The information concerning revenue by service categories for the years ended March 31, 2010 and 2011 is presented below:

	Thousands of Yen
	2010	2011
eDiscovery	¥835,608	¥2,529,778
Investigation	122,102	44,061
Sales of forensic tools	79,795	49,208
Forensic training	46,913	38,252
Other	13,749	24,794

Total revenue	¥1,098,167	¥2,686,093

        Long-lived assets held in Japan and in the U.S. as of March 31, 2010 were ¥103,108 thousand and ¥2,222 thousand, respectively. Long-lived assets held in Japan and in the U.S. as of March 31, 2011 were ¥112,013 thousand and ¥2,193 thousand, respectively. Long-lived assets include property and equipment.

19. RELATED PARTY TRANSACTIONS

        As of March 31, 2011, Focus Systems Corporation ("Focus Systems") owned approximately 15.8% of UBIC's outstanding common shares and UBIC's voting shares. The Company has a continuing agency agreement with Focus Systems effective from January 1, 2006 related to the sale of UBIC's eDiscovery services and forensic tools and services. Focus Systems also entered into an agreement with UBIC on February 1, 2010 to design and develop a software system used by UBIC. Furthermore, on April 1, 2010, UBIC issued unsecured convertible notes with a face amount of ¥80,000 thousand to Focus Systems for ¥76,000 thousand. Focus Systems converted the notes into 204,472 common shares of UBIC on March 14, 2011.

        The balances as of March 31, 2010 and 2011, and transactions of the Company with Focus Systems for years ended March 31, 2010 and 2011, are summarized as follows:

	Thousands of Yen
	2010	2011
Account Balances:
Trade receivables	¥20,784	¥8,038
Prepaid expense	1,159	—
Other accounts receivable	3	—
Advance received	9,384	10,141
Other accounts payable	2,779	—

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. RELATED PARTY TRANSACTIONS (Continued)

	Thousands of Yen
	2010	2011
Transactions:
Revenue	¥80,072	¥40,764
Cost of revenue (maintenance costs)	14,648	—
Selling, general and administrative expenses (outsourcing costs, storage fee, etc.)	40,753	19,537
Capitalized computer software	42,192	—

        Price and condition of transactions with Focus Systems are determined in the same manner as in the ordinary course of business.

        Under a separate arrangement, a Chairman of Focus Systems rendered certain advisory services to UBIC and UBIC paid ¥6,000 thousand during the years ended March 31, 2010 and 2011.

        A UBIC board member owns 10.3% of UBIC's outstanding common shares and UBIC's voting shares as of March 31, 2011. In January 2011, he exercised stock options granted in January 2006 and March 2006 and paid ¥11,500 thousand to UBIC as exercise price.

20. ADVERTISING COSTS

        Advertising costs, which are included in "Selling, general and administrative expenses" incurred during the years ended March 31, 2010 and 2011 relate primarily to advertisements in magazines and journals and amounted to ¥13,772 thousand and ¥16,230 thousand, respectively.

21. SUBSEQUENT EVENTS

Incorporation of Subsidiaries

        On April 12, 2011, UBIC established UBIC Risk Consulting with JP Research and Consulting, for the purpose of providing high-quality data collection services using computer forensic technologies and analogue investigations. UBIC invested ¥8,000 thousand and holds an 80% interest in UBIC Risk Consulting.

        On October 27, 2011, UBIC established UBIC Taiwan, Inc., for the purpose of obtaining new customers and providing innovative technology solutions for customers located in Taiwan. UBIC invested ¥50,000 thousand and wholly owns UBIC Taiwan, Inc.

        On December 15, 2011, UBIC established UBIC Korea, Inc., for the purpose of obtaining new customers and providing innovative technology solutions for customers located in South Korea. UBIC invested approximately ¥50,000 thousand (700,000 thousand in Korean Won) and wholly owns UBIC Korea, Inc.

Loans

        On September 27, 2011, UBIC entered into a five-year syndicated loan arrangement for ¥700,000 thousand with a consortium of banks. The new loan facility will primarily support UBIC's capital investment for business development during the year ending March 31, 2012.

UBIC, Inc. and subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. SUBSEQUENT EVENTS (Continued)

Convertible notes

        On February 28, 2012, an investor converted convertible notes with a face amount of ¥110,000 thousand into 281,150 common shares of the Company. To account for the conversion, UBIC recorded an increase of ¥52,800 thousand both in "Common stock" and "Additional paid-in capital."

        On May 15, 2012, an investor converted convertible notes with a face amount of ¥110,000 thousand into 281,114 common shares of the Company. To account for the conversion, UBIC recorded an increase of ¥53,350 thousand both in "Common stock" and "Additional paid-in capital."

Stock options

        On June 23, 2010, the 5th series Stock Option Grant was approved at UBIC's ordinary general meeting of shareholders. On April 28, 2011, UBIC's board of directors resolved and approved the issuance of stock options under the 5th series Stock Option Grant.

        The key terms and conditions for the 5th series Stock Option Grant are as follows:

Grant date	April 28, 2011
Number of shares to be issued	80,000 shares
Exercise price per share	¥2,203
Exercise period of the stock options	April 29, 2014 to April 28, 2017
Total number of recipients—Directors and employees of the Company	6
Conditions for the stock options to be vested	Enrolled as director or employee of UBIC

Stock Splits

        On September 12, 2011, the Company's Board of Directors declared a two-for-one split of its shares of common stock. The split was effective from October 1, 2011, for all shareholders of record on September 30, 2011.

        On March 15, 2012, the Company's Board of Directors declared a two-for-one split of its shares of common stock. The stock split will be effective from April 1, 2012, for all shareholders of record on March 31, 2012.

        As a result of the stock split, all amounts related to shares, share prices and earnings per share have been retroactively restated throughout these consolidated financial statements.

Dividends

        On June 24, 2011, UBIC's shareholders approved the payment of year-end cash dividend of ¥7.5 per share of common stock in the aggregate amount of ¥19,730 thousand to shareholders of record at June 27, 2011.

* * * * * *

UBIC, Inc. and subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

March 31 and December 31, 2012

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	March 31, 2012	December 31, 2012	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	¥2,410,304	¥1,301,486	$15,022
Trade receivables	987,395	1,116,233	12,884
Prepaid expenses	85,691	116,969	1,350
Deferred tax assets	110,105	64,952	750
Other current assets	49,525	96,677	1,116

Total Current Assets	3,643,020	2,696,317	31,122

Property and equipment—net	376,763	652,357	7,530
Capitalized computer software costs—net	481,747	772,286	8,914
Other intangible assets—net	3,900	5,235	60
Investments in securities	273,615	283,065	3,267
Rental deposits	89,039	84,518	976
Deferred IPO costs	83,639	209,656	2,420
Deferred tax assets	485	1,150	13
Other assets, net of allowance for doubtful accounts of ¥4,983 thousand ($58 thousand) as of March 31 and December 31, 2012	27,468	50,151	579

TOTAL ASSETS	¥4,979,676	¥4,754,735	$54,881

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Condensed Consolidated Balance Sheets (Unaudited) (Continued)

March 31 and December 31, 2012

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	March 31, 2012	December 31, 2012	December 31, 2012
LIABILITIES AND EQUITY
Current Liabilities:
Trade payables	¥442,136	¥310,657	$3,586
Short-term debt	62,500	—	—
Current portion of long-term debt	138,520	200,593	2,315
Accrued income taxes	840,911	102,862	1,187
Accrued consumption taxes	76,571	3,751	43
Retirement and severance benefits—current	1,441	1,502	17
Other current liabilities	201,496	186,192	2,149

Total Current Liabilities	1,763,575	805,557	9,297

Noncurrent Liabilities:
Long-term debt	400,020	481,352	5,556
Retirement and severance benefits—noncurrent	10,415	14,776	171
Deferred tax liabilities	32,159	112,144	1,294
Other liabilities	33,953	28,471	329

Total Noncurrent Liabilities	476,547	636,743	7,350

COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock: Authorized 7,200,000 shares; Issued and outstanding, 2,912,022 shares and 3,193,136 shares at March 31 and December 31, 2012, respectively	858,424	911,774	10,524
Additional paid-in capital	440,946	541,407	6,249
Retained earnings	1,328,679	1,719,080	19,842
Accumulated other comprehensive income	99,513	123,604	1,427
Treasury stock, at cost—56 shares at March 31 and December 31, 2012, respectively	(26)	(26)	(0)

Total UBIC, Inc. shareholders' equity	2,727,536	3,295,839	38,042
NONCONTROLLING INTERESTS	12,018	16,596	192

Total Equity	2,739,554	3,312,435	38,234

TOTAL LIABILITIES AND EQUITY	¥4,979,676	¥4,754,735	$54,881

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

Nine Months ended December 31, 2011 and 2012

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	December 31, 2011	December 31, 2012	December 31, 2012
Revenue	¥3,754,013	¥3,516,633	$40,589
Revenue from a related party	22,002	14,783	171
Operating revenue from reimbursed direct costs	7,943	10,921	126

Total revenue	3,783,958	3,542,337	40,886

Cost of revenue	1,205,360	1,314,078	15,167
Reimbursed direct costs	7,943	10,921	126
Selling, general and administrative expenses	676,192	1,365,845	15,765

Total operating expense	1,889,495	2,690,844	31,058

Operating income	1,894,463	851,493	9,828
Interest income	1,638	990	11
Interest expense	(8,264)	(14,421)	(166)
Foreign currency exchange gains (losses)	(35,590)	78,971	911
Dividend income	—	4,500	52
Other—net	5,211	(2,027)	(23)

Income before income taxes	1,857,458	919,506	10,613
Income taxes	800,115	378,929	4,374

Net income	1,057,343	540,577	6,239
Less: Net income attributable to noncontrolling interests	2,613	4,578	53

Net income attributable to UBIC, Inc. shareholders	¥1,054,730	¥535,999	$6,186

	Yen		U.S. Dollars
	December 31, 2011	December 31, 2012	December 31, 2012
Net income attributable to UBIC, Inc. shareholders per share:
Basic	¥401	¥170	$1.97
Diluted	327	165	1.90
Cash dividends declared per common share	7.5	50	0.58

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Unaudited)
Nine Months ended December 31, 2011 and 2012

					Thousands of U.S. Dollars (Note 1)
	Thousands of Yen
					December 31, 2012
	December 31, 2011		December 31, 2012
Net income		¥1,057,343		¥540,577		$6,239
Other comprehensive income, net of tax:
Foreign currency translation adjustments		1,702		18,009		208
Unrealized holding gains on securities:
Amount arising during the period	¥22,050		¥6,082		$70
Less: Reclassification adjustments for losses included in net income	(7,500)	14,550	—	6,082	—	70

Total other comprehensive income		16,252		24,091		278

Total comprehensive income		1,073,595		564,668		6,517
Less: Comprehensive income attributable to noncontrolling interests		2,613		4,578		53

Total comprehensive income attributable to UBIC, Inc. shareholders		¥1,070,982		¥560,090		$6,464

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries
Condensed Consolidated Statements of Equity (Unaudited)
Nine Months ended December 31, 2011 and 2012

	Thousands of Yen, except share data
	UBIC, Inc. Shareholders
	Shares of Common Stock Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income	Treasury Stock	Non- controlling Interests	Total Equity
Balance at April 1, 2011	2,630,872	¥805,624	¥345,115	¥(19,278)	¥63,742	¥(26)	¥7,067	¥1,202,244
Comprehensive income:
Net income				1,054,730			2,613	1,057,343
Other comprehensive income, net of tax					16,252			16,252
Share-based compensation			36,320					36,320
Stock issuance by newly established subsidiary							2,000	2,000
Dividends paid				(19,730)				(19,730)

Balance at December 31, 2011	2,630,872	¥805,624	¥381,435	¥1,015,722	¥79,994	¥(26)	¥11,680	¥2,294,429

Balance at April 1, 2012	2,912,022	¥858,424	¥440,946	¥1,328,679	¥99,513	¥(26)	¥12,018	¥2,739,554
Comprehensive income:
Net income				535,999			4,578	540,577
Other comprehensive income, net of tax					24,091			24,091
Conversion of convertible notes	281,114	53,350	52,007					105,357
Share-based compensation			48,454					48,454
Dividends paid				(145,598)				(145,598)

Balance at December 31, 2012	3,193,136	¥911,774	¥541,407	¥1,719,080	¥123,604	¥(26)	¥16,596	¥3,312,435

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries
Condensed Consolidated Statements of Equity (Unaudited) (Continued)
Nine Months ended December 31, 2011 and 2012

	Thousands of U.S. Dollars, except share data
	UBIC, Inc. Shareholders
	Shares of Common Stock Outstanding	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Non- controlling Interest	Total Equity
Balance at April 1, 2012	2,912,022	$9,908	$5,089	$15,336	$1,149	$(0)	$139	$31,621
Comprehensive income:
Net income				6,186			53	6,239
Other comprehensive income, net of tax					278			278
Conversion of convertible notes	281,114	616	601					1,217
Share-based compensation			559					559
Dividends paid				(1,680)				(1,680)

Balance at December 31, 2012	3,193,136	$10,524	$6,249	$19,842	$1,427	$(0)	$192	$38,234

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

Nine Months ended December 31, 2011 and 2012

	Thousands of Yen		Thousands of U.S. Dollars (Note 1)
	December 31, 2011	December 31, 2012	December 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	¥1,057,343	¥540,577	$6,239
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	87,544	209,104	2,413
Share-based compensation expense	36,320	48,454	559
Deferred income taxes	4,517	121,873	1,407
Foreign currency exchange losses (gains)	22,904	(105,880)	(1,222)
Changes in operating assets and liabilities:
Decrease (increase) in trade receivables	339,104	(95,219)	(1,099)
Increase in prepaid expenses	(17,845)	(16,208)	(187)
Decrease (increase) in other current assets	(47,173)	(44,528)	(514)
Decrease (increase) in rental deposits	(6,490)	5,652	65
Decrease in trade payables	(17,167)	(27,131)	(313)
Increase (decrease) in accrued consumption taxes	35,915	(72,649)	(839)
Increase (decrease) in accrued income taxes	285,348	(738,088)	(8,519)
Other—net	16,167	(35,846)	(414)

Net cash provided by (used in) operating activities	1,796,487	(209,889)	(2,424)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(228,805)	(372,029)	(4,294)
Capitalized computer software costs	(171,454)	(404,994)	(4,674)
Other—net	(1,252)	(1,792)	(21)

Net cash used in investing activities	(401,511)	(778,815)	(8,989)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt	150,000	950,000	10,965
Repayment of short-term debt	(12,500)	(1,012,500)	(11,686)
Proceeds from long-term bank borrowings	350,000	350,000	4,040
Repayment of long-term bank borrowings	(111,700)	(128,750)	(1,486)
Proceeds from issuance of common stock to noncontrolling shareholders by newly established subsidiary	2,000	—	—
Dividends paid	(19,730)	(145,598)	(1,680)
Payment of IPO costs	—	(165,061)	(1,905)
Other—net	(1,144)	(17,487)	(202)

Net cash provided by (used in) financing activities	356,926	(169,396)	(1,954)

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(4,250)	49,282	569

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,747,652	(1,108,818)	(12,798)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	675,212	2,410,304	27,820

CASH AND CASH EQUIVALENTS, END OF PERIOD	¥2,422,864	¥1,301,486	$15,022

NONCASH INVESTING AND FINANCING ACTIVITIES:
Conversion of convertible notes to common stock	¥—	¥105,466	$1,217
Outstanding payments for acquisition of property and equipment, and capitalized computer software costs included in trade payables	—	126,550	1,461
Outstanding payments for deferred IPO costs	—	44,910	518

See notes to condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations—UBIC, Inc. ("UBIC") is a Japanese corporation established on August 8, 2003, whose principal office is located in Japan. UBIC and its subsidiaries (collectively, the "Company") provide solutions, employing advanced technologies, for corporate litigation strategy and crisis management. The Company mainly offers eDiscovery services, such as data collection, data processing, data review and document production, and forensic services. The Company's customers include leading law firms, corporate legal departments, government agencies and other professional advisors who require innovative technology, responsive services and deep subject-matter expertise.

        Basis of Financial Statements—The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Because the Company maintains its records and prepares its financial statements in accordance with accounting principles prevailing in the respective country of incorporation, certain adjustments have been made to conform to U.S. GAAP. The major adjustments include those relating to depreciation of property and equipment, share-based compensation, valuation of deferred tax assets, appropriation of accumulated deficit and deferred U.S. Initial Public Offering ("IPO") costs.

        These unaudited condensed consolidated financial statements were prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information related to the Company's organization, significant accounting policies and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP has been condensed or omitted. In the opinion of management, these financial statements include all adjustments that, unless otherwise disclosed, are of a normal recurring nature and necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Operating results for interim periods are not necessarily indicative of the results that can be expected for a full year. These interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended March 31, 2011 and 2012.

        Translation into U.S. Dollars—The accompanying condensed consolidated financial statements are stated in Japanese yen, the currency of the country in which UBIC is incorporated and principally operates. The translation of Japanese yen amounts into U.S. dollar amounts for the nine months ended December 31, 2012 is included solely for the convenience of readers outside Japan and has been made at the rate of Yen 86.64= U.S.$1 (the official rate as of December 31, 2012 announced by the Federal Reserve Bank of New York). The translation should not be construed as a representation that the Japanese yen amounts could be converted into U.S. dollars at the above or any other rate.

        Principles of Consolidation—The condensed consolidated financial statements include the accounts of UBIC and its subsidiaries. Intercompany balances and transactions have been eliminated in consolidation.

        Use of Estimates—The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions used are primarily in the areas of valuation of investments, valuation of deferred tax assets, determination of fair values of stock options, and

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

estimated useful lives of fixed assets and intangible assets with finite useful lives. Actual results could differ from those estimates.

        Foreign Currency Translation—The assets and liabilities of foreign subsidiaries with functional currencies other than Japanese yen are translated into Japanese yen at the rate of exchange at the balance sheet date. Income and expense accounts are translated at the average rates of exchange for the respective reporting period. The resulting translation adjustments are included in other comprehensive income.

        Cash Equivalents—The Company defines cash equivalents as all highly liquid investments with insignificant risk of changes in value which have original maturities of three months or less at the time of purchase.

        Allowance for Doubtful Accounts—Allowance for doubtful accounts is established in amounts considered to be appropriate based primarily upon an evaluation of potential losses in the outstanding receivables.

        Deferred IPO Costs—Incremental costs directly associated with the Company's pending IPO, such as consulting costs and legal fees, are capitalized and recorded as deferred IPO costs in anticipation of the IPO. These costs will be netted against the gross proceeds of the IPO and recorded in additional paid-in capital.

        Property and Equipment—Property and equipment are stated at cost. Depreciation and amortization of property and equipment, including assets under capital lease, are computed using the straight-line method based on either the estimated useful lives of the assets or the lease period, whichever is shorter.

        The useful lives for depreciation by major asset classes are as follows:

Leasehold improvements	5 to 15 years
Furniture and fixtures	4 to 20 years
Computers	5 years
Assets under capital leases, primarily office equipment	5 years

        Capitalized Computer Software Costs—The Company capitalizes costs of computer software developed and purchased for internal use. Costs incurred in the creation of computer software products for internal use are capitalized when the preliminary project phase is completed and when management, with the relevant authority, authorizes and commits funding to the project and it is probable that the project will be completed and the software will be used to perform the function intended. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Capitalized costs are amortized, beginning in the period each module or component of the product is ready for its intended use, on a straight-line basis over the estimated useful life of the product, mainly five years.

        Leases—Capital leases are capitalized at the inception of the lease at the present value of the minimum lease payments. All other leases are accounted for as operating leases. Lease payments for capital leases are apportioned to interest expense and a reduction of the lease obligation so as to

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

achieve a constant rate of interest on the balance of the obligation. Operating lease payments are recognized as an expense on a straight-line basis over the lease term.

        Impairment of Long-lived Assets—The Company reviews the carrying value of long-lived assets or a related group of assets to be held and used, including intangible assets with finite useful lives, for impairment whenever events or circumstances occur that indicate that the carrying value of the assets may not be recoverable. The assets are considered to be impaired when the estimated undiscounted cash flows expected to result from the use of the assets and their eventual disposition are less than their carrying values. The impairment loss is measured as the amount by which the carrying value of the asset or asset group exceeds its fair value. In determining the fair value, the Company uses available quoted market prices and present value techniques, if appropriate, based on the estimated future cash flows expected to result from the use of the assets and their eventual dispositions.

        Investments in Securities—The Company classifies investments in equity securities that have readily determinable fair values as available-for-sale securities, which are accounted for at fair values with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income in equity on a net-of-tax basis. The cost of securities sold is determined based on the average cost method.

        The Company reviews the fair value of available-for-sale securities on a regular basis to determine if the fair value of any individual security has declined below its cost and if such decline is other than temporary. Fair value is determined based on quoted market prices. If the decline in fair value is judged to be other than temporary, the cost basis of the investment is written down to fair value. Other-than-temporary declines in fair value are determined taking into consideration the duration of the decline in fair value of the security and the severity of the decline, the financial condition and near term prospects of the investee and the intent and ability of the Company to hold the equity security until forecasted recovery. The resulting recognized loss is included in the condensed consolidated statements of income in the period in which the decline is deemed to be other than temporary.

        Retirement and Severance Benefits—The Company has defined benefit severance indemnities plans. The benefit obligation is the projected benefit obligation, which represents the actuarial present value of benefits expected to be paid upon retirement based on employee services already rendered and estimated future compensation levels. Net periodic retirement cost is recorded in the condensed consolidated statement of income and includes service cost and interest cost. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money cost associated with the passage of time. Actuarial gains and losses included in accumulated other comprehensive income are amortized using the straight-line method over the average remaining service period of active employees if it exceeds the corridor, which is defined as 10 percent of the projected benefit obligation.

        Asset Retirement Obligations—The Company records asset retirement obligations when the obligation is incurred. The obligation is measured at fair value and included in other liabilities. When the liability is initially recorded, the Company capitalizes the related cost by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period, and the capitalized cost is depreciated over the asset's useful life.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Convertible Notes—The Company accounts for convertible notes according to their stated redemption value net of discount. The Company classifies the convertible notes as a liability or equity on the condensed consolidated balance sheet according to the nature of the redemption feature. Discounts on convertible notes are amortized as interest expense over the redemption period.

        Derivative Financial Instruments—The Company recognizes all derivative financial instruments, such as interest rate swap contracts, in the condensed consolidated balance sheets as either assets or liabilities and they are measured at fair value regardless of the purpose or intent for using them.

        The Company does not designate derivative financial instruments as hedging instruments nor apply hedge accounting. Accordingly, changes in fair value of the derivative financial instruments are recognized in earnings immediately.

        Revenue Recognition—The Company has agreements with customers pursuant to which it performs various services. A majority of the Company's revenue relates to fees earned for the month-to-month performance of eDiscovery services including data collection, data processing, data hosting, data review and document production, and forensic services. The fees that the Company earns and bills for these services vary primarily based on the hours of service provided, the volume of documents reviewed or produced, the amount of data processed or stored. While the unit prices for providing the services are agreed in advance, the scope and volume of services to be performed can change depending on customers' requests, which are made on an optional and "as needed" basis, and customers may choose not to request performance of additional services or may obtain similar services from other service providers.

        The Company recognizes revenue for eDiscovery and forensic services based on the agreed-upon prices and volume of services performed during the period. For these contractual arrangements, the Company has identified each deliverable service element. Based on management's evaluation of each element, it was determined that each element delivered has standalone value to the customers because the Company or other vendors sell such services separately from any other services/deliverables. Accordingly, each of the service elements in the multiple element case qualifies as a separate unit of accounting. The Company uses the best estimate of sales price based on the price it charges when it sells an element on a standalone basis, which is generally consistent with the stated prices in the arrangements, and allocates revenue to the various units of accounting in the arrangements based on the stated prices. The Company recognizes revenue for each separate unit of accounting when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured based on evidence of an arrangement.

        The Company has revenue related to the reimbursement of certain direct costs by customers, primarily transportation. Reimbursed transportation and other reimbursable direct costs are recorded gross in the condensed consolidated statements of income as "Operating revenue from reimbursed direct costs" and as "Reimbursed direct costs."

        Consumption Tax—Consumption tax collected and remitted to tax authorities is excluded from revenues, cost of sales and expenses in the condensed consolidated statements of income.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Advertising—Advertising costs are expensed as incurred and are recorded in "Selling, general and administrative expenses."

        Share-Based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments at the fair value of the award on the grant-date and recognizes the cost over the period which the employee is required to provide services in exchange for the award. Compensation expenses are recognized on a straight-line basis over the requisite service period of the awards which are expected to be vested. The Company measures the cost of non-employee services received in exchange for an award of equity instruments at the fair value. The fair value of awards granted to non-employees is measured using the stock price and other measurement assumptions as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete. The Company recognizes the cost on a straight-line basis over the vesting period, which is generally the service contract term during which services are rendered by the non-employees.

        Income Taxes—Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes and tax loss carryforwards. These deferred taxes are measured using the currently enacted tax rates in effect for the year in which the temporary differences or tax loss carryforwards are expected to reverse. Valuation allowances are provided against deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Company recognizes the financial statement effect of uncertain tax positions when they are more likely than not, based on the technical merits, that the tax positions will be sustained upon examination by the tax authorities. Benefits from tax positions that meet the more-likely-than-not recognition threshold are measured at the largest amount of benefit that is greater than 50% likely of being realized upon settlement. Accrued interest and penalties related to the unrecognized tax benefits are included in income tax expense in the condensed consolidated statement of income. The Company had no unrecognized tax benefits during the nine months ended December 31, 2011 and 2012.

        Net Income Attributable to UBIC, Inc. Shareholders Per Share—Basic net income attributable to UBIC, Inc. shareholders per share is computed using the weighted-average number of shares of common stock outstanding during each period. Diluted net income attributable to UBIC, Inc. shareholders per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

        Other Comprehensive Income—Other comprehensive income consists of translation adjustments resulting from the translation of financial statements of the foreign subsidiaries, unrealized holding gains or losses on available-for-sale securities and adjustments related to retirement and severance benefits.

  Recently Adopted Accounting Pronouncements

        In October 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2009-13, "Revenue Recognition:Multiple-Deliverable Revenue

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Arrangements," which amends the criteria for when to evaluate individual delivered items in a multiple-deliverable arrangement and the method of allocating consideration received. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. The Company retrospectively adopted this ASU in the fiscal year beginning April 1, 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In October 2009, the FASB issued ASU No. 2009-14, "Certain Revenue Arrangements That Include Software Elements." This ASU affects how entities account for revenue arrangements that contain both tangible products and software elements. Previously, arrangements containing both tangible products and software were accounted for based on the provisions regarding revenue recognition included in ASC 985, "Software," if the software was considered more than incidental to the product or service. This ASU changes revenue recognition for tangible products containing software elements and non-software elements that function together to deliver the tangible product's essential functionality by eliminating them from the scope of ASC 985. This ASU is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption is permitted. The Company retrospectively adopted this ASU in the fiscal year beginning April 1, 2009. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In July 2010, the FASB issued ASU No. 2010-20, "Receivables: Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses," which requires new disclosures and enhances existing disclosures about the credit quality of financing receivables and the allowance for credit losses. The disclosures as of the end of a reporting period were effective for interim and annual reporting periods which ended on or after December 15, 2010 and the Company adopted this ASU in the third quarter of the fiscal year beginning April 1, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December15, 2010. The Company adopted this ASU in the fourth quarter of the fiscal year beginning April 1, 2010. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

        In December 2010, the FASB issued ASU No. 2010-29, "Business Combinations," which clarifies the acquisition date that should be used for reporting the pro forma financial information disclosures for business combinations when comparative financial statements are presented and improves the usefulness of the pro forma revenue and earnings disclosure. This ASU is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU, effective Apri 1, 2011, did not have a material impact on the Company's financial position or results of operations.

        In May 2011, the FASB issued ASU No. 2011-04, "Fair Value Measurement," which amends some of the wording used to describe requirements for measuring fair value and for disclosing information about fair value measurements. This ASU is effective for the interim or annual period beginning after December 15, 2011. Early application is prohibited. The application of this ASU, effective January 1, 2012, did not have a material impact on the Company's financial position or results of operations.

        In June 2011, the FASB issued ASU No. 2011-05, "Comprehensive Income: Presentation of Comprehensive Income," which improves the comparability, consistency, and transparency of financial

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

reporting and increases the prominence of items reported in other comprehensive income. This ASU requires an entity to report comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This ASU is effective for fiscal years and interim periods within those years beginning after December 15, 2011. Early adoption is permitted. The Company adopted this ASU in the fiscal year beginning April 1, 2010, other than the adoption of the presentation of reclassifications of items out of accumulated comprehensive income which has been deferred. The adoption of this ASU did not have a material impact on the Company's financial position or results of operations.

  Recently Issued Accounting Pronouncements Not Yet Adopted

        In July 2012, the FASB issued ASU No. 2012-02, "Intangibles—Goodwill and Other: Testing Indefinite-Lived Intangible Assets for Impairment," which permits an entity the option to first assess qualitative factors to determine whether it is more-likely-than-not that an indefinite-lived intangible asset is impaired and thereby reduce the cost and complexity of performing impairment tests for indefinite-lived intangible assets other than goodwill, and improve consistency in impairment testing among long-lived asset categories. This ASU is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The application of this ASU is not expected to have a material impact on the Company's financial position or results of operations.

2. INVESTMENTS IN SECURITIES

  Available-for-sale securities

        Information regarding securities classified as available-for-sale securities as of March 31 and December 31, 2012 is as follows:

	Thousands of Yen
	Cost	Gross unrealized gain	Gross unrealized loss	Fair value
March 31, 2012
Available-for-sale securities:
Equity securities	¥107,550	¥166,050	¥—	¥273,600
December 31, 2012
Available-for-sale securities:
Equity securities	¥107,550	¥175,500	¥—	¥283,050

	Thousands of U.S. Dollars
	Cost	Gross unrealized gain	Gross unrealized loss	Fair value
December 31, 2012
Available-for-sale securities:
Equity securities	$1,241	$2,026	$—	$3,267

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

3. CAPITALIZED COMPUTER SOFTWARE COSTS

        The Company capitalizes the cost of computer software developed or purchased for internal use.

        The following is a summary of capitalized computer software costs:

	Thousands of Yen		Thousands of U.S. Dollars
	March 31, 2012	December 31, 2012	December 31, 2012
Balance at the beginning of the period	¥505,160	¥807,370	$9,319
Costs capitalized during the period	302,106	400,574	4,623
Foreign currency translation	104	936	11

Balance at the end of the period	807,370	1,208,880	13,953
Accumulated amortization	(325,623)	(436,594)	(5,039)

Capitalized computer software costs—net	¥481,747	¥772,286	$8,914

        Included in the above are capitalized software costs for projects in progress of ¥7,997 thousand and ¥58,535 thousand ($676 thousand) at March 31 and December 31, 2012, respectively. For the nine months ended December 31, 2011 and 2012, the Company recognized amortization expenses related to capitalized software development costs of ¥44,992 thousand and ¥110,971 thousand ($1,281 thousand), respectively.

        The following table shows the estimated amortization of capitalized computer software costs for the next five years:

Years ending December 31	Thousands of Yen	Thousands of U.S. Dollars
2013	¥185,659	$2,143
2014	180,973	2,089
2015	164,013	1,893
2016	130,258	1,503
2017	52,848	610

4. SHORT-TERM AND LONG-TERM DEBT

        Short-term debt of ¥62,500 thousand as of March 31, 2012 consists of bank borrowings with a weighted-average interest rate of 0.68 percent.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

4. SHORT-TERM AND LONG-TERM DEBT (Continued)

        The components of long-term debt as of March 31 and December 31, 2012, are summarized as follows:

	Thousands of Yen				Thousands of U.S. Dollars
	Weighted- average interest rate	March 31, 2012 Balance	Weighted- average interest rate	December 31, 2012 Balance	December 31, 2012 Balance
Unsecured convertible notes due 2015, zero coupon, net of unamortized discount of ¥3,300 thousand at March 31, 2012	1.0%	¥106,700	—	¥—	$—
Bank borrowings:
Secured by equity securities, various rates and various maturities through 2016	2.0%	247,143	2.2%	306,250	3,535
Unsecured, various rates and various maturities through 2016	1.6%	182,857	2.1%	375,000	4,328
Capital lease obligations	4.1%	1,840	4.1%	695	8

		538,540		681,945	7,871
Less: current portion		138,520		200,593	2,315

		¥400,020		¥481,352	$5,556

        The Company pledged available-for-sale securities with a carrying value of ¥273,600 thousand and ¥283,050 thousand ($3,267 thousand) as security for bank borrowings of ¥247,143 thousand and ¥306,250 thousand ($3,535 thousand) as of March 31 and December 31, 2012, respectively. As is customary in Japan, both short-term and long-term bank borrowings are made under general agreements that provide that securities and guarantees for present and future indebtedness will be given upon request of the bank, and that the bank shall have the right, as the obligations become due, or in the event of their default, to offset cash deposits against such obligations.

Credit Line

        The Company entered into an overdraft arrangement with a Japanese bank for which the unutilized balance as of March 31 and December 31, 2012 was ¥50,000 thousand ($577 thousand). Under a ¥700,000 thousand five year syndicated loan arrangement entered into with a consortium of banks on September 27, 2011, the Company borrowed ¥350,000 thousand when the arrangement was signed and additional ¥350,000 thousand ($4,040 thousand) in May 2012. There was no unused balance under this arrangement as of December 31, 2012.

        On December 28, 2012, the Company entered into a short-term revolving credit facility agreement with a consortium of Japanese banks in an aggregate principal amount of ¥1,000,000 thousand ($11,542 thousand) that matures on December 27, 2013. The extension of maturity date of the credit facility is subject to the consortium's approval. There were no borrowings as of December 31, 2012.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

4. SHORT-TERM AND LONG-TERM DEBT (Continued)

Convertible Notes

        In April 2010, the Company issued zero coupon convertible notes due in April 2015 in the aggregate face amount of ¥300,000 thousand for ¥285,000 thousand. The notes were convertible to equity shares at the option of the holders at a price of ¥391 per share at any time on or after April 13, 2010. The Company was not required to bifurcate any of embedded features contained in the notes for accounting purposes. On March 14, 2011, and February 28 and May 15, 2012, convertible notes were converted into 204,472, 281,150 and 281,114 equity shares of the Company, respectively. The carrying amount of convertible notes, including any unamortized discount, was credited to the capital account (net of issuance costs) upon conversion, and no gain or loss is recognized. None of the convertible notes remained outstanding as of December 31, 2012.

Financial Covenants

        There are restrictive covenants related to the borrowings of ¥700,000 thousand ($8,079 thousand) as of December 31, 2012 including requirements to maintain a minimum level of net assets and ordinary income in the stand-alone and consolidated financial statements of UBIC, measured under accounting principles generally accepted in Japan. UBIC is required to maintain net assets at a level which is at least 75% of (a) net assets as of March 31, 2011; ¥1,168,013 thousand on stand-alone basis and ¥1,173,145 thousand on consolidated basis under Japanese GAAP or (b) net assets at the end of previous year, whichever is higher. The ordinary income covenant states that UBIC shall not record ordinary losses in any two consecutive fiscal years. UBIC is in compliance with these restrictive covenants at December 31, 2012.

        There are restrictive covenants related to the revolving credit facility of ¥1,000,000 thousand ($11,542 thousand) as of December 31, 2012 including requirements to maintain a minimum level of net assets and ordinary income in the stand-alone and consolidated financial statements of UBIC, measured under accounting principles generally accepted in Japan. UBIC is required to maintain net assets at a level which is at least 75% of (a) net assets as of March 31, 2012; ¥2,607,338 thousand on stand-alone basis and ¥2,655,320 thousand on consolidated basis under Japanese GAAP or (b) net assets at the end of previous year, whichever is higher. The ordinary income covenant states that UBIC shall not record ordinary losses in any two consecutive fiscal years. UBIC is in compliance with these restrictive covenants at December 31, 2012.

5. RETIREMENT AND SEVERANCE BENEFITS

        The Company has unfunded defined benefits severance indemnities plans to provide retirement benefits to substantially all employees. Under the severance indemnities plans, employees are entitled to severance payments based on their earnings and the length of service until retirement or termination of employment for reasons other than dismissal for cause.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

5. RETIREMENT AND SEVERANCE BENEFITS (Continued)

        Net periodic retirement cost for the nine months ended December 31, 2011 and 2012 consists of the following components:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31, 2011	December 31, 2012	December 31, 2012
Service cost	¥1,977	¥5,329	$62
Interest cost	43	55	1

Net periodic retirement cost	¥2,020	¥5,384	$63

6. FINANCIAL INSTRUMENTS

        Fair value estimates and information about valuation methodologies regarding financial instruments are as follows:

        Quoted market prices, where available, are used to estimate the fair values of financial instruments. In the absence of quoted market prices, fair values for such financial instruments are estimated using an income approach, based on discounted cash flows, or other valuation techniques.

Cash and cash equivalents, Trade receivables, Trade payables and Short-term debt

        The carrying amount approximates the fair value because of the short maturity of these instruments.

Long-term debt

        The fair value of bank borrowings is estimated based on the present value of future cash flows using the Company's borrowing rate for the same contractual terms.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

6. FINANCIAL INSTRUMENTS (Continued)

        The fair value of the convertible notes is estimated based on the quoted market price of the Company's equity share multiplied by the number of equity shares issued if converted on the balance sheet date as the Company's share price was higher than the conversion price.

	Thousands of Yen				Thousands of U.S. Dollars
	March 31, 2012		December 31, 2012		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	¥2,410,304	¥2,410,304	¥1,301,486	¥1,301,486	$15,022	$15,022
Trade receivables	987,395	987,395	1,116,233	1,116,233	12,884	12,884
Liabilities:
Trade payables	442,136	442,136	310,657	310,657	3,586	3,586
Short-term debt	62,500	62,500	—	—	—	—
Long-term debt:
Bank borrowings	430,000	432,214	681,250	710,831	7,863	8,204
Convertible notes	106,700	2,558,465	—	—	—	—

        Refer to Note 8 for fair values of equity securities and derivative financial instruments.

7. DERIVATIVE FINANCIAL INSTRUMENTS

Interest Rate Swaps

        The Company's exposure to interest rate risk is related to underlying long-term bank borrowings. In order to minimize the variability caused by interest rate risk, the Company enters into interest rate swaps to manage fluctuations in cash flows. The interest rate swaps entered into are receive-variable, pay-fixed interest rate swaps. Under the interest rate swaps, the Company receives variable interest rate payments on long-term bank borrowings in the amount of ¥110,000 thousand and ¥25,000 thousand ($289 thousand) as of March 31 and December 31, 2012, respectively, and makes fixed interest rate payments, thereby effectively creating fixed interest rate long-term bank borrowings.

        The Company does not designate the interest rate swap contracts as hedging instruments for the purpose of applying hedge accounting. Accordingly, all interest rate swap contracts are measured at fair value as either assets or liabilities and changes in their fair value are immediately recognized in earnings.

        As of March 31 and December 31, 2012, the fair values of interest rate swaps were ¥815 thousand and ¥113 thousand ($1 thousand), respectively and are included in "Other current liabilities" in the condensed consolidated balance sheets. Changes in the fair value of interest rate swaps resulted in the recognition of gains of ¥1,726 thousand and ¥702 thousand ($8 thousand) for the nine months ended December 31, 2011 and 2012, respectively, and are included in "Other—net" in the condensed consolidated statements of income for the nine months ended December 31, 2011 and 2012, respectively. During the nine months ended December 31, 2011 and 2012, interest paid on the interest rate swap contracts was ¥2,337 thousand and ¥840 thousand ($10 thousand), respectively, and is included in "Interest expense" in the condensed consolidated statements of income.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

8. FAIR VALUE MEASUREMENTS

        ASC Topic 820, "Fair Value Measurements" establishes a fair value hierarchy that prioritizes the use of observable inputs in markets over the use of unobservable inputs when measuring fair value as follows:

  Level 1—Unadjusted quoted prices in active markets for identical assets or liabilities

  Level 2—Directly or indirectly observable inputs other than those included in Level 1, such as quoted market prices for similar assets and liabilities in active markets, quoted prices for identical assets in inactive markets, or inputs derived principally from or corroborated by observable market data

  Level 3—Unobservable inputs for which there is little or no market data, which require the Company to develop its own assumptions and best estimate of what inputs market participants would use in pricing an asset or liability

Investments in equity securities

        The Company has investments in certain equity securities for which quoted market prices are available to determine their fair value and are included in Level 1.

Derivative financial instruments

        Derivative financial instruments consist of interest rate swaps. The fair value of interest rate swaps is based on the present value of expected future cash flows using zero coupon rates, which is derived principally from observable market data. These interest rate swaps are included in Level 2.

Assets and liabilities measured at fair value on a recurring basis

        Assets and liabilities measured at fair value on a recurring basis as of March 31 and December 31, 2012, are as follows:

	Thousands of Yen
			Fair Value Hierarchy Classification
	Carrying Value	Total Fair Value
Items Measured at Fair Value on a Recurring Basis			Level 1	Level 2	Level 3
March 31, 2012:
Assets:
Available-for-sale securities:
Equity securities	¥273,600	¥273,600	¥273,600	¥—	¥—
Liabilities:
Derivatives—Interest rate swaps	815	815	—	815	—
December 31, 2012:
Assets:
Available-for-sale securities
Equity securities	283,050	283,050	283,050	—	—
Liabilities:
Derivatives—Interest rate swaps	113	113	—	113	—

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

8. FAIR VALUE MEASUREMENTS (Continued)

	Thousands of U.S. Dollars
			Fair Value Hierarchy Classification
	Carrying Value	Total Fair Value
Items Measured at Fair Value on a Recurring Basis			Level 1	Level 2	Level 3
December 31, 2012:
Assets:
Available-for-sale securities
Equity securities	$3,267	$3,267	$3,267	$—	$—
Liabilities:
Derivatives—Interest rate swaps	1	1	—	1	—

9. INCOME TAXES

        Income taxes imposed by the national, prefectural and municipal governments of Japan resulted in a statutory tax rate of approximately 40.69 percent and 38.01 percent for the nine months ended December 31, 2011 and 2012, respectively.

        Reconciliations between the amounts of reported income taxes and the amount of income taxes computed using the normal statutory tax rate for the nine months ended December 31, 2011 and 2012 are as follows:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31, 2011	December 31, 2012	December 31, 2012
Amount computed by using normal Japanese statutory tax rate	¥755,800	¥349,504	$4,034
Increase in taxes resulting from:
Share-based compensation expense	13,094	15,400	178
Others-net	31,221	14,025	162

Income tax expense as reported	¥800,115	¥378,929	$4,374

        Amendments to the Japanese tax regulations were enacted on December 2, 2011. As a result of these amendments, the corporate income tax rate decreased by 4.5 percent from 30 percent to 25.5 percent starting from the fiscal year beginning April 1, 2012. In addition, the combined statutory tax rate increased by a 10 percent surtax effective for the three years from April 1, 2012 to March 31, 2015. Consequently, the combined statutory tax rate was 38.01 percent for the three years from April 1, 2012 to March 31, 2015 and 35.64 percent for the years beginning on or after April 1, 2015. The effect of these changes did not have material effects on the condensed consolidated statement of income for the nine month period ended December 31, 2011.

10. SHARE-BASED COMPENSATION

        Share-based compensation is measured at the grant date, based on the fair value of the award. Share-based compensation for non-employees is measured as of the earlier of either (1) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached, or (2) the date at which the counterparty's performance is complete, based on the fair value of the award.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

10. SHARE-BASED COMPENSATION (Continued)

Under the Company's stock option plan granted to non-employees, the share-based payments are measured at their current fair values at each interim and year end financial reporting date, with an offsetting entry to additional paid-in capital, because (1) the quantity and terms of the equity instruments are known up front and prior to the measurement date, (2) the date at which the counterparty's performance is complete is earlier than the date at which a commitment for performance by the counterparty to earn the equity instruments is reached because of no sufficiently large disincentives for nonperformance, and (3) the counterparty's performance is required over a period of time. The compensation expense is recognized on a straight-line basis over the vesting period.

        The following table presents total share-based compensation expense, which is a noncash charge, included in the condensed consolidated statements of income for the nine months ended December 31, 2011 and 2012:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31, 2011	December 31, 2012	December 31, 2012
Cost of revenue	¥7,070	¥8,713	$100
Selling, general and administrative expenses	29,250	39,741	459

Pre-tax share-based compensation expense	36,320	48,454	559
Income tax benefit	(306)	(3,017)	(35)

Total share-based compensation expense, net of tax	¥36,014	¥45,437	$524

        The pre-tax share-based compensation expense includes those granted for non-employees amounting to ¥4,867 thousand ($56 thousand) for the nine months ended December 31 2012.

        Based on historical forfeiture information, the Company estimates the number of forfeitures prior to vesting at the grant date to be zero. The effect of a subsequent change in estimated forfeitures is recognized through a cumulative adjustment in the period in which the forfeitures occur. As of December 31, 2012, the total unrecognized compensation expense related to the unvested portion of stock options was ¥99,047 thousands ($1,143 thousand). The expense will be recognized over a weighted-average period of 1.5 years.

        The estimated fair value of stock options is determined using the Black-Scholes valuation model. Key inputs and assumptions to estimate the fair value of stock options include the exercise price of the award, the expected option term (contractual term for non-employees), the volatility of the Company's share price, the risk-free interest rate and the Company's dividend yield. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by individuals who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

10. SHARE-BASED COMPENSATION (Continued)

        The following table presents the weighted-average assumptions used in estimating the fair value of options granted to employees during the nine months ended December 31, 2011 and 2012.

	December 31, 2011	December 31, 2012
Expected life of stock option (years)	4.5	4.3
Expected volatility	120.8%	112.0%
Risk-free interest rate	0.5%	0.2%
Expected dividend yield	1.9%	4.7%

	December 31, 2011	December 31, 2012	December 31, 2012
Weighted-average grant-date fair value per option to purchase one share	¥1,609	¥3,789	$44

        The weighted-average assumptions used in estimating the fair value of options granted to non-employees during the nine months ended December 31, 2012 are 6 years for contractual term, 107.3% for expected volatility, 0.2% for risk-free interest rate and 4.7% for expected dividend yield. The weighted-average fair value per option to purchase one share as of December 31, 2012 is ¥3,515 ($41). No stock options were granted to non-employees during the nine months ended December 31, 2011.

11. EQUITY

        Japanese companies are subject to the Companies Act of Japan (the "Companies Act"). The significant provisions in the Companies Act that affect financial and accounting matters are summarized below:

Dividends

        Under the Companies Act, companies can pay dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as; (1) having a Board of Directors, (2) having independent auditors, (3) having a Board of Statutory Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term by its articles of incorporation, the Board of Directors may declare dividends (except for dividends in kind) at any time during the fiscal year if the company has prescribed so in its articles of incorporation. However, the Company cannot do so because it does not meet criteria (4) above. The Companies Act permits companies to distribute dividends-in-kind (non-cash assets) to shareholders subject to certain limitations and additional requirements. Semiannual interim dividends may also be paid once a year upon resolution by the Board of Directors if the articles of incorporation of the company so stipulate. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The limitation is defined as the amount available for distribution to the shareholders, but the amount of net assets after dividends must be maintained at no less than ¥3 million.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

11. EQUITY (Continued)

Increases / decreases and transfer of common stock, reserve and surplus

        The Companies Act requires that an amount equal to 10% of dividends must be appropriated as legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the payment of such dividends until the total of the aggregate amount of legal reserve and additional paid-in capital equals 25% of common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, and other capital surplus and retained earnings can be transferred among the accounts under certain conditions upon resolution of the shareholders.

        The amount of retained earnings available for dividends under the Companies Act is based on the amount of retained earnings recorded in the Company's general books of account prepared using accepted Japanese accounting practices. The adjustments included in the accompanying condensed consolidated financial statements for U.S. GAAP purposes but not recorded in the general books of account have no effect on the determination of retained earnings available for dividends under the Companies Act. Retained earnings shown in UBIC's general books of account, as determined under accounting principles generally accepted in Japan ("J GAAP"), amounted to ¥1,800,444 thousand ($20,781 thousand) at December 31, 2012.

Stock Splits

        On September 12, 2011, the Company's Board of Directors declared a two-for-one split of its shares of common stock. The split was effective from October 1, 2011, for all shareholders of record on September 30, 2011.

        On March 15, 2012, the Company's Board of Directors declared a two-for-one split of its shares of common stock. The stock split is effective from April 1, 2012, for all shareholders of record on March 31, 2012.

        As a result of the stock split, all amounts related to shares, share prices and earnings per share have been retroactively restated throughout these condensed consolidated financial statements.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

12. OTHER COMPREHENSIVE INCOME

        The changes in each component of accumulated other comprehensive income for the nine months ended December 31, 2011 and 2012 were as follows:

	Thousands of Yen
	Foreign currency translation adjustments	Unrealized holding gain on securities	Adjustments related to retirement and severance benefits	Accumulated other comprehensive income
Balance at April 1, 2011	¥(4,874)	¥68,592	¥24	¥63,742
Period change	1,702	14,550	—	16,252

Balance at December 31, 2011	¥(3,172)	¥83,142	¥24	¥79,994

Balance at April 1, 2012	¥1,292	¥98,484	¥(263)	¥99,513
Period change	18,009	6,082	—	24,091

Balance at December 31, 2012	¥19,301	¥104,566	¥(263)	¥123,604

	Thousands of U.S. Dollars
	Foreign currency translation adjustments	Unrealized holding gain on securities	Adjustments related to retirement and severance benefits	Accumulated other comprehensive income
Balance at April 1, 2012	$15	$1,137	$(3)	$1,149
Period change	208	70	—	278

Balance at December 31, 2012	$223	$1,207	$(3)	$1,427

        The tax effects allocated to each component of other comprehensive income (loss) for the nine months ended December 31, 2011 and 2012 were as follows:

	Thousands of Yen
	December 31, 2011
	Before Tax Amount	Tax Effect	Net of Tax Amount
Foreign currency translation adjustments	¥1,698	¥4	¥1,702

Unrealized holding gain on securities:
Amount arising during the period	22,050	(7,500)	14,550

Net unrealized holding gain during the period	22,050	(7,500)	14,550

Other comprehensive income	¥23,748	¥(7,496)	¥16,252

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

12. OTHER COMPREHENSIVE INCOME (Continued)

	December 31, 2012
	Before Tax Amount	Tax Effect	Net of Tax Amount
Foreign currency translation adjustments	¥20,249	¥(2,240)	¥18,009

Unrealized holding gain on securities:
Amount arising during the period	9,450	(3,368)	6,082

Net unrealized holding gain during the period	9,450	(3,368)	6,082

Other comprehensive income	¥29,699	¥(5,608)	¥24,091

	Thousands of U.S. Dollars
	December 31, 2012
	Before Tax Amount	Tax Effect	Net of Tax Amount
Foreign currency translation adjustments	$234	$(26)	$208

Unrealized holding gain on securities:
Amount arising during the period	109	(39)	70

Net unrealized holding gain during the period	109	(39)	70

Other comprehensive income	$343	$(65)	$278

13. NET INCOME PER SHARE

        Basic net income per share is computed on the basis of weighted-average outstanding common shares. Diluted net income per share is computed on the basis of basic weighted-average outstanding common shares adjusted for the dilutive effect of stock options and convertible notes, if dilutive. Potentially dilutive common shares from series of stock option plans are determined by applying the treasury stock method to the assumed exercise of outstanding stock options. Potentially dilutive common shares are determined by applying the if-converted method for the convertible notes. The numerator of the diluted net income per share calculation is increased by the amount of interest expense, net of tax, related to outstanding convertible notes if the net impact is dilutive.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

13. NET INCOME PER SHARE (Continued)

        The computation of basic and diluted net income per share for the nine months ended December 31, 2011 and 2012 was as follows:

	December 31, 2011
	(Thousands of Yen) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	¥1,054,730	2,630,816	¥401

Effect of dilutive securities:
Stock options		39,913
Convertible notes		562,300
Plus: interest on convertible notes	979

Diluted net income attributable to UBIC, Inc. shareholders	¥1,055,709	3,233,029	¥327

	December 31, 2012
	(Thousands of Yen) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	¥535,999	3,147,079	¥170

Effect of dilutive securities:
Stock options		64,335
Convertible notes		46,000
Plus: interest on convertible notes	—

Diluted net income attributable to UBIC, Inc. shareholders	¥535,999	3,257,414	¥165

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

13. NET INCOME PER SHARE (Continued)

	December 31, 2012
	(Thousands of U.S. Dollars) Net Income (Numerator)	Weighted-Average Common Shares Outstanding (Denominator)	Per Share Amount
Basic net income attributable to UBIC, Inc. shareholders	$6,186	3,147,079	$1.97

Effect of dilutive securities:
Stock options		64,335
Convertible notes		46,000
Plus: interest on convertible notes	—

Diluted net income attributable to UBIC, Inc. shareholders	$6,186	3,257,414	$1.90

        Options to purchase 15,800 equity shares at ¥8,096 ($93) per share were outstanding for the nine months ended December 31, 2012, but were not included in the computation of diluted EPS because the inclusion of such securities would be antidilutive.

14. SEGMENT REPORTING

        Operating segments are defined as components of an enterprise that engage in business activities from which it may earn revenues and incur expenses and for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company provides a variety of eDiscovery and forensic services which are provided by UBIC and its domestic subsidiaries for domestic (Japanese) clients, by UNA for clients represented by U.S.-based attorneys who contracted UNA, and by other foreign subsidiaries for foreign clients other than those who contracted UNA. The Company's operations in Japan, the U.S. and others have been identified as the three operating segments of the Company. Others include Korea and Taiwan. The Company's chief executive officer, who is also the Company's chief operating decision maker, regularly reviews the performance of the three operating segments and makes decisions regarding allocation of resources. The Company's chief operating decision maker utilizes various measurements prepared based on J GAAP which include revenue, operating income or loss and segment assets to assess segment performance and allocate resources to segments.

        During the year ended March 31, 2012, the Company established subsidiaries in countries other than Japan and the U.S. Management reevaluated the structure of its business and devised a new reportable segment structure. All periods presented have been revised to report segment results under the new reportable segment structure.

        The Company's reportable segments are the same as its operating segments.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

14. SEGMENT REPORTING (Continued)

        Segment information for the nine months ended December 31, 2011 and 2012 or as of March 31 and December 31, 2012 is presented below:

Revenue:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31, 2011	December 31, 2012	December 31, 2012
Japan
Outside customers	¥3,348,652	¥2,500,124	$28,856
Intersegment	195,696	478,187	5,519

Total	3,544,348	2,978,311	34,375
U.S.
Outside customers	289,885	902,050	10,411
Intersegment	29,453	23,671	273

Total	319,338	925,721	10,684
Other
Outside customers	—	141,916	1,638
Intersegment	—	—	—

Total	—	141,916	1,638
Elimination	(225,149)	(501,858)	(5,792)

Total revenue after eliminations	3,638,537	3,544,090	40,905
Adjustments*(1)	145,421	(1,753)	(19)

Total consolidated revenue	¥3,783,958	¥3,542,337	$40,886

*(1)
These amounts primarily represent the net impact of adjustments arising from differences in timing of revenue recognition under U.S. GAAP and J GAAP.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

14. SEGMENT REPORTING (Continued)

Segment Performance Measure:

	Thousands of Yen		Thousands of U.S. Dollars
	December 31, 2011	December 31, 2012	December 31, 2012
Segment profit
Japan	¥1,853,804	¥774,596	$8,940
U.S.	(67,691)	139,976	1,616
Other	—	(31,173)	(360)

Total segment profit after eliminations	1,786,113	883,399	10,196
Adjustments*(2)	108,350	(31,906)	(368)

Total consolidated operating income	1,894,463	851,493	9,828
Unallocated amounts:
Interest income	1,638	990	11
Interest expense	(8,264)	(14,421)	(166)
Foreign currency exchange gains (losses)	(35,590)	78,971	911
Dividend income	—	4,500	52
Other-net	5,211	(2,027)	(23)

Total consolidated income before income taxes	¥1,857,458	¥919,506	$10,613

*(2)
Adjustments primarily relate to differences between U.S. GAAP and J GAAP for revenue recognition and depreciation and amortization.

Segment Assets:

	Thousands of Yen		Thousands of U.S. Dollars
	March 31, 2012	December 31, 2012	December 31, 2012
Segment assets
Japan	¥4,830,227	¥4,265,616	$49,234
U.S.	895,284	1,081,038	12,477
Other	134,294	323,382	3,732
Elimination	(976,279)	(1,141,390)	(13,174)

Total segment assets after eliminations	4,883,526	4,528,646	52,269
Adjustments*(3)	96,150	226,089	2,612

Total consolidated assets	¥4,979,676	¥4,754,735	$54,881

*(3)
Adjustments primarily relate to differences between U.S. GAAP and J GAAP for revenue recognition, depreciation and amortization, deferred tax assets and deferred IPO costs.

UBIC, Inc. and subsidiaries

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

14. SEGMENT REPORTING (Continued)

Entity-Wide Information:

        The information concerning revenue by service categories for the nine months ended December 31, 2011 and 2012 is presented below:

	Thousands of Yen		Thousands of U.S. Dollars
	2011	2012	2012
eDiscovery
Review	¥1,897,786	¥706,995	$8,160
Other	1,716,651	2,604,061	30,056

Total	3,614,437	3,311,056	38,216

Investigation	114,785	176,716	2,040
Sales of forensic tools	28,646	18,692	216
Forensic training	24,990	31,552	364
Other	1,100	4,321	50

Total revenue	¥3,783,958	¥3,542,337	$40,886

        Other revenue under eDiscovery includes collection, processing and analysis, hosting and production services.

15. SUBSEQUENT EVENTS

        In March 2013, the Company entered into a settlement agreement with a former employee in order to resolve all claims related to such employee. Under the agreement, the Company is required to pay the former employee an amount equal to $750,000, of which $300,000 (¥25,974 thousands) was recorded in the quarter ended December 31, 2012 to reflect management's estimate of settlement costs at such time. The remainder of the settlement will be recorded in the quarter ending March 31, 2013.

* * * * * *

        Until            , 2013 (25 days after commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                American Depositary Shares

Representing             Shares
of
Common Stock

UBIC, Inc.

Prospectus

                        , 2013

Maxim Group LLC	The Benchmark Company

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Article 330 and Article 402, Paragraph 3 of the Companies Act of Japan, or the "Companies Act", make the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan, or the "Civil Code", applicable to the relationship between the Registrant and its directors, executive officers and statutory auditors. Section 10 of the Civil Code, among other things, provides in effect that:

        (1)   Any director, executive officer or statutory auditor of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

        (2)   If a director, executive officer or statutory auditor of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, they may demand reimbursement therefor and interest thereon after the date of payment from such company;

        (3)   If a director, executive officer or statutory auditor has assumed an obligation necessary for the management of the affairs of a company entrusted to them, they may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

        (4)   If a director, executive officer or statutory auditor, without any fault on their part, sustains damage through the management of the affairs of a company entrusted to them, they may demand compensation therefor from such company.

Item 7.    Recent Sales of Unregistered Securities

        Within the past three years, we have sold our securities in transactions that have not been registered under the Securities Act of 1933, as described below. All of the securities described below were offered and issued outside the United States in transactions not required to be registered under the Securities Act pursuant to Regulation S thereunder.

  •
  In April 2010, we issued notes convertible into shares of our common stock in a face amount of ¥80 million to Focus Systems Corporation. In March 2011, Focus Systems exercised its right to convert all of the outstanding face amount of these convertible notes and we issued 335,472 shares of our common stock to Focus Systems Corporation.

  •
  In April 2010, we issued notes convertible into shares of our common stock in a face amount of ¥220 million to Olympus Corporation. In February 2012, Olympus Corporation exercised its right to convert a face amount of ¥110.0 million of these convertible notes and we issued 281,150 shares of our common stock to Olympus Corporation.

  •
  In January 2011, we issued                        shares of our common stock to Mr. Naritomo Ikeue upon the exercise of                         options with respect thereto granted to Mr. Ikeue in connection with his service as an executive officer and director.

  •
  In May 2012, Olympus Corporation converted all of its remaining face amount of ¥110.0 of our convertible notes and we issued 281,114 shares of our common stock to Olympus Corporation.

Item 8.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit No.		Description
1.1	*	Underwriting Agreement
3.1	†	Articles of Incorporation
4.1	*	Specimen certificate evidencing American Depositary Receipt (included in Exhibit 4.3)
4.2	*	Form of Deposit Agreement among the Registrant, the depositary and all registered holders and beneficial owners of the American Depositary Shares
4.3	*	Form of Underwriters' Warrant Aggrement
5.1	†	Form of Opinion of DLA Piper Tokyo Partnership
10.1	†	Employment Agreement, dated as of August 29, 2011, between UBIC Inc. and Akihiro Okumura
10.2	†	Employment Agreement, dated as of February 1, 2008, between UBIC Inc. and Kyoichi Kihara
10.3	†	Basic Distribution Agreement, dated as of December 26, 2005, between UBIC Inc. and Focus Systems
10.4	†	Fourth Stock Option Agreement, dated as of June 17, 2010
10.5	†	Fifth Stock Option Agreement, dated as of April 28, 2011
10.6	†	Sixth Stock Option Agreement, dated as of June 21, 2012
10.7	†	Basic Agreement on Bank Transaction, dated as of November 15, 2005, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.8	†	Basic Agreement on Mutual Payment, dated as of May 27, 2008, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.9	†	Deed of Bank Loan Agreement, dated as of May 30, 2008, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.10	†	Deed of Bank Loan Agreement, dated as of November 30, 2009, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.11	†	Basic Agreement on Bank Transaction, dated as of December 17, 2008, between UBIC Inc. and the Bank of Yokohama, Ltd.
10.12	†	Amendment Letter to the Basic Agreement on Bank Transaction, dated as of November 30, 2011, between UBIC Inc. and the Bank of Yokohama, Ltd.
10.13	†	Basic Agreement on Bank Transaction, dated as of March 31, 2005, between UBIC Inc. and Sumitomo Mitsui Banking Corporation
10.14	†
Syndicated Term Loan Agreement, dated as of September 27, 2011, among UBIC Inc., the Bank of Tokyo-Mitsubishi UFJ, Ltd, the Bank of Yokohama, Ltd, Sumitomo Mitsui Banking Corporation and Resona Bank, Ltd
10.15
Syndicated Revolving Line of Credit Facility Agreement, dated December 28, 2012, among UBIC, Inc. and Bank of Tokyo-Mitsubishi UFJ, Bank of Yokohama, Ltd., Sumitomo Mitsui Banking Corporation, Mizuho Bank, and Resona Bank, Ltd.

Exhibit No.		Description
21.1	†	Subsidiaries of the Registrant
23.1		Consent of Ernst & Young ShinNihon LLC
23.2	†	Consent of DLA Piper Toyko Partnership (included in Exhibit 5.1)
24.1	†	Power of Attorney
99.1	†	Confidential Draft Registration Statement on Form F-1 submitted to the Securities and Exchange Commission on May 24, 2012
99.2	†	Amendment No. 1 to Confidential Draft Registration Statement on Form F-1 submitted to the Securities and Exchange Commission on July 27, 2012
99.3	†	Amendment No. 2 to Confidential Draft Registration Statement on Form F-1 submitted to the Securities and Exchange Commission on September 25, 2012

*
To be filed by amendment

†
Previously filed
  (b)
  Financial Statement Schedules

        None.

Item 9.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan, on April 2, 2013.

UBIC, INC.
By:	/s/ MASAHIRO MORIMOTO
	Name:	Masahiro Morimoto
	Title:	Chief Executive Officer and Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date
/s/ MASAHIRO MORIMOTO Masahiro Morimoto Chief Executive Officer and Chairman of the Board (principal executive officer)	April 2, 2013
/s/ SEITARO ISHII Seitaro Ishii Chief Financial Officer and Chief Administrative Officer (principal financial and accounting officer)	April 2, 2013
* Naritomo Ikeue Executive Vice-President, Chief Operating Officer and Director	April 2, 2013
* Makoto Funahashi Director	April 2, 2013
* Hirooki Kirisawa Director	April 2, 2013

*By:	/s/ MASAHIRO MORIMOTO Masahiro Morimoto Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for UBIC, Inc., has signed this Registration Statement and any amendment thereto in the City of New York, State of New York, on the 2nd day of April, 2013.

/s/ NARITOMO IKEUE
Name:	Naritomo Ikeue
Title:	Executive Vice-President, Chief Operating Officer, and Director

EXHIBIT INDEX

Exhibit No.		Description
1.1	*	Underwriting Agreement
3.1	†	Articles of Incorporation
4.1	*	Specimen certificate evidencing American Depositary Receipt (included in Exhibit 4.3)
4.2	*	Form of Deposit Agreement among the Registrant, the depositary and all registered holders and beneficial owners of the American Depositary Shares
4.3	*	Form of Underwriters' Warrant Aggrement
5.1	†	Form of Opinion of DLA Piper Tokyo Partnership
10.1	†	Employment Agreement, dated as of August 29, 2011, between UBIC Inc. and Akihiro Okumura
10.2	†	Employment Agreement, dated as of February 1, 2008, between UBIC Inc. and Kyoichi Kihara
10.3	†	Basic Distribution Agreement, dated as of December 26, 2005, between UBIC Inc. and Focus Systems
10.4	†	Fourth Stock Option Agreement, dated as of June 17, 2010
10.5	†	Fifth Stock Option Agreement, dated as of April 28, 2011
10.6	†	Sixth Stock Option Agreement, dated as of June 21, 2012
10.7	†	Basic Agreement on Bank Transaction, dated as of November 15, 2005, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.8	†	Basic Agreement on Mutual Payment, dated as of May 27, 2008, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.9	†	Deed of Bank Loan Agreement, dated as of May 30, 2008, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.10	†	Deed of Bank Loan Agreement, dated as of November 30, 2009, between UBIC Inc. and the Bank of Tokyo-Mitsubishi UFJ, Ltd.
10.11	†	Basic Agreement on Bank Transaction, dated as of December 17, 2008, between UBIC Inc. and the Bank of Yokohama, Ltd.
10.12	†	Amendment Letter to the Basic Agreement on Bank Transaction, dated as of November 30, 2011, between UBIC Inc. and the Bank of Yokohama, Ltd.
10.13	†	Basic Agreement on Bank Transaction, dated as of March 31, 2005, between UBIC Inc. and Sumitomo Mitsui Banking Corporation
10.14	†
Syndicated Term Loan Agreement, dated as of September 27, 2011, among UBIC Inc., the Bank of Tokyo-Mitsubishi UFJ, Ltd, the Bank of Yokohama, Ltd, Sumitomo Mitsui Banking Corporation and Resona Bank, Ltd
10.15
Syndicated Revolving Line of Credit Facility Agreement, dated December 28, 2012, among UBIC, Inc. and Bank of Tokyo-Mitsubishi UFJ, Bank of Yokohama, Ltd., Sumitomo Mitsui Banking Corporation, Mizuho Bank, and Resona Bank, Ltd.
21.1	†	Subsidiaries of the Registrant
23.1		Consent of Ernst & Young ShinNihon LLC
23.2	†	Consent of DLA Piper Toyko Partnership (included in Exhibit 5.1)

Exhibit No.		Description
24.1	†	Power of Attorney
99.1	†	Confidential Draft Registration Statement on Form F-1 submitted to the Securities and Exchange Commission on May 24, 2012
99.2	†	Amendment No. 1 to Confidential Draft Registration Statement on Form F-1 submitted to the Securities and Exchange Commission on July 27, 2012
99.3	†	Amendment No. 2 to Confidential Draft Registration Statement on Form F-1 submitted to the Securities and Exchange Commission on September 25, 2012

*
To be filed by amendment

†
Previously filed